As filed with the Securities and Exchange Commission on November 24, 2021

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

________________________

FORM F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

________________________

Procaps Group, S.A.

(Exact Name of Registrant as Specified in Its Charter)

________________________

Grand Duchy of Luxembourg	2834	Not Applicable
(Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

9 rue de Bitbourg, L-1273
Luxembourg
Grand Duchy of Luxembourg
R.C.S. Luxembourg: B253360
Tel : +356 7995-6138

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

________________________

Diana Correa
Finance Director of Sofgen Pharmaceuticals LLC
21500 Biscayne Boulevard, Suite 600
Aventura, Florida 33180
Tel: (754) 260-6480

(Name, address, including zip code, and telephone number, including area code, of agent for service)

________________________

Copies to:
Alan I. Annex, Esq.
Flora R. Perez, Esq.
Greenberg Traurig, P.A.
333 S.E. 2nd Avenue
Miami, FL 33131
Tel: (305) 579-0576
Fax: (305) 579-0717

________________________

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (as amended, the “Securities Act”), check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered		Proposed maximum offering price per unit		Proposed maximum aggregate offering price	Amount of registration fee
Primary Offering Ordinary Shares, with a nominal value of $0.01 per share	23,375,000	(1)	$11.50		$268,812,500	$29,328	(2)
Secondary Offering Ordinary Shares, with a nominal value of $0.01 per share	110,303,689	(3)	9.81	(4)	$1,082,079,190	$100,309	(5)

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(1)      Consists of (i) 20,000,000 ordinary shares, with a nominal value of $0.01 per share (“Ordinary Shares”) of Procaps Group, S.A., a public limited liability company (société anonyme) governed by the laws of the Grand Duchy of Luxembourg, having its registered office at 9, rue de Bitbourg, L-1273 Luxembourg, Grand Duchy of Luxembourg, and registered with the Luxembourg Trade and Companies’ Register (Registre de Commerce et des Sociétés, Luxembourg) under number B 253360 (the “Company”) that may be issued upon exercise of warrants to purchase Ordinary Shares that were included in the public units issued by of Union Acquisition Corp. II, an exempted company incorporated under the laws of the Cayman Islands with registration number 345887 (“Union” or “SPAC”) and were converted into warrants to purchase Ordinary Shares on the closing of the Business Combination (the “Business Combination”) between the Company, Crynssen Pharma Group Limited, a private limited liability company registered and incorporated under the laws of Malta and, particularly, the Companies Act Cap. 386 with company registration number C 59671 (“Procaps”), and OZLEM Limited, an exempted company incorporated under the laws of the Cayman Islands with registration number 373625 (“Merger Sub”), and (ii) 3,375,000 Ordinary Shares that may be received upon exercise of warrants to purchase Ordinary Shares, originally issued by Union in a private placement (the “Private Placement Warrants”) that were converted into warrants to purchase Ordinary Shares on the closing of the Business Combination at an exercise price of $11.50 per share. The Ordinary Shares issuable upon the exercise of the warrants described above were previously registered on a registration statement on Form F-4 (File No. 333-257222) (the “Prior Registration Statement) and are being transferred to this registration statement on Form F-1 pursuant to Rule 457(p).

(2)      Pursuant to Rule 429 under the Securities Act of 1933, as amended (the “Securities Act”), the prospectus included herein is a combined prospectus that also relates to securities that were registered by the Prior Registration Statement and this registration statement constitutes a post-effective amendment to the Prior Registration Statement. A filing fee of $29,328 was previously paid in connection with registering offers and sales, pursuant to the Prior Registration Statement, of 23,375,000 Ordinary Shares issuable upon exercise of warrants. Such post-effective amendment shall become effective concurrently with the effectiveness of this registration statement in accordance with Section 8(a) of the Securities Act.

(3)      Consists of the resale by the selling securityholders named in the prospectus of up to (i) 4,300,000 Ordinary Shares held by Union Group International Holdings Limited and Union Acquisition Associates II, LLC (the “Sponsors”), certain affiliates of the Sponsors, and the officers, directors and certain advisors of Union prior to the Business Combination, that were issued in exchange for ordinary shares, par value $0.0001 per shares (“SPAC Ordinary Shares”) of Union on the closing of the Business Combination; (ii) 10,000,000 Ordinary Shares issued to a limited number of qualified institutional buyers and institutional and individual accredited investors on the closing of the Business Combination in a private placement; (iii) 92,628,689 Ordinary Shares issued to holders of ordinary shares of Procaps, with a nominal value of $1.00 per share (“Procaps Ordinary Shares”) in the Business Combination in exchange for their Procaps Ordinary Shares; and (iv) 3,375,000 Ordinary Shares that may be received upon exercise of the Private Placement Warrants that were converted into warrants to purchase Ordinary Shares on the closing of the Business Combination at an exercise price of $11.50 per share.

(4)      Estimated solely to calculate the registration fee in accordance with Rule 457(c) of the Securities Act on the basis of the average of the high and low sales prices of the Ordinary Shares as reported on the Nasdaq Stock Market LLC on November 22, 2021.

(5)      Paid herewith.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until the registration statement shall become effective on such date as the Securities and Exchange Commission (the “SEC”), acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. The selling securityholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated November 24, 2021

PRELIMINARY PROSPECTUS

23,375,000 ORDINARY SHARES and
110,303,689 ORDINARY SHARES
Offered by Selling Securityholders

This prospectus relates to the issuance by us of (i) 20,000,000 shares of our Ordinary Shares that may be issued upon exercise of warrants to purchase Ordinary Shares at an exercise price of $11.50 (the “Public Warrants”), and (ii) 3,375,000 Ordinary Shares that may be issued upon exercise of warrants issued to Union Group International Holdings Limited and Union Acquisition Associates II, LLC, and its transferees to purchase Ordinary Shares at an exercise price of $11.50 (the “Private Placement Warrants”). We refer to the Public Warrants and the Private Warrants together as the “Warrants.” The Warrants were originally issued by Union Acquisition Corp. II (“Union” or “SPAC”) and automatically converted into Warrants to purchase our Ordinary Shares on the closing of the Business Combination (the “Business Combinantion”) among us, Union, Crynssen Pharma Group Limited (“Procaps”) and OZLEM Limited (“Merger Sub”). The Business Combination is described in greater detail in this prospectus. See “Prospectus Summary — Recent Developments — Business Combination.”

This prospectus also relates to the offer and sale from time to time by the selling securityholders named in this prospectus (the “Selling Securityholders”), or their permitted transferees, of up to 110,303,689 of our Ordinary Shares, which includes (a) 4,300,000 Ordinary Shares that were exchanged for ordinary shares of Union on the closing of the Business Combination, (b) 10,000,000 Ordinary Shares beneficially held by a limited number of qualified institutional buyers and institutional and individual accredited investors which were issued upon the closing of the Business Combination in a private placement, (c) 92,628,689 Ordinary Shares issued to holders of ordinary shares of Procaps in the Business Combination, and (d) 3,3750,000 Ordinary Shares that may be received upon exercise of the “Private Placement Warrants. The Private Placement Warrants were originally issued by Union and automatically converted into warrants to purchase our Ordinary Shares on the closing of the Business Combination. The Business Combination is described in greater detail in this prospectus. See “Prospectus Summary — Recent Developments — Business Combination.”

We will receive proceeds from the exercise of the Warrants. We will not receive any proceeds from the sale of Ordinary Shares by the Selling Securityholders pursuant to this prospectus. However, we will pay the expenses, other than underwriting discounts and commissions and expenses incurred by the Selling Securityholders for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Securityholders in disposing of the securities, associated with the sale of Ordinary Shares by the Selling Securityholders pursuant to this prospectus.

Our registration of the Ordinary Shares covered by this prospectus does not mean that either we or the Selling Securityholders will issue, offer or sell, as applicable, any of the Ordinary Shares. The Selling Securityholders may offer and sell the Ordinary Shares covered by this prospectus in a number of different ways and at varying prices. We provide more information about how the Selling Securityholders may sell the Ordinary Shares in the section entitled “Plan of Distribution.”

The Sognatore Trust, a trust organized under the laws of New Zealand (“Sognatore”), the Simphony Trust, a trust organized under the laws of the State of Delaware (“Simphony”), and the Deseja Trust, a trust organized under the laws of the State of Delaware (“Deseja” and, together with Sognatore, Simphony and each of the direct and indirect beneficiaries of such trusts, the “Minski Family”), our majority shareholders, own 59.6% of the Ordinary Shares of the Company and have the right to propose for appointment a majority of our Board of Directors until they collectively own less than 30% of the Ordinary Shares in the aggregate. Accordingly, we are a “controlled company” under Nasdaq corporate governance rules and are eligible for certain exemptions from these rules. We are a “foreign private issuer” as defined under applicable Securities and Exchange Commission rules and an “emerging growth company” as that term is defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) and are eligible for reduced public company disclosure requirements.

You should read this prospectus and any prospectus supplement or amendment carefully before you invest in our securities. Investing in the Company’s securities involves risks. See “Risk Factors” beginning on page 17 of this prospectus.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

PROSPECTUS DATED            , 2021

i

ABOUT THIS PROSPECTUS

You should rely only on the information contained in this prospectus, any amendment or supplement to this prospectus or any free writing prospectus prepared by or on our behalf. Any amendment or supplement may also add, update or change information included in this prospectus. Any statement contained in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in such amendment or supplement modifies or supersedes such statement. Any statement so modified will be deemed to constitute a part of this prospectus only as so modified, and any statement so superseded will be deemed not to constitute a part of this prospectus. See “Where You Can Find More Information.”

Neither we nor the selling securityholders have authorized any other person to provide you with different or additional information. Neither we nor the selling securityholders take responsibility for, nor can we provide assurance as to the reliability of, any other information that others may provide. The information contained in this prospectus is accurate only as of the date of this prospectus or such other date stated in this prospectus, and our business, financial condition, results of operations and/or prospects may have changed since those dates. This prospectus contains summaries of certain provisions contained in some of the documents described in this prospectus, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to in this prospectus have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described under “Where You Can Find More Information.”

Neither we nor the selling securityholders are making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. Except as otherwise set forth in this prospectus, neither we nor the selling securityholders have taken any action to permit a public offering of these securities outside the United States or to permit the possession or distribution of this prospectus outside the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to the offering of these securities and the distribution of this prospectus outside the United States.

This prospectus contains references to our trademarks and to trademarks belonging to other entities. Solely for convenience, trademarks and trade names referred to in this prospectus, including logos, artwork and other visual displays may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that their respective owners will not assert, to the fullest extent under applicable law, their rights thereto. We do not intend our use or display of other companies’ trade name or trademarks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

Certain amounts that appear in this prospectus may not sum due to rounding.

EXCHANGE RATE PRESENTATION

Certain amounts described in this prospectus have been expressed in U.S. dollar for convenience and, when expressed in U.S. dollar in the future, such amounts may be different from those set forth in this prospectus due to intervening exchange rate fluctuations.

IMPORTANT INFORMATION ABOUT IFRS AND NON-IFRS FINANCIAL MEASURES

The historical financial statements of Procaps have been prepared in accordance with the International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (the “IASB”) and in its presentation currency of the U.S. dollar. The historical financial statements of Union have been prepared in accordance with generally accepted accounting principles in the United States of America (“GAAP”) in its presentation currency of the U.S. dollar. The condensed combined pro forma financial information reflects IFRS, the basis of accounting used by the registrant, the Company, and no material accounting policy difference is identified in converting Union’s historical financial statements to IFRS. The adjustments presented in the selected unaudited pro forma condensed combined financial information have been identified and presented to provide relevant information necessary for an accurate understanding of the Combined Company after giving effect to the Business Combination. Union and Procaps did not have any historical relationship prior to the Business Combinations. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

FINANCIAL STATEMENT PRESENTATION

Accounting Treatment of the Business Combination

The Business Combination is accounted for as a capital reorganization in accordance with IFRS. Under this method of accounting, Union is treated as the “acquired” company for financial reporting purposes, and Procaps is the accounting “acquirer”. This determination was primarily based on the Procaps’ shareholders holding a majority of the voting power of the Company, Procaps’ operations substantially comprising the ongoing operations of the Company, Procaps’ designees comprising a majority of the governing body of the Company, and Procaps’ senior management comprising the senior management of the Company. However, Union does not meet the definition of a “business” pursuant to IFRS 3 Business Combinations, and thus, for accounting purposes, the Business Combination is accounted for as a capital reorganization. The net assets of Union are stated at historical cost, with no goodwill or other intangible assets recorded. The deemed costs of the shares issued by Procaps, which represents the fair value of the shares that Procaps would have had to issue for the ratio of ownership interest in the Company to be the same as if the Business Combination had taken the legal form of Procaps acquiring shares of Union, in excess of the net assets of Union are accounted for as stock-based compensation under IFRS 2 Share-based payment.

Basis of Pro Forma Presentation

The adjustments presented on the pro forma combined financial statements have been identified and presented to provide an understanding of the Company upon consummation of the Business Combination for illustrative purposes only. The financial results may have been different had the companies always been combined for the historical periods presented here. You should not rely on the pro forma combined financial statements as being indicative of the future financial position and results that the Company will experience.

INDUSTRY AND MARKET DATA

In this prospectus, we present industry data, information and statistics regarding the markets in which Procaps competes as well as Procaps’s analysis of statistics, data and other information provided by third parties relating to markets, market sizes, market shares, market positions and other industry data pertaining to Procaps’s business and markets (collectively, “Industry Analysis”). Such information is supplemented where necessary with Procaps’s own internal estimates and information obtained from discussions with its customers, taking into account publicly available information about other industry participants and Procaps’s management’s judgment where information is not publicly available. This information appears in “Prospectus Summary,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business” and other sections of this prospectus.

Industry publications, research, studies and forecasts generally state that the information they contain has been obtained from sources believed to be reliable, but that the accuracy and completeness of such information is not guaranteed. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and uncertainties as the other forward-looking statements in this prospectus. These forecasts and forward-looking information are subject to uncertainty and risk due to a variety of factors, including those described under “Risk Factors.” These and other factors could cause results to differ materially from those expressed in any forecasts or estimates.

FREQUENTLY USED TERMS

Unless otherwise stated or unless the context otherwise requires, references to the “Company” are to Procaps Group, S.A. whereas references to “Procaps” are to Crynssen Pharma Group Limited and its subsidiaries prior to the Closing and to the Company following the Closing.

In this prospectus:

“1915 Law” means the Luxembourg law of August 10, 1915 on commercial companies, as amended.

“Adjusted EBITDA” means EBITDA further adjusted to exclude certain isolated costs incurred as a result of the COVID-19 pandemic, certain costs related to business transformation initiatives, certain foreign currency translation adjustments, certain other finance costs adjustments and adjustments in connection with Colombia’s value-added tax reform.

“Board of Directors” means the board of directors of the Company.

“Business Combination” means the transactions contemplated by the Business Combination Agreement.

“Business Combination Agreement” means the Business Combination Agreement, dated as of March 31, 2021, as amended on September 29, 2021, by and among Union, Procaps, the Company and Merger Sub.

“Closing” means the consummation of the Business Combination.

“Closing Date” means September 29, 2021.

“Code” means the Internal Revenue Code of 1986, as amended.

“Combined Company” means the Company and its subsidiaries following the Closing.

“Company” means Procaps Group, S.A., a public limited liability company (société anonyme) governed by the laws of the Grand Duchy of Luxembourg, having its registered office at 9, rue de Bitbourg, L-1273 Luxembourg, Grand Duchy of Luxembourg, and registered with the Luxembourg Trade and Companies’ Register (Registre de Commerce et des Sociétés, Luxembourg) under number B 253360.

“Company Shareholders” means the shareholders of the Company.

“COVID-19” means the novel coronavirus known as SARS-CoV-2 or COVID-19, and any evolutions, mutations thereof or related or associated epidemics, pandemic or disease outbreaks.

“Deseja” means the Deseja Trust, a trust organized under the laws of the State of Delaware and a Procaps Shareholder.

“EBITDA” means profit (loss) for the year before interest expense, net, income tax expense and depreciation and amortization.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“FDA” means the United States Food and Drug Administration.

“GAAP” means with generally accepted accounting principles in the United States of America.

“IASB” means the International Accounting Standards Board.

“IFC” means the International Finance Corporation, an international organization established by Articles of Agreement among its member countries.

“IFC Redemption Agreement” means that certain Share Redemption Agreement entered into by and between the Company and IFC on March 31, 2021, and subsequently amended on September 29, 2021, pursuant to which the Company agreed to redeem 4,500,000 Redeemable B Shares from IFC for a total purchase price of $45,000,000 in accordance with the terms thereunder.

“IFRS” means the International Financial Reporting Standards, as issued by the IASB.

“IPO” means Union’s initial public offering of units, consummated on October 22, 2019.

“INVIMA” means the Colombian Instituto Nacional de Vigilancia de Medicamentos y Alimentos (National Food and Drug Surveillance Institute).

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012, as amended.

“Merger” means the merging of Merger Sub with and into Union pursuant to the laws of the Cayman Islands, with Union surviving the Merger as a wholly owned subsidiary of the Company.

“Merger Effective Time” means the time at which the merger certificate was filed on September 29, 2021.

“Merger Sub” means OZLEM Limited, an exempted company incorporated under the laws of the Cayman Islands with registration number 373625.

“Nasdaq” means The Nasdaq Stock Market LLC.

“Nomination Agreement” means that certain nomination agreement by and among the Company, certain Procaps Shareholders and the Sponsor dated September 29, 2021.

“Ordinary Shares” means the ordinary shares of the Company, nominal value $0.01 per share.

“PIPE” means the private placement pursuant to which the PIPE Investors purchased 10,000,000 SPAC Ordinary Shares, for a purchase price of $10.00 per share, which were converted into Ordinary Shares in connection with the Closing.

“PIPE Investors” means persons that entered into Subscription Agreements to purchase for cash SPAC Ordinary Shares which became Ordinary Shares in connection with the consummation of the Business Combination on the Closing Date.

“Procaps” means (a) Crynssen Pharma Group Limited, a private limited liability company registered and incorporated under the laws of Malta and, particularly, the Companies Act Cap. 386 with company registration number C 59671 with respect to the periods prior the Closing and (b) to the Combined Company following the Closing.

“Procaps Ordinary Shares” means ordinary shares of Procaps, with a nominal value of $1.00 per share.

“Procaps Shareholders” means the shareholders of Crynssen Pharma Group Limited prior to the consummation of the transactions contemplated by the Business Combination Agreement.

“Prospectus” means the prospectus included in this Registration Statement on Form F-1.

“Redeemable A Shares” means the redeemable A shares of the Company, nominal value $0.01 per share.

“Redeemable B Shares” means the redeemable B shares of the Company, nominal value $0.01 per share.

“Registration Rights and Lock-Up Agreement” means that certain registration rights and lock-up agreement entered into on September 29, 2021 by and among the Company, the Sponsors, certain other shareholders of Union and the Procaps Shareholders.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Simphony” means the Simphony Trust, a trust organized under the laws of the State of Delaware and a Procaps Shareholder.

“Sognatore” means the Sognatore Trust, a trust organized under the laws of New Zealand and a Procaps Shareholder.

“SPAC” or “Union” means Union Acquisition Corp. II, a Cayman Islands exempted company limited by shares with registration number 345887.

“SPAC Ordinary Shares” means the ordinary shares of Union, par value $0.0001 per share.

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“SPAC Warrants” means warrants to purchase SPAC Ordinary Shares as contemplated under the Warrant Agreement, with each warrant exercisable for the number of SPAC Ordinary Shares stated in the applicable SPAC Warrant at an exercise price per SPAC Ordinary Share of $11.50.

“Sponsors” means Union Group International Holdings Limited and Union Acquisition Associates II, LLC.

“Subscription Agreements” means the subscription agreements entered into by Union and a number of qualified institutional buyers and institutional and individual accredited investors, in connection with the execution of the Business Combination Agreement, pursuant to which such investors agreed to purchase, and Union agreed to sell to such investors, an aggregate of 10,000,000 SPAC Ordinary Shares for a purchase price of $10.00 per share and an aggregate purchase price of $100,000,000, which SPAC Ordinary Shares were automatically exchanged with the Company for Ordinary Shares at the Closing.

“Transaction Support Agreement” means the Transaction Support Agreement, dated as of March 31, 2021, by and among Union, the Company, Procaps, certain Procaps Shareholders, the Sponsors, certain other shareholders of Union prior to the Closing of the Business Combination and certain officers and directors of Union, as amended, modified or supplemented from time to time.

“Trust Account” means the trust account that holds a portion of the proceeds of the IPO and the simultaneous sale of the Private Placement Warrants.

“Warrant Amendment” means that certain Assignment, Assumption and Amendment Agreement entered into on September 29, 2021 by the Company, Union and Continental Stock Transfer & Trust Company as warrant agent.

“Warrant Agreement” means the warrant agreement, dated October 17, 2019, by and between Union and Continental Stock Transfer & Trust Company, as warrant agent, governing Union’s warrants.

“Warrants” mean the former warrants of Union converted at the Merger Effective Time into a right to acquire one Ordinary Share on substantially the same terms as were in effect immediately prior to the Merger Effective Time under the terms of the Warrant Agreement, which was assigned to and assumed by the Company pursuant to the Warrant Amendment.

CONVENTIONS WHICH APPLY TO THIS PROSPECTUS

In this prospectus, unless otherwise specified or the context otherwise requires:

“$,” “USD” and “U.S. dollar” each refers to the United States dollar;

“COP” refers to the Colombian peso, the lawful currency of Colombia; and

“Reais” and “R$” refers to the Brazilian real, the lawful currency of Brazil.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements in this prospectus constitute forward-looking statements that do not directly or exclusively relate to historical facts. You should not place undue reliance on such statements because they are subject to numerous uncertainties and factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control. Forward-looking statements include information concerning our possible or assumed future results of operations, including descriptions of our business strategy. These statements are often, but not always, made through the use of words or phrases such as “believe,” “anticipate,” “could,” “may,” “would,” “should,” “intend,” “plan,” “potential,” “predict,” “will,” “expect,” “estimate,” “project,” “positioned,” “strategy,” “outlook” and similar expressions. All such forward-looking statements involve estimates and assumptions that are subject to risks, uncertainties and other factors that could cause actual results to differ materially from the results expressed in the statements. Among the key factors that could cause actual results to differ materially from those projected in the forward-looking statements are the following:

•        the benefits of the Business Combination;

•        the Company’s financial performance;

•        the ability to obtain or maintain the listing of the Ordinary Shares or Warrants on Nasdaq;

•        changes in Procaps’ strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects and plans;

•        Procaps’ ability to develop and launch new products and services;

•        Procaps’ ability to successfully and efficiently integrate future acquisitions or execute on dispositions;

•        the availability of raw materials used in Procaps’ products and its ability to source such raw materials, or find adequate substitutes, in a cost-effective manner;

•        Procaps’ product development timeline and estimated research and development (“R&D”) costs;

•        developments and projections relating to Procaps’ competitors and industry;

•        Procaps’ expectations regarding its ability to obtain and maintain intellectual property protection and not infringe on the rights of others;

•        the impact of the COVID-19 pandemic on Procaps’ business;

•        changes in applicable laws or regulations; and

•        the outcome of any known and unknown litigation and regulatory proceedings.

These and other factors are more fully discussed under “Risk Factors” and elsewhere in this prospectus. These risks could cause actual results to differ materially from those implied by forward-looking statements in this prospectus.

You are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof. These forward-looking statements are based on information available as of the date of this prospectus, and current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ include:

•        the risk that the Business Combination disrupts current plans and operations of Procaps as a result of the announcement and consummation of the transactions related thereto;

•        our ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition and the ability of Procaps to grow and manage growth profitably following the Business Combination; changes in applicable laws or regulations;

•        any identified material weaknesses in Procaps’ internal control over financial reporting which, if not corrected, could adversely affect the reliability of Procaps’ and the Company’s financial reporting;

•        the effects of the COVID-19 pandemic on Procaps’ business;

•        the ability to implement business plans, forecasts, and other expectations after the completion of the proposed transaction, and identify and realize additional opportunities;

•        the risk of failure in the development of new pharmaceutical products and the costs involved;

•        the risk that delays in regulatory reviews and approvals of new products could delay Procaps’ ability to market such products, and that post-approval requirements, including additional clinical trials, could result in increased costs;

•        the risk associated with fluctuations in the costs, availability, and suitability of the components of the products Procaps manufactures, including active pharmaceutical ingredients, excipients, purchased components, and raw materials;

•        the risk of a change in demand for Procaps products and services, consumer preferences and the possibility of rapid technological change in the highly competitive industry in which Procaps operates;

•        the risk that changes to price control regulations could negatively affect Procaps’ margins and its ability to pass on cost increases to its customers;

•        the risks associated with the effect of Procaps’ products on Procaps’ customers and potential exposure to product and other liability risks;

•        the risk of disruption at any of Procaps’ manufacturing facilities;

•        the risks associated with exchange rate volatility of the currencies in which Procaps does business;

•        the risk of any breach, disruption or misuse of our, or our external business partners’, information systems or cyber security efforts;

•        the risk of changes in market access or healthcare reimbursement for, or public sentiment towards Procaps’, or its customers’, products, or other changes in applicable policies regarding the healthcare industry;

•        the risk that Procaps, or its customers, is unable to secure or protect its intellectual property or that Procaps, or its customers, may infringe on the intellectual property rights of others;

•        the possibility that Procaps may be adversely affected by other economic, business, and/or competitive factors; and

•        other risks and uncertainties described in this prospectus, including those under the section entitled “Risk Factors.”

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in the Company’s securities. Before making an investment decision, you should read this entire prospectus carefully, especially “Risk Factors” and the financial statements and related notes thereto, and the other documents to which this prospectus refers. Some of the statements in this prospectus constitute forward-looking statements that involve risks and uncertainties. See “Cautionary Note Regarding Forward-Looking Statements” for more information.

Procaps

Founded in 1977 by the Minski family, Procaps is a leading integrated international healthcare and pharmaceutical company. Our mission focuses on health improvement, offering services and pharmaceutical products that adhere to international quality standards, being innovative and promoting education for a healthier way of life and well-being for individuals around the world.

Procaps’ business model focuses on four strategic cornerstones to drive growth. First, we have state-of-the-art manufacturing capabilities that allow us to provide innovative delivery technologies. Our corporate culture focuses on innovation and R&D, which has enabled us to offer extensive scientific expertise with more than 280 scientists, technicians and skilled personnel and over 500 formulations, allowing us to develop an average of over 150 new products, including more than 50 first time launch products, per year. Second, our regional footprint and vertical integration enables organic growth opportunities and synergies. We currently operate six manufacturing facilities in Latin America, including the first FDA-approved pharmaceutical plant in South America and Central America, and sell and distribute products to over fifty distinct markets. Third, our prescription pharmaceutical drugs (“Rx”) and over the counter (“OTC”) pharmaceutical product portfolio is driven by our proprietary delivery systems, allowing us to focus on the development and sale of high-growth and premium pharmaceutical products which we believe are subject to less pricing pressures when compared to more generic pharmaceutical products. Finally, we have an extensive track record of developing new businesses and growing via mergers and acquisitions, which is evidenced by the development of one of our diabetes-focused treatment and management platform (“Diabetrics”), one of our in-house business incubation, which took place in 2015, and several successful acquisitions throughout Latin America (including, but not limited to the acquisitions of Rymco S.A., Laboratorios Lopez and Biokemical S.A. de C.V.) which took place between 2012 and 2016.

Procaps is primarily engaged in developing, producing and marketing pharmaceutical solutions consisting of the following four products and services categories: (i) integral contract development and manufacturing organization (“iCDMO”), (ii) Rx pharmaceutical products, (iii) OTC products, and (iv) Diabetrics. For more information, see “Business — Products and Services.”

Our Strengths and Competitive Advantages

Innovation in Delivery Systems.    We are one of the leading global providers of advanced delivery technologies and development and manufacturing solutions for pharmaceutical and consumer health products. In particular, we are the number one manufacturer of soft gelatin capsules (“Softgel”) in South and Central America and top three in the world in terms of Softgel production capacity, according to an independent third-party industry analysis report. We have extensive expertise in developing and manufacturing Softgel capsules and related dosage forms as evidenced by our development of over 500 pharmaceutical products formulations, resulting in the development of an average of over 150 new products, including more than 50 first time launch products, per year. Furthermore, as of June 30, 2021, we have been granted 39 patents and have 34 patents pending approval. Our innovative oral delivery mechanisms allow us to transform branded generics into differentiated products for the pharmaceutical market. For more information, see “Business — Research and Development” and “Business — Intellectual Property.”

Flexibility & Adaptability.    Our Nextgel operating segment’s Softigel iCDMO platform provides an extensive set of solutions designed to serve our clients’ unique needs, with the goal of ultimately improving product time to market, which is primarily accomplished through our ability to adapt to a diverse set of customer business structures and our experience servicing different markets. For more information, see “Business — Products and Services — iCDMO-Nextgel (Sofitgel).”

Cost Competitiveness.    We are able to maintain a competitive price and cost structure due to a combination of the geographic location of our facilities, our expertise in R&D, our skilled labor force, our ability to manufacture in-house several of the equipment used in the production of Softgel and the flexible nature of our equipment. These factors allow us to produce a wide variety of products, and our ability to purchase raw materials at scale. For more information, see “Business — Manufacturing and Distribution”, “Business — Raw Materials and Material Sourcing”, and “Business — Research and Development.”

Specialized Facilities.    Our state-of-the-art facilities are segregated and highly adaptable, enabling Procaps to undertake the manufacturing of highly complex products. Our manufacturing facilities include the first FDA-approved Rx pharmaceutical plant in South and Central America and one of only five hormonal Softgel plants in the world. Additionally, our manufacturing facilities are certified, where required, by several regulatory entities including the FDA, Health Canada, the United Kingdom’s Medicines and Healthcare products Regulatory Agency (the “MHRA”), Australia’s Department of Health Therapeutic Goods Administration (the “TGA”), Mexico’s Federal Commission for the Protection against Sanitary Risk (Comisión Federal para la Protección contra Riesgos Sanitarios, or “Cofepris”) and the International Organization for Standardization (“ISO”). For more information, see “Business — Manufacturing and Distribution — Manufacturing Facilities.”

Integration into Clients’ Value Chain.    We strive to be part of our customer’s value chain by adapting to their logistics’ process by adopting and integrating with our customers’ manufacturing resource planning software and other processes. For more information, see “Business — Manufacturing and Distribution — Distribution and Logistics.”

Recent Developments

Business Combination

On September 29, 2021, the Business Combination was consummated. As part of the Business Combination, on the Closing Date, pursuant to the Business Combination Agreement:

•        Merger Sub merged with and into SPAC, with SPAC surviving such merger and becoming a direct wholly-owned subsidiary of the Company and, in the context of the Merger, (a) all SPAC Ordinary Shares outstanding were exchanged with the Company for Ordinary Shares pursuant to a share capital increase of the Company, (b) each SPAC Warrant became a Warrant exercisable for Ordinary Shares, on substantially the same terms as the SPAC Warrants, and (c) the Company entered into the Warrant Amendment to amend and assume SPAC’s obligations under the SPAC Warrant Agreement to give effect to the conversion of SPAC Warrants to Warrants;

•        immediately following the consummation of the Merger and prior to the Exchange (as defined below), the Company redeemed all 4,000,000 Redeemable A Shares held by Procaps as a result of the incorporation of the Company at their nominal value;

•        immediately following the consummation of the Merger and the redemption of all the Redeemable A Shares, pursuant to those certain individual contribution and exchange agreements, each dated as of March 31, 2021, as amended, and entered into by and among the Company, Procaps and each of the Procaps Shareholders, each of the Procaps Shareholders, contributed its respective Procaps Ordinary Shares to the Company in exchange for Ordinary Shares, and, in the case of IFC, for Ordinary Shares and 4,500,000 Redeemable B Shares, which were subscribed for by each such Procaps Shareholder (such contributions and exchanges of Procaps Ordinary Shares for Ordinary Shares and, in the case of IFC, Ordinary Shares and Redeemable B Shares, collectively, the “Exchange”);

•        as a result of the Exchange, Procaps become a direct wholly-owned subsidiary of the Company and the Procaps Shareholders became holders of issued and outstanding Ordinary Shares and, in the case of IFC, Ordinary Shares and Redeemable B Shares; and

•        immediately following the Exchange, the Company redeemed 4,500,000 Redeemable B Shares from IFC for a total purchase price of $45,000,000 in accordance with the IFC Redemption Agreement.

Certain Agreements Related to the Business Combination

Registration Rights and Lock-Up Agreement

In connection with the Closing of the Business Combination, the Company, the Sponsors, certain other persons and entities (“Original Holders”) holding SPAC Ordinary Shares issued by Union prior to its IPO (the “Founder Shares”) and the Procaps Shareholders entered into the Registration Rights and Lock-Up which provides customary demand and piggyback registration rights. Additionally, the Ordinary Shares held by the Sponsors and the Original Holders which were previously Founder Shares will be locked-up until the earliest of: (i) the date that is one year from the Closing Date, (ii) the date on which the closing price of the Ordinary Shares on the Nasdaq equals or exceeds $12.50 per Ordinary Share for any 20 trading days within any 30-trading day period commencing 150 days after the Closing Date, or (iii) such date on which the Company completes a liquidation, merger, share exchange or other similar transaction that results in all of the shareholders of the Company having the right to exchange their Ordinary Shares for cash, securities or other property.

The Ordinary Shares held by the Procaps Shareholders, except for four million Ordinary Shares held by the Procaps Shareholders, will be locked-up until the earliest of: (i) the date that is 180 days from Closing Date, and (ii) such date on which the Company completes a liquidation, merger, share exchange or other similar transaction that results in all of the shareholders of the Company having the right to exchange their Ordinary Shares for cash, securities or other property.

Four million Ordinary Shares held by the Procaps Shareholders will be locked-up until the earliest of: (i) the date that is 90 days from Closing Date, (ii) the date on which the closing price of the Ordinary Shares on the Nasdaq equals or exceeds $12.00 per Ordinary Share for any 20 trading days within any 30-trading day period commencing on the Closing Date, and (iii) such date on which the Company completes a liquidation, merger, share exchange or other similar transaction that results in all of the shareholders of the Company having the right to exchange their Ordinary Shares for cash, securities or other property.

Assignment, Assumption and Amendment Agreement

On the Closing Date, the Company entered into the Warrant Amendment to amend and assume Union’s obligations under the existing Warrant Agreement to give effect to the conversion of SPAC Warrants to Warrants of the Company.

Nomination Agreement

On the Closing Date, the Company, the Sponsors, certain Original Holders and certain Procaps Shareholders entered into the Nomination Agreement pursuant to which, in connection with any general meeting at which directors of the Company are to be elected, or any adjournment or postponement thereof, the Deseja Trust, the Sognatore Trust and the Simphony Trust (collectively, the “Minski Family Shareholders”) shall collectively have the right to propose for appointment a number of directors that equals a majority of the Board of Directors of the Company (each, a “Majority Shareholder Director”). For as long as Hoche Partners Pharma Holding S.A. (“Hoche”) owns no less than 7% of the issued and outstanding share capital of the Company, Hoche shall have the right to propose for appointment one director (such director, the “Hoche Shareholder Director” and collectively with the Majority Shareholder Directors, each a “Shareholder Director” and collectively, the “Shareholder Directors”). On the Closing and until the one-year anniversary of the preceding annual general shareholders’ meeting of the Company, Alejandro Weinstein shall be the Hoche Shareholder Director. In connection with the first two consecutive general shareholders’ meetings of the Company following September 1, 2021 at which directors are to be elected, or any adjournment or postponement thereof, the Sponsors shall have the right to propose for appointment Daniel W. Fink and Kyle P. Bransfield as directors of the Company. At least one-half of the Shareholder Directors must qualify as independent directors (“Independent Directors”) under applicable stock exchange rules, subject to any independence requirements established by the listing rules of the stock exchange on which the Ordinary Shares are listed that would require a greater number of Shareholder Directors to qualify as Independent Directors, provided that the Minski Family Shareholders will not be required to nominate any additional Independent Directors unless and until all of the directors, other than the Majority Shareholder Directors, qualify as Independent Directors. In addition, for so long as the Company maintains any committee, such committees shall each include at least one Majority Shareholder Director so long as he or she is independent. The Nomination Agreement will automatically terminate upon the earlier of (i) the date on which the Minski Family Shareholders or their affiliates cease to beneficially own, in the aggregate, 30% of the outstanding shares of the Company and (ii) 20 years from the date of the Nomination Agreement.

Share Forfeiture Agreement

On the Closing Date, the Sponsors entered into a share forfeiture agreement by and among the Sponsors, the Company, Procaps and Union (the “Share Forfeiture Agreement”), pursuant to which, the Sponsors forfeited a combined 700,000 SPAC Ordinary Shares prior to the consummation of the Business Combination.

Senior Notes Offering

On November 12, 2021, the Company closed a private placement offering of $115 million aggregate principal amount of 4.75% guaranteed senior notes (the “Senior Notes”) issued by Procaps, S.A., a subsidiary of the Company, due November 12, 2031, pursuant to a note purchase agreement entered into on November 5, 2021 with The Prudential Insurance Company of America, Prudential Annuities Life Assurance Corporation, Healthspring Life & Health Insurance Company, Inc. and Cigna Health and Life Insurance Company Inc. The Senior Notes are the senior unsecured obligations of Procaps, S.A. and unconditionally guaranteed by the Company and the following subsidiaries of the Company: Crynssen Pharma Group Limited, C.I. Procaps, S.A., Diabetrics Healthcare S.A.S., Pharmayect S.A., Procaps, S.A. de C.V., Biokemical, S.A. de C.V., Colbras Indústria e Comércio Ltda., and Sofgen Pharmaceuticals LLC.

The Senior Notes were issued in a single tranche, with a final maturity of 10 years and a principal amortization schedule of five annual equal payments commencing on the sixth anniversary of the closing (i.e. years 6 to 10), resulting in a weighted average life of 8 years. Procaps, S.A. intends to use the net proceeds from the issuance of the Senior Notes primarily to repay certain of its and its subsidiaries existing indebtedness in full, as well as for general corporate purposes. The Senior Notes also contain change-of-control provisions and certain customary affirmative and negative covenants and events of default. In addition, the Senior Notes require Procaps, S.A., the Company and the other obligors thereunder to comply with the following financial ratios: (i) a consolidated total debt of Procaps, S.A., the Company and the other obligors thereunder to consolidated EBITDA for the last twelve months of 3.50:1.00 or less, measured at certain dates of determination and (ii) an EBITDA interest coverage ratio (calculated as the consolidated EBITDA for the last twelve months of Procaps, S.A., the Company and the other obligors thereunder divided by the consolidated interest expenses of Procaps, S.A., the Company and the other obligors thereunder) in excess of, or equal to, 3.00:1.00, calculated at certain dates of determination.

2021 Colombia Tax Reform

On September 14, 2021, Colombia’s President approved the Social Investment Law (Ley de Inversión Social, or the “2021 Colombian Tax Reform”), which includes certain tax measures intended to generate additional tax revenues to fund social programs for purposes of mitigating the impact of the COVID-19 pandemic. The 2021 Colombian Tax Reform will take effect beginning in 2022, and, among other things:

(i)     includes a corporate tax rate increase from 30% to 35% for both domestic and foreign entities, permanent establishments and branches;

(ii)    continues to limit the amount of turnover tax that taxpayers may claim as a corporate income tax credit to 50% by repealing a previously enacted law change that would have allowed taxpayers to claim 100% of the turnover tax effectively paid as an income tax credit;

(iii)   increases the carry forward period of profits subject to taxation at the corporate level exceeding the profits recorded in the company’s accounting records in the same year, from 5 to 10 years for taxpayers engaged in concession and public-private agreements;

(iv)   establishes a new normalization tax (i.e., tax amnesty) applicable to income taxpayers that did not declare certain assets or claimed non-existent liabilities for tax purposes, taxing such amounts at a rate of 17%, as of January 1, 2022.; and

(v)    eliminates the value added tax (“VAT”) exclusion for imports of goods with a value of $200 or less that enter Colombia through postal services. The exclusion, however, continues for imports from countries with which Colombia has signed a free trade agreement, by virtue of which the non-collection of VAT has been expressly agreed. For imports from countries with a free trade agreement with Colombia, the exclusion will not apply if the imports are for commercial purposes.

The Company is evaluating the potential impact of 2021 Colombia Tax Reform on its business, financial condition and results of operations. The Company cannot anticipate the impact that the 2021 Colombia Tax Reform may have, nor the measures that could be adopted by the current administration in order to meet its financial obligations, which might negatively affect Colombian’s economy and, in turn, the Company’s business, financial condition and results of operations.

Implications of Being an “Emerging Growth Company,” a “Foreign Private Issuer” and a “Controlled Company”

The Company qualifies as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As an “emerging growth company,” the Company may take advantage of certain exemptions from specified disclosure and other requirements that are otherwise generally applicable to public companies. These exemptions include:

•        not being required to comply with the auditor attestation requirements for the assessment of our internal control over financial reporting provided by Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”);

•        reduced disclosure obligations regarding executive compensation; and

•        not being required to hold a nonbinding advisory vote on executive compensation or seek shareholder approval of any golden parachute payments not previously approved.

The Company may take advantage of these reporting exemptions until it is no longer an “emerging growth company.” The Company expects to remain an “emerging growth company” until December 31, 2021.

The Company is also considered a “foreign private issuer” and will report under the Securities Exchange Act of 1934 (as amended, the “Exchange Act”) as a non-U.S. company with “foreign private issuer” status. This means that, even after the Company no longer qualifies as an “emerging growth company,” as long as it qualifies as a “foreign private issuer” under the Exchange Act, it will be exempt from certain provisions of the Exchange Act that are applicable to U.S. public companies, including:

•        the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act;

•        the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

•        the rules under the Exchange Act requiring the filing with the Securities and Exchange Commission (the “SEC”) of quarterly reports on Form 10-Q containing unaudited financial and other specified information, or current reports on Form 8-K, upon the occurrence of specified significant events.

The Company may take advantage of these reporting exemptions until such time as it is no longer a “foreign private issuer.” The Company could lose its status as a “foreign private issuer” under current SEC rules and regulations if more than 50% of the Company’s outstanding voting securities become directly or indirectly held of record by U.S. holders and any one of the following is true: (i) the majority of the Company’s directors or executive officers are U.S. citizens or residents; (ii) more than 50% of the Company’s assets are located in the United States; or (iii) the Company’s business is administered principally in the United States.

The Company may choose to take advantage of some but not all of these reduced burdens. The Company has taken advantage of reduced reporting requirements in this prospectus. Accordingly, the information contained in this prospectus may be different from the information you receive from the Company’s competitors that are public companies, or other public companies in which you have made an investment.

As a foreign private issuer, the Company is permitted to follow certain Luxembourg corporate governance practices in lieu of certain listing rules of Nasdaq (the “Nasdaq Listing Rules”). The Company plans to follow the corporate governance requirements of the Nasdaq Listing Rules, except that it intends to follow Luxembourg practice with respect to quorum requirements for shareholder meetings in lieu of the requirement under Nasdaq Listing Rules that the quorum be not less than 33 1/3% of the outstanding voting shares. Under the Company’s articles of association, at an ordinary general meeting, there is no quorum requirement and resolutions are adopted by a simple majority of validly cast votes. In addition, under the Company’s articles of association, for any resolutions to be considered at an extraordinary general meeting of shareholders, the quorum shall be at least one half of our issued share capital unless otherwise mandatorily required by law.

For purposes of the Nasdaq Listing Rules, the Company will be a “controlled company.” Under Nasdaq Listing Rules, controlled companies are companies of which more than 50% of the voting power for the election of directors is held by an individual, a group, or another company. The Minski Family owns 59.6% of the outstanding Ordinary Shares. Accordingly, although the Company will be eligible to take advantage of certain exemptions from certain Nasdaq corporate governance standards, it currently does not intend to do so except for the quorum requirement discussed above.

Summary Risk Factors

Investing in the Company’s securities entails a high degree of risk as more fully described under “Risk Factors.” You should carefully consider such risks before deciding to invest in the Company’s securities. These risks include, among others:

•        The development of new pharmaceutical products is a complex, risky and lengthy process involving significant financial, research and development and other resources, which may be delayed due to various factors. Such delays can result in increased costs or the emergence of competing products, which may have a material adverse effect on Procaps’ business, financial condition and results of operations.

•        Procaps is subject to strict controls on the commercialization processes for its pharmaceutical products, including their development, manufacture, distribution and marketing, which vary by country and by region. Any delays in regulatory reviews or approvals could delay Procaps’ ability to market our products, which could have a material adverse effect on its business, financial condition and results of operations.

•        Procaps’ future results of operations are subject to fluctuations in the costs, availability, and suitability of the components of the products it manufactures, including active pharmaceutical ingredients, excipients, purchased components, and raw materials. In addition, the COVID-19 pandemic may interfere with the operations of certain of Procaps’ direct or indirect suppliers or with international trade for these supplies, which could raise Procaps’ costs or reduce the productivity or slow the timing of its operations, which could have a material adverse effect on its business, financial condition and results of operations.

•        A disruption at any of Procaps’ main manufacturing facilities could materially and adversely affect its business, financial condition and results of operations.

•        Procaps’ independent registered public accounting firm has included an explanatory paragraph relating to Procaps’ ability to continue as a going concern in its report on Procaps’ audited consolidated financial statements included in this this prospectus.

•        Procaps has identified a material weakness in its internal control over financial reporting. If Procaps is unable to develop and maintain an effective system of internal control over financial reporting, it may not be able to accurately report its financial results in a timely manner, which may adversely affect investor confidence in Procaps and materially and adversely affect its business and results of operations.

•        Procaps is an international company with operations primarily in Latin America and is subject to the market risks of the countries in which it manufactures and/or sells its products, and to risks associated with foreign exchange rates.

•        If Procaps does not enhance its existing products and services, or introduce new technology or service offerings in a timely manner, its products and services may become uncompetitive over time, or customers may not buy its products or buy less of them, which could have a material adverse effect on Procaps’ business, financial condition and results of operations.

•        The demand for OTC products may be impacted by changes in consumer preferences. If Procaps is unable to adapt to these changes, it may lose market share and its net sales may be negatively impacted, which could have a material adverse effect on Procaps’ business, financial condition and results of operations.

•        Procaps’ business depends upon certain customers for a significant portion of its sales, therefore, a disruption of Procaps’ relationship with these customers or any material adverse change in these customers’ businesses could have a material adverse effect on Procaps’ business, financial condition and results of operations.

•        Procaps depends on key personnel to operate and grow its business and to develop new and enhanced offerings and technologies and the loss of, or the failure to attract and retain, such key personnel could adversely affect its operations.

•        Procaps’ business, financial condition, and results of operations may be adversely affected by global health epidemics, including the COVID-19 pandemic.

•        Procaps may be unable to identify acquisition opportunities and successfully execute and close acquisitions, which could limit its potential for growth.

•        Procaps may not be able to realize the benefits of business acquisitions and divestitures it enters into, including being unable to successfully and efficiently integrate acquisitions or execute on dispositions, which could have a material adverse effect on its business, financial condition and results of operations.

•        The demand for Procaps’ iCDMO services depends in part on its customers’ research and development and the clinical and market success of their products. In the event Procaps’ customers spend less on, or are less successful in, these activities for any reason, including as a result of decrease in spending due to the COVID-19 pandemic or recessionary economic conditions caused in whole or in part by the pandemic, Procaps’ business, financial condition, and results of operations may be materially adversely affected.

•        Procaps participates in a highly competitive market, and increased competition may adversely affect its business, financial condition and results of operations.

•        Changes in market access or healthcare reimbursement for, or public sentiment towards Procaps, or its customers’, products in Latin America, the United States and other countries in which Procaps operates, or other changes in applicable policies regarding the healthcare industry, could adversely affect Procaps’ financial condition and results of operations by affecting demand for Procaps’ products and services.

•        The illegal trade in pharmaceutical products, including counterfeiting, theft and illegal diversion, is widely recognized. Public loss of confidence in the integrity of pharmaceutical products as a result of illegal trade could materially adversely affect Procaps’ reputation, financial condition and results of operation.

•        Procaps and its customers depend on patents, copyrights, trademarks, know-how, trade secrets, and other forms of intellectual property protections, but these protections may not be adequate.

•        Procaps’ products and services, or its customers’ products, may infringe on the intellectual property rights of third parties and any such infringement could have a material adverse effect on Procaps’ business.

•        A significant portion of medication on the market, including Procaps’, is subject to price control regulations. This control may limit Procaps’ margins and its ability to pass on cost increases to its customers, which could have a material adverse effect on Procaps’ business, financial condition and results of operations.

•        Procaps may be held liable if a consumer has an adverse health reaction to a product it sells or manufactures.

•        Procaps is subject to product and other liability risks that could exceed its anticipated costs or adversely affect its results of operations, financial condition, liquidity, and cash flows.

•        Failure to comply with existing and future regulatory requirements could adversely affect Procaps’ business, financial condition and results of operations, or result in claims from customers.

•        Procaps is subject to environmental, health, and safety laws and regulations, which could increase its costs and restrict its operations in the future.

•        Failure to meet regulatory or ethical expectations on environmental impact, including climate change, could affect Procaps’ ability to market and sell its products if other products with a better carbon footprint are available.

•        Procaps’ global operations are subject to economic, political, and regulatory risks, including the risks of changing regulatory standards or changing interpretations of existing standards that could affect its financial condition and results of operation or require costly changes to its business.

•        Tax legislative or regulatory initiatives, such as the 2021 Colombian Tax Reform, new interpretations or developments concerning existing tax laws, or challenges to Procaps’ tax positions could adversely affect its results of operations and financial condition.

•        Procaps is subject to labor and employment laws and regulations, which could increase its costs and restrict its operations in the future.

•        Procaps is subject to governmental export and import controls that could impair its ability to compete in international markets and subject it to liability if Procaps is not in compliance with applicable laws.

•        Failure to comply with the U.S. Foreign Corrupt Practices Act, the U.K. Bribery Act 2010 and similar laws associated with Procaps’ activities in other jurisdictions could subject Procaps to penalties and other adverse consequences.

Corporate Structure

The following diagram shows the ownership percentages (excluding the impact of the shares underlying the Warrants) and structure of the Company immediately following the consummation of the Business Combination.

____________

(1)      The diagram above only shows selected subsidiaries of Procaps.

Corporate Information

The Company was incorporated under the laws of the Grand Duchy of Luxembourg on March 29, 2021 as a public limited liability company (société anonyme) governed by the laws of the Grand Duchy of Luxembourg, having its registered office at 9, rue de Bitbourg, L-1273 Luxembourg, Grand Duchy of Luxembourg, and registered with the Luxembourg Trade and Companies’ Register (Registre de Commerce et des Sociétés, Luxembourg) under number B 253360. The Company’s principal website address is www.procapsgroup.com. We do not incorporate the information contained on, or accessible through, the Company’s websites into this prospectus, and you should not consider it a part of this prospectus.

SUMMARY TERMS OF THE OFFERING

The summary below describes the principal terms of the offering. The “Description of Securities” section of this prospectus contains a more detailed description of the Company’s Ordinary Shares and Warrants.

We are registering the issuance by us of up to 23,375,000 Ordinary Shares that may be issued upon exercise of Warrants at an exercise price of $11.50 per share.

We are registering the resale by the Selling Securityholders or their permitted transferees of up to 110,303,689 Ordinary Shares.

Any investment in the securities offered hereby is speculative and involves a high degree of risk. You should carefully consider the information set forth under “Risk Factors” on page 17 of this prospectus.

Issuance of Ordinary Shares
Ordinary Shares to be issued upon exercise of all Warrants	23,375,000
Resale of Ordinary Shares
Ordinary Shares offered by the Selling Securityholders	110,303,689
Use of Proceeds

We will receive up to an aggregate of $268,812,500 if all the Warrants are exercised to the extent such Warrants are exercised for cash. We expect to use the net proceeds from the exercise of the Warrants for general corporate purposes. We will not receive any proceeds from the sale of the Ordinary Shares to be offered by the Selling Securityholders.

Dividend Policy

Other than as disclosed elsewhere in this prospectus, we currently expect to retain all future earnings for use in the operation and expansion of our business and do not plan to pay any dividends on our Ordinary Shares in the near future. The declaration and payment of any dividends in the future will be determined by the Board of Directors in its discretion, and will depend on a number of factors, including our earnings, capital requirements, overall financial condition, applicable law and contractual restrictions. See “Dividend Policy.”

Registration Rights and Lock-Up Agreement

Certain of our shareholders are subject to certain restrictions on transfer until the termination of applicable lock-up periods. See “Summary — Recent Developments — Certain Agreements Related to the Business Combinantion — Registration Rights and Lock-Up Agreement” for further discussion.

Market for our securities	Our Ordinary Shares and Warrants are listed on The Nasdaq Global Market under the symbols “PROC” and “PROCW,” respectively.
Risk factors	Investing in our securities involves substantial risks. See “Risk Factors” for a description of certain of the risks you should consider before investing in the Company.

SELECTED HISTORICAL FINANCIAL DATA OF UNION

The following tables summarize the relevant financial data for Union’s business and should be read in conjunction with Union’s audited financial statements as of and for the fiscal year ended September 30, 2020, and the notes related thereto, and Union’s unaudited financial statements as of and for the nine months ended June 30, 2021, and the notes related thereto, which are included elsewhere in this prospectus.

Union’s balance sheet data as of June 30, 2021 and statement of operations data for the nine months ended June 30, 2021 are derived from Union’s unaudited financial statements included elsewhere in this prospectus. Union’s balance sheet data as of September 30, 2020 and September 30, 2019, and statement of operations data for the year ended September 30, 2020 and for the period from December 6, 2018 (inception) through September 30, 2019 are derived from Union’s audited financial statements included elsewhere in this prospectus.

The historical results presented below are not necessarily indicative of the results to be expected for any future period.

Income Statement Data:	Nine months ended June 30, 2021	Year ended September 30, 2020	Period from December 6, 2018 (inception) through September 30, 2019
General and administrative expenses	$1,023,152	$867,455	$15,175
Loss from operations	(1,023,152)	(867,455)	(15,175)
Other income (expense)
Change in fair value of warrant liabilities	(4,575,000)	(13,050,000)	—
Interest earned on marketable securities held in Trust Account	44,435	1,367,922	—
Other (expense) income, net	(4,530,565)	(11,682,078)	—
Net loss	$(5,553,717)	$(12,549,533)	$(15,175)
Weighted average shares outstanding of ordinary shares	23,293,485	23,849,315	4,375,000
Basic and diluted net income (loss) per ordinary share	$(0.24)	$(0.53)	$0.00

Balance Sheet Data:	As of June 30, 2021	As of September 30, 2020	As of December 6, 2018 (inception) through September 30, 2019
ASSETS
Current Assets
Cash	$2,126	$955,800	$27,831
Prepaid expenses	41,100	96,472	—
Total Current Assets	43,226	1,052,272	27,831
Deferred offering costs	—	—	213,307
Cash and marketable securities held in Trust Account	137,245,382	201,323,339	—
TOTAL ASSETS	$137,288,608	$202,375,611	$241,138

LIABILITIES AND SHAREHOLDERS’ (DEFICIT) EQUITY
Current liabilities
Accrued expenses	$121,146	$144,541	$—
Accrued offering costs	—	—	56,313
Advances from related parties	813,190	—	—
Promissory note – related party	—	—	175,000
Total Current Liabilities	934,336	144,541	231,313
Warrant liabilities	30,075,000	25,500,000	—
TOTAL LIABILITIES	31,009,336	25,644,541	231,313

Commitments and Contingencies
Ordinary shares subject to possible redemption, 13,553,164, 20,000,000, and 0 shares at redemption value as of June 30, 2021, September 30, 2020, and 2019, respectively	135,101,919	200,000,000	—

Shareholders’ (Deficit) Equity
Preference shares, $0.0001 par value, 1,000,000 shares authorized; no shares issued and outstanding	—	—	—
Ordinary shares, $0.0001 par value, 150,000,000 shares authorized; 5,000,000, 5,000,000 and 5,031,250 shares issued and outstanding (excluding 13,553,164, 20,000,000 and 0 shares subject to possible redemption) at June 30, 2021, September 30, 2020, and 2019, respectively	500	500	503
Additional paid-in capital	—	—	24,497
Accumulated deficit	(28,823,147)	(13,770,756)	(15,175)
Total Shareholders’ (Deficit) Equity	(28,822,647)	(13,770,256)	9,825
TOTAL LIABILITIES AND SHAREHOLDERS’ (DEFICIT) EQUITY	$137,288,608	$202,375,611	$241,138

SELECTED HISTORICAL FINANCIAL DATA OF PROCAPS

The information presented below is derived from Procaps’ unaudited condensed and consolidated interim financial statements included elsewhere in this prospectus as of and for the six months ended June 30, 2021 and 2020, and audited consolidated financial statements included elsewhere in this prospectus as of and for the fiscal years ended December 31, 2020 and 2019 (collectively, the “Consolidated Financial Statements”). The information presented below should be read alongside Procaps’ Consolidated Financial Statements and accompanying footnotes included elsewhere in this prospectus. You should read the following financial data together with “Risk Factors — Risks Related to Procaps” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”.

The following table highlights key measures of Procaps’ financial condition and results of operations (in thousands of U.S. dollars, except for per share amounts):

Consolidated Statement of Profit or Loss and Other Comprehensive Income:	For the Six Months ended June 30,		For the Year ended December 31,
	2021	2020	2020	2019
Revenue	$176,377	134,007	331,467	324,792
Cost of sales	(78,575)	(58,608)	(140,153)	(142,294)
Gross Profit/(Loss)	97,802	75,399	191,314	182,498
Sales and marketing expenses	(38,350)	(34,118)	(69,629)	(84,810)
Administrative expenses	(43,659)	(29,487)	(58,631)	(60,257)
Finance expenses	(28,591)	(25,527)	(54,489)	(42,983)
Other expenses	(2,072)	(3,738)	(7,716)	(4,426)
Income (loss) before tax	(14,870)	(17,471)	849	(9,978)
Income tax expense	(2,776)	(1,452)	(11,296)	(7,035)
Gain (loss) for the period	$(17,646)	(18,923)	(10,447)	(17,013)
Consolidated Statement of Financial Position (at period end)	As of June 30, 2021	As of December 31,
		2020	2019
Assets:
Non-current assets:
Property, plant and equipment, net	$67,488	70,335	74,915
Right-of-use assets	38,318	43,195	38,296
Intangible assets	25,183	27,583	23,201
Deferred tax assets	6,745	21,769	16,215
Total non-current assets	150,768	174,836	165,279
Current assets:
Cash	7,695	4,229	2,042
Trade and other receivables, net	104,736	96,493	96,466
Inventories, net	68,383	64,284	65,002
Current tax assets	16,809	16,774	6,697
Total current assets	201,265	184,702	172,449
Total assets	352,033	359,538	337,728
Liabilities and Stockholders’ Equity (Deficit):
Equity (Deficit):
Share premium	$54,412	54,412	54,412
Reserves	39,889	39,897	28,681
Accumulated deficit	(344,982)	(327,344)	(305,634)
Accumulated other comprehensive loss	(28,882)	(24,421)	(23,753)
Total equity (deficit)	(276,463)	(254,678)	(243,947)
Non-current liabilities:
Borrowings	381,918	339,738	320,462
Total non-current liabilities	398,812	374,588	333,198
Current liabilities:
Borrowings	95,262	102,621	90,157
Trade and other payables	113,117	106,275	114,426
Total current liabilities	229,684	239,628	248,477
Total liabilities and stockholders’ equity (deficit)	352,033	359,538	337,728

Consolidated Statement of Cash Flows:	For the Six Months ended June 30,		For the Year ended December 31,
	2021	2020	2020	2019
Net Cash provided by operating activities	$(1,499)	27,440	52,815	49,976
Net Cash used in investing activities	(9,583)	(6,467)	(17,286)	(12,112)
Net Cash provided by (used in) financing activities	26,636	(6,162)	(22,209)	(28,596)
Net increase (decrease) in cash	15,554	14,811	13,320	9,268
Other Financial Data	For the Six Months ended June 30,		For the Year ended December 31,
	2021	2020	2020	2019
Contribution Margin(1)(2)	$59,452	41,281	121,685	97,688
Adjusted EBITDA(1)(3)	32,573	22,625	84,619	59,136
Net revenue on a constant currency basis(4)	174,928	134,007	363,537	324,792
Contribution Margin on a constant currency basis(1)(2)(4)	61,018	41,281	134,585	97,688
Adjusted EBITDA on a constant currency basis(1)(3)(4)	34,391	22,625	93,455	59,136

____________

(1)      Contribution Margin and Adjusted EBITDA are non-IFRS measures. We include these metrics as supplemental disclosures because we believe they are useful indicators of our operating performance. Contribution Margin and Adjusted EBITDA are well recognized performance measures in the pharmaceutical industry that are frequently used by investors, securities analysts and other interested parties in comparing the operating performance of companies in our industry. However, because Contribution Margin and Adjusted EBITDA are non-IFRS measures and their calculation is not determined in accordance with IFRS, such measures are susceptible to varying calculations and not all companies calculate the measures in the same manner. As a result, Procaps’ calculation of Contribution Margin and Adjusted EBITDA as presented may not be directly comparable to similarly titled measures by other companies.

(2)      We define Contribution Margin as gross profit less selling expenses. For a reconciliation of gross profits to Contribution Margin, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Non-IFRS Financial Measures — Contribution Margin.”

(3)      We define Adjusted EBITDA as EBITDA (which is defined as profit (loss) for the year before interest expense, net, income tax expense and depreciation and amortization) as further adjusted to exclude certain isolated costs incurred as a result of the COVID-19 pandemic, certain costs related to business transformation initiatives, certain foreign currency translation adjustments, certain other finance costs adjustments and adjustments in connection with Colombia’s value-added tax reform. For a reconciliation of net income/(loss) to EBITDA and Adjusted EBITDA, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Non-IFRS Financial Measures — EBITDA, Adjusted EBITDA, and Adjusted EBITDA Margin.”

(4)      As exchange rates are an important factor in understanding period-to-period comparisons, we believe the presentation of results on a constant currency basis helps improve investors’ ability to understand our operating results and evaluate our performance in comparison to prior periods. Constant currency information is non-IFRS financial information that compares results between periods as if exchange rates had remained constant period-over-period. We calculate constant currency by calculating current-interim period and year-end period results (six months ended June 30, 2021 and year ended December 31, 2020) using prior-period (six months ended June 30, 2020 and year ended December 31, 2019) foreign currency exchange rates. These results should be considered in addition to, not as a substitute for, results reported in accordance with IFRS. Results on a constant currency basis, as we present them, may not be comparable to similarly titled measures used by other companies and are not measures of performance presented in accordance with IFRS. For additional information on constant currency results and metrics, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Non-IFRS Financial Measures — Use of Constant Currency” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Results of Operations.”

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following selected unaudited pro forma interim condensed combined balance sheet as of June 30, 2021 combines the historical balance sheet of Union as of June 30, 2021, with the historical consolidated balance sheets of Procaps as of June 30, 2021, giving pro forma effect to the Business Combinations and the PIPE Investment, as if they had occurred as of June 30, 2021.

The following selected unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2021 and for the year ended December 31, 2020, gives pro forma effect to the Business Combinations and the PIPE Investment as if they had occurred on January 1, 2020, the beginning of the earliest period presented. The selected unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2021, combines the historical statement of operations of Union for the six months ended June 30, 2021 and the historical consolidated statements of operations of Procaps for the six months ended June 30, 2021. The selected unaudited pro forma condensed combined statements of operations for the year ended December 31, 2020 combine the historical statement of operations of Union for the year ended September 30, 2020 and the historical consolidated statements of operations of Procaps for the year ended December 31, 2020.

On April 16, 2021, in connection with the vote to approve the amendment to the then current amended and restated articles of association of Union to extend the date by which Union was required to consummate its initial business combination from April 22, 2021 to October 22, 2021 (the “Extension Amendment”), certain shareholders of Union exercised their right to redeem 6,446,836 SPAC Ordinary Shares for cash at a redemption price of approximately $10.07 per share, for an aggregate redemption amount of approximately $64.9 million.

Prior to the Closing, on September 22, 2021, in connection with the vote to approve the Business Combination, and other related proposals, at Union’s extraordinary general meeting, certain shareholders of Union exercised their right to redeem 7,657,670 SPAC Ordinary Shares for cash at a redemption price of approximately $10.19 per share, for an aggregate redemption amount of approximately $78.0 million

Additionally, on September 29, 2021, the Sponsors entered into the Share Forfeiture Agreement pursuant to which, the Sponsors forfeited a combined 700,000 SPAC Ordinary Shares prior to the consummation of the Business Combination.

The historical financial information has been adjusted to give effect to the events that are related and/or directly attributable to the transactions and are factually supportable. The adjustments presented in the selected unaudited pro forma condensed combined financial statements have been identified and presented to provide relevant information necessary for an accurate understanding of the Combined Company following the consummation of the transactions.

The historical financial statements of Procaps have been prepared in accordance with IFRS as issued by the IASB and in its presentation currency of the U.S. dollar. The historical financial statements of Union have been prepared in accordance with GAAP in its presentation currency of the U.S. dollar. The condensed combined pro forma financial information reflects IFRS, the basis of accounting used by the registrant, the Company, and no material accounting policy difference is identified in converting Union’s historical financial statements to IFRS. The adjustments presented in the selected unaudited pro forma condensed combined financial information have been identified and presented to provide relevant information necessary for an accurate understanding of the Combined Company after giving effect to the Business Combination. Union and Procaps did not have any historical relationship prior to the Business Combinations. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

This information should be read together with Union’s and Procaps’ financial statements and related notes, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in this prospectus.

The selected unaudited pro forma condensed combined financial information is presented for illustrative purposes only. Such information is only a summary and should be read in conjunction with the section titled “Unaudited Pro Forma Combined Financial Information.” The financial results may have been different had the companies always been combined. You should not rely on the selected unaudited pro forma condensed combined financial information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the Combined Company will experience.

Balance Sheet Data as of June 30, 2021

(in thousands of USD, except for per share information)	Procaps (Historical for the six months ended June 30, 2021)	Union (Historical for the six months ended June 30, (2021, as restated) (After Reclassification)	Pro Forma Combined
Total current assets	201,265	43	283,075
Total non-current assets	150,768	137,246	150,768
Total assets	352,033	137,289	433,843

Total current liabilities	229,684	934	229,721
Total non-current liabilities	398,812	165,177	174,189
Total equity	(276,463)	(28,822)	29,933
Total equity and liabilities	352,033	137,289	433,843

Statement of Operations for the Six Months ended June 30, 2021

(in thousands of USD, except for per share information)	Procaps (Historical for the six months ended June 30, 2021)	Union (Historical for the six months ended June 30, (2021, as restated)	Pro Forma Combined
Net sales	176,377	—	176,377
Cost of sales	(78,575)	—	(78,575)
Gross profit	97,802	—	97,802

Formation and operating costs	—	(792)	(792)
Selling and marketing expenses	(38,350)	—	(38,350)
Administrative income/(expenses), net	(43,659)	—	(43,659)
Finance expense	(28,591)	—	(13,167)
Change in FV of Warrant Liability	—	1,300	1,300
Interest earned on marketable securities held in Trust Account	—	15	—
Other operating income/(expenses), net	(2,072)	—	(2,072)
Profit (loss) before tax	(14,870)	523	1,062
Income tax expense	(2,776)	—	(2,776)
Profit (loss) for the period	(17,646)	523	(1,714)

Total comprehensive loss for the period	(22,107)	523	(6,175)
Basic and diluted net income (loss) per share	(6.08)	0.02	(0.05)

Statement of Operations for the Year ended December 31, 2020

(in thousands of USD, except for per share information)	Procaps (Historical for the year ended December 31, 2020)	Union (Historical for the year ended December 31, (2020, as restated)	Pro Forma Combined
Net sales	331,467	—	331,467
Cost of sales	(140,153)	—	(140,153)
Gross profit	191,314	—	191,314

Formation and operating costs	—	(855)	(855)
Selling and marketing expenses	(69,629)	—	(69,629)
Administrative income/(expenses), net	(58,631)	—	(59,621)
Finance expense	(54,489)	—	(84,532)
Change in FV of Warrant Liability	—	(16,800)	(16,800)
Interest earned on marketable securities held in Trust Account	—	810	—
Other operating income/(expenses), net	(7,716)	—	(85,454)
Profit (loss) before tax	849	(16,845)	(125,577)
Income tax expense	(11,296)	—	(11,296)
Profit (loss) for the period	(10,447)	(16,845)	(136,873)

Total comprehensive loss for the period	(11,115)	(16,845)	(137,541)
Basic and diluted net income (loss) per share	(3.60)	(0.67)	(1.21)

RISK FACTORS

An investment in the Company’s securities carries a significant degree of risk. You should carefully consider the following risks and other information in this prospectus, including our consolidated financial statements and related notes included elsewhere in this prospectus, before you decide to purchase the Company’s securities. Additional risks and uncertainties of which we are not presently aware or that we currently deem immaterial could also affect our business operations and financial condition. If any of these risks actually occur, our business, financial condition, results of operations or prospects could be materially affected. As a result, the trading price of the Company’s securities could decline and you could lose part or all of your investment. All references in this section to “Procaps” refer to Crynssen Pharma Group Limited prior to the Closing and to the Company following the Closing.

Risks Related to Procaps

Risks Related to Product Development and Manufacturing

The development of new pharmaceutical products is a complex, risky and lengthy process involving significant financial, research and development and other resources, which may be delayed due to various factors. Such delays can result in increased costs or the emergence of competing products, which may have a material adverse effect on our business, financial condition and results of operations.

We develop advanced pharmaceutical oral delivery systems technologies primarily in the form of Softgel that are used in the manufacturing of Rx and OTC pharmaceutical products, as well as high-complexity drugs for hospital use, personal protective equipment, immunosuppressant, oncology and analgesics products and syringes, among other products. The development of new pharmaceutical products, including our advanced oral delivery systems, is a complex, inherently risky and lengthy process involving significant financial, R&D and other resources. A project may be delayed at any stage of the process due to various factors, including failure to obtain the required regulatory approvals for the product being developed or for its manufacturing facilities in a timely manner.

Decisions on the launch of a new oral delivery system and the timing of such launches are primarily driven by our R&D development team. Once the development of the product is completed and the results and appropriate documentation is submitted to the applicable health authority, investments made in the manufacture of pre-launch product, marketing materials and sales force training, may result in additional expenses if the product is not approved in a timely manner. Additionally, other factors such as price negotiation, large-scale natural disasters or global pandemics, and competitor activity may significantly delay the launch of a new product.

Significant delays in the development and anticipated launch dates of new products could hinder our achievement of development targets, adversely affect the reputation of our R&D capabilities, allow our competitors to bring competing products to the market before we do, significantly reduce the return on costs incurred in preparing for the launch of seasonal products that are launched off-season, and result in increased costs if marketing and sales efforts need to be rescheduled, which could materially adversely affect our business, financial condition and results of operations.

We are subject to strict controls on the commercialization processes for our pharmaceutical products, including their development, manufacture, distribution and marketing, which vary by country and by region. Any delays in regulatory reviews or approvals could delay our ability to market our products, which could have a material adverse effect on our business, financial condition and results of operations.

We are subject to strict controls on the commercialization processes for our pharmaceutical products, including their development, manufacturing, distribution and marketing. The criteria for establishing safety, efficacy and quality, which are essential for securing marketing approvals, vary by country and by region. Regulators delay approvals and require additional data before approval is granted, even though the pharmaceutical products may already be approved or launched in other countries.

Factors including advances in science and technology, evolving regulatory science and new laws and policies, can result in delays in the approval of new pharmaceutical products, including new advanced oral delivery systems. While we seek to manage most of these risks, unanticipated and unpredictable policymaking by governments and regulators, limited regulatory authority resources or conflicting priorities can often lead to delays in regulatory approvals. Any such delays in regulatory reviews and approvals could delay the marketing of our products, resulting in increased costs as described above, which may have a material adverse effect on our business, financial condition and results of operations.

Our future results of operations are subject to fluctuations in the costs, availability, and suitability of the components of the products we manufacture, including active pharmaceutical ingredients, excipients, purchased components, and raw materials. In addition, the COVID-19 pandemic may interfere with the operations of certain of our direct or indirect suppliers or with international trade for these supplies, which could raise our costs or reduce the productivity or slow the timing of our operations, which could have a material adverse effect on our business, financial condition and results of operations.

We depend on various active pharmaceutical ingredients, components, compounds, raw materials, and energy supplied primarily by others for our offerings. This includes, but is not limited to, pharmaceutical and biologic ingredients, gelatin, starch, and iota carrageenan for our Softgel products, packaging films for our Rx and OTC products, and glass vials and syringes for injectable fill-finish for certain of our Rx and Diabetrics (as defined below) products. Also, certain of our customers provide to us their active pharmaceutical or biologic ingredient for formulation or incorporation in the finished product and may supply other raw materials as well. It is possible that any of our or our customers’ supplier relationships could be interrupted due to changing regulatory requirements, import or export restrictions, natural disasters, international supply disruptions, whether caused by pandemics or otherwise, geopolitical issues, operational or quality issues at the suppliers’ facilities, and other events, or could be terminated in the future.

For example, gelatin is a critical component in most of our Softgel products produced by our Nextgel segment. Gelatin is available from only a limited number of sources. In addition, much of the gelatin we use is bovine-derived. Past concerns of contamination from bovine spongiform encephalopathy (“BSE”), have narrowed the number of possible sources of particular types of gelatin. If there were a future disruption in the supply of gelatin from any one or more key suppliers, we may not be able to obtain an adequate alternative supply from our other suppliers. If future restrictions were to emerge on the use of bovine-derived gelatin due to concerns of contamination from BSE or otherwise, any such restriction could hinder our ability to timely supply our customers with products and the use of alternative non-bovine-derived gelatin could be subject to lengthy formulation, testing, and regulatory approval.

A disruption at any of our main manufacturing facilities could materially and adversely affect our business, financial condition and results of operations.

Our manufacturing operations are concentrated in six locations throughout Colombia, Brazil and El Salvador. A significant disruption at one or more of these facilities, whether it be due to fire, natural disaster, power loss, intentional acts of vandalism, climate change, war, terrorism, insufficient quality, or pandemic could materially and adversely affect our business.

Additionally, regulatory authorities routinely inspect all of our manufacturing facilities for compliance with applicable laws, rules, regulations and practices. While our manufacturing sites are compliant, if a regulatory authority were to identify serious adverse findings not corrected upon follow up inspections, we may be required to issue product recalls, shut down manufacturing facilities, and take other remedial actions. If any manufacturing facility were forced to cease or limit production, our business, financial condition and results of operations could be materially adversely affected.

Risks Related to Procaps’ Business and Financial Condition

Our independent registered public accounting firm has included an explanatory paragraph relating to our ability to continue as a going concern in its report on our audited consolidated financial statements included in this this prospectus.

Our audited consolidated financial statements were prepared assuming that we will continue as a going concern. However, the report of our independent registered public accounting firm included elsewhere in this prospectus contains an explanatory paragraph on our consolidated financial statements stating there is substantial doubt about our ability to continue as a going concern, meaning that we may not be able to continue in operation for the foreseeable future or be able to realize assets and discharge liabilities in the ordinary course of operations. Such an opinion could materially limit our ability to raise additional funds through the issuance of new debt or equity securities or otherwise. There is no assurance that sufficient financing will be available when needed to allow us to continue as a going concern. The perception that we may not be able to continue as a going concern may also make it more difficult to raise additional funds or operate our business due to concerns about our ability to meet our contractual obligations.

Based on current operating plans and together with cash flows from operating activities, available debt financing arrangements and financial support from our shareholders, who may provide us additional equity financing in the case we are not able to meet our financial liabilities, we believe that we have resources to fund our operations for at least the next twelve months, but may require further funds to finance our activities thereafter. We may also consider potential financing options with banks or other third parties.

We have identified a material weakness in our internal control over financial reporting. If we are unable to develop and maintain an effective system of internal control over financial reporting, we may not be able to accurately report our financial results in a timely manner, which may adversely affect investor confidence in us and materially and adversely affect our business and results of operations.

In connection with the audit of our consolidated financial statements for the year ended December 31, 2019 and 2020, we identified material weaknesses in our internal controls related to (i) our manual consolidation process which lacks the appropriate internal controls to prevent or detect material misstatements in a timely manner and to ensure that financial data recorded was complete and accurate, (ii) our information technology controls not being sufficiently designed and implemented to address certain information technology risks, (iii) the sufficiency of technical accounting resources with an appropriate level of technical experience required for timely and accurate financial reporting in accordance with IFRS, (iv) lack of system controls and effective process to ensure that all manual journal entries are properly reviewed and approved prior to posting to the general ledger, and (v) our controls and monitoring activities not being effective to ascertain whether the components of our internal control are present and functioning. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of annual or interim financial statements will not be prevented or detected on a timely basis.

Our remediation activities are ongoing, and we will continue our initiatives to hire and train competent personnel, effectively implement our internal controls over financial reporting and further document our policies, procedures, and internal controls. However, if our remedial measures are insufficient to address the material weaknesses, or if additional material weakness or significant deficiencies in our internal control are discovered or occur in the future, our, and the Company’s, financial statements may contain material misstatements. If our or the Company’s financial statements are not accurate, investors may not have a complete understanding of our operations. Likewise, if the financial statements of the Company are not filed on a timely basis in the future, the Company could be subject to sanctions or investigations by Nasdaq, or any other stock exchange on which the Ordinary Shares are listed, the SEC or other regulatory authorities. Either case could adversely affect investor confidence in us and materially and adversely affect our business and results of operations.

We are an international company with operations primarily in Latin America and are subject to the market risks of the countries in which we manufacture and/or sell our products, and to risks associated with foreign exchange rates.

We currently maintain production facilities in Colombia, Brazil and El Salvador. Our ability to conduct and expand our business and our financial performance are subject to the risks inherent to international operations, such as currency controls, currency fluctuations, trade barriers, increases in duties, taxes and governmental royalties, nationalization, forced negotiation, changes in local labor conditions, labor strikes, price instability, interest rates, modification of existing contracts and changes in local laws and policies, regulation, taxation, social instability and other political, social and economic developments affecting the countries in which we operate. We have no control over these factors and they may have an adverse effect on our business, financial condition, results of operations and prospects.

We report our financial results in U.S. dollars. However, a significant portion of our net sales, assets, indebtedness and other liabilities, and costs are denominated in foreign currencies. These currencies include, among others, the Colombian Peso, the Brazilian Real, and the Peruvian Soles. Approximately 44% of our revenue for the year ended December 31, 2020 was U.S. dollar denominated. Our results of operations and, in some cases, cash flows, have in the past been, and may in the future be, adversely affected by movements in exchange rates. Although a significant portion of our operating costs are denominated in foreign (non-U.S.) currency, naturally reducing our exposure to changes in certain foreign currency exchange rates, we may implement currency hedges or take other actions intended to further reduce our exposure to changes in foreign currency exchange rates. If we are not successful in mitigating the effects of changes in exchange rates on our business, any such changes could materially impact our results.

Additionally, our operations may be adversely affected by trade barriers,    ,    increases in duties, taxes and governmental royalties, social unrest, labor strikes, expropriation, nationalization, forced negotiation or modification of existing contracts, and changes in the local laws and policies of the countries in which we conduct our business. We are also exposed to risks related to social instability and other political, economic or social events in these countries, which could have an adverse effect on our business, financial condition and results of operations, as well as our ability to comply with our financial obligations in a timely manner.

In addition, several emerging market economies are particularly vulnerable to the impact of rising interest rates, inflationary pressures, weaker oil and other commodity prices, and large external deficits. Risks in one country can limit our opportunities for portfolio growth and negatively affect our operations in another country or countries. As a result, any such unfavorable conditions or developments could have an adverse impact on our operations.

If we do not enhance our existing products and services, or introduce new technology or service offerings in a timely manner, our products and services may become uncompetitive over time, or customers may not buy our products or buy less of them, which could have a material adverse effect on our business, financial condition and results of operations.

The healthcare industry is characterized by rapid technological change. Demand for our Rx and OTC pharmaceutical products, Diabetrics products and services, and our iCDMO services may change in ways we may not anticipate because of evolving industry standards as well as a result of evolving customer needs that are increasingly sophisticated and varied and the introduction by others of new offerings and technologies that provide alternatives to our products and services. Approximately 62% of our sales for the year ended December 31, 2020 (86% of B-to-B (as defined below) sales and 52% of B-to-C (as defined below) sales) are linked to products and services based on our proprietary technologies. To the extent that such technologies are protected by patents, their related offerings may become subject to competition as the patents expire. Without the timely introduction of enhanced or new products and services, and technologies, our offerings may become uncompetitive over time, in which case our revenue and operating results would suffer. For example, if we are unable to respond to changes in the nature or extent of the technological or other needs of our pharmaceutical customers through enhancing our pharmaceutical products and services offerings, our competition may develop offerings that are more competitive than ours and we could find it more difficult to renew or expand existing agreements or obtain new agreements. Potential innovations intended to facilitate enhanced or new offerings generally will require a substantial investment before we can determine their commercial viability, and we may not have financial resources sufficient to fund all desired innovations.

The success of enhanced or new pharmaceutical products and services will depend on several factors, including our ability to:

•        properly anticipate and satisfy customer needs, including increasing demand for lower cost products;

•        enhance, innovate, develop, and manufacture new offerings in an economical and timely manner;

•        differentiate our products and services from competitors’ offerings;

•        achieve positive clinical outcomes for our and our customers’ new products;

•        meet safety requirements and other regulatory requirements of governmental agencies;

•        obtain valid and enforceable intellectual property rights; and

•        avoid infringing the proprietary rights of third parties.

Even if we succeed in creating enhanced or new pharmaceutical products and services from these innovations, they may still fail to result in commercially successful offerings or may not produce revenue in excess of the costs of development, and they may become uncompetitive due to changing customer preferences or the introduction by our competitors of offerings embodying new technologies or features. Finally, innovations may not be accepted quickly in the marketplace because of, among other things, entrenched patterns of clinical practice, the need for regulatory clearance, and uncertainty over market access or government or third-party reimbursement.

The demand for OTC products may be impacted by changes in consumer preferences. If we are unable to adapt to these changes, we may lose market share and our net sales may be negatively impacted, which could have a material adverse effect on our business, financial condition and results of operations.

Consumer preferences related to health concerns may change, which could negatively impact demand for our OTC products or cause us to incur additional costs to change our OTC products or product packaging. The success of certain our OTC products such as gastrointestinal, skin care and vitamins, minerals and supplements, is dependent on the continued growth in demand for overall health related products. If demand for products in this category decreases, our financial condition and results of operations would be negatively impacted.

Furthermore, our OTC consumer products customers may request changes in packaging to meet consumer demands, which could cause us to incur inventory obsolescence charges and redesign costs, which in turn could negatively impact our results of operations.

Our business depends upon certain customers for a significant portion of our sales, therefore, a disruption of our relationship with these customers or any material adverse change in these customers’ businesses could have a material adverse effect on our business, financial condition and results of operations.

Sales to the five largest economic groups that form part of our customer base comprised approximately 27.5% of our net sales for the year ended December 31, 2020. While no other customer individually comprised more than 7.2% of net sales for the year ended December 31, 2020. If our relationship with one of the five largest economic groups that form part of our customer base, including the terms of doing business with such customers, changes significantly, it could have a material adverse impact on our business, financial condition and results of operations.

Many of our customers, which include major global, national, and regional retail drug, supermarket, and mass merchandise chains, major wholesalers, sourcing groups, hospitals and grocery stores located primarily in Latin America and the United States, continue to merge or consolidate. Such consolidation has provided, and may continue to provide, customers with additional purchasing leverage, and consequently may increase the pricing pressures we face. The emergence of large buying groups representing independent retail pharmacies enable those groups to extract price discounts on our products.

Additionally, if we are unable to maintain adequately high levels of customer service over time, customers may choose to obtain alternate sources for products and/or end their relationships with us.

We depend on key personnel to operate and grow our business and to develop new and enhanced offerings and technologies and the loss of, or the failure to attract and retain, such key personnel could adversely affect our operations.

We depend on key personnel to operate and grow our business and to develop new and enhanced products, services and technologies and the loss of, or the failure to attract and retain, such key personnel could adversely affect our operations.

We depend on our executive officers and other key personnel, including our technical personnel, to operate and grow our business and to develop new and enhanced products, services and technologies. The loss of any of these officers or other key personnel or a failure to attract and retain suitably skilled technical personnel could adversely affect our operations.

In addition to our executive officers, we rely on six senior management members to lead and direct our business. The members of the senior leadership team hold positions in areas such as optimization of corporate value, audit and internal corporate controls, human resources, corporate legal and regulatory affairs, and marketing and R&D. Furthermore, each of our operating segments (Nextgel, Procaps Colombia, CAN (as defined below), CASAND (as defined below) and Diabetrics) is managed by a Vice-President that reports directly to the President.

With respect to our technical talent, we employ more than 280 scientists, technicians and skilled personnel in R&D and innovation. Many of our facilities are located in competitive labor markets like those in which our Colombia, Brazil and El Salvador facilities are located. Global and regional competitors and, in some cases, customers and suppliers compete for the same skills and talent as we do.

Our business, financial condition, and results of operations may be adversely affected by global health epidemics, including the COVID-19 pandemic.

Our business, financial condition, and results of operations may be adversely affected by global health epidemics, including the COVID-19 pandemic.

In January 2020, the World Health Organization declared the COVID-19 pandemic to be a “Public Health Emergency of International Concern.” COVID-19 has spread across the globe and is affecting worldwide economic activity. Any public health epidemic, including the COVID-19 pandemic, may affect our operations and those of third parties on which we rely, including our customers and suppliers. Our business, financial condition, and results of operations may be affected by: disruptions in our customers’ abilities to fund, develop, or bring to market products as anticipated; delays in or disruptions to the conduct of clinical trials; cancellations of contracts or confirmed orders from our customers; decreased demand for categories of products in certain affected regions; and inability, difficulty, or additional cost or delays in obtaining key raw materials, components, and other supplies from our existing supply chain; among other factors caused by the COVID-19 pandemic.

In addition, the COVID-19 pandemic may affect the operations of INVIMA, the FDA, and other drug regulatory authorities, which could result in delays of inspections, reviews, and approvals of our customers’ products. Our operations could be disrupted if our employees become ill or are otherwise absent from work as a result of the COVID-19 pandemic. Governmental restrictions, including travel restrictions, quarantines, shelter-in-place orders, business closures, new safety requirements or regulations, or restrictions on the import or export of certain materials, or other operational issues related to the COVID-19 pandemic may have an adverse effect on our business, financial condition and results of operations. We continue to monitor our operations and governmental recommendations and have made modifications for an indefinite period to our normal operations because of the COVID-19 pandemic, including requiring most non-production related employees to work remotely. Additionally, while the potential economic impact brought by and the duration of the COVID-19 pandemic are difficult to assess or predict, the impact of the COVID-19 pandemic on the global financial markets may reduce our ability to access capital, which could negatively affect our short- and long-term liquidity.

The COVID-19 pandemic has had a negative impact on our business. It has caused complications in logistics and personnel transport during mandatory quarantine periods. Also, we had to hire additional personnel to substitute unavailable staff due to quarantine for potential exposure to COVID-19. We also incurred additional expenses by contracting third parties to substitute unavailable personnel incurred and purchasing personal protective equipment. Price changes in raw materials also impacted our business, however, we were able to mitigate the impact of these effects by launching new products, training our sales forces to capitalize on opportunities, implementing fewer discount promotions, generating demand in markets such as Colombia and Central America, and by growing our generic drug business. However, the extent to which COVID-19 may affect our future results will depend on future developments that are highly uncertain, including the duration of the pandemic, new information that may emerge concerning the severity of the virus, and the actions governments, the pharmaceutical industry, competitors, suppliers, customers, patients, and others may take to contain or address its direct and indirect effects. The COVID-19 pandemic and associated mitigation measures may also have an adverse impact on healthcare systems, global economic conditions, or economic conditions in one or more regions where we or our customers operate, which could have an adverse effect on our business and financial condition.

In addition, the impact of the COVID-19 pandemic could exacerbate other risks we face, including those described elsewhere in “Risk Factors.” For more information on the impact of the COVID-19 pandemic on Procaps, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Impact of COVID-19” and “Business — Recent Developments.”

Any breach, disruption or misuse of our, or our external business partners’, information systems or cyber security efforts could have a material adverse effect on our business, financial condition and results of operations.

We are increasingly dependent upon information technology systems to operate our business. Our systems, information and operations are highly complex and interrelated with our external business partners. These systems may contain confidential information (including personal data, trade secrets or other intellectual property, or proprietary business information). The nature of digital systems, both internally and externally, makes them potentially vulnerable to disruption or damage from human error and/or security breaches, which include, but are not limited to, ransomware, data theft, denial of service attacks, sabotage, industrial espionage, and computer viruses. Such events may be difficult to detect, and once detected, their impact may be difficult to assess and address.

We and our external business partners have been subject to cyber attacks, and we have experienced immaterial business disruption and data loss as a result of phishing, business email compromise and other types of attacks on our information technology systems and those of our external business partners. While we continue to employ resources to monitor our systems and protect our infrastructure, these measures may prove insufficient depending upon the attack or threat posed, and that could subject us to significant risks, including ransomware attacks, other cyber breaches and disruptions that (i) cause system issues, (ii) cause the loss, misappropriation or unauthorized access, use or disclosure of confidential information, (iii) impair our operations, (iv) cause us to lose customers or experience lower sales volume, or (v) causes us to incur significant liabilities or expenses to remediate such risks, which, individually or collectively, could result in financial, legal, business or reputational harm to us and could have a material adverse effect on our business, financial condition and results of operations.

In addition, our information technology systems may be vulnerable to damage or interruption from circumstances beyond our control, including fire, natural disasters, power outages, systems failures and viruses. If we are unable to execute our disaster recovery and business if our plans prove insufficient for a particular situation or take longer than expected to implement in a crisis situation, it could have a material adverse effect on our business, financial condition and results of operations, and our business interruption insurance may not adequately compensate us for losses that may occur.

We are also subject to numerous laws and regulations designed to protect personal data, such as the European national laws implementing the General Data Protection Regulation and Brazil’s General Data Protection Law (Lei Geral de Proteção de Dados). These data protection laws introduced more stringent data protection requirements and significant potential fines, as well as increased our responsibility and potential liability in relation to personal data that we process. We have put mechanisms in place to ensure compliance with applicable data protection laws but there can be no guarantee of their effectiveness.

We may be unable to identify acquisition opportunities and successfully execute and close acquisitions, which could limit our potential for growth.

We have made several acquisitions in recent years and expect to actively seek new acquisitions that management believes will provide meaningful opportunities for growth by increasing our existing capabilities and expanding into new areas and markets of operations. However, we may not be able to identify suitable acquisition candidates or complete acquisitions on acceptable terms and conditions. Other companies in our industry have similar investment and acquisition strategies to ours, and competition for acquisitions may intensify. If we are unable to identify acquisition candidates that meet our criteria, or complete acquisitions on acceptable terms and condition, our potential for growth may be restricted. Additionally, because we may pursue acquisitions around the world and may actively pursue a number of opportunities simultaneously, we may encounter unforeseen expenses, complications and delays in connection with identifying or acquiring suitable acquisition targets.

We may not be able to realize the benefits of business acquisitions and divestitures we enter into, including being unable to successfully and efficiently integrate acquisitions or execute on dispositions, which could have a material adverse effect on our business, financial condition and results of operations.

We engage from time to time in acquisitions and other transactions that may complement or expand our business or in divestments of non-strategic businesses or assets. These transactions are accompanied by risks, many of which are beyond our control, and any one of them could result in increased cost, decreased net sales and diversion of management’s time and energy, any or all of which could materially impact our business, financial condition, and results of operations. Such risks include, among others, risks relating to our ability to successfully and efficiently integrate acquisitions or execute on dispositions and realize anticipated benefits therefrom.

In order to implement our growth strategy, we evaluate opportunities to buy or otherwise acquire rights to other businesses or technologies, enter into joint ventures or otherwise enter into strategic arrangements with business partners that could complement, enhance, or expand our current business or offerings and services or that might otherwise offer us growth opportunities, or divest assets or an ongoing business. We may face competition from other companies in pursuing acquisitions and similar transactions in the pharmaceutical industry. Our ability to complete transactions may also be limited by applicable antitrust and trade laws and regulations in the jurisdictions in which we or the operations or assets we seek to acquire carry on business. To the extent that we are successful in making acquisitions, we expend substantial amounts of cash, incur debt, or assume loss-making divisions as consideration. We or the purchaser of a divested asset or business may not be able to complete a desired transaction for any number of reasons, including a failure to secure financing.

Any acquisition that we are able to identify and complete may involve a number of risks, including, but not limited to, the diversion of management’s attention to integrate the acquired businesses or joint ventures, the possible adverse effects on our operating results during the integration process, the potential loss of customers or employees in connection with the acquisition, delays or reduction in realizing expected synergies, unexpected liabilities, and our potential inability to achieve our intended objectives for the transaction.

To the extent that we are not successful in completing desired divestitures, as such may be determined by future strategic plans and business performance, we may have to expend substantial amounts of cash, incur debt, or continue to absorb the costs of loss-making or under-performing assets. Any divestiture, whether we are able to complete it or not, may involve a number of risks, including diversion of management’s attention, a negative impact on our customer relationships, costs associated with maintaining the business of the targeted divestiture during the disposition process, and the costs of closing and disposing of the affected business or transferring remaining portions of the operations of the business to other facilities.

The demand for our iCDMO services depends in part on our customers’ research and development and the clinical and market success of their products. In the event our customers spend less on, or are less successful in, these activities for any reason, including as a result of decrease in spending due to the COVID-19 pandemic or recessionary economic conditions caused in whole or in part by the pandemic, our business, financial condition, and results of operations may be materially adversely affected.

The demand for our iCDMO offerings depends in part on our customers’ research and development and the clinical and market success of their products. Our business, financial condition, and results of operations may be negatively affected if our customers spend less on, or are less successful in, these activities. In addition, customer spending may be affected by, among other things, the COVID-19 pandemic or recessionary economic conditions caused in whole or in part by the pandemic.

Our customers are engaged in research, development, production, and marketing of pharmaceutical, biotechnology, and consumer health products. The amount of customer spending on research, development, production, and marketing, as well as the outcomes of such research, development, and marketing activities, have a large impact on our sales and profitability, particularly the amount our customers choose to spend on our iCDMO offerings. Our customers determine the amounts that they will spend based upon, among other things, available resources and their need to develop new products, which, in turn, are dependent upon a number of factors, including their competitors’ research, development, and production initiatives, and the anticipated market uptake, clinical, and reimbursement scenarios for specific products and therapeutic areas. In addition, consolidation in the industries in which our customers operate may have an impact on such spending as customers integrate acquired operations, including research and development departments and their budgets. Our customers finance their research and development spending from private and public sources. A reduction in spending by our customers, for these reasons or because of the COVID-19 pandemic or its direct or indirect effects, could have a material adverse effect on our business, financial condition, and results of operations. If our customers are not successful in attaining or retaining product sales due to market conditions, reimbursement issues, or other factors, our results of operations may be materially adversely affected.

Risks Related to our Industry

We participate in a highly competitive market, and increased competition may adversely affect our business, financial condition and results of operations.

We operate in a market that is highly competitive. We compete with multiple companies as to each of our offerings and in every region of the globe in which we operate, including competing with other companies that offer advanced delivery technologies, outsourced dose form, or development services to pharmaceutical and consumer health companies based in North America, South America, Europe, and the Asia- Pacific region. We also compete in some cases with the internal operations of those pharmaceutical, biotechnology, and consumer health customers that also have manufacturing capabilities and choose to source these services internally.

We face substantial competition in each of our markets. Competition is driven by proprietary technologies and know-how, capabilities, consistency of operational performance, quality, price, value, responsiveness, and speed. Some competitors have greater financial, R&D, operational, and marketing resources than we do. Competition may also increase as additional companies enter our markets or use their existing resources to compete directly with ours. Expanded competition from companies in low-cost jurisdictions, such as India and China, may in the future adversely affect our results of operations or limit our growth. Greater financial, research and development, operational, and marketing resources may allow our competitors to respond more quickly with new, alternative, or emerging technologies. Changes in the nature or extent of our customers’ requirements may render our offerings obsolete or non-competitive and could adversely affect our business, financial condition and results of operations.

Changes in market access or healthcare reimbursement for, or public sentiment towards our, or our customers’, products in Latin America, the United States and other countries in which we operate, or other changes in applicable policies regarding the healthcare industry, could adversely affect our financial condition and results of operations by affecting demand for our products and services.

The healthcare industry has changed significantly over time, and we expect the industry to continue to evolve. Some of these changes, such as ongoing healthcare reform, adverse changes in governmental or private funding of healthcare products and services, legislation or regulations governing patient access to care and privacy, or the delivery, pricing, or reimbursement approval of pharmaceuticals and healthcare services or mandated benefits, may cause healthcare industry participants to change the amount of our products and services that they purchase or the price they are willing to pay for these offerings. In particular, there is significant uncertainty about the likelihood of changes to the Affordable Care Act (the “ACA”) in the United States and healthcare laws in general in the United States, including future legislation that may affect or put a cap on future pricing of pharmaceutical products. While we are unable to predict the likelihood of changes to healthcare legislation, any substantial revisions in these legislations, including in the ACA, could have a material adverse effect on the demand for our or our customers’ products, which in turn could have a negative impact on our business, financial condition and results of operations. Changes in the healthcare industry’s pricing, selling, inventory, distribution, or supply policies or practices, or in public or government sentiment for the industry as a whole, could also significantly reduce our revenue and results of operations. In particular, volatility in individual product demand may result from changes in public or private payer reimbursement or coverage.

Our Rx products segment in particular could be materially adversely impacted by measures taken by governmental entities or private payers to restrict patients’ access to our products or increase pressure on drug pricing, including denial of price increases, prospective and retrospective price decreases, and increased mandatory discounts or rebates. These actions may drive us and our competitors to decrease prices or may reduce the ability of customers to pay for our products, which could materially negatively impact our Rx segment’s results of operations.

The illegal trade in pharmaceutical products, including counterfeiting, theft and illegal diversion, is widely recognized. Public loss of confidence in the integrity of pharmaceutical products as a result of illegal trade could materially adversely affect our reputation, financial condition and results of operation.

The illegal trade in pharmaceutical products is widely recognized by the industry, non-governmental organizations and governmental authorities to be increasing. Illegal trade includes counterfeiting, theft and illegal diversion (that is, when our products are found in a market where we did not send them and where they are not approved to be sold). There is a risk to public health when illegally traded products enter the supply chain, as well as associated financial risk. Authorities and the public expect us to help reduce opportunities for illegal trade in our products through securing our supply chains, surveillance, investigation and supporting legal action against those found to be engaged in illegal trade.

Public loss of confidence in the integrity of pharmaceutical products as a result of illegal trade could materially adversely affect our reputation and financial performance. In addition, undue or misplaced concern about this issue may cause some patients to stop taking their medications, with consequential risks to their health.

If we are found liable for breaches in our supply chains, authorities may take action, financial or otherwise, that could adversely impact the distribution of our products. Counterfeit and/or illegally diverted products replacing sales of genuine products in a market can have a direct financial impact on our global markets as well as being a risk to patient safety.

Risks Related to our Intellectual Property

We and our customers depend on patents, copyrights, trademarks, know-how, trade secrets, and other forms of intellectual property protections, but these protections may not be adequate.

We rely on a combination of know-how, trade secrets, patents, copyrights, trademarks, and other intellectual property laws, nondisclosure and other contractual provisions, and technical measures to protect many of our products, services and intangible assets. These proprietary rights are important to our ongoing operations. There can be no assurance that these protections will provide uniqueness or meaningful competitive differentiation in our offerings or otherwise be commercially valuable or that we will be successful in obtaining additional intellectual property or enforcing our intellectual property rights against unauthorized users. Our exclusive rights under certain of our products and services are protected by patents, some of which will expire in the near term. When patents covering a product or service expire, loss of exclusivity may occur, which may force us to compete with third parties, thereby negatively affecting our revenue and profitability. We do not currently expect any material loss of revenue to occur as a result of the expiration of any patent currently protecting our business.

Our proprietary rights may be invalidated, circumvented, or challenged. We may in the future be subject to proceedings seeking to oppose or limit the scope of our patent applications or issued patents. In addition, in the future, we may need to take legal actions to enforce our intellectual property rights, to protect our trade secrets, or to determine the validity or scope of the proprietary rights of others. Legal proceedings are inherently uncertain, and the outcome of such proceedings may be unfavorable to us.

Any legal action regardless of outcome might result in substantial costs and diversion of resources and management attention. Although we use reasonable efforts to protect our proprietary and confidential information, there can be no assurance that our confidentiality and non-disclosure agreements will not be breached, our trade secrets will not otherwise become known by competitors, or that we will have adequate remedies in the event of unauthorized use or disclosure of proprietary information. Even if the validity and enforceability of our intellectual property is upheld, an adjudicator might construe our intellectual property not to cover the alleged infringement. In addition, intellectual property enforcement may be unavailable or practically ineffective in some countries. There can be no assurance that our competitors will not independently develop technologies that are substantially equivalent or superior to our technology or that third parties will not design around our intellectual property claims to produce competitive offerings. The use of our technology or similar technology by others could reduce or eliminate any competitive advantage we have developed, cause us to lose sales, or otherwise harm our business.

We have applied in the United States, Colombia and certain other countries for registration of a number of trademarks, service marks, and patents, some of which have been registered or issued, and also claim common law rights in various trademarks and service marks. In the past, third parties have occasionally opposed our applications to register intellectual property, and there can be no assurance that they will not do so in the future. It is possible that in some cases we may be unable to obtain the registrations for trademarks, service marks, and patents for which we have applied, and a failure to obtain trademark and patent registrations in the United States, Colombia or other countries could limit our ability to protect our trademarks and proprietary technologies and impede our marketing efforts in those jurisdictions.

License agreements with third parties control our rights to use certain patents, software, and information technology systems and proprietary technologies owned by third parties, some of which are important to our business. Termination of these license agreements for any reason could result in the loss of our rights to this intellectual property, causing an adverse change in our operations or the inability to commercialize certain offerings.

In addition, many of our branded pharmaceutical customers rely on patents to protect their products from generic competition. Because incentives exist in some countries, including the United States, for generic pharmaceutical companies to challenge these patents, pharmaceutical and biotechnology companies are under the ongoing threat of challenges to their patents. If the patents on which our customers rely were successfully challenged and, as a result, the affected products become subject to generic competition, the market for our customers’ products could be significantly adversely affected, which could have an adverse effect on our business, financial condition and results of operations. We attempt to mitigate these risks by making our offerings available to generic manufacturers and distributors in the United States, as well as branded manufacturers and distributors world-wide, but there can be no assurance that we will be successful in marketing these offerings.

Our products and services, or our customers’ products, may infringe on the intellectual property rights of third parties and any such infringement could have a material adverse effect on our business.

From time to time, third parties have asserted intellectual property infringement claims against us and our customers, and there can be no assurance that third parties will not assert infringement claims against either us or our customers in the future. While we believe that our products and services do not infringe in any material respect upon proprietary rights of other parties, and that meritorious defenses would exist with respect to any assertion to the contrary, there can be no assurance that we could successfully avoid being found to infringe on the proprietary rights of others. Patent applications in the United States, Colombia and certain other countries are generally not publicly disclosed until the patent is issued or published, and we and our customers may not be aware of currently filed patent applications that relate to our or their products, services, or processes. If patents later issue on these applications, we or they may be found liable for subsequent infringement. There has been substantial litigation in the pharmaceutical industry with respect to the manufacture, use, and sale of products that are the subject of conflicting patent rights.

Any claim that our products, services or processes infringe third-party intellectual property rights (including claims arising through our contractual indemnification of our customers), regardless of the claim’s merit or resolution, could be costly and may divert the efforts and attention of our management and technical personnel. We may not prevail against any such claim given the complex technical issues and inherent uncertainties in intellectual property matters. If any such claim results in an adverse outcome, we could, among other things, be required to:

•        pay substantial damages (potentially including treble damages in the United States);

•        cease the manufacture, use, or sale of the infringing offerings or processes;

•        discontinue the use of the infringing technology;

•        expend significant resources to develop non-infringing technology;

•        license technology from the third party claiming infringement, which license may not be available on commercially reasonable terms or at all; and

•        lose the opportunity to license our technology to others or to collect royalty payments based upon successful protection and assertion of our intellectual property against others.

In addition, our customers’ products may be subject to claims of intellectual property infringement and such claims could materially affect our business if their products cease to be manufactured or they have to discontinue the use of the infringing technology.

Any of the foregoing could affect our ability to compete or have a material adverse effect on our business, financial condition, and results of operations.

Risks Related to Laws and Regulations

A significant portion of medication on the market, including ours, is subject to price control regulations. This control may limit our margins and our ability to pass on cost increases to our customers, which could have a material adverse effect on our business, financial condition and results of operations.

We are subject to a variety of legislation that imposes price controls over certain pharmaceutical products that we manufacture and sell. Among these laws are Colombian regulations that establish price controls for certain drugs or groups of medication, which take into consideration factors such as the number of manufactures of such drugs and competitors in the market, and the impact on the private sector or commercial channels, as defined by Colombia’s National Drug and Medical Devices Pricing Commission (Comisión Nacional de Precios de Medicamentos y Dispositivos Médicos, or “CNPMDM”), which applies a methodology based on a price comparison in international markets that are comparable with the Colombian market. In Brazil there is legislation which limits price increases and inflation adjustments to once per year, according to a cap based on the National Broad Consumer Price Index (Índice Nacional de Preços aos Consumidores Amplo), a productivity factor and an adjustment factor, all calculated as percentages per year. These price controls, among others, have resulted in lower profit margins. We cannot guarantee that we will be able to maintain our profit margins in the future or that the governments in the jurisdictions in which we operate will not impose additional or more restrictive price controls, which may have a material adverse effect on our business, financial condition and results of operations.

We may be held liable if a consumer has an adverse health reaction to a product we sell or manufacture.

The use or misuse of our products may result in adverse health reactions in our consumers. Incidents involving our products may have a material adverse effect on us. Lawsuits, including product liability or administrative cases, may be filed against us claiming that our products were spoiled, tampered with, contaminated, did not meet the product descriptions, or did not contain appropriate disclosure information on possible side-effects or risks, among other things. These cases may result in significant expenses due to product recalls. Any real or potential health risk associated with our products, including negative publicity, may cause our consumers to lose their trust in the safety, efficiency and quality of our products. Even if products manufactured by third-parties harm consumers, our industry may suffer from negative publicity, which could decrease demand for our products. Any claim of this type against our products may have a material adverse effect on our business, financial condition and results of operations.

We are subject to product and other liability risks that could exceed our anticipated costs or adversely affect our results of operations, financial condition, liquidity, and cash flows.

We are subject to potentially significant product liability and other liability risks that are inherent in the design, development, manufacture, and marketing of our products and services. We may be named as a defendant in product liability lawsuits, which may allege that our products and services have resulted or could result in an unsafe condition or injury to consumers. Such lawsuits could be costly to defend and could result in reduced sales, significant liabilities, and diversion of management’s time, attention, and resources. Even claims without merit could subject us to adverse publicity and require us to incur significant legal fees.

Furthermore, product liability claims and lawsuits, regardless of their ultimate outcome, could have a material adverse effect on our business operations, financial condition, and reputation and on our ability to attract and retain customers. We have historically sought to manage this risk through the combination of product liability insurance and contractual indemnities and liability limitations in our agreements with customers and vendors. The availability of product liability insurance for companies in the pharmaceutical industry is generally more limited than insurance available to companies in other industries. Insurance carriers providing product liability insurance to those in the pharmaceutical and biotechnology industries generally limit the amount of available policy limits, require larger self-insured retentions, and exclude coverage for certain products and claims. We maintain product liability insurance with annual aggregate limits in excess of $15 million. There can be no assurance that a successful product liability or other claim would be adequately covered by our applicable insurance policies or by any applicable contractual indemnity or liability limitations.

Failure to comply with existing and future regulatory requirements could adversely affect our business, financial condition and results of operations, or result in claims from customers.

The healthcare industry is highly regulated. We, and our customers, are subject to various local, state, federal, national, and transnational laws and regulations, which include the operating, quality, and security standards of INVIMA, the FDA, Brazil’s Health Regulatory Agency (Agência Nacional de Vigilância Sanitária, or “ANVISA”), Health Canada, the MHRA, TGA, Cofepris and various state boards of pharmacy, state health departments, and other similar bodies and agencies of the jurisdictions in which we operate, and, in the future, any change to such laws and regulations could adversely affect us. Among other rules affecting us, we are subject to laws and regulations concerning manufacturing practices and drug safety. Our subsidiaries may be required to register for permits or licenses, and may be required to comply, with the laws and regulations of such agencies, boards of pharmacy, health departments, or other comparable agencies in various jurisdictions around the world, as well as certain accrediting bodies, such as the ISO, depending upon the type of operations and locations of distribution and sale of the products manufactured or services provided by those subsidiaries.

The manufacture, distribution, and marketing of our products and services are subject to extensive ongoing regulation by INVIMA, FDA, ANVISA, Health Canada, MHRA, TGA, Cofepris and other equivalent local, state, federal, national, and transnational regulatory authorities. Failure by us or by our customers to comply with the requirements of these regulatory authorities could result in warning letters, product recalls or seizures, monetary sanctions, injunctions to halt manufacture or distribution, restrictions on our operations, civil or criminal sanctions, or withdrawal of existing or denial of pending approvals, permits, or registrations, including those relating to products or facilities. In addition, any such failure relating to the products or services we provide could expose us to contractual or product liability claims as well as claims from our customers, including claims for reimbursement for lost or damaged active pharmaceutical ingredients, which cost could be significant.

In addition, any new products or services classified as pharmaceutical must undergo lengthy and rigorous clinical testing and other extensive, costly, and time-consuming procedures mandated by the regulatory authorities in the jurisdictions that regulate our products or services. We or our customers may elect to delay or cancel anticipated regulatory submissions for current or proposed new products or services for any number of reasons.

Although we believe that we comply in all material respects with applicable laws and regulations, there can be no assurance that a regulatory agency or tribunal would not reach a different conclusion concerning the compliance of our operations with applicable laws and regulations. In addition, there can be no assurance that we will be able to maintain or renew existing permits, licenses, or other regulatory approvals or obtain, without significant delay, future permits, licenses, or other approvals needed for the operation of our businesses. Any noncompliance by us or our customers with applicable law or regulation or the failure to maintain, renew, or obtain necessary permits and licenses could have an adverse effect on our business, financial condition and results of operations. Furthermore, loss of a permit, license, or other approval in any one portion of our business may have indirect consequences in another portion of our business if regulators or customers adjust their reviews of such other portion as a result or customers cease business with such other portion due to fears that such loss is a sign of broader concerns about our ability to deliver products or services of sufficient quality.

We are subject to environmental, health, and safety laws and regulations, which could increase our costs and restrict our operations in the future.

Our operations are subject to a variety of environmental, health, and safety laws and regulations in each of the jurisdictions in which we operate. These laws and regulations govern, among other things, air emissions, wastewater discharges, the use, handling, and disposal of hazardous substances and wastes, soil and groundwater contamination, and employee health and safety. Any failure by us to comply with environmental, health, and safety requirements could result in the limitation or suspension of production or subject us to monetary fines, civil or criminal sanctions, or other future liabilities in excess of our reserves. We are also subject to laws and regulations governing the destruction and disposal of raw materials and non-compliant products, the handling of regulated material included in our products, and the disposal of our products or their components at the end of their useful lives. In addition, compliance with environmental, health, and safety requirements could restrict our ability to expand our facilities or require us to acquire costly environmental or safety control equipment, incur other significant expenses, or modify our manufacturing processes. Our manufacturing facilities may use, in varying degrees, hazardous substances in their processes. Any contamination at our current facilities, or at formerly owned or operated properties, can result in liability to us.

In the event of the discovery of new or previously unknown contamination either at our facilities or at third-party locations, including facilities we formerly owned or operated, or the imposition of cleanup obligations for which we are responsible, we may be required to take additional, unplanned remedial measures for which we have not recorded reserves, which could have a material adverse effect on our business, financial condition and results of operations.

Failure to meet regulatory or ethical expectations on environmental impact, including climate change, could affect our ability to market and sell our products if other products with a better carbon footprint are available.

The physical risks that climate change poses to our business have been analyzed and we expect exposure to periods of extreme heat, floods and water scarcity to become more frequent and severe in some regions where we operate, in the medium to longer term. These conditions may pose physical risks to our business and supply chain. Among our initiatives to mitigate our impact on the planet and the climate crisis, we are designing a carbon neutrality strategy which we expect to launch by the end of 2021 with the goal of (i) calculating our baseline carbon footprint and comparing it to the footprint of similar businesses to identify a benchmark, (ii) identifying greenhouse gas emissions mitigation opportunities, and (iii) developing a strategy combining mitigation and offsetting to become carbon neutral by a date to be determined. If global temperatures continue to rise and we are unable to adapt to such risks, our business and supply chain may be adversely affected, which could have a material adverse effect on our financial condition and results of operations.

Furthermore, there is an increasing global focus from regulators, investors, healthcare providers and broader society regarding measures needed to transition to a low carbon economy and the impact that this transition will have on businesses. In some markets, regulators or healthcare providers may choose not to approve or reimburse our products if other products with a better carbon footprint are available. In addition, carbon taxes and fees may be imposed on us and our suppliers as a way to reduce greenhouse gas emissions.

Our global operations are subject to economic, political, and regulatory risks, including the risks of changing regulatory standards or changing interpretations of existing standards that could affect our financial condition and results of operation or require costly changes to our business.

We conduct our operations in various regions of the world, including South America, Central America, North America and Europe. Global and regional economic and regulatory developments affect businesses such as ours in many ways. Our operations are subject to the effects of global and regional competition, including potential competition from manufacturers in low-cost jurisdictions such as India and China. Local jurisdiction risks include regulatory risks arising from local laws. Our global operations are also affected by local economic environments, including inflation and recession. Political changes, some of which may be disruptive, and related hostilities can interfere with our supply chain, our customers, and some or all of our activities in a particular location. While some of these risks can be hedged using derivatives or other financial instruments and some are insurable, such mitigating measures may be unavailable, costly, or unsuccessful.

Tax legislative or regulatory initiatives, such as the 2021 Colombian Tax Reform, new interpretations or developments concerning existing tax laws, or challenges to our tax positions could adversely affect our results of operations and financial condition.

We are a large multinational enterprise with operations in 13 countries throughout the world, including Colombia, Brazil, El Salvador and the United States, and we do business with suppliers and customers in over 50 countries. As such, we are subject to the tax laws and regulations of various jurisdictions, including U.S. federal, state, and local governments. From time to time, various legislative initiatives, such as the 2021 Colombian Tax Reform, may be proposed that could adversely affect our tax positions, and existing legislation, such as the 2017 U.S. Tax Cuts and Jobs Act, may be subject to additional regulatory changes or new interpretations.

The 2021 Colombian Tax Reform includes certain tax measures intended to generate additional tax revenues to fund social programs for purposes of mitigating the impact of the COVID-19 pandemic, such as a corporate tax rate increase from 30% to 35% and continuing to limit the amount of turnover tax that taxpayers may claim as a corporate income tax credit to 50%, among others. The 2021 Colombian Tax Reform will take effect beginning in 2022. The Company cannot anticipate the impact that the 2021 Colombia Tax Reform may have, nor the measures that could be adopted by the current administration in order to meet its financial obligations, which might negatively affect Colombia’s economy and, in turn, the Company’s business, financial condition and results of operations. There can be no assurance that our effective tax rate or tax payments will not be adversely affected by the 20201 Colombian Tax Reform or these other initiatives. For more information, see “Summary — Recent Developments — 2021 Colombian Tax Reform.”

In addition, the tax laws of several of the countries we operate in, including Brazilian and U.S. federal, state and local tax laws and regulations are extremely complex and subject to varying interpretations. We are subject to regular examination of our income tax returns by various tax authorities. Examinations or changes in laws, rules, regulations, or interpretations by taxing authorities could result in adverse impacts to tax years open under statute or to our operating structures currently in place. We regularly assess the likelihood of adverse outcomes resulting from these examinations or changes in laws, rules, regulations, or interpretations to determine the reasonableness of our provision for taxes. It is possible that the outcomes from these examinations or changes in laws, rules, regulations, or interpretations by taxing authorities will have a material adverse effect on our financial condition or results of operations.

We are subject to labor and employment laws and regulations, which could increase our costs and restrict our operations in the future.

As of June 30, 2021, we employed more than 4,580 individuals worldwide, primarily in South and Central America. Our management believes that our employee relations are satisfactory. Approximately 40 of our employees in our Rymco and Softgel manufacturing facilities are currently represented by industry labor union organizations. However, further organizing activities, collective bargaining, or changes in the regulatory framework for employment may increase our employment-related costs or may result in work stoppages or other labor disruptions. Moreover, as employers are subject to various employment-related claims, such as individual and class actions relating to alleged employment discrimination and wage-hour and labor standards issues, such actions, if brought against us and successful in whole or in part, may affect our ability to compete or have a material adverse effect on our business, financial condition, and results of operations.

We are subject to governmental export and import controls that could impair our ability to compete in international markets and subject us to liability if we are not in compliance with applicable laws.

Our products are subject to export control and import laws and regulations of the jurisdictions in which we operate. Exports of our products must be made in compliance with these laws and regulations. If we fail to comply with these laws and regulations, we and certain of our employees could be subject to substantial civil or criminal penalties, including the possible loss of export or import privileges; fines, which may be imposed on us and responsible employees or managers; and, in extreme cases, the incarceration of responsible employees or managers.

In addition, changes in our products or changes in applicable export or import laws and regulations may create delays in the introduction, provision, or sale of our products in international markets, prevent customers from using our products or, in some cases, prevent the export or import of our products to certain countries, governments or persons altogether. Any limitation on our ability to export, provide, or sell our products could adversely affect our business, financial condition and results of operations.

Failure to comply with the U.S. Foreign Corrupt Practices Act, the U.K. Bribery Act 2010 and similar laws associated with our activities in other jurisdictions could subject us to penalties and other adverse consequences.

As a substantial portion of our revenues is, and we expect will continue to be, from jurisdictions outside of the United States, we face significant risks if we fail to comply with the U.S. Foreign Corrupt Practices Act (“FCPA”), the U.K. Bribery Act 2010 (the “Bribery Act”) and other laws that prohibit improper payments or offers of payment to governments and their officials and political parties by us and other business entities for the purpose of obtaining or retaining business. In many countries, particularly in countries with developing economies, some of which represent significant markets in which we operate, it may be a local custom that businesses operating in such countries engage in business practices that are prohibited by the FCPA, the Bribery Act or other laws and regulations. Although we have implemented company policy requiring employees and consultants to comply with the FCPA, the Bribery Act and similar laws, such policy may not be effective at preventing all potential FCPA, Bribery Act or other violations. In addition, we cannot guarantee the compliance by our partners, resellers, suppliers and agents with applicable laws, including the FCPA and the Bribery Act. Therefore, there can be no assurance that none of our employees or agents will take actions in violation of our policies or of applicable laws, for which we may be ultimately held responsible. Any violation of the FCPA or the Bribery Act and related policies could result in severe criminal or civil sanctions, which could have a material and adverse effect on our reputation, business, financial condition and results of operations.

Risks Related to the Company

The Company’s management has limited experience in operating a public company.

The Company’s executive officers have limited experience in the management of a publicly traded company. The Company’s management team may not successfully or effectively manage its transition to a public company that will be subject to significant regulatory oversight and reporting obligations under federal securities laws. Their limited experience in dealing with the increasingly complex laws pertaining to public companies could be a significant disadvantage in that it is likely that an increasing amount of their time may be devoted to these activities which will result in less time being devoted to the management and growth of the Company. The Company may not have adequate personnel with the appropriate level of knowledge, experience, and training in the accounting policies, practices or internal controls over financial reporting required of public companies in the United States. The development and implementation of the standards and controls necessary for the Company to achieve the level of accounting standards required of a public company in the United States may require costs greater than expected. It is possible that the Company will be required to expand its employee base and hire additional employees to support its operations as a public company, which will increase its operating costs in future periods.

The Company is controlled by the Minski Family, whose interests may conflict with the Company’s interests and the interests of other shareholders.

The Minski Family, through the Deseja Trust, the Sognatore Trust and the Simphony Trust, owns 59.6% of the issued and outstanding Ordinary Shares, all of which will be subject to certain lock-up arrangements pursuant to the Registration Rights and Lock-Up Agreement and including 10,464,612 Ordinary Shares that is held in escrow subject to release pursuant to the terms of the Transaction Support Agreement and the related escrow agreement. As long as the Minski Family owns at least 50% of the outstanding Ordinary Shares, the Minski Family will have the ability to determine all ordinary corporate actions requiring shareholder approval, including the election and removal of directors and the size of the Company’s Board of Directors (within the limits provided for in the Company’s articles of association). The Board of Directors of the Company may, without any approval required by the shareholders of the Company, decide upon, under certain circumstances, a sale of substantially all of the Company’s assets. If any shareholder or group of shareholders were to own 2/3 or more of the outstanding Ordinary Shares, such shareholder or group of shareholders would have the required majority pursuant to Luxembourg law and the Company’s articles of association to amend the Company’s articles of association and take all other shareholder resolutions which require at least 2/3 of the outstanding Ordinary Shares. In addition, pursuant to the Nomination Agreement, the Minski Family has the right to propose for appointment a majority of the Board of Directors, at least one-half of whom must be independent under Nasdaq rules, and the right to appoint a director to each committee of the Board of Directors. Such rights of the Minski Family shall terminate upon the earlier of (i) 20 years from the date of the Nomination Agreement and (ii) the date on which the Minski Family, or its affiliates, cease to beneficially own, in the aggregate, 30% of the outstanding Ordinary Shares. This could have the effect of delaying or preventing a change in control or otherwise discouraging a potential acquirer from attempting to obtain control of the Company, which could cause the market price of Ordinary Shares to decline or prevent shareholders from realizing a premium over the market price for Ordinary Shares. The Minski Family’s interests may conflict with the Company’s interests as a company or the interests of the Company’s other shareholders.

A market for the Company’s securities may not continue, which would adversely affect the liquidity and price of its securities.

The price of the Company’s securities may fluctuate significantly due to the market’s reaction to the Business Combination and general market and economic conditions. An active trading market for the Company’s securities may never develop or, if developed, it may not be sustained. In addition, the price of the Company’s securities can vary due to general economic conditions and forecasts, its general business condition and the release of its financial reports. Additionally, if its securities become delisted from Nasdaq for any reason, and are quoted on the OTC Bulletin Board, an inter-dealer automated quotation system for equity securities that is not a national securities exchange, the liquidity and price of its securities may be more limited than if it were quoted or listed on Nasdaq or another national securities exchange. You may be unable to sell your securities unless a market can be established or sustained.

If securities or industry analysts do not publish or cease publishing research or reports about the Company, its business, or its market, or if they change their recommendations regarding the Ordinary Shares adversely, then the price and trading volume of Ordinary Shares could decline.

The trading market for the Ordinary Shares will be influenced by the research and reports that industry or securities analysts may publish about the Company, its business, its market, or its competitors. Securities and industry analysts do not currently, and may never, publish research on the Company. If no securities or industry analysts commence coverage of the Company, the Ordinary Share price and trading volume would likely be negatively impacted. If any of the analysts who may cover the Company change their recommendation regarding the Ordinary Shares adversely, or provide more favorable relative recommendations about the Company’s competitors, the price of the Ordinary Shares would likely decline. If any analyst who formerly covered Union were to cease coverage of the Company or fail to regularly publish reports on it, the Company could lose visibility in the financial markets, which could cause the Ordinary Share price or trading volume to decline.

The JOBS Act permits “emerging growth companies” like the Company to take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies.

The Company currently qualifies as an “emerging growth company” as defined in Section 2(a)(19) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012, which we refer to as the “JOBS Act.” As such, the Company takes advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies for as long as it continues to be an emerging growth company, including the exemption from the auditor attestation requirements with respect to internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act. As a result, the Company shareholders may not have access to certain information they deem important. The Company expects to remain an emerging growth company until December 31, 2021.

The Company cannot predict if investors will find the Ordinary Shares less attractive because it relies on these exemptions. If some investors find Ordinary Shares less attractive as a result, there may be a less active trading market and share price for the Ordinary Shares may be more volatile. The Company does not expect to qualify as an emerging growth company after December 31, 2021 and may incur increased legal, accounting and compliance costs associated with Section 404 of the Sarbanes-Oxley Act.

Risks Related to Investment in a Luxembourg Company and the Company’s Status as a Foreign Private Issuer

As a foreign private issuer, the Company is exempt from a number of U.S. securities laws and rules promulgated thereunder and will be permitted to publicly disclose less information than U.S. public companies must. This may limit the information available to holders of the Ordinary Shares.

The Company qualifies as a “foreign private issuer,” as defined in the SEC’s rules and regulations, and, consequently, the Company will not be subject to all of the disclosure requirements applicable to public companies organized within the United States. For example, the Company is exempt from certain rules under the Exchange Act that regulate disclosure obligations and procedural requirements related to the solicitation of proxies, consents or authorizations applicable to a security registered under the Exchange Act. In addition, the Company’s officers and directors are exempt from the reporting and “short-swing” profit recovery provisions of Section 16 of the Exchange Act and related rules with respect to their purchases and sales of the Company’s securities. For example, some of the Company’s key executives may sell a significant amount of Ordinary Shares and such sales will not be required to be disclosed as promptly as public companies organized within the United States would have to disclose. Accordingly, once such sales are eventually disclosed, the price of Ordinary Shares may decline significantly. Moreover, the Company will not be required to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. public companies. The Company will also not be subject to Regulation FD under the Exchange Act, which would prohibit the Company from selectively disclosing material nonpublic information to certain persons without concurrently making a widespread public disclosure of such information. Accordingly, there may be less publicly available information concerning the Company than there is for U.S. public companies.

As a foreign private issuer, the Company will file an annual report on Form 20-F within four months of the close of each fiscal year ended December 31 and furnish reports on Form 6-K relating to certain material events promptly after the Company publicly announces these events. However, because of the above exemptions for foreign private issuers, which the Company intends to rely on, the Company shareholders will not be afforded the same information generally available to investors holding shares in public companies that are not foreign private issuers.

The Company may lose its foreign private issuer status in the future, which could result in significant additional costs and expenses. This would subject the Company to GAAP reporting requirements which may be difficult for it to comply with.

As a “foreign private issuer,” the Company is not required to comply with all of the periodic disclosure and current reporting requirements of the Exchange Act and related rules and regulations. Under those rules, the determination of foreign private issuer status is made annually on the last business day of an issuer’s most recently completed second fiscal quarter, and, accordingly, the next determination will be made with respect to the Company on June 30, 2022.

In the future, the Company could lose its foreign private issuer status if a majority of its Ordinary Shares are held by residents in the United States and it fails to meet any one of the additional “business contacts” requirements. Although the Company intends to follow certain practices that are consistent with U.S. regulatory provisions applicable to U.S. companies, the Company’s loss of foreign private issuer status would make such provisions mandatory. The regulatory and compliance costs to the Company under U.S. securities laws if it is deemed a U.S. domestic issuer may be significantly higher. If the Company is not a foreign private issuer, the Company will be required to file periodic reports and prospectuses on U.S. domestic issuer forms with the SEC, which are more detailed and extensive than the forms available to a foreign private issuer. For example, the Company would become subject to the Regulation FD, aimed at preventing issuers from making selective disclosures of material information. The Company also may be required to modify certain of its policies to comply with good governance practices associated with U.S. domestic issuers. Such conversion and modifications will involve additional costs. In addition, the Company may lose its ability to rely upon exemptions from certain corporate governance requirements of Nasdaq that are available to foreign private issuers. For example, Nasdaq’s corporate governance rules require listed companies to have, among other things, a majority of independent board members and independent director oversight of executive compensation, nomination of directors, and corporate governance matters. As a foreign private issuer, the Company is permitted to follow home country practice in lieu of the above requirements. The Company intends to follow Luxembourg practice with respect to quorum requirements for shareholder meetings in lieu of the requirement under Nasdaq Listing Rules that the quorum be not less than 33 1/3% of the outstanding voting shares. Under the Company’s articles of association, at an ordinary general meeting, there is no quorum requirement and resolutions are adopted by a simple majority of validly cast votes. In addition, under the Company’s articles of association, for any resolutions to be considered at an extraordinary general meeting of shareholders, the quorum shall be at least one half of our issued share capital unless otherwise mandatorily required by law. As long as the Company relies on the foreign private issuer exemption to certain of Nasdaq’s corporate governance standards, a majority of the directors on its Board of Directors are not required to be independent directors, its compensation committee is not required to be comprised entirely of independent directors, and it will not be required to have a nominating committee. Also, the Company would be required to change its basis of accounting from IFRS as issued by the IASB to GAAP, which may be difficult and costly for it to comply with. If the Company loses its foreign private issuer status and fails to comply with U.S. securities laws applicable to U.S. domestic issuers, the Company may have to de-list from Nasdaq and could be subject to investigation by the SEC, Nasdaq and other regulators, among other materially adverse consequences.

If the Company no longer qualifies as a foreign private issuer, it may be eligible to take advantage of exemptions from Nasdaq’s corporate governance standards if it continues to qualify as a “controlled company.” The Minski Family owns 59.6% of the issued and outstanding Ordinary Shares, including 10,464,612 Ordinary Shares held in escrow subject to release pursuant to the terms of the Transaction Support Agreement and the related escrow agreement. As a result, the Company is a “controlled company” within the meaning of Nasdaq rules. Under these rules, a company of which more than 50% of the voting power for the election of directors is held by an individual, a group, or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements, including:

•        the requirement that a majority of its board of directors consist of independent directors;

•        the requirement that compensation of its executive officers be determined by a majority of the independent directors of the board or a compensation committee comprised solely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

•        the requirement that director nominees be selected, or recommended for the board’s selection, either by a majority of the independent directors of the board or a nominating committee comprised solely of independent directors with a written charter addressing the committee’s purpose and responsibilities.

If the Company elects to take advantage of these exemptions, shareholders would not have the same protections afforded to shareholders of companies that are subject to all the Nasdaq corporate governance standards.

The Company is organized under the laws of the Grand Duchy of Luxembourg and a substantial amount of its assets are not located in the United States. It may be difficult for you to obtain or enforce judgments or bring original actions against the Company or the members of its Board of Directors in the United States.

The Company is incorporated under the laws of the Grand Duchy of Luxembourg. In addition, a substantial amount of its assets are located outside the United States. Furthermore, some of the members of the Company’s Board of Directors and officers reside outside the United States and a substantial portion of the Company’s assets are located outside the United States. Investors may not be able to effect service of process within the United States upon the Company or these persons or enforce judgments obtained against the Company or these persons in U.S. courts, including judgments in actions predicated upon the civil liability provisions of the U.S. federal securities laws. Likewise, it also may be difficult for an investor to enforce in U.S. courts judgments obtained against the Company or these persons in courts located in jurisdictions outside the United States, including judgments predicated upon the civil liability provisions of the U.S. federal securities laws. Awards of punitive damages in actions brought in the United States or elsewhere are generally not enforceable in the Grand Duchy of Luxembourg.

As there is no treaty in force on the reciprocal recognition and enforcement of judgments in civil and commercial matters between the United States and the Grand Duchy of Luxembourg, courts in the Grand Duchy of Luxembourg will not automatically recognize and enforce a final judgment rendered by a U.S. court. However, a party who received such favorable judgment in a U.S. Court may initiate enforcement proceedings in the Grand Duchy of Luxembourg (exequatur) by requesting enforcement of the U.S. judgment by the District Court (Tribunal d’Arrondissement) pursuant to Section 678 of the New Luxembourg Code of Civil Procedure. The District Court will authorize the enforcement in Luxembourg of the U.S. judgment if it is satisfied that all of the following conditions are met:

•        the U.S. judgment is enforceable (exécutoire) in the United States;

•        the U.S. court awarding the judgment had jurisdiction to adjudicate the applicable matter under applicable U.S. federal or state jurisdictions rules, and the jurisdiction of the U.S. court is recognized by Luxembourg private international and local law;

•        the U.S. court has applied the substantive law as designated by the Grand Duchy of Luxembourg conflict of laws rules according to certain Luxembourg case law, it is admitted that the Grand Duchy of Luxembourg courts which are asked to grant an exequatur do not have to verify whether the substantive law actually applied by the U.S. court awarding the judgment was the law which would have been applied;

•        the U.S. judgment does not contravene international public policy or order as understood under the laws of Luxembourg;

•        the U.S. court has acted in accordance with its own procedural rules and laws;

•        the U.S. judgment was granted following proceedings where the counterparty had the opportunity to appear, and if it appeared, to present a defense; and

•        the U.S. judgment was not granted pursuant to an evasion of Grand Duchy of Luxembourg law (fraude à la loi luxembourgeoise).

Please note that the Grand Duchy of Luxembourg case law is constantly evolving. Some of the conditions of admissibility described above may change, and additional conditions could be required to be fulfilled by the Grand Duchy of Luxembourg courts while other conditions may not be required by Luxembourg courts in the future.

Subject to the conditions described above, courts of the Grandy Duchy of Luxembourg tend not to review the merits of a foreign judgment, although such a review is not statutorily prohibited.

If an original action is brought in the Grand Duchy of Luxembourg, the Grand Duchy of Luxembourg courts may refuse to apply the law designated and applied in the original action if (i) the choice of such law was not bona fide or if the foreign law was not pleaded or proved or if pleaded and proved, the foreign law was contrary to the Grand Duchy of Luxembourg mandatory provisions (lois impératives) or incompatible with the Grand Duchy of Luxembourg public policy rules, and (ii) its application is manifestly incompatible with the Grand Duchy of Luxembourg international policy rules. In an action brought in the Grand Duchy of Luxembourg on the basis of U.S. federal or state securities laws, the Grand Duchy of Luxembourg courts may not have the requisite power to grant the remedies sought. Also, an exequatur may be refused if it involves punitive damages.

Litigation in the Grand Duchy of Luxembourg also is subject to rules of procedure that differ from the U.S. rules, including, with respect to the taking and admissibility of evidence, the conduct of the proceedings and the allocation of costs. Proceedings in the Grand Duchy of Luxembourg would in principle have to be conducted in the French or German language, and all documents submitted to the court would, in principle, have to be translated into French or German. For these reasons, it may be difficult for a U.S. investor to bring an original action in a Grand Duchy of Luxembourg court predicated upon the civil liability provisions of the U.S. federal securities laws against the Company, the members of its Board of Directors, its officers, or the experts named herein. In addition, even if a judgment against the Company, the non-U.S. members of its Board of Directors, its officers, or the experts named in this prospectus based on the civil liability provisions of the U.S. federal securities laws is obtained, a U.S. investor may not be able to enforce it in U.S. or the Grand Duchy of Luxembourg courts.

Further, in the event of any proceedings being brought in the Grand Duchy of Luxembourg court in respect of a monetary obligation expressed to be payable in a currency other than the Euro, a Grand Duchy of Luxembourg court would have power to give judgment expressed as an order to pay a currency other than the Euro. However, enforcement of the judgment against any party in the Grand Duchy of Luxembourg would be available only in Euros and for such purposes all claims or debts would be converted into Euros.

The amended and restated articles of association of the Company adopted in connection with the Business Combination contain specific indemnification provisions stating that every person who is, or has been, a member of the Board of Directors or officer (mandataire) of the Company shall be indemnified by the Company to the fullest extent permitted by Luxembourg law against liability and against all expenses reasonably incurred or paid by such director or officer in connection with any claim, action, suit or proceeding in which such director or officer becomes involved as a party or otherwise by virtue of his or her being or having been a director or officer and against amounts paid or incurred by him or her in the settlement thereof.

Luxembourg and European insolvency and bankruptcy laws are substantially different from U.S. insolvency and bankruptcy laws and may offer the Company’s shareholders less protection than they would have under U.S. insolvency and bankruptcy laws.

As a company organized under the laws of the Grand Duchy of Luxembourg and with its registered office in the Grand Duchy of Luxembourg, the Company is subject to the Grand Duchy of Luxembourg insolvency and bankruptcy laws in the event any insolvency proceedings are initiated against it including, among other things, Council and European Parliament Regulation (EU) 2015/848 of 20 May 2015 on insolvency proceedings (recast). Should courts in another European country determine that the insolvency and bankruptcy laws of that country apply to the Company in accordance with and subject to such European Union (“EU”) regulations, the courts in that country could have jurisdiction over the insolvency proceedings initiated against the Company. Insolvency and bankruptcy laws in the Grand Duchy of Luxembourg or the relevant other European country, if any, may offer the Company’s shareholders less protection than they would have under U.S. insolvency and bankruptcy laws and make it more difficult for them to recover the amount they could expect to recover in a liquidation under U.S. insolvency and bankruptcy laws.

The rights of the Company’s shareholders may differ from the rights they would have as shareholders of a United States corporation, which could adversely impact trading in Ordinary Shares and its ability to conduct equity financings.

The Company’s corporate affairs are governed by its articles of association and the laws of Luxembourg, including the Luxembourg Company Law (loi du 10 août 1915 sur les sociétés commerciales, telle que modifiée). The rights of the Company’s shareholders and the responsibilities of its directors and officers under Luxembourg law are different from those applicable to a corporation incorporated in the United States. For example, under Delaware law, the board of directors of a Delaware corporation bears the ultimate responsibility for managing the business and affairs of a corporation. In discharging this function, directors of a Delaware corporation owe fiduciary duties of care and loyalty to the corporation and its shareholders. Luxembourg law imposes a duty on directors of a Luxembourg company to: (i) act in good faith with a view to the best interests of a company; and (ii) exercise the care, diligence, and skill that a reasonably prudent person would exercise in a similar position and under comparable circumstances. Additionally, under Delaware law, a shareholder may bring a derivative action on behalf of a company to enforce a company’s rights. Under Luxembourg law, the board of directors has sole authority to decide whether to initiate legal action to enforce a company’s rights (other than, in certain circumstances, an action against members of the board of directors, which may be initiated by the general meeting of the shareholders, or, subject to certain conditions, by minority shareholders holding together at least 10% of the voting rights in the company). Further, under Luxembourg law, there may be less publicly available information about the Company than is regularly published by or about U.S. issuers. In addition, Luxembourg laws governing the securities of Luxembourg companies may not be as extensive as those in effect in the United States, and Luxembourg laws and regulations in respect of corporate governance matters might not be as protective of minority shareholders as are state corporation laws in the United States. Therefore, the Company’s shareholders may have more difficulty in protecting their interests in connection with actions taken by the Company’s directors, officers or principal shareholders than they would as shareholders of a corporation incorporated in the United States. As a result of these differences, the Company’s shareholders may have more difficulty protecting their interests than they would as shareholders of a U.S. issuer.

Non-Luxembourg resident holders of Ordinary Shares could be subject to adverse Grand Duchy of Luxembourg income tax consequences.

The tax position of the holders of Ordinary Shares may vary according to their particular financial and tax situation. The tax structuring of the Company and/or its investments may not be tax-efficient for a particular prospective holder of Ordinary Shares. No assurances can be given that amounts distributed or allocated to the holders of Ordinary Shares will have any particular characteristics or that any specific tax treatment will apply. Furthermore, no assurances can be given that any particular investment structure in which the Company has a direct or indirect interest will be suitable for all holders of Ordinary Shares and, in certain circumstances, such structures may lead to additional costs or reporting obligations for some or all of the holders of Ordinary Shares.

Non-Luxembourg resident holders of Ordinary Shares that have neither a permanent establishment nor a permanent representative in the Grand Duchy of Luxembourg to which or whom the Ordinary Shares are attributable, are generally not subject to any income tax in the Grand Duchy of Luxembourg on gains realized upon the sale, repurchase or redemption of the Ordinary Shares.

Non-Luxembourg resident holders of Ordinary Shares will only be subject to the Grand Duchy of Luxembourg income tax on capital gains in the event they hold a substantial participation in the Company (i.e. more than 10% of the issued shares of the Company, either alone or together with certain close relatives, at any time during the five-year period preceding the disposition of Ordinary Shares) and (a) the disposition of Ordinary Shares (including liquidation) takes place within six months after acquisition or (b) in case of a disposition of Ordinary Shares after six months or more, such holder had been a Grand Duchy of Luxembourg resident taxpayer for more than fifteen years and has become a non-Luxembourg taxpayer less than five years before the disposition of Ordinary Shares occurs. Nevertheless, holders should consult their own tax advisors to determine which double tax treaties concluded by the Grand Duchy of Luxembourg, if any, apply in order to determine which state (residency state or the Grand Duchy of Luxembourg) has the right to tax any such capital gains.

U.S. Tax Risk Factors

If a United States person is treated as owning at least 10% of the Company’s shares, such person may be subject to adverse U.S. federal income tax consequences.

If a United States person is treated as owning (directly, indirectly or constructively) at least 10% of the value or voting power of the Company’s shares, such person may be treated as a “United States shareholder” with respect to the Company. If United States shareholders own more than 50% of the value or voting power of the Company’s shares, then the Company will be considered a controlled foreign corporation. Additionally, as a result of complex attribution rules, a direct or indirect subsidiary of the Company may be considered a “controlled foreign corporation” and a United States shareholder of the Company may be subject to the controlled foreign corporation rules with respect to such the Company subsidiary even if the Company itself is not a controlled foreign corporation.

A United States shareholder of a controlled foreign corporation may be required to report annually and include in its U.S. taxable income its pro rata share of the controlled foreign corporation’s “Subpart F income” and (in computing its “global intangible low-taxed income”) “tested income” and a pro rata share of the amount of U.S. property (including certain stock in U.S. corporations and certain tangible assets located in the United States) held by the controlled foreign corporation regardless of whether such controlled foreign corporation makes any distributions. Failure to comply with these reporting obligations (or related tax payment obligations) may subject such United States shareholder to significant monetary penalties and may prevent the statute of limitations with respect to such United States shareholder’s U.S. federal income tax return for the year for which reporting (or payment of tax) was due from starting. An individual that is a United States shareholder with respect to a controlled foreign corporation generally would not be allowed certain tax deductions or foreign tax credits that would be allowed to a United States shareholder that is a U.S. corporation.

The Company cannot provide any assurances that it will assist holders in determining whether it, or any of its non-U.S. subsidiaries, are treated as a controlled foreign corporation or whether any holder is treated as a United States shareholder with respect to any of such controlled foreign corporations or furnish to any holder information that may be necessary to comply with reporting and tax paying obligations.

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

Introduction

The following unaudited pro forma interim condensed combined balance sheet as of June 30, 2021 combines the historical balance sheet of Union as of June 30, 2021, with the historical consolidated balance sheets of Procaps as of June 30, 2021, giving pro forma effect to the Business Combinations and the PIPE Investment, as if they had occurred as of June 30, 2021.

The following unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2021 and for the year ended December 31, 2020, gives pro forma effect to the Business Combinations and the PIPE Investment as if they had occurred on January 1, 2020, the beginning of the earliest period presented. The unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2021, combines the historical statement of operations of Union for the six months ended June 30, 2021 and the historical consolidated statements of operations of Procaps for the six months ended June 30, 2021. The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2020 combine the historical statement of operations of Union for the year ended September 30, 2020 and the historical consolidated statements of operations of Procaps for the year ended December 31, 2020.

The unaudited pro forma condensed combined balance sheet as of June 30, 2021, has been derived from:

•        the historical unaudited condensed combined interim financial statements of Union as of June 30, 2021, and for the nine months ended June 30, 2021 and 2020 (as restated), and the related notes thereto included elsewhere in this prospectus; and

•        the historical unaudited condensed consolidated interim financial statements of Procaps as of and for the six months ended June 30, 2021 and 2020, included elsewhere in this prospectus.

The unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2021, has been derived from:

•        the historical unaudited condensed combined interim financial statements of Union as of June 30, 2021, and for the nine months ended June 30, 2021 and 2020 (as restated), and the related notes thereto included elsewhere in this prospectus, excluding the operations for the three months ended December 31, 2020; and

•        the historical unaudited condensed consolidated interim financial statements of Procaps as of and for the six months ended June 30, 2021 and 2020, included elsewhere in this prospectus.

The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2020, has been derived from:

•        the historical audited financial statements of Union as of September 30, 2020 and 2021, and for the year ended September 30, 2020, and the period from December 6, 2018 (inception) through September 30, 2019 (as restated), and the related notes thereto included elsewhere in this prospectus, plus the operations for the three months ended December 31, 2020 and excluding the operations for the three months ended December 31, 2019; and

•        the historical audited consolidated financial statements of Procaps as of and for the year ended December 31, 2020 and 2019, and the related notes thereto included elsewhere in this prospectus.

This information should be read together with the Consolidated Financial Statements and its related notes, Union’s respective financial statements and related notes, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in this prospectus.

UNAUDITED PRO FORMA INTERIM CONDENSED COMBINED BALANCE SHEET
AS OF JUNE 30, 2021
(In thousands of United States Dollars)

	Procaps (Historical for the six months ended June 30, 2021)	Union (Historical for the six months ended June 30, (2021, as restated) (After Reclassification)	Transaction Accounting Adjustments	PIPE Financing Adjustments	Footnote reference	Pro Forma Combined
ASSETS
Cash and cash equivalents	7,695	2	59,249		(1)	90,029
			(26,917)		(3)
				95,000	(4)
			(45,000)		(6)
Trade and other receivables	104,736	—	—			104,736
Inventories	68,383	—	—			68,383
Amounts owed by related parties	2,383	—	—			2,383
Current tax assets	16,809	—	—			16,809
Other current assets	1,259	—	(565)		(3)	694
Prepaid expenses	—	41	—			41
Total current assets	201,265	43	(13,233)	95,000		283,075

Property, plant and equipment	67,488	—	—			67,488
Right-of-use assets	38,318	—	—			38,318
Goodwill	6,867	—	—			6,867
Intangible assets	25,183	—	—			25,183
Investment in associates	2,849	—	—			2,849
Other financial assets	631	—	—			631
Deferred tax assets	6,745	—	—			6,745
Other assets	2,687	—	—			2,687
Cash and marketable securities held in Trust Account	—	137,246	(137,246)		(1)	—
Total non-current assets	150,768	137,246	(137,246)	—		150,768
Total assets	352,033	137,289	(150,479)	95,000		433,843

Liabilities and Stockholders’ Equity (Deficit)
Borrowings	95,262	—	—			95,262
Trade and other payables	113,117	—	(776)		(3)	112,341
Amounts owed to related parties NC	6,104	813	—			6,917
Accrued expenses	—	121	(121)		(3)	—
Current tax liabilities	8,772	—	—			8,772
Provisions	1,663	—	—			1,663
Other current liabilities	4,766	—	—			4,766
Total current liabilities	229,684	934	(897)	—		229,721

Borrowings	381,918	—	(254,698)		(6)	127,220
Amounts owed to related parties	11,542	—	—			11,542
Deferred tax liabilities	2,440	—	—			2,440
Provisions	—	—	—			—
Other liabilities	2,912	135,102	(77,997)		(1)	2,912
			(57,105)		(2)
Warrant Liability	—	30,075	—			30,075
Total non-current liabilities	398,812	165,177	(389,800)	—	—	174,189

UNAUDITED PRO FORMA INTERIM CONDENSED COMBINED BALANCE SHEET
AS OF JUNE 30, 2021 — (Continued)
(In thousands of United States Dollars)

	Procaps (Historical for the six months ended June 30, 2021)	Union (Historical for the six months ended June 30, (2021, as restated) (After Reclassification)	Transaction Accounting Adjustments	PIPE Financing Adjustments	Footnote reference	Pro Forma Combined
Commitments and contingencies
Ordinary shares subject to possible redemption, $0.0001 par value, 13,553,164 shares at redemption value of $10 at June 30, 2021	—	—				—
Share capital	2,001	1	1		(2)	—
				1	(4)
			(3)		(5)
			(2,001)		(6)
Share Capital (Company)	—	—	202		(5)	1,128
			926		(6)
Share premium	54,412	—	(54,412)		(6)	—
Additional paid-in capital	—	—	57,104		(2)	475,544
			(25,595)		(3)
				94,999	(4)
			48,416		(5)
			300,620		(6)
Other reserves	39,889	—	—			39,889
Accumulated deficit	(344,982)	(28,823)	(990)		(3)	(458,845)
			(48,615)		(5)
		—	(35,435)		(6)
Accumulated other comprehensive loss	(28,882)	—	—			(28,882)
Equity (deficit) attributable to owners of the company	(277,562)	(28,822)	240,218	95,000		28,834
Non-controlling interest	1,099	—				1,099
Total equity	(276,463)	(28,822)	240,218	95,000		29,933
Total equity and liabilities	352,033	137,289	(150,479)	95,000		433,843

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE SIX MONTHS ENDED JUNE 30, 2021
(in thousands, except share and per share amounts)

	Procaps (Historical for the six months ended June 30, 2021)	Union (Historical for the six months ended June 30, (2021, as restated)	Transaction Accounting Adjustments	Footnote reference	Pro Forma Combined
Net sales	176,377	—	—		176,377
Cost of sales	(78,575)	—	—		(78,575)
Gross profit	97,802	—	—		97,802

Formation and operating costs	—	(792)	—		(792)
Selling and marketing expenses	(38,350)	—	—		(38,350)
Administrative income/(expenses), net	(43,659)	—	—		(43,659)
Finance expense	(28,591)	—	15,424	(1)	(13,167)
Change in FV of Warrant Liability	—	1,300	—		1,300
Interest earned on marketable securities held in Trust Account	—	15	(15)	(2)	—
Other operating income/(expenses), net	(2,072)	—	—		(2,072)
Profit (loss) before tax	(14,870)	523	15,409		1,062
Income tax expense	(2,776)	—	—		(2,776)
Profit (loss) for the year	(17,646)	523	15,409		(1,714)

Profit (loss) of the year/period attributable to:
Owners of the Company	(17,968)	523	15,409		(1,714)
Non-controlling interests	322	—	—		322

Other comprehensive income/(loss), net of tax
Items that will not be reclassified to profit or loss:
Remeasurement of net defined benefit liability	84	—	—		84
Income tax relating to items that will not be reclassified subsequently to profit or loss	(29)	—	—		(29)
Items that will be reclassified subsequently to profit or loss:
Exchange differences on translation of foreign operations	(4,516)	—	—		(4,516)
Share of other comprehensive income of associates	—	—	—		—
Other comprehensive income/(loss) for the year, net of tax	(4,461)	—	—		(4,461)
Total comprehensive loss for the year	(22,107)	523	15,409		(6,175)

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE SIX MONTHS ENDED JUNE 30, 2021 — (Continued)
(in thousands, except share and per share amounts)

	Procaps (Historical for the six months ended June 30, 2021)	Union (Historical for the six months ended June 30, (2021, as restated)	Transaction Accounting Adjustments	Footnote reference	Pro Forma Combined
Total comprehensive loss for the year attributable to:
Owners of the Company	(22,429)	523	15,409		(6,497)
Non-controlling interests	322				322

Weighted average shares outstanding of ordinary shareholders	2,904,145		(2,904,145)	(3)	—
Weighted average shares outstanding of ordinary shares		22,313,818	90,510,365	(3)	112,824,183
Basic and diluted net income (loss) per share	(6.08)	0.02	—		(0.05)

UNAUDITED PRO FORMA INTERIM CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2020
(in thousands, except share and per share amounts)

	Procaps (Historical for the year ended December 31, 2020)	Union (Historical for the year ended December 31, (2020, as restated)	Transaction Accounting Adjustments	Footnote reference	Pro Forma Combined
Revenue	331,467	—	—		331,467
Cost of sales	(140,153)	—	—		(140,153)
Gross profit	191,314	—	—		191,314

Formation and operating costs	—	(855)	—		(855)
Selling and marketing expenses	(69,629)	—	—		(69,629)
Administrative income/(expenses), net	(58,631)	—	(990)	(1)	(59,621)
Finance expenses, net	(54,489)	—	(30,043)	(2)	(84,532)
Change in FV of Warrant Liability	—	(16,800)	—		(16,800)
Interest earned on marketable securities held in Trust Account	—	810	(810)	(3)	—
Other income, net	(7,716)	—	(77,738)	(4)	(85,454)
Loss before tax	849	(16,845)	(109,581)		(125,577)
Income tax expense	(11,296)	—	—		(11,296)
Loss for the year	(10,447)	(16,845)	(109,581)		(136,873)

Profit/loss of the year/period attributable to:
Owners of the Company	(10,447)	(16,845)	(109,581)		(136,873)
Non-controlling interests	—	—	—		—

Other comprehensive income/(loss), net of tax
Items that will not be reclassified to profit or loss:
Remeasurement of net defined benefit liability	(47)	—	—		(47)
Income tax relating to items that will not be reclassified subsequently to profit or loss	16	—	—		16
Items that will be reclassified subsequently to profit or loss:
Exchange differences on translation of foreign operations	(637)	—	—		(637)
Share of other comprehensive income of associates	—	—	—		—
Other comprehensive income/(loss) for the year, net of tax	(668)	—	—		(668)
Total comprehensive loss for the year	(11,115)	(16,845)	(109,581)		(137,541)

UNAUDITED PRO FORMA INTERIM CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2020 — (Continued)
(in thousands, except share and per share amounts)

	Procaps (Historical for the year ended December 31, 2020)	Union (Historical for the year ended December 31, (2020, as restated)	Transaction Accounting Adjustments	Footnote reference	Pro Forma Combined
Total comprehensive loss for the year attributable to:
Owners of the Company OCI	(11,546)	(16,845)	(109,581)		(137,972)
Non-controlling interests OCI	431				431

Weighted average shares outstanding of ordinary shareholders	2,904,145		(2,904,145)	(5)	—
Weighted average shares outstanding of ordinary shares		25,000,000	87,824,183	(5)	112,824,183
Basic and diluted net income per share	(3.60)	(0.67)	n/a		(1.21)

Notes to Unaudited Pro Forma Condensed Combined Financial Information

Description of the Business Combination

On March 31, 2021, Union, Procaps, the Company and Merger Sub entered into the Business Combination Agreement, and subsequently amended the Business Combination Agreement on September 29, 2021. As a result of the transactions contemplated by the Business Combination Agreement, each of Union and Procaps became direct wholly-owned subsidiaries of the Company and each of the shareholders of Procaps and the shareholders of Union were issued Ordinary Shares, and, in the case of IFC, Ordinary Shares and Redeemable B Shares.

Union also entered into separate Subscription Agreements, each dated March 31, 2021, with the PIPE Investors, pursuant to which, and subject to the terms and conditions thereto, the PIPE Investors collectively subscribed for an aggregate of 10,000,000 SPAC Ordinary Shares for an aggregate purchase price of $100,000,000. The PIPE Investment was consummated immediately prior to the closing of the Business Combination, and each SPAC Ordinary Share subscribed for by the PIPE Investors were exchanged for one Ordinary Share, substantially concurrently with the closing of the Business Combination.

On April 16, 2021, in connection with the vote to approve the Extension Amendment, certain shareholders of Union exercised their right to redeem 6,446,836 SPAC Ordinary Shares for cash at a redemption price of approximately $10.07 per share, for an aggregate redemption amount of approximately $64.9 million.

Prior to the Closing, on September 22, 2021, in connection with the vote to approve the Business Combination, and other related proposals, at Union’s extraordinary general meeting, certain shareholders of Union exercised their right to redeem 7,657,670 SPAC Ordinary Shares for cash at a redemption price of approximately $10.19 per share, for an aggregate redemption amount of approximately $78.0 million.

Additionally, on September 29, 2021, the Sponsors entered into the Share Forfeiture Agreement, pursuant to which, the Sponsors forfeited a combined 700,000 SPAC Ordinary Shares prior to the consummation of the Business Combination.

For a description of the Business Combination and certain agreements executed in connection therewith, see “Prospectus Summary — Recent Developments-Business Combination” and “Prospectus Summary — Recent Developments — Certain Agreements Related to the Business Combination”.

Basis of Presentation

The adjustments presented on the pro forma combined financial statements have been identified and presented to provide an understanding of the Combined Company upon consummation of the Business Combination for illustrative purposes.

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” Release No. 33-10786 replaces the existing pro forma adjustment criteria with simplified requirements to depict the accounting for the transaction (“Transaction Accounting Adjustments”) and present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). The Company has elected not to present Management’s Adjustments and will only be presenting Transaction Accounting Adjustments in the following unaudited pro forma condensed combined financial information. The historical financial information has been adjusted to reflect the pro forma adjustments that are directly attributable to the Business Combinations and the PIPE Investment.

The pro forma condensed combined financial information is for illustrative purposes only. The financial results may have been different had the companies always been combined. You should not rely on the unaudited pro forma condensed combined financial information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the Combined Company will experience. Procaps and Union have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The historical financial statements of Procaps have been prepared in accordance with IFRS as issued by the IASB and in its presentation currency of the U.S. dollar. The historical financial statements of Union have been prepared in accordance with GAAP in its presentation currency of the U.S. dollar. The condensed combined pro forma financial information reflects IFRS, the basis of accounting used by the Company and no material accounting policy difference is identified in converting Union’s historical financial statements to IFRS. The adjustments presented in the pro forma condensed combined financial information have been identified and presented to provide relevant information necessary for an accurate understanding of the Combined Company after giving effect to the Business Combination.

The pro forma condensed combined financial information has been prepared to give effect to the redemption of 6,446,836 SPAC Ordinary Shares and 7,657,670 SPAC Ordinary Shares for cash at a price of approximately $10.07 per share on April 16, 2021 and $10.19 per share on September 22, 2021, respectively. Included in the shares outstanding and weighted average shares outstanding as presented in the pro forma combined financial statements are an aggregate of 112.8 million Ordinary Shares issued to the shareholders of Union and the Procaps Shareholders in connection with the Business Combination.

After the Business Combination, considering all redemptions of SPAC Ordinary Shares for cash, the redemption of 4,500,000 Redeemable B Shares, and the forfeiture of 700,000 SPAC Ordinary Shares by the Sponsors, the Sponsors and the Original Holders owned approximately 4.0% of the outstanding Ordinary Shares, the public shareholders of Union prior to the Business Combination owned approximately 5.2% of the outstanding Ordinary Shares, the PIPE Investors owned approximately 8.8% of the outstanding Ordinary Shares and the Procaps Shareholders owned approximately 82.0% of the outstanding Ordinary Shares, not giving effect to any Ordinary Shares issuable upon the exercise or conversion of warrants.

The pro forma adjustments do not have an income tax effect as they are either (i) incurred by legal entities that are not subject to a corporate income tax, or (ii) permanently non-deductible or non-taxable based on the laws of the relevant jurisdiction.

Accounting for the Business Combination

The Business Combination will be accounted for as a capital reorganization in accordance with IFRS. Under this method of accounting, Union will be treated as the “acquired” company for financial reporting purposes, and Procaps will be the accounting “acquirer”. This determination was primarily based on the assumption that Procaps’ shareholders will hold a majority of the voting power of the Company, Procaps’ operations will substantially comprise the ongoing operations of the Company, Procaps’ designees are expected to comprise a majority of the governing body of the Company, and Procaps’ senior management will comprise the senior management of the Company. However, Union does not meet the definition of a “business” pursuant to IFRS 3 Business Combinations, and thus, for accounting purposes, the Business Combination will be accounted for as a capital reorganization. The net assets of Union will be stated at historical cost, with no goodwill or other intangible assets recorded. The deemed costs of the shares issued by Procaps would have had to issue for the ratio of ownership interest in the Company to be the same as if the Business Combination had taken the legal form of Procaps acquiring shares of Union, in excess of the net assets of Union will be accounted for as stock-based compensation under IFRS 2 Share-based payment.

U.S. GAAP to IFRS conversion of Union’s Balance Sheet as of June 30, 2021

Union’s financial statements have been prepared in accordance with U.S. GAAP and is converted to IFRS as follow:

As of June 30, 2021	Before conversion	GAAP conversion	Footnote Reference	After conversion
(in thousands of USD)
ASSETS
Current assets:
Cash	2			2
Prepaid expenses	41			41
Total current assets	43			43
Cash and marketable securities held in Trust Account	137,246			137,246
Total assets	137,289			137,289

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accrued expenses	121			121
Advances from related parties	813			813
Total current liabilities	934			934

Warrant Liability	30,075			30,075
Other Liabilities		135,102	(a)	135,102
Total Liabilities	31,009	135,102		166,111

Commitments and contingencies
Ordinary shares subject to possible redemption, $0.0001 par value, 13,553,164 shares at redemption value of $10 at June 30, 2021	135,102	(135,102)	(a)	—
Ordinary shares, $0.0001 par value, 150,000,000 shares authorized; 5,000,000 shares issued and outstanding (excluding 13,553,164 shares subject to possible redemption) at June 30, 2021	1	—		1
Additional paid-in capital	—	—		—
Retained earnings/(Accumulated deficit)	(28,823)	—		(28,823)
Total Shareholders’ Equity	(28,822)	—		(28,822)
Total liabilities and stockholders’ equity	137,289	—		137,289

____________

(a)      To reclassify and present redeemable ordinary shares of Union as other liabilities under IFRS, as shareholders have the right to require Union to redeem the ordinary shares and Union has an irrevocable obligation to deliver cash or another financial instrument for such redemption.

Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet as of June 30, 2021

The pro forma notes and adjustments are as follows:

1.      To reflect the release of cash from marketable securities held in the trust account. Further, the redemptions of the SPAC Ordinary Shares in connection with both the approval of the Extension Amendment and the Business Combination has been reflected as a reduction of other liabilities.

2.      To reclassify other liabilities related to SPAC Ordinary Shares not subject to redemption to permanent equity at the closing of the Business Combination.

3.      To reflect the estimated payment of an aggregate of $26.9 million that consists of (i) Union’s underwriting fees of $8.0 million, (ii) legal and professional fees incurred by Union and Procaps that are direct and incremental transaction costs related to the Business Combination of $3.4 million and $13.9 million, respectively, and (iii) other legal and professional expenses incurred by Union and Procaps of $0.3 million and $1.2 million, respectively. Union’s underwriting fees and direct, incremental costs related to the Business Combination are reflected as an adjustment to additional paid-in capital, which includes the effect of removing Procaps’ capitalized transaction costs. Other expenses are reflected as an adjustment to retained deficit.

4.      To reflect the proceeds received from the PIPE Investment with the corresponding issuance of 10 million SPAC Ordinary Shares, with a nominal value of $.0001, at approximately $10.00 per share, or $100 million, netted with PIPE fees of $5.0 million.

5.      To eliminate the retained deficit of Union of $28.8 million and to reflect the one for one exchange of SPAC Ordinary Shares for Ordinary Shares, including SPAC Ordinary Shares issued to the PIPE Investors, at the closing of the Business Combination. In accordance with IFRS 2, the deemed costs of the shares issued by Procaps in excess of the net assets of Union, which primarily consists of cash and marketable securities held in the Trust Account and certain public and private warrants liabilities, is accounted for as stock-based compensation and reflected as an adjustment to retained deficit. The stock-based compensation is calculated as follow:

		Actual redemption
Fair value of Procaps	<A>	971.3
Equity interest in Procaps that will be issued to shareholders of Union	<B>	17.2%
Equity interest in Procaps of the Procaps Shareholders after the Business Combination, including Holdco Redeemable B Shares	   	82.8%
Deemed costs of shares issued by Procaps	<A>x<B>/   	202.0
Less: SPAC net assets		124.2
Stock-based compensations		77.7

6.      To reflect Procaps Shareholders contributing their respective shares of Procaps Ordinary Shares to the Company in exchange for Ordinary Shares, and, in the case of IFC, Ordinary Shares and Redeemable B Shares, which Redeemable B Shares were immediately redeemed by the Company for $45 million. At the closing of the Business Combination, the put options held by IFC and Hoche that allow the two Procaps Shareholders to sell their shares to Procaps were terminated, and therefore the financial liabilities that are associated with the put options and the underlying Procaps shares that are recorded in the consolidated statement of financial position of Procaps will be mark-to-market and derecognized.

The fair value of each Ordinary Shares issued to IFC and Hoche is assumed at $10.00 per share with a total fair value of $290.1 million and the fair value of the financial liabilities associated with the put options and the underlying Procaps Ordinary Shares are assumed at their respective book carrying values in the consolidated statement of financial position of Procaps for this unaudited pro forma condensed combined balance sheet as of June 30, 2021.

Adjustments to Unaudited Pro Forma Condensed Combined Statement of Operations for the Six Months Ended June 30, 2021

The pro forma notes and adjustments, based on preliminary estimates that could change materially as additional information is obtained, are as follows:

1.      To reflect the elimination of finance expenses recorded in the consolidated statement of profit or loss and other comprehensive income of Procaps for financial liabilities recorded for the put options held by IFC and Hoche, as such put options were terminated at the closing of the Business Combination.

2.      To reflect the elimination of interest income on marketable securities held in the trust account.

3.      The calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the Business Combination was closed as of January 1, 2020. The pro forma loss per share is calculated based on pro forma net loss divided by the weighted average pro forma basic and diluted number of shares. The pro forma diluted loss per share does not consider the impact of securities other than the ordinary shares as such other securities would be anti-dilutive due to the pro forma net loss position, and thus pro forma basic and diluted loss per share are the same value.

Adjustments to Unaudited Pro Forma Condensed Combined Statement of Operations for the Year Ended December 30, 2020

The pro forma notes and adjustments, based on preliminary estimates that could change materially as additional information is obtained, are as follows:

1.      To reflect legal and professional fees paid as of the Closing of the Business Combination that are not direct and incremental due to the Business Combination and not accrued for in the consolidated statement of profit or loss and other comprehensive income of Procaps and the statements of operations of Union.

2.      To reflect the elimination of finance expenses recorded in the consolidated statement of profit or loss and other comprehensive income of Procaps for financial liabilities recorded for the put options held by IFC and Hoche, as such put options were terminated at the closing of the Business Combination. To also reflect the losses for the de-recognition of the financial liabilities that are calculated based on the difference between the total fair value of equity instruments, including Ordinary Shares and Redeemable B Shares, that were issued by the Company to IFC and Hoche and the fair value of the financial liabilities as of January 1, 2021 that would be de-recognized.

The fair value of each Ordinary Share that will be issued to IFC and Hoche is assumed at $10 per share and the fair value of the financial liabilities associated with the put options and the underlying Procaps Ordinary Shares are assumed at their respective book carrying values in the consolidated statement of financial position of Procaps for this unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020.

3.      To reflect the elimination of interest income on marketable securities held in the trust account.

4.      To reflect the IFRS 2 stock-based compensation expenses for the deemed listing services received by Procaps and the Company from Union, which is the difference between the costs of the shares issued by Procaps in excess of the net assets of Union.

5.      The calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the Business Combination was closed as of January 1, 2020. The pro forma loss per share is calculated based on pro forma net loss divided by the weighted average pro forma basic and diluted number of shares. The pro forma diluted loss per share does not consider the impact of securities other than the ordinary shares as such other securities would be anti-dilutive due to the pro forma net loss position, and thus pro forma basic and diluted loss per share are the same value.

USE OF PROCEEDS

We will receive up to an aggregate of $268,812,500 if all of the Warrants are exercised to the extent such Warrants are exercised for cash. We expect to use the net proceeds from the exercise of the Warrants for general corporate purposes. All of the Ordinary Shares offered by the selling securityholders pursuant to this prospectus will be sold by the selling securityholders for their respective amounts. We will not receive any of the proceeds from these sales.

DIVIDEND POLICY

From the annual net profits of the Company, at least 5% shall each year be allocated to the reserve required by applicable laws (the “Legal Reserve”). That allocation to the Legal Reserve will cease to be mandatory as soon and as long as the aggregate amount of the Legal Reserve amounts to 10% of the amount of the share capital of the Company. The general meeting of shareholders shall resolve how the remainder of the annual net profits, after allocation to the Legal Reserve, will be disposed of by allocating the whole or part of the remainder to a reserve or to a provision, by carrying it forward to the next following financial year or by distributing it, together with carried forward profits, distributable reserves or share premium to the shareholders in proportion to the number of the Company Shares they hold in the Company.

The Board of Directors may resolve that the Company pays out an interim dividend to the shareholders, subject to the conditions of article 461-3 of the 1915 Law and the Company’s articles of association. The Board of Directors shall set the amount and the date of payment of the interim dividend.

Any share premium, assimilated premium or other distributable reserve may be freely distributed to the shareholders subject to the provisions of the 1915 Law and the Company’s articles of association. The dividend entitlement lapses upon the expiration of a five-year prescription period from the date of the dividend distribution. The unclaimed dividends return to the Company’s accounts.

CAPITALIZATION

The following table sets out our consolidated capitalization and indebtedness as of June 30, 2021. The information below should be read together with the information under “Unaudited Pro Forma Combined Financial Information” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	(in thousands of USD)
As of June 30, 2021 (pro forma for Business Combination and PIPE financing)	Historical	Pro Forma Combined(1)	Pro Forma (Senior Notes Offering)(1)(2)
Cash	7,695	90,029	90,029
Trade and other receivables, net	104,736	104,736	104,736
Inventories, net	68,383	68,383	68,383
Amounts owed by related parties	2,383	2,383	2,383
Current tax assets	16,809	16,809	16,809
Other current assets	1,259	694	694
Prepaid expenses	—	41	41
Total current assets	201,265	283,075	283,075
Total non-current assets	150,768	150,768	150,768
Total Assets	352,033	433,843	433,843

Total current liabilities	229,684	229,721	192,305
Total non-current liabilities	398,812	174,189	211,605
Total liabilities	628,496	403,910	403,910

Share capital	2,001	1,128	1,128
Additional paid-in capital	—	475,544	475,544
Share premium	54,412	—	—
Reserves	39,889	39,889	39,889
Accumulated deficit	(344,982)	(458,845)	(458,845)
Accumulated other comprehensive loss	(28,882)	(28,882)	(28,882)
Equity (deficit) attributable to owners of the company	(277,562)	28,834	28,834
Non-controlling interest	1,099	1,099	1,099
Total equity (deficit)	(276,463)	29,933	29,933
Total liabilities and stockholders’ equity (deficit)	352,033	433,843	433,843

____________

(1)      Gives pro forma effect to the Business Combination and the PIPE Investment. For a description of the pro forma adjustments, see “Unaudited Pro Forma Combined Financial Information.”

(2)      Gives pro forma effect to the issuance of the Senior Notes and the pre-payment of $60 million in short-term debt and $51 million in long-term debt with the proceeds therefrom

On April 16, 2021, in connection with the vote to approve the Extension Amendment, certain shareholders of Union exercised their right to redeem 6,446,836 SPAC Ordinary Shares for cash at a redemption price of approximately $10.07 per share, for an aggregate redemption amount of approximately $64.9 million.

Prior to the Closing, on September 22, 2021, in connection with the vote to approve the Business Combination, and other related proposals, at Union’s extraordinary general meeting, certain shareholders of Union exercised their right to redeem 7,657,670 SPAC Ordinary Shares for cash at a redemption price of approximately $10.19 per share, for an aggregate redemption amount of approximately $78.0 million

Additionally, on September 29, 2021, the Sponsors entered into the Share Forfeiture Agreement pursuant to which, the Sponsors forfeited a combined 700,000 SPAC Ordinary Shares prior to the consummation of the Business Combination.

BUSINESS

Overview:

Founded in 1977 by the Minski family, we are a leading integrated international healthcare and pharmaceutical company. Our mission focuses on health improvement, offering services and pharmaceutical products that adhere to international quality standards, being innovative and promoting education for a healthier way of life and well-being for individuals around the world.

Our business model focuses on four strategic cornerstones to drive growth. First, we have state-of-the-art manufacturing capabilities that allow us to provide innovative delivery technologies. Our corporate culture focuses on innovation and R&D, which has enabled us to offer extensive scientific expertise with more than 280 scientists, technicians and skilled personnel and over 500 formulations, allowing us to develop an average of over 150 new products, including more than 50 first time launch products, per year. Second, our regional footprint and vertical integration enables organic growth opportunities and synergies. We currently operate six manufacturing facilities in Latin America, including the first FDA-approved pharmaceutical plant in South America and Central America, and sell and distribute products to over fifty distinct markets. Third, our Rx and OTC product portfolio is driven by our proprietary delivery systems, allowing us to focus on the development and sale of high-growth and premium pharmaceutical products which we believe are subject to less pricing pressures when compared to more generic pharmaceutical products. Finally, we have an extensive track record of developing new businesses and growing via mergers and acquisitions, which is evidenced by the development of one of our in-house business incubation, Diabetrics, which took place in 2015, and several successful acquisitions throughout Latin America (including, but not limited to the acquisitions of Rymco S.A., Laboratorios Lopez and Biokemical S.A. de C.V.) which took place between 2012 and 2016.

We are primarily engaged in developing, producing and marketing pharmaceutical solutions consisting of the following four products and services categories: (i) iCDMO, (ii) Rx pharmaceutical products, (iii) OTC products, and (iv) Diabetrics. For more information, see “— Products and Services” below.

Our Strengths and Competitive Advantages

Innovation in Delivery Systems.    We are one of the leading global providers of advanced delivery technologies and development and manufacturing solutions for pharmaceutical and consumer health products. In particular, we are the number one Softgel manufacturer in South and Central America and top three in the world in terms of Softgel production capacity, according to an independent third-party industry analysis report. We have extensive expertise in developing and manufacturing Softgel capsules and related dosage forms as evidenced by our development of over 500 pharmaceutical products formulations, resulting in the development of an average of over 150 new products, including more than 50 first time launch products, per year. Furthermore, as of June 30, 2021, we have been granted 39 patents and have 34 patents pending approval. Our innovative oral delivery mechanisms allow us to transform branded generics into differentiated products for the pharmaceutical market. For more information, see “–– Research and Development” and “–– Intellectual Property.”

Flexibility & Adaptability.    Our Nextgel operating segment’s Softigel iCDMO platform provides an extensive set of solutions designed to serve our clients’ unique needs, with the goal of ultimately improving product time to market, which is primarily accomplished through our ability to adapt to a diverse set of customer business structures and our experience servicing different markets. For more information, see “–– Products and Services –– iCDMO-Nextgel (Sofitgel).”

Cost Competitiveness.    We are able to maintain a competitive price and cost structure due to a combination of the geographic location of our facilities, our expertise in R&D, our skilled labor force, our ability to manufacture in-house several of the equipment used in the production of Softgel and the flexible nature of our equipment. These factors allow us to produce a wide variety of products, and our ability to purchase raw materials at scale. For more information, see “–– Manufacturing and Distribution”, “–– Raw Materials and Material Sourcing”, and “–– Research and Development.”

Specialized Facilities.    Our state-of-the-art facilities are segregated and highly adaptable, enabling Procaps to undertake the manufacturing of highly complex products. Our manufacturing facilities include the first FDA-approved Rx pharmaceutical plant in South and Central America and one of only five hormonal Softgel plants in the world.

Additionally, our manufacturing facilities are certified, where required, by several regulatory entities including the FDA, Health Canada, the MHRA, the TGA, Cofepris and ISO. For more information, see “–– Manufacturing and Distribution — Manufacturing Facilities.”

Integration into Clients’ Value Chain.    We strive to be part of our customer’s value chain by adapting to their logistics’ process by adopting and integrating with our customers’ manufacturing resource planning software and other processes. For more information, see “— Manufacturing and Distribution — Distribution and Logistics.”

Recent Developments

The consequences from the COVID-19 pandemic have continued to affect Latin America through 2021, including the pharmaceutical industry. We believe pharmaceutical companies which offered positive solutions to consumer demands during the COVID-19 pandemic continue to thrive in both local and regional markets. The personal physician workforce has begun to return to work after periods of quarantine, resulting in an increased demand for Rx drugs during the first and second quarter 2021, in particular for those related to chronic and certain acute therapies. COVID-19 related products have now begun to decline to pre-pandemic levels, and other non-COVID-19 related products are starting to increase, such as OTC pharmaceutical products. Although supplements and analgesics continue to thrive, OTC products such as Vitamin C, Vitamin D, Zinc, Ibuprofen, and Paracetamol have started to experience a decline in sales.

In-person physician consultations have returned to pre-pandemic levels during the second half of 2021, with much focus on medical training. In-person meetings and events involving physician groups and associations have begun in Colombia through in-person medical events, allowing us to exhibit our brands for effectively. These events have been initiated regionally but have an international presence. Nonetheless, continuous efforts to deploy new technologies such tele-health and other innovative technological solutions are a priority, for enabling open and better ways of communication between patients and doctors.

Despite these challenges, we believe Procaps’ ability to respond to the changes in consumer demand during the COVID-19 pandemic and its aftermath, efforts to maintain close communications with physicians, and its reinforcement of key brands has allowed Procaps to increase the market share of certain Farma Procaps and Colmed OTC products during the first half of 2021 in terms of total sales within product category. This increase in market share has been primarily driven by the growth in Rx products sales, and Procaps having outperformed its competitors in terms of OTC product sales.

As a reflection of our policy of innovation and focus on R&D, we have continued to introduce new products into the market. During 2021, we have launched several new products, such as (i) Epapure (icosapent-ethyl) the first branded product available in Latin America that is equivalent to Vascepa, the first FDA-approved drug to reduce cardiovascular risk among patients with elevated triglyceride levels; (ii) RENESTEX (Levocetirizine + Montelukast), which offers a dual use solution for both allergies and asthma patients based on our Unigel technology; (iii) a liquid topical-use Minoxidil OTC product introduced to compete in the expanding hair-loss treatment market; (iv) a new line of anesthetics for hospital use in intensive care units; (v) a new line of disposable syringes in Colombia for use in government vaccination programs; and (vi) insulin disposable pens, to complement the holistic treatment for diabetic patients that require insulin along with other sources of treatment for their needs.

Procaps’ iCDMO services have experienced increased demand and our business-to-business (“B-to-B”) Colombian operations continue to attract new clients in highly regulated markets such as the United States, Europe and Australia. New generic Softgel products in have been introduced in the United States and Australia. Furthermore, Procaps has continued its geographic expansion efforts in Europe. In-person events have started throughout the globe, and new exhibits in United States and Europe are scheduled for the second half of 2021. Our Funtrition product offerings have also increased, expanding its geographical reach to more than 10 countries. Procaps’ Brazilian operations continue to grow through OTC product alliances and inhouse specialty supplement developments.

New Products and First Time Launch Products

We consider a product to be a “new product” if it was reformulated; was a product line extension due to changes in characteristics such as strength, flavor, or color; had a change in product status from Rx to OTC; was a new store brand or branded launch; was provided in a new dosage form; or was sold to a new geographic area with different regulatory authorities, in all cases, within 36 months prior to the end of the period for which net sales are being measured.

We consider a product to be a “first time launch product” if it was reformulated; was a product line extension due to changes in characteristics such as strength, flavor, or color; had a change in product status from Rx to OTC; was a new store brand or branded launch; or was provided in a new dosage form, in all cases, within 36 months prior to the end of the period for which net sales are being measured.

On average, we develop and introduce more than 150 new products, including more than 50 first time launch products, per year. For the year ended December 31, 2020, new product sales totaled $81 million, accounting for approximately 21% of our net revenue for the period.

On average 20% of our new products are developed for our third-party iCDMO customers and 15% of our new products require clinical testing and regulatory approval prior to commercialization.

The table below sets forth the number of new product applications, and of applications of certain products developed that have not yet been commercialized, that have been approved per jurisdiction and regulatory agency for six months ended June 30, 2021 and the years ended December 31, 2020 and 2019.

Jurisdiction/Regulatory Agency	Number of product applications approved for the six months ended June 30, 2021	Number of product applications approved for the year ended December 31
		2020	2019
Bolivia (AGEMED)	2	3	9
Brazil (ANVISA)	—	1	—
Colombia (INVIMA)	7	10	20
Costa Rica (Health Ministry)	—	4	5
Ecuador (ARSCA)	3	14	7
El Salvador (DNM)	5	14	12
Guatemala (Ministry of Public Health and Social Assistance)	15	10	13
Honduras (ARSA)	5	16	11
Nicaragua (Health Ministry)	1	6	5
Panama (National Directorate of Pharmacies and Drugs)	—	3	12
Peru (DIGEMID)	2	2	10
Dominican Republic (Health Ministry)	1	7	6
Venezuela (INHRR)	1	5	2
Total	42	95	112

As of June 30, 2021, we had over 166 drug registrations pending approval.

Products and Services

iCDMO — Nextgel (Softigel brand)

Our Nextgel business segment, operated under our Softigel brand, is the iCDMO arm of Procaps which offers services specializing in Softgel and operates globally in the B-to-B, more specifically in Colombia, the United States and Brazil. Procaps is the top Softgel manufacturer in South and Central America and top three in the world in terms of Softgel production capacity, according to an independent third-party industry analysis report. The iCDMO agreements with our top-tier customers range from five to ten-year terms. Our Nextgel operating segment has 126 clients across more than 32 countries and the key products that we manufacture in this segment includes Softgel pharmaceutical products such as Advil, Apronax, multivitamins, Vitamin D and Dotex.

Through our Softigel brand, we provide formulation, development, and manufacturing services for Softgel for global pharmaceutical and consumer health and nutraceutical markets and supporting ancillary services.

Our Softgel technology was first commercialized in 1978 with the launch of our Dolofen brand, and we have continually enhanced the platform since then. Our principal Softgel technologies include Versagel, Chewgel, Unigel and G-tabs. Softgel capsules are used in a broad range of customer products, including Rx drugs, OTC medications, dietary supplements, unit-dose cosmetics, and animal health medicinal preparations. Softgel capsules encapsulate liquid, paste, or oil-based formulations of active compounds in solution or suspension within an outer shell. In the manufacturing process, the capsules are formed, filled, and sealed simultaneously. We typically perform encapsulation for a product within one of our Softgel manufacturing facilities, with active ingredients provided by customers or sourced directly by us. Softgels have historically been used to solve formulation challenges or technical issues for a specific drug, to help improve the clinical performance of compounds, to provide for a more exact dose, to provide important market differentiation, particularly for OTC medications, and to provide safe handling of hormonal, highly potent, and cytotoxic drugs. We also participate in the Softgel vitamin, mineral, and supplement business in selected regions around the world.

In 2012 we introduced our versatile plant-based Softgel shell called Versagel, allowing us to extend the Softgel dose form to a broader range of active ingredients that due to their natural potential of hydrogen (PH) levels, are impossible to encapsulation in more traditional gelatin, and serve patient/consumer populations that were previously inaccessible due to religious, dietary, or cultural preferences.

In 2014, we introduced a chewable Softgel capsule technology called Chewgel, providing a new solution for children and consumers who have difficulty swallowing standard Softgel capsules.

In 2010, we introduced a smart Softgel capsule technology called Unigel, which incorporates other delivery systems such as tablets, capsules, microgranules or pellets into one single Softgel capsule. Our Unigel capsules combine two different active pharmaceutical ingredient (“API”) that were not previously compatible in a tablet dosage form, by use of a barrier that avoids permeation from the liquid phase into the tablet core without affecting the dissolution rate of the API contained in this dosage form, encapsulating a smaller tablet into a Softgel capsule.

In 2014, we introduced our G-tabs technology which consist of gelatin coated tablets that are easy to swallow, and we believe, based on current technology, to be impossible to counterfeit. G-tabs are coated with one- or two-toned color gelatin (which can be printed on not printed) and helps mask unpleasant odors and flavors. In addition, our G-tabs technology helps enhance product stability, provides protection for photosensitive pharmaceutical ingredients, reduces degradation due to poor exposure to air, and is available in a variety of shapes and colors.

Products

The table below sets forth our primary Softigel products by category and the percentage of the Nextgel segment’s gross revenue attributed to the sale of such product for the year ended December 31, 2020.

Softigel Product	Category	Percentage of Nextgel’s gross revenues for the year ended December 31, 2020
Advil	Analgesics	14%
Gummies	Food/Supplements	10%
Umbral	Analgesics	7%
Progesterona	Hormonal	6%
Isotretinoin	Skin Care	4%

Our Nextgel segment launched 38 new brands and over 45 new products in 2020, most notably Quelatus gest (prenatal multivitamins), Vitamin D3, Lufbem (Simeticona), Agar immunity gummy, Agar sleep gummy, and Agar stress gummy.

Marketing and Sales

The table below sets forth our primary customers for our iCDMO Softgel technology, including percentage of sales for the year ended December 31, 2020 and average relationship years by category.

Category	Percentage of Nextgel Segment Sales for the year ended December 31, 2020	Average Relationship Years(1)	Selected Clients
Big Pharma(2)	33%	18	Pfizer, Bayer, Abbott, GlaxoSmithKline, Boehringer Ingelheim, Merck, Sanofi, Akorn, Bausch Health
Regional Pharma(3)	50%	8	Eurofarma, Biolab, Perrigo, Roemmers, Pharma Science, Uomont, Hypera Pharma
Large Suppliers(4)	17%	9	The Clorox Company, Amway, Unilever

____________

(1)      Average relationship years is based on revenue weighted average.

(2)      Consists of pharmaceutical companies that have a global presence and are among the top 30 worldwide in terms of revenues.

(3)      Consists of pharmaceutical companies that have a presence in more than three counties and are among the top 20 in such markets in terms of revenues.

(4)      Consists of suppliers of medical equipment and supplements that are not pharmaceutical companies.

We seek to establish customer loyalty through superior customer service by providing a comprehensive assortment of high-quality products; timely processing, shipment and delivery of orders; assistance in managing customer inventories; and support in managing and building the customer’s store brand business.

We are specialized in advanced oral drug delivery technologies, particularly Softgel capsules providing integrated, end-to solutions across development to delivery by working closely with customers providing “Idea to Market” solutions, from the initial conception of a product idea to marketing strategy, sales team training and promotional plans. As a value-added service to product development, we provide sales and marketing assistance for customers that are not familiar with the pharmaceutical industry, or have a limited presence, in Latin America. In addition to pharmaceutical clients, our Nextgel segment works closely with consumer healthcare companies on the development and commercialization of nutritional and health supplements in novel formats.

The sales efforts for our Nextgel segment is focused on assisting and participating in world-wide fairs for the CDMO segment (such as CPhI Worldwide), as well as by strengthening existing relationships with our B-to-B client base.

The Nextgel segment’s product development proposals are highly detailed, involving a significant amount of preparatory work in market and business intelligence, R&D, manufacturing and marketing efforts. Once a specific opportunity to apply one of our proprietary Softgel technologies is identified (such as converting an existing product to a Softgel dosage form), the commercial and marketing teams prepare a presentation outlining the benefits of the Softgel format and illustrating the end-product’s “look and feel”. The proposal will show the anticipated pricing impact of the Softgel dosage form on the existing products. Proposals also include concept art on product packaging and illustrative shelf presence, and occasionally we prepare pilot sample batches of real capsules to present to the clients. In certain cases, our brand proposals are by Procaps and then transferred to the client.

Our Nextgel iCDMO segment represented 31% and 29% of our gross revenue for the years ended December 31, 2020 and 2019, respectively.

Competition

The market for CDMO services is highly competitive. Our primary competitors in this area include Catalent, Aenova and Patheon. Procaps is the number one Softgel manufacturer in South and Central America and top three in the world in terms of Softgel production capacity, according to an independent third-party industry analysis report.

Rx Pharmaceutical Products — Farma Procaps and Clinical Specialties

Our Rx product line comprises the Farma Procaps and the Clinical Specialties brands/business units, and forms part of three of Procaps’ operating segments; Procaps Colombia, CAN and CASAND. For more information on our operating segments, see “Managements’ Discussion and Analysis of Financial Condition and Results of Operations” and Note 3.15 to our Consolidated Financial Statements.

Farma Procaps formulates, manufactures and markets branded prescription drugs. It represents a high growth portfolio that focuses on nine therapeutic areas (including feminine care products, pain relief, skin care, digestive health, growth and development, cardiology, vision care, central nervous system and respiratory). Farma Procaps formulates and manufactures more than 465 products for over 160 brands. Some of the key products include female care, digestive health, vision care, growth and development, central nervous systems, cardiology and respiratory products.

Clinical Specialties is a leading provider of high-complexity care treatments to private institutions regionally. Its diverse product portfolio, including over 150 products, targets various in-demand therapeutic areas and develops, manufactures and markets high-complexity drugs for hospital use such as antibiotic, blood clot, personal protective equipment, immunosuppressant, oncology and analgesics products.

Products

The table below sets forth our primary Farma Procaps products by category and the percentage of Farma Procaps’ gross revenue attributed to the sale of such product for the year ended December 31, 2020.

Farma Procaps Product	Category	Percentage of Farma Procaps’ gross revenues for the year ended December 31, 2020
Gestavit Dha	Feminine Care	7%
Citragel	Feminine Care	7%
Isoface	Skin Care	6%
Muvett	Digestive Health	5%
Fortzink	Growth & Development	5%

The table below sets forth our primary Clinical Specialties products by category and the percentage of Clinical Specialties’ gross revenue attributed to the sale of such product for the year ended December 31, 2020.

Clinical Specialties Product	Category	Percentage of Clinical Specialties’ gross revenues for the year ended December 31, 2020
Clenox	Blood clot	35%
Surgical masks	Masks	17%
Tapectam	Antibiotic	6%
Tracurion	Anesthetic	6%
Hypodermic needles	Hypodermic	5%

We launched a number of new Rx products in the years ended December 31, 2020 and 2019, most notably Kimod (Ivermectin). During the year ended December 31, 2020, new product sales in the Rx segment were $29.4 million, representing 18% the segment’s total sales.

The table below sets forth the number of Rx drug applications approved per jurisdiction and regulatory agency for the years ended December 31, 2020 and 2019.

Jurisdiction/Regulatory Agency	Number of product applications approved for the six months ended June 30, 2021	Number of Rx drug applications approved for the year ended December 31
		2020	2019
Bolivia (AGEMED)	1	3	5
Brazil (ANVISA)	—	1	—
Colombia (INVIMA)	6	9	17
Costa Rica (Health Ministry)	—	4	5
Ecuador (ARSCA)	2	11	5
El Salvador (DNM)	5	11	4
Guatemala (Ministry of Public Health and Social Assistance)	10	5	12
Honduras (ARSA)	4	11	7
Nicaragua (Health Ministry)	—	3	3
Panama (National Directorate of Pharmacies and Drugs)	—	3	12
Peru (DIGEMID)	2	1	9
Dominican Republic (Health Ministry)	1	6	5
Venezuela (INHRR)	1	5	2
Total	32	73	86

As of June 30, 2021, we had 70 Rx drug applications pending approval.

Marketing and Sales

Our Rx pharmaceutical products customers include Coopidrogas — Cooperativa Nacional de Drogas, Drogueria Cruz Verde S.A.S., Droguerías Colsubsidio, Copservir Ltda and Unidrogas S.A, among others.

We seek to establish customer loyalty through superior customer service by providing a comprehensive assortment of high-quality products and timely processing, shipment and delivery of orders.

The demand for our Farma Procaps products is largely generated by doctors and physicians. We analyze the doctors and physicians by specialty that we believe would be most beneficial to directly market our products to and schedule strategic visits once or twice a month to present our product portfolio specifically targeting their practice. We also technical and scientific information on our products and product samples for the exclusive use of the doctors and physicians to provide to their patients. Our sales force is segmented by medical specialties and receive periodic technical training on the brands and products we sell, as well as sales and relationship training techniques to better enable them to market and sell our products.

We directly target our marketing and sales effort for our Clinical Specialties products to clinics and hospital. We work together with in-hospital medical specialties to provide primarily medium and high complexity products for use with their patients, which are supported by technical or clinical studies to guarantee their safety.

Our Rx pharmaceutical products sales represented 45% and 47% of our gross revenue for the years ended December 31, 2020 and 2019, respectively.

Competition

The market for Rx pharmaceutical products is subject to intense competition from generic drug manufacturers, brand-name pharmaceutical companies launching their own or generic version of their branded products (known as an authorized generic), manufacturers of branded drug products that continue to produce those products after patent expirations, and manufacturers of therapeutically similar drugs. Among our primary competitors are Genfar S.A., Abbott Laboratories — Lafrancol S.A.S, Tecnoquimicas S.A., a Santé Pharmaceutique SA, Bayer AG, Merck & Co. Inc., Sanofi S.A.

OTC Products — VitalCare

Our OTC product line primarily consists of the VitalCare brand/business unit, and forms part of three of Procaps’ operating segments; Procaps Colombia, CAN and CASAND. For more information on our operating segments, see “Managements’ Discussion and Analysis of Financial Condition and Results of Operations” and Note 3.15 to our Consolidated Financial Statements.

VitalCare develops, manufactures and markets OTC consumer healthcare products through an extensive portfolio focused on over ten high-prevalence therapeutic areas (including gastrointestinal, skin care, cough and cold, analgesics, urological, and vitamin, minerals and supplements) at what we believe to be accessible and appealing price points and includes more than 150 brands. Our Colmed OTC product line, which is part of our VitalCare business unit, consists of products in the following categories: antibiotics, anti-infective, anti-parasitic, cardiovascular, feminine care, cutaneous antimycotic, pain killers, gastro intestinal, hormonals, metabolic, endocrine, nervous system, ophthalmic, osteoarticular, respiratory, diet supplements and vitamins and minerals

We market and sell our OTC products in the following key regional markets: Honduras, Nicaragua, El Salvador, the United States, Guatemala, Panama, Costa Rica, Ecuador, Dominican Republic, Peru and Bolivia.

Products

The table below sets forth our primary VitalCare OTC products by category and the percentage of the VitalCare’s gross revenue attributed to the sale of such product for the year ended December 31, 2020.

VitalCare Product	Category	Percentage of VitalCare’s gross revenues for the year ended December 31, 2020
Esomeprazole	Gastrointestinal	8%
Levothyroxine	Metabolic	6%
Vitamin E	Vitamins	5%
Orlistat	Metabolic	4%
Calcitrol	Metabolic	3%

We launched a number of new OTC products in the years ended December 31, 2020 and 2019, most notably Colagen and Vitamin D3. During the year ended December 31, 2020, new product sales in the OTC products segment were $3.3 million, representing 26% of the segment’s total sales.

The table below sets forth the number of OTC drug applications approved per jurisdiction and regulatory agency for the years ended December 31, 2020 and 2019.

Jurisdiction/Regulatory Agency	Number of OTC drug applications approved as of June 30 2021	Number of OTC drug applications approved for the year ended December 31
		2020	2019
Bolivia (AGEMED)	1	—	4
Colombia (INVIMA)	1	1	3
Ecuador (ARSCA)	1	3	2
El Salvador (DNM)	—	3	5
Guatemala (Ministry of Public Health and Social Assistance)	5	2	1
Honduras (ARSA)	1	5	4
Nicaragua (Health Ministry)	1	3	2
Peru (DIGEMID)	—	1	1
Dominican Republic (Health Ministry)	—	1	1
Total	10	19	23

As of June 30, 2021, we had 96 OTC products applications pending approval.

Marketing and Sales

Our OTC products customers include Coopidrogas — Cooperativa Nacional de Drogas, Pricesmart S.A.S., Drogueria Cruz Verde S.A.S., Olimpica S.A, and Sodimac Colombia S.A., among others.

Demand for our VitalCare OTC products and generics is generated by the end consumer. We target the end consumer through traditional advertising means, and increasingly though social media in order to more specifically target individual end consumer segments in order to highlight the attributes and differentials of our brands and products. We work with several points of sale customers such as global, national, and regional retail drug, supermarket, and mass merchandise chains, major wholesalers, sourcing groups, hospitals and grocery stores to ensure the homogeneous distribution of our products. We seek to establish customer loyalty through superior customer service by providing a comprehensive assortment of high-quality products and timely processing, shipment and delivery of orders.

Our OTC products sales represented 16% of our gross revenue for each of the years ended December 31, 2020 and 2019.

Competition

The markets for our OTC products are highly competitive and differ for each product line and geographic region. Our primary competitors include manufacturers, such as GlaxoSmithKline plc, Bayer AG, Sanofi S.A., Tecnoquimicas S.A., Pfizer Inc., Lafrancol S.A.S, Genomma Lab Internacional S.A.B. de C.V., McKesson Corporation, The Procter & Gamble Company and Abbott Laboratories, among others. The various major categories of our OTC products each have certain key competitors, such that a competitor generally does not compete across all product lines. However, some competitors do have larger sales volumes in certain of our categories. Additionally, national brand companies tend to have more resources committed to marketing their products and could in the future manufacture store brand versions of their products at lower prices than their national brand products. Competition is based on a variety of factors, including price, quality, assortment of products, customer service, marketing support, and approvals for new products.

Diabetrics Solutions

With approximately 6% of the global population living with diabetes and 10% of global health expenditures spent on diabetes each year, we believe our Diabetrics operating segment, which comprises our Diabetrics brand/business unit, is an attractive regional business-to-consumer (“B-to-C”) diabetes-focused treatment and management platform that focuses primarily on the Colombian market. It has experienced significant growth since it began its operations in 2015. It has a unique business model when compared to our competitors, as it aims to cover the full spectrum of needs of patients with diabetes by providing products and services such as blood glucose meters, telemonitoring, Rx oral anti-diabetics products, cosmeceuticals (cosmetics that have medicinal properties for diabetic care), insulin delivery systems and other diabetes solutions.

Procaps currently has a leading position in the Colombian market in two Diabetrics products categories with over 50% of market share, based on total sales within product category, in each of the following categories; blood glucose monitors (strips, meters and lancets) and insulin delivery systems (pen needles). In addition, we have increased our market share to over 60%, based on total sales within product category, in the Rx oral -anti-diabetics products category in the Colombian market through the sale of our Metformin products (GMet and Predial Lex) and other Rx products to manage diabetic patient complications.

As part of our Diabetrics segment’s integral product strategy and holistic approach, we offer products in other product categories such as insulin (Glaritus- Glargine Insulin, recently launched beginning of 2021), supplements (Cromega and Preventia), among others.

Products

The table below sets forth our primary Diabetrics products by category and the percentage of the Diabetrics segment’s gross revenue attributed to the sale of such product for the year ended December 31, 2020.

Diabetrics Product	Category	Percentage of Diabetrics’ gross revenues for the year ended December 31, 2020
Glucoquick	Blood Glucose Monitor	33%
Glucoquick Agujas	Insulin Delivery Systems	20%
GMet	Rx oral anti-diabetics	15%
Predial Lex	Rx oral anti-diabetics	7%
Glocuquick Vital	Blood Glucose Monitor	4%

We launched a number of new Diabetrics products in the years ended December 31, 2020 and 2019, most notably Preventia Complex and Glucoquick GD50. During the years ended December 31, 2020, new product sales in the Diabetrics segment were $3.8 million, representing 15% of the segment’s total sales.

During the year ended December 31, 2020, we received approval from the Guatemala National Directorate of Pharmacies and Drugs for three Diabetrics products applications, and during the year ended December 31, 2019, we received approval from DNM in El Salvador for three Diabetrics products applications. As of December 31, 2020, we had four Diabetrics products applications pending approval.

Marketing and Sales

Our Diabetrics products and services are marketed directly to consumers through a comprehensive offering of innovative products and differentiated services with the goal of providing the optimal cost-benefit ratio. We also focus our efforts on developing prevention, education and self-management strategies with our partners in order to provide value-based-healthcare. Our sales efforts are focused on private and governmental channels, and involve participating in government contract bidding, primarily through Colombia’s public health insurance plan (Entidades Promotoras de Salud).

Our Diabetrics products and services sales represented 7% and 6% of our gross revenue for the years ended December 31, 2020 and 2019, respectively.

Competition

We market our Diabetrics products and services primarily in Colombia. Our primary competitors include: (i) F. Hoffmann-La Roche AG, Abbot Laboratories, and Johnson & Johnson in the blood glucose monitor product category; (ii) Becton, Dickinson and Company, Novo Nordisk A/S and Nortstray Nuart SAS in the insulin delivery system product category; (iii) Merck & Co. Inc., Pfizer, Inc., Mckesson Corporation and Siegfried Holding in the Rx oral-anti-diabetics product category; and (iv) Abbot Laboratories in the nutrition products category. We recently entered the insulin product category and will compete primarily with Sanofi S.A.

Manufacturing and Distribution

We operate six manufacturing facilities in Colombia, Brazil and El Salvador and sales offices throughout 13 different countries, which coordinate the sale of our products to all seven continents. The map below illustrates our global geographical footprint, setting forth the location of our manufacturing facilities and sales offices, and the countries in which we commercialize our products and services.

Manufacturing Facilities

Our manufacturing facilities include the first FDA-approved Rx pharmaceutical plant in South and Central America and one of only five hormonal Softgel plants in the world. Additionally, our manufacturing facilities are certified, where required, by several regulatory entities including the FDA, Health Canada, the United Kingdom’s MHRA, Australia’s TGA, Mexico’s Cofepris and the ISO under its 14000 standards.

Geographical Footprint

Manufacturing Facilities
Commercial Offices
Sales Around the World
1
El Salvador
San Salvador
2
Colombia
Barranquilla
2
Colombia
Bogota
1
Brazil
Sao Paulo

We have invested approximately $7 million in our manufacturing facilities during the six months ended June 30, 2021, and approximately $21 million during the years ended December 31, 2019 and 2020, combined, for inprovements and expansions. We believe that our sites and equipment are in good condition, are well-maintained, and are able to operate at or above present levels for the foreseeable future, in all material respects.

Our manufacturing operations are focused on employee health and safety, regulatory compliance, operational excellence, continuous improvement, and process standardization across our organization. During the year ended December 31, 2020, we achieved approximately 90% on-time shipment delivery versus customer request date across our network as a result of this focus. Our manufacturing operations are structured around an enterprise management philosophy and methodology that utilizes principles and tools common to a number of quality management programs, including cGMP, ISO under its 9000 and 14000 standards, the Business Alliance for Secure Commerce and Authorized Economic Operator (Operador Económico Autorizado).

Procaps Barranquilla — Barranquilla, Colombia

Our Procaps Barranquilla manufacturing facility is located in the city of Barranquilla, in Colombia, with 35,236 square meters of total built area and 8,196 square meters of manufacturing plant floor space. This is our primary manufacturing facility and the first FDA-approved Rx pharmaceutical plant in South America and Central America. This facility produces products associated with our Softigel, Farma Procaps and VitalCare brands, including Softgel capsules, hormonal soft capsules, nutritional products, tablets, powders, blisters, liquids and hard capsule products. The installed capacity of this facility is 360 million units of Softgel, 7 million units of Farmix and 57 million units of hormonal products per month. The utilization rates, measured as the programmed manufacturing hours divided by the facility’s manufacturing capacity in terms of hours (“Utilization Rate”), for the year ended December 31, 2020, for production of our Softigel, Farma Procaps and VitalCare products at this facility were 65%, 68% and 69%, respectively.

Our Procaps Barranquilla manufacturing facility is certified by the FDA, Good Manufacturing Practices (Buenas Prácticas de Manufactura, “BPM”), MHRA, the Business Alliance for Secure Commerce, the Colombian Institute of Technical Standards and Certification (Instituto Colombiano de Normas Técnicas y Certificación, or “ICONTEC”), ANVISA, Cofepris, Health Canada and ISO under its 14000 standard.

Rymco — Barranquilla, Colombia

Our Rymco manufacturing facility is located in the city of Barranquilla, in Colombia, on a 10,325 square meter lot, with approximately 11,650 square meters of floor space. This facility was acquired as part of Procaps’ acquisition of Rymco S.A. in 2015 and currently produces products associated with our Clinical Specialties brand, including single-use medical products such as syringes, needles, infusion equipment, face masks, and surgical clothing (personal protective equipment). The installed capacity of this facility is 67.1 million units per month. The Utilization Rate for the year ended December 31, 2020, for production of our Clinical Specialties products at this facility was 40%.

Our Rymco manufacturing facility is certified by Argentine National Administration of Drugs, Foods and Medical Devices (Administración Nacional de Medicamentos, Alimentos y Tecnología Médica), ISO under its 13485 medical standard and TÜV SÜD America.

Funtrition — Bogota, Colombia

Our Funtrition manufacturing facility is located in the city of Bogota, in Colombia, on a 2,935 square meter lot, with approximately 1,400 square meters of floor space. This facility produces products associated with our Softigel brand, including gummies related technologies for OTC products and nutraceuticals. The installed capacity of this facility is 250 tons, or approximately 1.3 million units per month. The Utilization Rate for the year ended December 31, 2020, for production of our Softigel products at this facility was 69%.

Our Funtrition manufacturing facility is certified by INVIMA.

Pharmayect — Bogota, Colombia

Our Pharmayect manufacturing facility is located in the city of Bogota, in Colombia, on a 18,700 square meter lot, with approximately 13,070 square meters of floor space. This facility produces associated with our Clinical Specialties brand, including syringes, injection vials, sterilized powder products, blisters and vials. The installed capacity of this facility is 11.5 million units per month. The Utilization Rate for the year ended December 31, 2020, for production of our Clinical Specialties products at this facility was 69%.

Our Phamayect manufacturing facility is certified by BPM, ISO under its 9001-2015 standard and ICONTEC.

Softcaps — São Paulo, Brazil

Our Softcaps manufacturing facility is located in an industrial complex in the city of Cotia, state of São Paulo in Brazil, on a 9,034 square meter lot, with approximately 5,560 square meters of floor space. There are two buildings; one includes the administrative offices, warehouse and quality control laboratory and the other includes the production areas and cafeteria. This facility produces products associated with our Softigel brand, including Softgel capsule products. The installed capacity of this facility is 180 million units per month. The Utilization Rate for the year ended December 31, 2020, for production of our Softigel products at this facility was 60%.

Our Softcaps manufacturing facility is certified by the ANVISA.

The operating license (licença de operação) in connection with the warehouse and quality control laboratory located at our Softgel manufacturing facility was denied, however, such facilities are still being permitted to operate by the State of São Paulo’s Environmental Agency (Companhia Ambiental do Estado de São Paulo, or “CETESB”). For more information, see “— Legal Proceedings — Operating License.”

Laboratiorios López — El Salvador

Our Laboratiorios López manufacturing facility, which include both the Procaps Salvador, S.A. de C.V. (formerly Laboratorios López) and Biokemical S.A. de C.V. manufacturing plants, is located in the city of San Salvador, in El Salvador, on a 20,277 square meter lot, with approximately 7,956 square meters of floor space. This facility was acquired as part of Procaps’ acquisition of Laboratiorios López and Biokemical S.A. de C.V. in 2014 and currently produces products associated with our Farma Procaps and VitalCare brands, including multiple dosage form products. The installed capacity of this facility is 15,312 kilograms of solids, 61,600 liters of liquids, 5,040 kilograms of semisolids, 3,300 kilograms of semisolids beta-lactams and 403 kilograms of solids beta-lactams per month. The Utilization Rate for the year ended December 31, 2020, for the production of our Farma Procaps and VitalCare products combined at this facility was 65%.

Our Laboratorio López manufacturing facility is certified by El Salvador’s National Directorate of Medicines (Dirección Nacional de Medicamentos, or “DNM”).

Distribution and Logistics

Our logistics team is centralized by line of business in order to enable us to better capture the synergies of our businesses and maintain our operational focus. They operate throughout all countries in which we have a presence and assist us with the transportation of our products, delivering approximately 4,000 tons per year worldwide.

We use a network of third-party transportation companies for customized services, which are regulated by INVIMA, ANVISA, the International Air Transport Association, World Customs Organization (Organización Mundial de Aduanas), the International Chamber of Shipping and other applicable regulatory agencies where we operate.

In total, we make approximately 150 international shipments per month directly from our manufacturing facilities using a specialized fleet.

Our products are stored in self-owned storages in Barranquilla and Bogota in Colombia, El Salvador and Brazil, and with third-party storage facilities that meet all of the requirements of our products in terms of space and environmental conditions.

Raw Materials and Material Sourcing

Affordable, high-quality raw materials and packaging components are essential to all of our business segments due to the nature of the products we manufacture. We use a broad and diverse range of raw materials in the design, development, and manufacturing of our products. This includes, but is not limited to, key materials such as gelatin, starch and iota carrageenan for our Softgel products, packaging films for our Rx and OTC products, and glass vials and syringes for injectable fill-finish for certain of our Rx and Diabetrics products. The raw materials that we use are sourced externally on a global basis and are generally available from multiple suppliers. Supplies of certain raw materials and product delivery systems may be more limited, as they are available from one or only a few suppliers and may require extensive compatibility testing before we can use them. For more information on the risks associated with the raw materials we use and their sourcing, please see “Risk Factors — Risks Related to Procaps — Risks Related to Product Development and Manufacturing — Our future results of operations are subject to fluctuations in the costs, availability, and suitability of the components of the products we manufacture, including active pharmaceutical ingredients, excipients, purchased components, and raw materials. In addition, the COVID-19 pandemic may interfere with the operations of certain of our direct or indirect suppliers or with international trade for these supplies, which could raise our costs or reduce the productivity or slow the timing of our operations, which could have a material adverse effect on our business, financial condition and results of operations.”

Globally, our supplier relationships could be interrupted due to natural disasters and international supply disruptions, including those caused by pandemics or geopolitical and other issues. For example, commercially usable gelatin is available from a limited number of sources. In addition, much of the gelatin we use is bovine derived. Past concerns of contamination from BSE have narrowed the number of possible sources of particular types of gelatin. If there were a future disruption in the supply of gelatin from any one or more key suppliers, there can be no assurance that we could obtain an alternative supply from our other suppliers. Any future restriction that were to emerge on the use of bovine-derived gelatin from certain geographic sources due to concerns of contamination from BSE could hinder our ability to timely supply our customers with products and the use of alternative non- bovine-derived gelatin for specific customer products could be subject to lengthy formulation, testing and regulatory approval periods.

We work very closely with our suppliers to assure continuity of supply while maintaining excellence in material quality and reliability. We continually evaluate alternate sources of supply, although we do not frequently pursue regulatory qualification of alternative sources for key raw materials due to the strength of our existing supplier relationships, the reliability of our current supplier base, and the time and expense associated with the regulatory process. Although a change in suppliers could require significant effort or investment by us in circumstances where the items supplied are integral to the performance of our products or incorporate specialized material such as gelatin, we do not believe that the loss of any existing supply arrangement would have a material adverse effect on our business. See “Risk Factors — Risks Related to Procaps — Risks Related to Product Development and Manufacturing — Our future results of operations are subject to fluctuations in the costs, availability, and suitability of the components of the products we manufacture, including active pharmaceutical ingredients, excipients, purchased components, and raw materials. In addition, the COVID-19 pandemic may interfere with the operations of certain of our direct or indirect suppliers or with international trade for these supplies, which could raise our costs or reduce the productivity or slow the timing of our operations, which could have a material adverse effect on our business, financial condition and results of operations.”

Research and Development

Our R&D activities are directed primarily toward the development of new products and services, and the improvement of our manufacturing processes and delivery technologies. Our R&D platform is centralized in the city of Barranquilla, Colombia, and employs over 280 scientists, technicians and skilled personnel in R&D and innovation, and has developed over 500 pharmaceutical products formulations, resulting in the development of an average of over 150 new products, including more than 50 first time launch products, per year. Procaps has invested $16 million and $13 million in R&D for the years ended December 31, 2020 and 2019, respectively.

Our R&D capabilities have led to the development of our Softgel proprietary delivery systems which drives our Nextgel business segment and our Rx and OTC product portfolio, allowing us to focus on the development and sale of high-growth and premium pharmaceutical products which we believe are subject to less pricing pressures when compared to more generic pharmaceutical products. The Nextgel business segment’s product development proposals involve a significant amount of R&D, among other efforts, which enables Procaps to apply its proprietary Softgel technologies to existing products (such as converting an existing product to a Softgel dosage form). Some of our Softgel technologies include our standard Softgel capsule; Versagel, our versatile plant-based Softgel shell; Chewgel, a chewable Softgel capsule; Unigel, a smart Softgel capsule which incorporates other delivery systems into a single Softgel capsule; and G-tabs, gelatin coated tablets that are easy to swallow and we believe, based on current technology, to be impossible to counterfeit. In addition, our R&D capabilities have allowed us to develop gummies related technologies for our Funtrition OTC products. For more information on such products and technologies, see ”— Products and Services.”

Intellectual Property

Our corporate culture focuses on innovation and R&D, which has resulted in the development of over 500 pharmaceutical product formulations. We rely on a combination of know-how, trade secrets, patents, copyrights, trademarks, and other intellectual property, nondisclosure and other contractual provisions, and technical measures to protect a number of our products, services, processes and intangible assets. These proprietary rights are important to our ongoing operations as 99% of our current Rx and OTC product portfolio is proprietary.

We have applied in Colombia, the United States and certain other countries for registration of a number of trademarks, service marks, and patents, some of which have been registered and issued, and also hold common law rights in various trademarks and service marks. As of June 30, 2021, have been granted 39 patents and have 34 patents pending approval.

The table below sets forth the product type/technology for which our patents granted relate, the jurisdiction of registration, the expiration date and the type of patent. None of our patents listed below have been licensed from third parties or have expired.

Patents Granted as of June 30, 2021
Product Type/Technology	Type of Patent	Jurisdiction of Registration	Expiry Date
Unigel Technology	Patent	Colombia	18/07/2031
Simplified machine (used for lab-scale prototyping)	Utility Model	Colombia	18/07/2021
Ribbon Printing (used to print capsules in a continuous process)	Utility Model	Colombia	30/07/2027
Isoface Formulation	Patent	Colombia	24/07/2023
Ophthalmic containers	Design Patent	Ecuador	07/08/2022
Nasal Spray Container	Design Patent	Ecuador	07/08/2022
Unigel Technology	Patent	Mexico	18/07/2031
Degassing apparatus for dissolution media in analytical process	Utility Model	Colombia	03/06/2026
Cytogel Process	Patent	Colombia	13/04/2025
Unigel Technology	Patent	Europe	18/07/2031
Unigel Technology	Patent	Colombia	18/07/2031
Ribbon Printing (used to print capsules in a continuous process)	Patent	Canada	30/07/2027
Electronic Dosage Dispensing System	Patent	United States	2032-05-25 Extended under 35 U.S.C.154 (b) by 715 days
Unigel Technology	Patent	United States	18/07/2031
Unigel Technology	Patent	United States	2031-07-18 Extended under 35 U.S.C.154 (b) by 97 days
Unigel Technology	Patent	United States	18/07/2031
Ribbon Printing (used to print capsules in a continuous process)	Patent	United States	2027-07-30 Extended under 35 U.S.C.154 (b) by 694 days
Unigel Technology	Patent	Korea	18/07/2031
Unigel Technology	Patent	Japan	18/07/2031
Blefadex Composition	Patent	Colombia	30/12/2034
Cynclor Project	Patent	United States	29/08/2034
Blefadex Composition	Patent	United States	30/12/2034
Unigel Technology	Patent	United States	18/07/2031
Blefadex Composition	Patent	Japan	30/12/2034
Laboratory-scale encapsulation device	Utility Models	Colombia	28/02/2029
Unigel Technology	Patent	Brazil	18/07/2031
Unigel Technology	Patent	Canada	18/07/2031
Blefadex Composition	Patent	Mexico	30/12/2034
Unigel Technology	Patent	Spain	18/07/2031
Unigel Technology	Patent	Germany	18/07/2031
Unigel Technology	Patent	Switzerland	18/07/2031
Unigel Technology	Patent	France	18/07/2031
Unigel Technology	Patent	United Kingdom	18/07/2031
Unigel Technology	Patent	Italy	18/07/2031
Unigel Technology	Patent	Poland	18/07/2031
Unigel Technology	Patent	Portugal	18/07/2031
Unigel Technology	Patent	Sweden	18/07/2031
Cynclor Project	Patent	United States	29/08/2034
Blefadex Composition	Patent	Brazil	30/12/2034

The table below set forth the product type/technology for which our patent applications relate, the jurisdiction in which the registration was applied for, the application date and the type of patent.

Patent Applications Pending Approval as of June 30, 2021
Product Type/Technology	Type of Patent	Jurisdiction of Registration	Filing Date/ Publication Date
Unigel Technology	Patent	Japan	01/12/2016
HME Technology	Patent	United States	2015-01-06 2015-09-09 2016-07-07
Unigel Technology	Patent	United States	19/08/2019
HME Technology	Patent	Europe	2015-09-10 2017-11-15
HME Technology	Patent	Canada	14/07/2016
Blefadex Composition	Patent	Ecuador	2016-11-23 2016-12-30
Blefadex Composition	Patent	Peru	2017-06-27 2017-09-15
Blefadex Composition	Patent	El Salvador	29/06/2017
Blefadex Composition	Patent	Dominican Republic	2017-06-29 2019-06-15
Blefadex Composition	Patent	Guatemala	03/07/2017
HME Technology	Patent	El Salvador	05/07/2017
HME Technology	Patent	Guatemala	05/07/2017
HME Technology	Patent	Mexico	2017-07-05 2018-11-09
HME Technology	Patent	Peru	2017-07-05 2017-09-05
HME Technology	Patent	Brazil	2015-09-10 2018-03-13
HME Technology	Patent	Dominican Republic	2017-07-06 2018-11-15
HME Technology	Patent	Ecuador	19/07/2017
Blefadex Composition	Patent	Europe	2017-07-27 2017-12-06
Blefadex Composition	Patent	Costa Rica	2017-07-28 2017-11-07
HME Technology	Patent	Costa Rica	2017-08-01 2018-01-25
HME Technology	Patent	Korea	2017-08-02 2018-09-17
Unigel Technology	Patent	United States	13/02/2019
Unigel Technology	Patent	United States	13/02/2019
Unigel Technology	Patent	United States	13/02/2020
SGC Drying System	Patent	United States	2016-12-21 2017-12-21 2018-08-19 2019-03-28 2019-10-21 2020-06-06 2021-01-14
Electronic Dosage Dispensing System	Patent	United States	2012-05-25 2013-05-28 2017-06-12 2020-04-03 2020-11-11
Vegan Gummies	Patent	PCT	30/08/2019
Face Mask	Patent	United States PCT	26/06/2020 25/06/2021
Unigel Proudcts (Diclofenac)	Patent	United States	23/07/2020
Ivermectin SGC Formula	Patent	PCT	30/09/2020
Cholesterol Extraction Process	Patent	PCT	30/09/2020
Ivermectin Oral Solution	Patent	PCT	30/12/2020
Unigel Technology	Patent	United States	19/03/2021
Unigel Technology	Patent	Mexico	05/11/2015 22/06/2021

Furthermore, as of June 30, 2021, we hold over 5,139 trademarks, with 219 pending approval. Additionally, as of June 30, 2021, we have over 3,411 drug registration, with over 166 pending approval.

We do not consider any individual patent, trademark or license to be material to our overall business.

Corporate Responsibilities and Environmental, Social, and Governance (ESG)

Our facilities and operations are subject to various environmental laws and regulations. We undergo periodic internal audits relating to environmental, health and safety requirements in order to maintain compliance with applicable laws and regulations in each of the jurisdictions in which we operate. Additionally, pursuant to an agreement with one of our shareholders, IFC, we are required to comply with IFC’s Performance Standards on Social & Environmental Sustainability, permit environmental and social representatives of IFC to visit our facilities on an annual basis and provide IFC with an annual sustainability report, among other requirements.

We have made, and continue to make, expenditures necessary to comply with applicable environmental laws; however, we do not believe that the costs for complying with such laws and regulations have been or will be material to our business. We do not have any material remediation liabilities outstanding.

While we believe that climate change could present risks to our business, including increased operating costs due to additional regulatory requirements, physical risks to our facilities, water limitations and disruptions to our supply chain, we do not believe these risks are material to our business in the near term.

We are committed to doing business in an ethical manner. We have a long history of environmentally sound and efficient operations, safe and healthy working conditions, and active participation in the communities where we are located. As reflected in our Social Responsibility, Quality of Life and Integrated Management Policies, we are, and remain, committed to maintaining an environment that motivates all employees to achieve personal development (physical, mental, social and emotional), acquire new competencies, skills and abilities, and promote the proper attitudes to improve their interpersonal skills and enhance their future employment prospects in the changing and competitive market we operate. Our human development, hiring and training process includes:

•        selecting qualified personnel for each position that show potential for development and that identify with our organizational moto of “Vision, Mission, Values, Policies, Key Strategic Objectives and Structure”;

•        assimilation into our corporate culture;

•        training in processes and procedure;

•        job-specific training;

•        continuous training and educational programs on new or updated standards, and key and strategic competencies;

•        promoting activities and training to improve the health of our employees and protection from occupational risk factors; and

•        encouraging and supporting self-development, self-monitoring, individual and collective learning, and promoting continuous self-improvement.

In addition, Procaps is in the process of designing a carbon neutrality strategy which we expect to launch by the end of 2021 with the goal of (i) calculating our baseline carbon footprint and comparing it to the footprint of similar businesses to identify a benchmark, (ii) identifying greenhouse gas emissions mitigation opportunities, and (iii) developing a strategy combining mitigation and offsetting to become carbon neutral by a date to be determined.

Regulatory Matters

The manufacturing, processing, formulation, packaging, labeling, testing, storing, distributing, advertising, and sale of our products and services are subject to regulation by a variety of agencies in the localities in which our products are sold. In addition, we manufacture and market certain of our products in accordance with standards set by various organizations, including the FDA, Health Canada, MHRA, TGA, Cofepris and ISO. We believe that our policies, operations, and products comply in all material respects with existing regulations to which we are subject.

The manufacturing, distribution, and marketing of healthcare products and the provision of certain services for development-stage pharmaceutical products are subject to extensive ongoing regulation by INVIMA, ANVISA, the FDA, other regulatory authorities in the countries in which we operate.

Colombian Regulations

A majority of our products are manufactured in Colombia, where four of our six manufacturing facilities are located. INVIMA is the Colombian regulatory authority charged with inspecting and supervising the marketing and manufacturing of health products, identifying and evaluating the violation of health standards or procedures, and implementing best practices and providing medical approval for the import and export of products.

INVIMA carries out periodic inspections of our facilities, processes and products to verify compliance with cGMP and Good Laboratory Practices in accordance with the regulations established by the World Health Organization (“WHO”) in the Technical Report Series 823 — 32nd Report of the WHO Expert Committee on Specifications for Pharmaceutical Preparations (the “WHO Report 32”). In addition, our facilities are also subject to regulation and inspection by the Colombian Agricultural Institute (Instituto Colombiano Agropecuario, or “ICA”), a public entity attached to the Colombian Ministry of Agriculture and Rural Development (Ministerio de Agricultura y Desarrollo Rural), responsible for controlling agricultural health in Colombia. The ICA is charged with inspecting our plants to verify compliance with cGMP for the production of products for veterinary use, also in accordance with the provisions of the WHO Report 32.

United States Regulations

The FDA has jurisdiction over certain of our Rx, OTC pharmaceutical products and API. The FDA’s jurisdiction extends to the manufacturing, testing, labeling, packaging, storage, distribution, and promotion of these products. We are committed to consistently provide our customers with high quality products that adhere to “current Good Manufacturing Practices” (“cGMP”) regulations promulgated by the FDA.

All facilities where Rx and OTC products are manufactured, tested, packaged, stored, or distributed for the U.S. market must comply with FDA, cGMPs and regulations promulgated by competent authorities in the countries, states and localities where our manufacturing facilities are located. All of our drug products destined for the U.S. market are manufactured, tested, packaged, stored, and distributed according to cGMP regulations. The FDA performs periodic audits to ensure that our FDA registered manufacturing facility remains in compliance with all appropriate regulations.

In addition, certain of our subsidiaries are subject to other healthcare laws, including the U.S. Federal Food, Drug, and Cosmetic Act, the Public Health Service Act, the Controlled Substances Act, and comparable state and foreign laws and regulations in certain of their activities.

Third parties develop and manufacture APIs for use in certain of our pharmaceutical products that are sold in the U.S. and other global markets. API manufacturers typically submit a drug master file to the regulatory authority that provides the proprietary information related to the manufacturing process. The FDA inspects the manufacturing facilities to assess cGMP compliance, and the facilities and procedures must be cGMP compliant before API may be exported to the United States.

Brazilian Regulations

Certain of our products are manufactured in Brazil, where one of our six manufacturing facilities are located. ANVISA is the Brazilian regulatory agency that is responsible for the approval and supervision of food, cosmetics, tobacco, pharmaceuticals, health services, and medical devices, among other products, and carries out sanitary control and inspection activities in ports, airports and the border regions.

ANVISA is charged with the protection of the Brazilian population’s health through sanitary control over the production and marketing of products and services, including facilities, processes, materials and technologies related thereto. We may only operate our facilities subject to the jurisdiction of ANVISA once we have received ANVISA’s approval. In addition, all of our pharmaceutical products must be submitted to ANVISA for approval before being offered to our customers in Brazil. As a governmental agency, ANVISA has police power over sanitary controls, as a result, in the event an inspection reveals non-compliance with its regulations, it may shut down businesses, suspend the sale of products, appropriate and seize items, or issue fines.

In addition to approvals from ANVISA, we also require the approval of CETESB, an agency of the government of the State of São Paulo responsible for the control, inspection, monitoring and licensing of activities that generate pollution, to operate our facilities in Brazil. CETESB is responsible for granting operating licenses for our facilities and carries out frequent inspections to assess whether there have been any changes to the environmental impact caused by our activities. For information on current regulatory proceedings involving CETESB, please see “— Legal Proceedings.”

El Salvador Regulations

Certain of our products are manufactured in El Salvador, where one of our six manufacturing facilities are located. DNM is the El Salvadorian regulatory agency that is responsible for safeguarding the health of the country’s population through the regulation and surveillance of pharmaceutical, cosmetic, hygienic, chemical products, medical devices and raw materials.

The DNM is the competent health authority in El Salvador charged with authorizing and registering all pharmaceutical products in El Salvador and is responsible for regulating the importation and manufacturing of pharmaceutical products, implementing price controls, and controlling of distribution chains. The DNM acts based on the guidelines established by the Central American Technical Regulation (Reglamento Técnico Centroamericano) which is a guide based on the WHO Report 32, to implement the best practices in the manufacturing, storage, distribution and sale of pharmaceutical products. The DNM is also responsible for certifying that pharmaceutical laboratories in El Salvador comply with cGMP.

Other Regulatory Requirements

We are also subject to various federal, state, local, national and transnational laws, regulations, and requirements in Colombia, Brazil, the United States and other countries in which we operate, relating to safe working conditions, laboratory and distribution practices, and the use, transportation and disposal of hazardous or potentially hazardous substances. In addition, applicable import and export laws and regulations require us to abide by certain standards relating to the cross-border transit of finished goods, raw materials and supplies and the handling of information. We are also subject to various other laws and regulations concerning the conduct of our non-U.S. operations, including the U.S. Foreign Corrupt Practices Act, the U.K. Anti-Bribery Act, and other anti-bribery laws and laws pertaining to the accuracy of our internal books and records.

The costs associated with our continued compliance with the various applicable federal, state, local, national and transnational regulations to which we are subject could be significant, and the failure to comply with such legal requirements could have an adverse effect on our results of operations and financial condition. See “Risk Factors — Risks Related to Procaps — Risks Related to Laws and Regulations — Failure to comply with existing and future regulatory requirements could adversely affect our results of operations and financial condition or result in claims from customers,” for additional discussion of the costs associated with complying with the various regulations.

For the years ended December 31, 2020 and 2019, we were subject to six regulatory audits by ANVISA, the FDA, Health Canada, MHRA, the Saudi Arabia Food and Drug Administration, and the TGA, all of which were successfully completed. Over the last five fiscal years, we successfully completed approximately 15 regulatory audits.

Quality Assurance

We are committed to ensuring and maintaining the highest standard of regulatory compliance while providing high quality products to our customers. To meet these commitments, we have developed and implemented a company-wide quality management system. We have approximately 640 employees focusing on quality and regulatory compliance. Our senior management team is actively involved in setting quality policies and standards, as well as managing internal and external quality performance. Our quality assurance department provides quality leadership and supervises our quality systems programs. An internal audit program monitors compliance with applicable regulations, standards, and internal policies. In addition, our facilities are subject to periodic inspection by the INVIMA, ANVISA, the FDA, and other equivalent local, state, and foreign regulatory authorities, as applicable, as well as IFC. All INVIMA, ANVISA, FDA and other regulatory inspectional observations have been resolved or are on track to be completed at the prescribed timeframe provided in commitments to the applicable agency in all material respects. We believe that our operations are in compliance in all material respects with the regulations under which our facilities are governed.

Environmental Matters

Our operations are subject to a variety of environmental, health, and safety laws and regulations, including those of the Colombian Ministry of Environment and Sustainable Development (Ministerio de Ambiente y Desarrollo Sostenible), the Brazilian Institute of the Environment and Renewable Natural Resources (Instituto Brasileiro do Meio Ambiente e dos Recursos Naturais Renováveis), and equivalent state, local, and national regulatory agencies in each of the jurisdictions in which we operate. These laws and regulations govern, among other things, air emissions, wastewater discharges, the use, handling, and disposal of hazardous substances and wastes, soil and groundwater contamination, and employee health and safety. Our manufacturing facilities use, in varying degrees, hazardous substances in their processes. We believe that our operations are in compliance in all material respects with the environment, health, and safety regulations applicable to our facilities. Additionally, we are required to comply with IFC’s Performance Standards on Social & Environmental Sustainability, among other requirements. For more information, see “— Corporate Responsibilities and Environmental, Social, and Governance (ESG)”.

Employees

As of June 30, 2020, we had more than 4,580 full-time and temporary employees worldwide. Approximately 40 of our employees in our Rymco and Softgel manufacturing facilities are currently represented by industry labor union organizations. With respect to our technical talent, we employ more than 280 scientists, technicians and skilled personnel in R&D and innovation.

We are committed to our continued efforts to increase diversity and foster an inclusive work environment that supports the global workforce and the communities we serve. We recruit the best people for the job regardless of gender, ethnicity or other protected traits and it is our policy to fully comply with all laws applicable to discrimination in the workplace. Our diversity, equity and inclusion principles are also reflected in our employee training and policies. We continue to enhance our diversity, equity and inclusion policies which are guided by our senior management team.

We believe that we provide robust compensation and benefits to its employees. In addition to salaries, these programs, which vary by country/region, can include a 401(k) plan, healthcare and insurance benefits, health savings and flexible spending accounts, paid time off, family leave, among many others. We believe that our employee relations are satisfactory.

The table below sets forth the approximate number of our employees by geographic region as of June 30, 2021.

	South America	Central America	North America	Total
Approximate number of employees as of June 30, 2021	3,827	744	11	4,582

In addition to our executive officers, we rely on six senior management members to lead and direct our business. The members of the senior management team hold positions in areas such as optimization of corporate value, audit and internal corporate controls, human resources, corporate legal and regulatory affairs, and marketing and R&D.

Legal Proceedings

We are involved in investigations, claims, lawsuits and other proceedings arising in the ordinary course of business. These matters involve personnel and employment issues, regulatory matters, contract, administrative and tax proceedings, among others, arising in the ordinary course of business, involving total contingencies of $1.7 million as of June 30, 2021. On June 30, 2021, our total contingencies relating to legal proceedings in which our external legal counsel has identified the risk of loss as being probable and/or for which a provision had been recorded in our Consolidated Financial Statement were: (i) $0.8 million related to tax claims, (ii) $0.8 million related to labor claims, and (iv) $0.1 million related to administrative claims.

Claims may be filed against us in the future including by, but not limited to, third parties, employees (of our own or made available by service providers) and federal, state or local bodies due to transactions and procedures carried out by us or companies we acquire in the future.

Other than as described below, we do not believe that any of our current legal or administrative proceedings could individually cause a material adverse effect on our business, financial condition or results of operations.

Colombian Social Security and Taxes

Historically, Procaps has paid certain benefits to its employees that, according to prior interpretation of applicable Colombian labor and tax laws, were not considered as part of an employee’s salary for purposes of calculating taxable employee compensation. In 2012, the interpretation of what constitutes part of an employee’s compensation began to change in Colombia, which resulted in Procaps having to eliminate certain employee benefits such as transportation assistance and certain performance bonuses, and amend its overall policies relating to performance bonuses, in order to comply with such change in interpretation. Although Procaps has made considerable efforts to comply with such laws, it is possible that monetary penalties and additional labor taxes will be imposed on Procaps by the Colombia’s Ministry of Finance’s Pension and Parafiscal Management Unit (Unidad de Gestion Pensional y Parafiscal, or “UGPP”) for the periods prior to the implementation of such changes to employee benefits instituted by Procaps. Although Procaps has been subject to administrative proceedings by the UGPP in the past for alleged failures to pay social security benefits, which have resulted in non-material penalties and fines, there can be no assurances that future proceedings will not be initiated against Procaps which could result in material fines and liabilities.

Environmental Proceedings

Certain of our operations, primarily those conducted in Brazil through our subsidiary, Colbras Industria e Comercio Ltda., has been subject to administrative environmental legal proceedings, including a proceeding initiated by CETESB alleging a breach of environmental law due to unauthorized disposal and storage of hazardous substances in at our São Paulo facilities in 2013. On May 18, 2020, a final decision in favor of Colbras Industria e Comercio Ltda. was granted, resulting in no liability to the company. Under Brazilian law, certain environmental administrative proceedings trigger a corresponding criminal proceeding by the Brazilian Federal Police (Polícia Federal do Brasil). The criminal proceeding linked to the above-mentioned administrative proceeding was suspended as a result of the final administrative decision.

Operating License

Colbras Industria e Comercio Ltda.’s license of operation (licença de operação) in connection with the warehouse and quality control laboratory located at our Softgel manufacturing facility in the city of Cotia, State of São Paulo, Brazil was denied by CETESB on May 9, 2013, due a legal proceeding initiated against Etesco Construcoes e Comercio LTDA (“Etesco”), the developer of the industrial park where such facilities are located, alleging non-compliance by Etesco with certain environmental requirements related to the distance of the facilities from the Coitia River and the percentage of “green area” (área verde) surrounding the park. CETESB has allowed our warehouse and quality control laboratory to operate until the proceeding against Etesco is resolved. In the event such proceeding is resolved negatively against Etesco, CETESB may not grant us a license of operations which could force us to suspend operations of the warehouse and quality control laboratory located at our Softgel manufacturing facility.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

The following discussion and analysis provide information which Procaps’ management believes is relevant to an assessment and understanding of Procaps’ results of operations and financial condition. This discussion and analysis should be read together with the section of this prospectus entitled “Selected Historical Consolidated Financial Information of Procaps”, the unaudited condensed consolidated interim financial statements as of and for the six months ended June 30, 2021 and 2020, the audited consolidated financial statements as of and for the years ended December 31, 2020 and 2019 and related notes of Procaps’ that are included elsewhere in this prospectus. This discussion and analysis should also be read together with the section of this prospectus entitled “Business” and the unaudited condensed combined pro forma financial information as of and for the six months ended June 30, 2021 in the section of this prospectus entitled “Unaudited Pro Forma Combined Financial Information”. In addition to historical financial information, this discussion and analysis contains forward-looking statements based upon current expectations that involve risks, uncertainties and assumptions that could cause actual results to differ materially from our expectations. See the section entitled “Cautionary Note Regarding Forward-Looking Statements” for factors that could cause such differences. Actual results and timing of selected events may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” or elsewhere in this prospectus.

Overview

Founded in 1977 by the Minski family, Procaps is a leading integrated international healthcare and pharmaceutical company. Our mission focuses on health improvement, offering services and pharmaceutical products that adhere to international quality standards, being innovative and promoting education for a healthier way of life and well-being for individuals around the world.

Procaps’ business model focuses on four strategic cornerstones to drive growth. First, we have state-of-the-art manufacturing capabilities that allow us to provide innovative delivery technologies. Our corporate culture focuses on innovation and R&D, which has enabled us to offer extensive scientific expertise with more than 280 scientists, technicians and skilled personnel and over 500 formulations, allowing us to develop an average of over 150 new products, including more than 50 first time launch products, per year. Second, our regional footprint and vertical integration enables organic growth opportunities and synergies. We currently operate six manufacturing facilities in Latin America including the first FDA-approved pharmaceutical plant in South America and Central America and sell and distribute products to over fifty distinct markets. Third, our Rx and OTC pharmaceutical product portfolio is driven by our proprietary delivery systems, allowing us to focus on the development and sale of high-growth and premium pharmaceutical products which we believe are subject to less pricing pressures when compared to more generic pharmaceutical products. Finally, we have an extensive track record of developing new businesses and growing via mergers and acquisitions, which is evidenced by the development of one of our in-house business incubation, Diabetrics, which took place in 2015, and several successful acquisitions throughout Latin America (including, but not limited to the acquisitions of Rymco S.A., Laboratorios Lopez and Biokemical S.A. de C.V.) which took place between 2012 and 2016.

Procaps is primarily engaged in developing, producing and marketing pharmaceutical solutions and consists of the following five operating segments: Nextgel, Procaps Colombia, Central America North (“CAN”), Central America South and the Andalusian Region (“CASAND”) and Diabetrics. These segments operate in both the B-to-B and the B-to-C market.

Business Segments

Nextgel

Our Nextgel business segment, operated under our Softigel brand, is the iCDMO arm of Procaps, which offers services specializing in Softgel and operates globally in the B-to-B market, more specifically in Colombia, the United States and Brazil. Procaps is the top Softgel manufacturer in South and Central America and top three in the world in terms of Softgel production capacity, according to an independent third-party industry analysis report. The iCDMO agreements with our top-tier customers range from five to ten-year terms. Our Nextgel operating segment has 126 clients across more than 32 countries and the key products that we manufacture in this segment includes Softgel pharmaceutical products such as Advil, Apronax, multivitamins, Vitamin D and Dotex.

Procaps Colombia, CAN and CASAND

These three operating segments serve each of its respective regional B-to-C markets by offering the following key product lines/business units:

Rx Pharmaceutical Products

Our Rx product line comprises the Farma Procaps and the Clinical Specialties brands/business units.

Farma Procaps formulates, manufactures and markets branded prescription drugs. It represents a high growth portfolio that focuses on nine therapeutic areas (including feminine care products, pain relief, skin care, digestive health, growth and development, cardiology, vision care, central nervous system and respiratory). Farma Procaps formulates and manufactures more than 465 products for over 100 brands.Some of the key products include female care,digestive health, vision care, growth and development, central nervous systems, cardiology and respiratory products

Clinical Specialties is a leading provider of high-complexity care treatments to private institutions regionally. Its diverse product portfolio, including over 150 products, targets various in-demand therapeutic areas and develops, manufactures and markets high-complexity drugs for hospital use such as antibiotic, blood clot, personal protective equipment, immunosuppressant, oncology and analgesics products.

OTC Product Line

Our OTC product line primarily consists of the VitalCare brand/business unit. VitalCare develops, manufactures and markets OTC consumer healthcare products through an extensive portfolio focused on over ten high-prevalence therapeutic areas (including gastrointestinal, skin care, cough and cold, analgesics, urological, and vitamin, minerals and supplements) at what we believe to be accessible and appealing price points and includes more than 175 brands. Our Colmed OTC product line, which is part of our VitalCare business unit, consists of products in the following categories: antibiotics, anti-infective, anti-parasitic, cardiovascular, feminine care, cutaneous antimycotic, pain killers, gastro intestinal, hormonals, metabolic, endocrine, nervous system, ophthalmic, osteoarticular, respiratory, diet supplements and vitamins and minerals. We market and sell our OTC products in the following key regional markets: Honduras, Nicaragua, El Salvador, the U.S., Guatemala, Panama, Costa Rica, Ecuador, Dominican Republic, Peru and Bolivia.

Procaps Colombia primarily serves the Latin America market, CAN primarily serves the Honduras, Nicaragua, El Salvador, United States and Guatemala markets, and CASAND primarily serves the Panama, Costa Rica, Ecuador, Dominican Republic, Peru and Bolivia markets.

Diabetrics

We believe our Diabetrics operating segment, which is comprised of our Diabetrics brand/business unit, is an attractive regional B-to-C diabetes-focused treatment and management platform that focuses primarily on the Colombian market. It has experienced significant growth since it began its operations in 2015. It has a unique business model when compared to our competitors, as it aims to cover the full spectrum of needs of patients with diabetes by providing products and services such as blood glucose meters, telemonitoring, Rx oral anti-diabetics products, cosmeceuticals (cosmetics that have medicinal properties for diabetic care), insulin delivery systems and other diabetes solutions.

The Business Combination

On March 31, 2021, Union, Procaps, the Company and Merger Sub entered into the Business Combination Agreement, and subsequently amended the Business Combination Agreement on September 29, 2021. As a result of the transactions contemplated by the Business Combination Agreement, each of Union and Procaps became direct wholly-owned subsidiaries of the Company and each Procaps Shareholder and shareholder of Union were issued Ordinary Shares, and, in the case of IFC, Ordinary Shares and Redeemable B Shares.

Union also entered into separate Subscription Agreements, each dated March 31, 2021, with the PIPE Investors, pursuant to which, and subject to the terms and conditions thereto, the PIPE Investors collectively subscribed for an aggregate of 10,000,000 SPAC Ordinary Shares for an aggregate purchase price of $100,000,000. The PIPE Investment was consummated immediately prior to the closing of the Business Combination, and each SPAC Ordinary Share subscribed for by the PIPE Investors were exchanged for one Ordinary Share, substantially concurrently with the closing of the Business Combination.

On April 16, 2021, in connection with the vote to approve the Extension Amendment, certain shareholders of Union exercised their right to redeem 6,446,836 SPAC Ordinary Shares for cash at a redemption price of approximately $10.07 per share, for an aggregate redemption amount of approximately $64.9 million.

Prior to the Closing, on September 22, 2021, in connection with the vote to approve the Business Combination and other related proposals, at Union’s extraordinary general meeting, certain shareholders of Union exercised their right to redeem 7,657,670 SPAC Ordinary Shares for cash at a redemption price of approximately $10.19 per share, for an aggregate redemption amount of approximately $78.0 million.

Additionally, on September 29, 2021, the Sponsors entered into the Share Forfeiture Agreement, pursuant to which, the Sponsors forfeited a combined 700,000 SPAC Ordinary Shares prior to the consummation of the Business Combination.

For a description of the Business Combination, see “Prospectus Summary-Recent Developments-Business Combination”.

Impact of COVID-19

On March 11, 2020, the World Health Organization designated COVID-19 as a global pandemic. The rapid spread of COVID-19 around the world led to the shutdown of cities as national, state, and local authorities implemented social distancing, quarantine and self-isolation measures. Many such restrictions remain in place, and some state and local governments are re-imposing certain restrictions due to the increasing rates of COVID-19 cases.

The COVID-19 pandemic and the responses by government entities to combat the virus have had an adverse impact on our operations by, among other things, increasing absenteeism, affecting logistics and the supply of raw materials and third party supplied finished goods, and preventing many of our employees from coming to work during mandatory quarantine periods. We have responded to such impacts by, among other things, hiring additional personnel to substitute unavailable staff due to quarantine for potential exposure to COVID-19, implementing protocols to protect the health of factory workers, adjusting production schedules, and seeking alternate suppliers where available, and so far, most of our facilities have continued to produce at high levels despite these challenges. However, a number of jurisdictions that relaxed such restrictions, or have experienced limited public adherence with suggested safety measures, such as Brazil, have experienced new surges in COVID-19 cases. Many of these jurisdictions continue to contemplate or implement new or renewed restrictions. In addition, as conditions worldwide continue to evolve, there is uncertainty about the timing of widespread availability and acceptance of vaccines. As such, if the pandemic continues or intensifies, it is possible that these or other challenges may begin having a larger impact on our operations.

We currently continue to operate in all our jurisdictions and are complying with the rules and guidelines prescribed in each jurisdiction. We are closely monitoring the impact of COVID-19 on all aspects of our business in all of our locations. Our first priority has been, and will continue to be, the safety of our employees who continue to come to work and are dedicated to keeping our essential products flowing into the market. We have taken extra precautions at our facilities to help ensure the health and safety of our employees that are in line with guidance from global and local health authorities. Among the precautions implemented, we have generally restricted access to our manufacturing and administrative facilities to essential employees only and permitted a limited number of nonessential employees into other facilities with a strict approval process, implemented a multi-step pre-screening access process before an employee can enter a facility, communicated regularly with employees and provided education and implemented controls related to physical distancing and hygiene measures, implemented remote work arrangements where appropriate, restricted business travel, and shifted the production of our products to a different mix of products in order to meet the changes in demand as a result of the COVID-19 pandemic. To date, these arrangements have not materially affected our ability to maintain our business operations, including the operation of financial reporting systems and our internal audit and accounting controls and procedures.

The COVID-19 pandemic did not have a material impact on our results of operations, cash flows and financial position as of and for the six months ended June 30, 2021, and for the year ended December 31, 2020, however, the pandemic had a negative impact on certain aspects of our business and a positive impact on others. The COVID-19 pandemic caused complications in logistics and personnel transport during mandatory quarantine periods. Also, we had to hire additional personnel to substitute unavailable staff due to quarantine for potential exposure to COVID-19. We also incurred additional expenses by contracting third parties to substitute unavailable personnel and purchasing personal protective equipment (“PPE”). Price changes in raw materials also impacted our business, however, we were able counteract the impact of these effects by launching new products, training our sales forces to capitalize on opportunities, implementing fewer discount promotions, generating demand in markets such as Colombia and Central America, and by growing our generic drug business. Although revenue initially decreased during the second quarter of 2020, sales are improving and returning to pre-pandemic levels, although with a different mix of products as of year-end December 31, 2020, and continue to increase during the six month ended June 30, 2021.

For the six months ended June 30, 2021 and for the year ended December 31, 2020, most of our segments experienced product demand shifts that caused net sales to increase in certain product categories and decrease in other categories. We attribute these demand shifts to consumer and customer behavior changes surrounding the COVID-19 pandemic and the movement and social distancing restrictions put in place to combat the spread of the virus. Furthermore, the COVID-19 pandemic resulted in changes to morbidity rates for certain underlying health conditions which resulted in increased demand for certain products and decreased the demand for other products. We benefited operationally and financially from a significant growth in the sale of certain products such as (i) products that are associated with immunity, such as Vitamin C products (Lemovit, Gumivit, Vitamin C Colmed), Vitamin D products (Deferol, Vitamin D Colmed) and Zinc products (FortZink), (ii) products for preventive or curative effects of COVID-19, such as Kimod (Ivermectin) and Azithromycin Colmed, (iii) anesthetic corticosteroids for use in intensive care unit, such as Tracurion (cisatracurium), rocuronium and vecuronium, and (iv) anti-fluid masks manufactured by our Rymco facilities. The increase in revenue from the increased sales of such COVID-19 related products was partially offset by a decrease in sales of certain products due to the reduction of morbidity rates in connection with certain underlying health conditions that reduced the demand for products such as (i) gastrointestinal products, such as Ezolium, Nytax and Ifaxim, as a result of what we believe to be a healthier diet from eating at home, (ii) products for vaginal infectious diseases, such as Vaxiduo and Albisec, (iii) respiratory products, such as Alercet, Alercet D and Cloperax, as a result of people being at home and having less exposure to smog in cities, and (iv) Intra-hospital anti-infectives products such as Meropenen and Tapectan as a result of the reduction in elective surgical procedures. We also benefited from our sales distribution model which enables us to have a wide exposure to various pharmaceutical company customers.

Also, for the six months ended June 30, 2021 and for the year ended December 31, 2020, we had incremental operating costs of approximately $1.9 million and $7.4 million, respectively, related to COVID-19, primarily due to the precautions implemented to keep our employees safe as well as increased material costs. We expect that similar costs will continue till end of 2021.

The full extent to which the COVID-19 pandemic will directly or indirectly impact our business, future results of operations and financial condition will depend on future factors that are highly uncertain and cannot be accurately predicted. These factors include, but are not limited to, new information that may emerge concerning COVID-19, the scope and duration of business closures and restrictions, and the duration and severity of the COVID-19 pandemic, including if new strains of the virus become more prevalent, contagious or harmful. These factors may continue to increase or decrease consumer and/or customer demand for certain products within our business segments. Due to these and other uncertainties, we cannot estimate the length or severity of the impact of the pandemic on our business.

The impact of COVID-19 vaccination efforts on the evolution of the pandemic globally, and the effectiveness of vaccines on new strains and variants of the COVID-19 virus, remains uncertain at this time. The situation surrounding COVID-19 remains fluid, and we are actively managing our response and assessing potential impacts to our financial condition, supply chains and other operations, employees, results of operations, consumer demand for our products, and our ability to access capital. In addition, during the six-months ended June 30, 2021 we deployed our vaccination plan with the end goal of improving safety conditions and protecting our employees. As mandatory lockdowns in most countries have been suspended certain of our departments have initiated a return to work plan at our facilities, resulting in an increase of COVID-19 testing for employees, as well as personal protective equipment.

For more information on recent developments affecting our business as a result of the COVID-19 pandemic, see “Business — Recent Developments.”

Key Factors Affecting Our Performance

Business Transformation Initiatives

At the end of 2018, Procaps began a process of updating its business model, migrating its product line management scheme to a B-to-B market scheme for its Nextgel iCDMO business segment, and a B-to-C market scheme for its Farma Procaps, Clinical Specialties and VitalCare product lines by dividing them into business segments based on by strategic regions: Colombia, CASAND and CAN, while segmenting Diabetrics as its own business segment. This change in our operating model was formally implemented as of the first three months of 2019. As part of this change in management structure, Procaps appointed executive vice presidents for each new segment/region and certain corporate areas that provide support and guidelines for each business segment.

Foreign Exchange Rates

Our operating network is global, and, as a result, we have substantial revenues and operating expenses that are denominated in currencies other than the U.S. dollar, the currency in which we report our financial results, and are therefore influenced by changes in currency exchange rates. For the six months ended June 30, 2021 and for the year ended December 31, 2020, approximately 62% and 56% of our revenue, respectively, was generated in currencies other than the U.S. dollar. Functional foreign currencies for certain regional markets such as the Colombia Peso and Brazilian Real, where Procaps has significant operations, have experienced significant decrease in value when compared with the U.S. dollar in 2021 and for the six months ended June 30, 2021 as a result of several factors, such as the COVID-19 pandemic, which caused economic distress in those regional markets, significant fluctuation in oil prices and the political climate and uncertainty in such markets. As a result, the devaluation of the Colombia Peso and Brazilian Real had a negative impact on our results of operations for the six months ended June 30, 2021 and for the year ended December 31, 2020, especially gross profits and our margins.

Trends Affecting our Business

Research and Development for Pharmaceuticals Industry

Continued strengthening in early-stage development pipelines for drugs and biologics, compounded by increasing clinical trial breadth and complexity, support our belief in the attractive growth prospects for development of delivery solutions. Large companies are in many cases reconfiguring their R&D resources, increasingly involving the use of strategic partners for important outsourced functions. Additionally, an increasing portion of compounds in development are from companies that do not have a full R&D infrastructure, and thus are more likely to need strategic development solutions partners.

For the six months ended June 30, 2021 and for the year ended December 31, 2020 we invested a total of $5.1 million and $15.8 million, respectively, on company-sponsored R&D activities, respectively. We plan to increase our R&D expenses for the foreseeable future as we continue the development of product candidates and explore further potential applications of our proprietary technologies.

Aging Population in Latin America

Aging population demographics in Latin American countries, combined with health care reforms in many global markets that are expanding access to treatment to a greater proportion of their populations, will continue to drive increases in demand for pharmaceuticals, biologics, and consumer health products. Increasing economic affluence in developing regions will further increase demand for healthcare treatments, and we are taking active steps to allow us to participate effectively in these growth regions and product categories. In accordance with a report by the United Nations Department of Economics and Social Affairs, in 1975, 41% of the population in Latin America was 14 years of age or younger, 55% was between 15 and 64 years of age and 4% was 65 years of age or older, and in 2000, 31% of the population was 14 years of age or younger, 63% was between 15 and 64 years of age and 6% was 65 years of age or older. Pursuant to the report, it is estimated that by 2025, 22% of the population will be 14 years of age or younger, 68% will be between 15 and 64 years of age and 10% will be 65 years of age or older, and by 2050, 16% of the population will be 14 years of age or younger, 63% will be between 15 and 64 years of age and 21% will be 65 years of age or older.

We believe the market access and payor pressures our customers face, global supply chain complexity, and the increasing demand for improved treatments will continue to escalate the need for product differentiation, improved outcomes, and treatment cost reduction, all of which can often be addressed using our advanced delivery technologies.

Fast Growing Pharmaceuticals Market in Latin America

We participate in the global pharmaceutical and biotechnology industry, which has been estimated to generate more than $1 trillion in annual revenue over the next 8 years, including, but not limited to, the prescription drug and biologic sectors as well as consumer health, which includes the OTC and vitamins and nutritional supplement sectors. Innovative pharmaceuticals continue to play a critical role in the global market, while the share of revenue due to generic drugs and biosimilars is increasing in both developed and developing markets. Sustained developed market demand and rapid growth in emerging economies such as Latin America is driving the consumer health product growth rate to more than double that for pharmaceuticals. Payors, both public and private, have sought to limit the economic impact of pharmaceutical and biologics product demand through greater use of generic and biosimilar drugs, access and spending controls, and health technology assessment techniques, favoring products that deliver truly differentiated outcomes. Additionally, we believe the demand for innovative delivery systems will increase due to growing healthcare expenditures globally (estimated at a compounded annual growth rate of 7% from 2020 to 2024, according to independent third-party industry reports) and the implementation of government reforms to improve the regulatory environment in Latin America and intellectual property protection.

Large and Fast-growing CDMO (Contract Manufacturing Organization) Market

We participate in the CDMO market which, according to independent third-party industry reports, is estimated to grow 6.4% over the next five years. It is also estimated that outsourced pharmaceutical manufacturing will grow 6.5% over the next five years. We believe there is a high potential to increase outsourced pharmaceutical manufacturing worldwide since only approximately 26% of global pharmaceutical manufacturing is currently being outsourced. The CDMO industry is highly fragmented, with the top 10 manufacturers holding less than a 20% market share in terms of revenue, creating opportunities for inorganic growth through consolidation and entry into adjacent markets.

Healthcare Expenditures

We participate in global pharmaceutical and biotechnology industry; healthcare expenditure is expected to reach a compounded annual growth rate of 7% from 2020 to 2022 globally and for Latin America, when compared to 5% globally and 3% for Latin America for the period from 2016 to 2019, according to independent third-party industry reports. We believe this increase in expenditure will be primarily driven by an increasing middle class across Latin America coupled with a rapidly aging population, with the percentage of individuals over 65 years of age expected to increase from 6% in 2020 to 21% by 2050.

Critical Accounting Policies and Estimates

The following is a description of our accounting policies and accounting estimates that we believe are most critical to the portrayal of our financial conditions and results of operations and that require significant, difficult, subjective, or complex judgments. Our significant accounting policies and critical accounting estimates are described in Notes 3 and 4, respectively, of our audited consolidated financial statements as of and for the years ended December 31, 2020 and 2019, included elsewhere in this prospectus, and have been applied consistently to all the periods presented in the Consolidated Financial Statements.

Management made certain estimates and assumptions during the preparation of the Consolidated Financial Statements in accordance with IFRS. These estimates and assumptions affect the reported amount of assets and liabilities and disclosures of contingent assets and liabilities in the Consolidated Financial Statements. These estimates also affect the reported amount of net earnings during the reporting periods. Management bases its estimates and judgments on market information, knowledge, historical experience and on various other assumptions that we believe to be reasonable under the circumstances. Actual results could differ from those estimates. Because of the size of the financial statement elements to which they relate, some of our accounting policies and estimates have a more significant impact on the Consolidated Financial Statements than others.

Management has discussed the development and selection of these critical accounting policies and estimates with the audit committee of our board of directors. A discussion of some of our more significant accounting policies and estimates follows.

Revenue Recognition

Procaps recognizes revenues from the sale of pharmaceutical products and the provision of services primarily related to product development projects. Revenue is measured based on the consideration specified in a contract with a customer and excludes balances collected on behalf of third parties. Procaps recognizes revenue when transferring control of a product or service to a customer and, for development contracts, once the milestones set forth in such agreements are achieved.

Sale of goods

Revenue from the sale of goods is recognized when the control of the goods is transferred (both in export and domestic operations) and the performance obligations have been fulfilled by Procaps, which occurs when the product is delivered to the location specified by the customer, according to the negotiating conditions agreed upon by the parties. Revenues are reduced by discounts or rebates and other similar allowances estimated for customers.

Licensing revenues

Revenue from the sale of intellectual property (licenses) is recognized from the evaluation of whether an entity’s commitment to grant a license provides the customer with a right of access to intellectual property, which is transferred during a certain time, or a right to use the intellectual property of an entity, which is transferred at a specific time.

A license is a commitment to provide a right of access to the entity’s intellectual property if all the following criteria are met:

a.      the contract requires, or the customer reasonably expects, that the entity carries out activities that significantly affect the intellectual property to which the customer is entitled;

b.      the rights granted by the license directly expose the customer to the positive or negative effects of the entity’s activities identified in (a) above; and

c.      those activities do not result in the transfer of a good or service to the customer as such activities take place.

If these criteria are not met, the license grants the customer a right to use the license, and the entry is recognized when the license is granted to the customer.

Transactions in foreign currency

When preparing the financial statements of the individual entities, transactions in a currency other than the functional currency of the entity (foreign currency) are recorded using the exchange rates in effect on the dates on which the transactions are carried out. At the end of each reporting period, monetary items denominated in a foreign currency are reconverted at the exchange rates prevailing at that date. Non- monetary items recorded at fair value, denominated in a foreign currency, are reconverted at the exchange rates in effect on the date on which the fair value was determined. Non-monetary items calculated in terms of historical cost, in foreign currency, have not been reconverted.

For purposes of presenting the Consolidated Financial Statements, the assets and liabilities of Procaps’ foreign currency transactions are expressed in United States Dollars, using the exchange rates prevailing at the end of the reporting period. The items of revenues and expenses are translated at the average exchange rates prevailing in the period. The exchange differences that arise, if applicable, are recognized through other comprehensive income and are accumulated in equity (attributed to the non-controlling interests when appropriate).

The adjustments corresponding to goodwill and the fair value on identifiable assets and liabilities acquired generated in the acquisition of a business abroad, are considered as assets and liabilities of said operation and are converted at the exchange rate in effect at the end of each period over the reporting period. The exchange differences that arise will be recognized through other comprehensive income.

Intangible assets

Intangible assets with a defined useful life acquired separately are recorded at cost less accumulated amortization and any accumulated impairment loss. Amortization is recognized based on the straight-line method over its estimated useful life. The estimated useful life and depreciation method are reviewed at the end of each reporting period, with the effect of any change in the estimate recorded on a prospective basis. Intangible assets with indefinite useful life that are acquired separately are recorded at cost less any accumulated impairment loss.

Taxes

Income tax expense represents the sum of current income tax payable and the deferred tax.

Current tax

Current tax is based on the fiscal gains registered during the year. The tax profit differs from the gain reported in the consolidated income statement for the year and other comprehensive income, due to the items of income or expenses that are taxable or deductible in other years and items that are never taxable or deductible. The liabilities of Procaps for current tax purposes are calculated using the tax rates enacted or substantially approved at the end of the reporting period.

Deferred tax

Deferred tax is recognized on temporary differences between the carrying amount of the assets and liabilities included in the Consolidated Financial Statements and the corresponding tax bases used to determine the tax profit. The deferred tax liability is generally recognized for all temporary tax differences. A deferred tax asset will be recognized, because of all deductible temporary differences, to the extent that it is likely that each entity will have future taxable profits against which to charge those deductible temporary differences. These assets and liabilities are not recognized if the temporary differences arise from the initial recognition (different to that of the Business Combination) of other assets and liabilities in an operation that does not affect the tax profit or the accounting profit. In addition, deferred tax liabilities are not recognized if the temporary difference arises from the initial recognition of goodwill.

A deferred liability should be recognized for taxable temporary differences associated with investments in subsidiaries and associates, and interests in joint ventures, except for those in which Procaps is able to control the reversal of the temporary difference and when there is a possibility that it cannot be reversed in the near future. Deferred tax assets arising from the deductible temporary differences associated with such investments and participation are only recognized, insofar as it is likely that each entity will have future taxable profits against which to charge those temporary differences and when there is the possibility that these can be reversed in the near future.

The carrying amount of a deferred tax asset must be reviewed at the end of each reporting period and reduced, to the extent that it is likely that it will not have sufficient taxable profit in the future to allow all or part of the asset to be recovered.

Deferred tax assets and liabilities should be measured using the tax rates expected to be applied in the period in which the asset is realized or the liability is canceled, based on the rates (and tax laws) that at the end of the reporting period have been approved or practically approved.

The measurement of deferred tax liabilities and deferred tax assets will reflect the tax consequences that would arise from the way in which each of Procaps’ subsidiaries expects, at the end of the reporting period, to recover or settle the carrying amount of their assets and liabilities.

Current and deferred taxes

Current and deferred taxes should be recognized through profit or loss, except when they relate to items listed in other comprehensive income or directly in equity, in which case the current or deferred tax is also recognized though other comprehensive income or directly in the equity, respectively. In cases of business combinations, when the current tax or deferred tax arises from the initial accounting of the business combination, the tax effect is considered within the accounting of the business combination.

Useful life of property, plant and equipment and amortization of intangibles with finite useful life

Procaps reviews the estimated useful life of property, plant and equipment and intangibles with finite useful life at the end of each annual period.

Provisions for contingencies, litigation and lawsuits

The litigation and lawsuits to which Procaps are exposed are managed by Procaps’ legal inhouse legal department. The litigation and lawsuits consist primarily of labor, civil and administrative disputes. Procaps considers a past event to have given rise to a present obligation if, considering all the evidence available at the reporting date, it is likely that there is a present obligation, independent of future events. Procaps considers the occurrence of an event to be more likely than unlikely when the probability of occurrence is greater than 50%, in which case a provision for such an event is recorded. The possible obligations that arise from past events and whose existence will be confirmed only by the occurrence or non-occurrence of one or more uncertain future events that are not entirely under Procaps’ control are not recognized in the statement of financial position, but are reported as contingent liabilities. The occurrence or non-occurrence of events that are deemed remote are not recorded or reported. In making such determination, Procaps relies on the professional judgment of internal and external specialist lawyers and legal counsel to determine the possibility of the occurrence of a present obligation. In order to estimate the amounts to be provisioned for litigation and lawsuits, Procaps’ management considers assumptions such as, without limitation, claims liability estimates prepared by attorneys, estimated duration of the litigation or lawsuit and statistical information of claims with similar characteristics, among others.

Impairment of accounts receivable

Procaps evaluates the impairment of its accounts receivable by the expected credit loss model where it determines its value based on the probability of default, the loss due to default (i.e., the extent of the loss in case of default) and the exposure in the default. The assessment of the probability of default and the loss due to default is based on historical data adjusted by prospective information. For further details on other judgments related to accounting policies, see Note 3 to our audited consolidated financial statements as of and for the years ended December 31, 2020 and 2019.

Useful lives of right-of-use assets

Right-of-use assets depreciate during the shortest period of the lease term and the useful life of the underlying asset. If a lease transfers ownership of the underlying asset or the cost of the right-of use asset reflects that Procaps expects to exercise a purchase option, the asset related to the right of use depreciates during the useful life of the underlying asset. Depreciation begins on the start date of the lease.

Recent Accounting Pronouncements

The recent accounting pronouncements that are issued, but not yet effective or adopted, up to the date of issuance of Procaps’ (i) audited consolidated financial statements as of and for the years ended December 31, 2020 and 2019 are contained in Note 6 thereof, and (ii) unaudited condensed consolidated interim financial statements as of and for the six months ended June 30, 2021 and 2020, are contained in Note 3.2 thereof. We intend to adopt these new and amended standards and interpretations, if applicable, when they become effective.

Results of Operations

Comparison of the six months ended June 30, 2021 and June 30, 2020

The following table sets forth historical operating results for the periods indicated:

	For the six months ended June 30		Increase/(Decrease)		For the six months ended June 30		Constant Currency Increase/(Decrease)
	2021	2020	$ Change	% Change	2021 – Constant Currency Adjustment(2)	2021 – Constant Currency Basis(2)	$ Change	% Change
	(in thousands of U.S. dollars except percentages)
Revenue	176,377	134,007	42,370	31.6%	(1,449)	174,928	40,921	30.5%
Cost of sales	(78,575)	(58,608)	(19,967)	34.1%	2,232	(76,343)	(17,735)	30.3%
Gross profit	97,802	75,399	22,403	29.7%	783	98,585	23,186	30.8%

Sales and marketing expenses	(38,350)	(34,118)	(4,232)	12.4%	783	(37,567)	(3,449)	10.1%
Administrative expenses	(43,659)	(29,487)	(14,172)	48.1%	406	(43,253)	(13,766)	46.7%
Finance expenses	(28,591)	(25,527)	(3,064)	12.0%
Other expenses	(2,072)	(3,738)	1,666	(44.6)%
Income (loss) before tax	(14,870)	(17,471)	2,601	(14.9)%
Income tax expense	(2,776)	(1,452)	(1,324)	91.2%
Loss for the year	(17,646)	(18,923)	1,277	(6.7)%
Adjusted EBITDA(1)	32,573	22,625	9,948	44.0%	1,818	34,391	11,766	52.0%
Contribution Margin(2)	59,452	41,281	18,171	44.0%	1,566	61,018	19,737	47.8%

____________

(1)      Contribution Margin and Adjusted EBITDA are non-IFRS measures. We include these metrics as supplemental disclosures because we believe they are useful indicators of our operating performance. Contribution Margin and Adjusted EBITDA are well recognized performance measures in the pharmaceutical industry that are frequently used by investors, securities analysts and other interested parties in comparing the operating performance of companies in our industry. However, because Contribution Margin and Adjusted EBITDA are non-IFRS measures and their calculation is not determined in accordance with IFRS, such measures are susceptible to varying calculations and not all companies calculate the measures in the same manner. As a result, Procaps’ calculation of Contribution Margin and Adjusted EBITDA as presented may not be directly comparable to similarly titled measures by other companies. For more information on Contribution Margin, Adjusted EBITDA and other non-IFRS financial measures, please see “— Non-IFRS Financial Measures”.

(2)      As exchange rates are an important factor in understanding period-to-period comparisons, we believe the presentation of certain financial metrics and results on a constant currency basis in addition to the IFRS reported results helps improve investors’ ability to understand our operating results and evaluate our performance in comparison to prior periods. Constant currency information is non-IFRS financial information that compares results between periods as if exchange rates had remained constant period-over-period. We calculate constant currency by calculating current-interim period and year-end period results (six months ended June 30, 2021 and year ended December 31, 2020) using prior-period (six months ended June 30, 2020 and year ended December 31, 2019) foreign currency exchange rates. Results on a constant currency basis, as we present them, may not be comparable to similarly titled measures used by other companies and are not measures of performance presented in accordance with IFRS. For more information on constant currency adjustments, please see “— Non-IFRS Financial Measures.”

Revenue

Procaps recognizes revenue from the sale of pharmaceutical products and licensing revenue. Revenue increased by $42.4 million, or 31.6%, from $134.0 million for the six months ended June 30, 2020 to $176.4 million for 2021. On a constant currency basis,revenue increase by $40.92 million, or 30.5%, from $134.0 million for the six months ended June 30, 2020 to $174.9 million for the six months ended June 30, 2021.

The increase in revenue for the six months ended June 30, 2021 compared to the six months ended June 30, 2020 was primarily due to the increase in demand for Procaps products and services across all strategic business units (Procaps Colombia, Nextgel, CAN, CASAND and Diabetrics), primarily as a result of (i) increased demand for a variety of products, including both Rx and OTC products, as well as from new product launches during the six months ended June 30, 2021, within the Procaps Colombia and CASAND business units, which had the highest growth among our business units; (ii) increased demand for products in the therapeutic category, such as gastrointestinal and wellness products, among others, which had experienced a decline in demand during the six months ended June 30, 2020 due to the COVID-19 pandemic and a recovery in demand during the six months ended June 30, 2021; (iii) increased sales of products related to health areas that benefited from the resurgence in non-essential surgeries, which had experienced a decline in demand during the six months ended June 30, 2020 due to the COVID-19 pandemic; (iv) increased demand for certain other product categories, such as respiratory products; and (v) increased demand for anesthetic products and Clenox due to the COVID-19 pandemic, which represented over $8.8 million in total revenue for the six months ended June 30, 2021.

As a result of the increase in demand, described above, products such as Bvit, Gestavit DHA, Kimod, Isoface and Deferol experienced an increase in sales of $0.9 million, $0.8 million, $0.8 million, $0.7 million, and $1.3 million, respectively, for the six months ended June 30, 2021 compared to the six months ended June 30, 2020. Furthermore, the roll out of new products (such as Gestavid DHA, Ezolium, and Clenox) in the CASAND region generated an additional $2.1 million in sales for the six months ended June 30, 2021 compared to the six months ended June 30, 2020. Also, our Funtrition product line increased its sales by approximately $5.0 million for the six months ended June 30, 2021, compared to the six months ended June 30, 2020, primarily from an increase in sales of its immunity gummies and probiotics line (including sleep, stress, focus, mood, turmeric and immunity gummies).

Cost of sales and gross profit

The cost of sales represents the direct costs of producing the goods sold by Procaps, such as cost of the materials and labor directly used to create the good. Gross profit is net of revenue less cost of sales.

Cost of sales increased by $20.0 million, or 34.1%, from $58.6 million for the six months ended June 30, 2020 to $78.6 million for the six months ended June 30, 2021. Gross profit increased by $22.4 million, or 29.7%, from $75.4 million for the six months ended June 30, 2020 to $97.8 million for the six months ended June 30, 2021.

On a constant currency basis, cost of sales increase by $17.7 million, or 30.3%, from $58.6 million for the six months ended June 30, 2020 to $76.3 million for the six months ended June 30, 2021. Gross profit increased by $23.19 million, or 30.8%, from $75.4 million for the six months ended June 30, 2020 to $98.6 million for the six months ended June 30, 2021.

The increase in cost of sales for the six months ended June 30, 2021 compared to the six months ended June 30, 2020 was primarily due to the strong increase in the volume of products sold as described in the “Revenue” section above.

The increase in gross profit for the six months ended June 30, 2021 compared to the six months ended June 30, 2020 was also primarily attributable to strong increase in the volume of products sold as described above.

Sales and marketing expenses

Sales and marketing expense include primarily expenses incurred for promotional activities, such as marketing expenses, sales force and logistics expenses. Sales and marketing expense increased by $4.2 million, or 12.4%, from $34.1 million for the six months ended June 30, 2020 to $38.4 million for the six months ended June 30, 2021. On a constant currency basis, sales and marketing expense increased by $3.4 million, or 10.1%, from $34.1 million for the six months ended June 30, 2020 to $37.6 million for the six months ended June 30, 2021.

The increase in sales and marketing expense for the six months ended June 30, 2021 compared to the six months ended June 30, 2020 was primarily due to the increase in expenditures in the amount of $3.9 million related to advertising and marketing activities, and an increase in expenses related to in-person sales events and travel, which returned as the COVID-19 pandemic situation improved worldwide and travel and gathering restrictions were lifted, permitting such events and activities.

Administrative expenses

Administrative expenses include costs incurred for administrative and certain corporate departments, such as payroll, power and utilities, and certain legal and professional expenses. Administrative expenses increased by $14.2 million, or 48.1%, from $29.5 million for the six months ended June 30, 2020 to $43.7 million for the six months ended June 30, 2021. On a constant currency basis, administrative expenses increased by $13.8 million, or 46.7%, from $29.5 million for the six months ended June 30, 2020 to $43.3 million for the six months ended June 30, 2021.

The increase in administrative expenses for the six months ended June 30, 2021 compared to the six months ended June 30, 2020 was primarily due to the transaction expenses that are associated with to the Business Combination of $6.9 million for the six months ended June 30, 2021, an increase in expenditures related to employee safety in connection with the COVID-19 pandemic, such as transportation, personal protection equipment, among other expenditure, in the amount of $1.9 million and an increase in travel expenses as most countries suspended lockdowns and travel restrictions as the situation surrounding the COVID-19 pandemic has gradually improved during the six months ended June 30, 2021. In addition, certain of our departments have also initiated a plan to return to work at our facilities, which has also contributed to the increase in administrative expenses.

Financial Expenses

Financial expenses include certain banking expenses and bank fees, financing interest expenses and interest recognized on the financial liabilities associated with certain put options held by IFC and Hoche and the underlying financial instruments. Financial expenses increased by $3.1 million, or 12.0%, from $25.5 million for the six months ended June 30, 2020 to $28.6 million for the six months ended June 30, 2021. The increase in financial expenses was primarily due to (i) increase of approximately $1.8 million in interest recognized for the put option financial liabilities and (ii) the increase on the average financial debt for the six months ended June 30, 2021.

Income tax expense

Income tax expense includes two components: (i) current tax and (ii) deferred tax. Current tax is calculated based on the tax rate of each jurisdiction. Deferred tax corresponds to the differences generated between the accounting figures and tax figures, which can result in a future income or expense.

Income tax expense increased by $1.3 million, or 91.2%, from $1.5 million for the six months ended June 30, 2020 to $2.8 million for the six months ended June 30, 2021. The increase in income tax expense was primarily due to certain amendments to the tax returns of certain subsidiaries of Procaps during the six months ended June 30, 2021, generating penalties and related interest expenses, resulting in higher tax expenses recognized in the period.

Results by Segments After Inter-Segment Elimination, Excluding Corporate

Results for the six months ended June 30, 2021	Reportable segments
	Nextgel	Procaps Colombia	CAN	CASAND	Diabetics
	(in thousands of U.S. dollars)
Revenue	52,466	68,585	17,057	25,132	13,137
Gross profit	23,162	37,268	11,757	19,678	5,937
Contribution Margin	18,875	24,066	4,639	9,445	3,283

Constant currency basis
Revenue	52,743	67,494	16,729	25,095	12,894
Gross profit	23,823	37,351	11,745	19,680	5,978
Contribution Margin	19,069	24,454	4,771	9,459	3,330
Results for the six months ended June 30, 2020	Reportable segments
	Nextgel	Procaps Colombia	CAN	CASAND	Diabetics
	(in thousands of U.S. dollars)
Revenue	45,869	43,665	19,107	15,305	10,061
Gross profit	20,328	25,182	12,079	12,905	4,905
Contribution Margin	15,162	15,415	7,132	4,944	2,626

Comparison of results for the six months ended June 30, 2021 compared to the six months ended June 30, 2020	Reportable segments
	Nextgel	Procaps Colombia	CAN	CASAND	Diabetics
	(in thousands of U.S. dollars)
Revenue	6,597	24,920	(2,050)	9,827	3,076
Gross profit	2,834	12,086	(322)	6,773	1,032
Contribution Margin	3,713	8,651	(2,493)	4,501	657

Constant currency basis
Revenue	6,874	23,829	(2,378)	9,790	2,833
Gross profit	3,495	12,169	(334)	6,775	1,073
Contribution Margin	3,907	9,039	(2,361)	4,515	704

Nextgel

Revenue of the Nextgel segment increased by $6.6 million, or 14.4%, from $45.9 million for the six months ended June 30, 2020 to $52.5 million for the six months ended June 30, 2021, primarily as a result of an increase in demand for our iCDMO products, and the launch of new products in Brazil and other countries. In addition, sales of our Funtrition product line increased by approximately $5.0 million, or 58%, for the six months ended June 30, 2021, primarily due to increased demand for the immunity gummies and probiotics product lines, and as a result of the launch of new products in our gummies line.

Gross profit of the Nextgel segment increased by $2.9 million, or 14.3%, from $20.3 million for the six months ended June 30, 2020 to $ 23.2 million for the six months ended June 30, 2021, primarily as a result of the increase in the volume of products sold in the period as described above.

Contribution Margin of the Nextgel segment increased by $3.7 million, or 24.3%, from $15.2 million for the six months ended June 30, 2020, to $18.9 million for the six months ended June 30, 2021, primarily as a result of the change in the mix of products sold during the period, which were concentrated in a mix of products with higher margins.

On a constant currency basis, revenue attributable to the Nextgel segment increased by $6.8 million, or 14.9%, from $45.9 million for the six months ended June 30, 2020 to $52.7 million for the six months ended June 30, 2021. Gross profit attributable to the Nextgel segment increased by $3.5 million, or 17.4%, from $20.3 million for the six months ended June 30, 2020 to $23.8 million for the six months ended June 30, 2021, and Contribution Margin attributable to the Nextgel segment increased by $3.9 million, or 25.5%, from $15.2 million for the six months ended June 30, 2020 to $19.1 million for the six months ended June 30, 2021.

Procaps Colombia

Revenue of the Procaps Colombia segment increased by $24.9 million, or 57.0%, from $43.7 million for the six months ended June 30, 2020 to $68.6 million for the six months ended June 30, 2021, primarily as a result of increased in demand for Rx and OTC products, such as Deferol, B-Vit, and Gestavit DHA, which has increased their market share by 139%, 139% and 40%, respectively, in terms of total sales within product category during the six months ended June 30, 2021. Additionally, demand for anesthetic products and Clenox increased for the six months ended June 30, 2021, resulting in an increase in revenue of approximately $4.8 million and $3.0 million, respectively, for the six months ended June 30, 2021 due the COVID-19 pandemic. Furthermore, revenues from our Colmed brand products increased by $6.4 million for the six months ended June 30, 2021.

Gross profit of the Procaps Colombia segment increased by $12.1 million, or 48.0%, from $25.2 million for the six months ended June 30, 2020 to $37.3 million for the six months ended June 30, 2021, primarily as a result of the increase in sales volume of certain Rx and OTC products, such as Clenox and anesthetic products, which have lower margins when compared to our overall product portfolio.

Contribution Margin of the Procaps Colombia segment increased by $8.7 million, or 56.5%, from $15.4 million for the six months ended June 30, 2020 to $24.1 million for the six months ended June 30, 2021, as a result of the increase in sales volume of certain Rx and OTC products, such as Clenox and anesthetic products, which have lower margins when compared to our overall product portfolio, and a decrease in sales and marketing expenses.

On a constant currency basis, revenue attributable to Procaps Colombia increased by $23.8 million, or 54.4%, from $43.7 million for the six months ended June 30, 2020 to $67.5 million for the six months ended June 30, 2021, gross profit attributable to Procaps Colombia increased by $12.2 million, or 48.2%, from $25.2 million for the six months ended June 30, 2020 to $37.4 million for the six months ended June 30, 2021, and Contribution Margin attributable to Procaps Colombia increased by $9.1 million, or 58.8%, from $15.4 million for the six months ended June 30, 2020 to $24.5 million for the six months ended June 30, 2021.

CAN

Revenue of the CAN segment decreased by $2.0 million, or 10.5%, from $19.1 million for the six months ended June 30, 2020 to $17.1 million for the six months ended June 30, 2021, primarily as a result of the strategic decision to reduce the production and inventory levels of the Clinical Specialties product line in order to increase sales of a product portfolio with higher profit margins. The decrease in revenue was partially offset by an increase in sales of both Rx and OTC products in the region.

Gross profit of the CAN segment decreased by $0.3 million, or 2.5%, from $12.1 million for the six months ended June 30, 2020 to $11.8 million for the six months ended June 30, 2021, primarily as a result of the strategic decision to reduce production and inventory levels of the Clinical Specialties product line, resulting in a reduction in the sales in the amount of $1.2 million, which was partially offset by a change to a more profitable product portfolio mix in the amount of, approximately, $0.9 million for the six months ended June 30, 2021. Furthermore, Procaps increased its production efficiencies through process automation and improvement in batch production management in its El Salvador facilities by standardizing packaging for similar products, reducing unit manufacturing costs and expenses.

Contribution Margin of the CAN segment decreased by $2.5 million, or 35.2%, from $7.1 million for the six months ended June 30, 2020 to $4.6 million for the six months ended June 30, 2021, as a result of the decrease in the volume of products sold in the region and the increase in sales expenses due to the gradual transition of some sales activities to pre-pandemic levels, including travel and physical events, among others.

On a constant currency basis, revenue attributable to the CAN segment decreased by $2.4 million, or 12.4%, from $19.1 million for the six months ended June 30, 2020 to $16.7 million for the six months ended June 30, 2021, gross profit attributable to the CAN segment decreased by $0.4 million, or 2.9%, from $12.1 million for the six months ended June 30, 2020 to $11.7 million for the six months ended June 30, 2021, and Contribution Margin attributable to the CAN segment decreased by $2.3 million, or 32.8%, from $7.1 million for the six months ended June 30, 2020 to $4.8 million for the six months ended June 30, 2021.

CASAND

Revenue of the CASAND segment increased by $9.8 million, or 64.1%, from $15.3 million for the six months ended June 30, 2020 to $25.1 million for the six months ended June 30, 2021, primarily as a result of an improvement in the inventory turnover from distributor and sales channels, resulting in an increase in sales in the amount of $2.2 million, the rollout of new products, such as Gestavit DHA, Ezolium, Derovit and Vitybelle, in the region, resulting in an increase in sales in the amount of $1.6 million, the further development of new products and the continued strengthening of our existing brands in key growth markets, resulting in an increase in sales in the amount of $4.9 million. In addition, a successful negotiation with the distributor of Dominican Republic, which expand the growth of the business with increase in sales, new product launches and higher profitability, resulting in an increase in sales in the amount of approximately $1.2 million.

Gross profit of the CASAND segment increased by $6.8 million, or 52.7%, from $12.9 million for the six months ended June 30, 2020 to $19.7 million for the six months ended June 30, 2021, primarily as a result of the increase in sales explained above.

Contribution Margin of the CASAND segment increased by $4.5 million, or 91.8%, from $4.9 million for the six months ended June 30, 2020 to $9.4 million for the six months ended June 30, 2021, primarily as a result of increase in revenue, gross profit, and improvement in the sales process by a decrease in advertising and marketing activities in the amount of $0.8 million, as well as a reduction in sales expenses in the amount of $0.2 million.

On a constant currency basis, revenue attributable to the CASAND segment increased by $9.8 million, or 64.0%, from $15.3 million for the six months ended June 30, 2020 to $25.1 million for the six months ended June 30, 2021, gross profit attributable to the CASAND segment increased by $6.8 million, or 52.6%, from $12.9 million for the six months ended June 30, 2020 to $19.7 million for the six months ended June 30, 2021, and Contribution Margin attributable to the CASAND segment increased by $4.6 million, or 93.0%, from $4.9 million for the six months ended June 30, 2020 to $9.5 million for the six months ended June 30, 2021.

Diabetrics

Revenue of the Diabetrics segment increased by $3.0 million, or 29.7%, from $10.1 million for the six months ended June 30, 2020 to $13.1 million for the six months ended June 30, 2021, primarily as a result of the increase in the demand for our product portfolio as a result of the expansion of our products offering in this segment to a more complete diabetes solution focus. In particular, demand for blood glucose meters, Rx, oral antidiabetic medicine and insulin in the form of Glargine,a new product launched during the six months ended June 30, 2021, continue to be our focus and were the largest growth areas for our Diabetrics segment, enabling us to work with Entidad Promotora de Salud, one of the largest government sponsored health insurance available in Colombia, and reach more patients during the six months ended June 30, 2021. Additionally, we launched diabetes therapeutic solutions and medical devices in El Salvador in April 2021, which contributed to our increased sales for the six months ended June 30, 2021.

Gross profit of the Diabetrics segment increased by $1.0 million, or 20.4%, from $4.9 million for the six months ended June 30, 2020, to $5.9 million for the six months ended June 30, 2021, primarily as a result of a shift in sales to a more profitable product portfolio mix focused on Rx products, which increased by $1.1 for the six months ended June 30, 2021 and despite a devaluation of the Colombian peso of approximately 10%, we have been able to generate efficiencies in some of our products, allowing us mitigate the negative impact of the exchange rate devaluation.

Contribution Margin of the Diabetrics segment increased by $0.7 million, or 26.9%, from $2.6 million for the six months ended June 30, 2020 to $3.3 million for the six months ended June 30, 2021, primarily as a result of the increase in revenue and the shift to a more profitable product mix described above, which was partially offset by the impact of a $0.4 million, or 17%, increase in sales and marketing expenses due to such activities gradually returning to pre-pandemic levels, as well as the launching of our new insulin product Insulin Glargine (Glaritus).

On a constant currency basis, revenue attributable to the Diabetrics segment increased by $2.8 million, or 27.7%, from $10.1 million for the six months ended June 30, 2020 to $12.9 million for the six months ended June 30, 2021, gross profit attributable to the Diabetrics segment increased by $1.1 million, or 22.0%, from $4.9 million for the six months ended June 30, 2020 to $6.0 million for the six months ended June 30, 2021, and Contribution Margin attributable to the Diabetrics segment increased by $0.7 million, or 28.1%, from $2.6 million for the six months ended June 30, 2020 to $3.3 million for the six months ended June 30, 2021.

Comparison of the Years Ended December 31, 2020 and 2019

The following table sets forth historical operating results for the periods indicated:

	For the year ended December 31		Increase/(Decrease)		For the year ended December 31		Constant Currency Increase/(Decrease)
	2020	2019	$ Change	% Change	2020 – Constant Currency Adjustment(2)	2020 – Constant Currency Basis(2)	$ Change	% Change
	(in thousands of U.S. dollars except percentages)
Revenue	331,467	324,792	6,675	2.1%	32,070	363,537	38,745	11.9%
Cost of sales	(140,153)	(142,294)	2,141	(1.5)%	13,808	(126,345)	15,949	(11.2)%
Gross profit	191,314	182,498	8,816	4.8%	18,262	209,576	27,078	14.8%

Sales and marketing expenses	(69,629)	(84,810)	15,181	(17.9)%	5,362	(64,267)	20,543	(24.2)%
Administrative expenses	(58,631)	(60,257)	1,626	(2.7)%	5,759	(52,872)	7,385	(12.3)%
Finance expenses	(54,489)	(42,983)	(11,506)	26.8%
Other expenses	(7,716)	(4,426)	(3,290)	74.3%
Income (loss) before tax	849	(9,978)	10,827	(108.5)%
Income tax expense	(11,296)	(7,035)	(4,261)	60.6%
Loss for the year	(10,447)	(17,013)	6,566	(38.6)%
Adjusted EBITDA(1)	84,619	59,136	25,483	43.1%	8,836.00	93,455	34,319	58.0%
Contribution margin(1)	121,685	97,688	23,997	24.6%	12,900	134,585	36,897	37.8%

____________

(1)      Contribution Margin and Adjusted EBITDA are non-IFRS measures. We include these metrics as supplemental disclosures because we believe they are useful indicators of our operating performance. Contribution Margin and Adjusted EBITDA are well recognized performance measures in the pharmaceutical industry that are frequently used by investors, securities analysts and other interested parties in comparing the operating performance of companies in our industry. However, because Contribution Margin and Adjusted EBITDA are non-IFRS measures and their calculation is not determined in accordance with IFRS, such measures are susceptible to varying calculations and not all companies calculate the measures in the same manner. As a result, Procaps’ calculation of Contribution Margin and Adjusted EBITDA as presented may not be directly comparable to similarly titled measures by other companies. For more information on Contribution Margin, Adjusted EBITDA and other non-IFRS financial measures, please see “— Non-IFRS Financial Measures”.

(2)      As exchange rates are an important factor in understanding period-to-period comparisons, we believe the presentation of certain financial metrics and results on a constant currency basis in addition to the IFRS reported results helps improve investors’ ability to understand our operating results and evaluate our performance in comparison to prior periods. Constant currency information is non-IFRS financial information that compares results between periods as if exchange rates had remained constant period-over-period. We calculate constant currency by calculating current-interim period and year-end period results (six months ended June 30, 2021 and year ended December 31, 2020) using prior-period (six months ended June 30, 2020 and year ended December 31, 2019) foreign currency exchange rates. Results on a constant currency basis, as we present them, may not be comparable to similarly titled measures used by other companies and are not measures of performance presented in accordance with IFRS. For more information on constant currency adjustments, please see “— Non-IFRS Financial Measures.”

Revenue

Procaps recognizes revenue from the sale of pharmaceutical products and licensing revenue. Revenue increased by $6.7 million, or 2.1%, from $324.8 million for the year ended December 31, 2019 to $331.5 million for the year ended December 31, 2020. On a constant currency basis, revenue increased by $38.7 million, or 11.9%, from $324.8 million for the year ended December 31, 2019 to $363.5 million for the year ended December 31, 2020.

The increase in revenue in the year ended December 31, 2020 compared to the year ended December 31, 2019 was primarily due to the launch of certain new innovative products and the increase in demand for certain existing products due to promotional and marketing activities, as well as consumers’ increased health awareness.

Products such as Levothyroxine, Azithromycin, Esomeprazole and Deferon experienced an increase in sales, resulting in an increase in sales of $3.5 million from $8.7 million for the year ended December 31, 2019 to $12.2 million for the year ended December 31, 2020. Additionally, the sale of new products in our Diabetrics segment (primarily Preventia complex and Atovarol 80) increased sales revenue in the segment by $0.9 million in the year ended December 31, 2020 compared to the year ended December 31, 2019. Furthermore, the roll out of new products

(such as Gestavid DHA, Ezolium and Clenox) in the CASAND region generated an additional $3.4 million in sales in the year ended December 31, 2020 compared to the year ended December 31, 2019. Also, our Funtrition product line increased its sales by approximately $7.0 million in the year ended December 31, 2020 compared to the year ended December 31, 2019, primarily from an increase in sales of its gummies and probiotics line (including sleep, stress, focus, mood, turmeric and immunity gummies). The increase in sales of vitamin D in Brazil and Acetaminophen in Ecuador contributed to an increase in revenue of $3.2 million and $3.0 million, respectively, in the year ended December 31, 2020 compared to the year ended December 31, 2019.

The increase in revenue was partially offset by the revenues generated by Procaps’ divestiture of certain product brands in 2019, which generated revenues of approximately $7.0 million for the year ended December 31, 2019, which did not occur in 2020 as Procaps did not divest itself of any product brands that year, resulting in no revenue from product brand divestitures for the year ended December 31, 2020. Additionally, Procaps has observed an increase in demand for its products due to its implementation of marketing strategies focused on adapting to mandatory lockdowns imposed by several countries, which prevented sales representatives from operating within hospitals and clinics, by increasing the promotional presence of its products through attractive pricing and increased investment in digital advertising, all of which enabled Procaps to directly promote its products to the general public. Procaps also initiated a strategy to more efficiently manage its sales to distributors to reduce such distributors’ inventory on hand (the “Trade Day Reduction Strategy”). The Trade Day Reduction Strategy has mainly been implemented by Procaps in Colombia and the CASAND region. The strategy has decreased Procaps’ revenue growth for the year ended December 31, 2020 but increased its bargaining power vis-a-vis distributors and reduced distributors’ bargained discount, resulting in improved product margins. The Trade Day Reduction Strategy reduced the distributors’ days of inventory on hand (i.e. “trade days”) by 33 days in CASAND and 25 days in Colombia.

Cost of sales and gross profit

The cost of sales represents the direct costs of producing the goods sold by Procaps, such as cost of the materials and labor directly used to create the good. Gross profit is the net of revenue and cost of sales.

Cost of sales decreased by $2.1 million, or 1.5%, from $142.3 million for the year ended December 31, 2019 to $140.2 million for the year ended December 31, 2020. Gross profit increased by $8.8 million, or 4.8%, from $182.5 million for the year ended December 31, 2019 to $191.3 million for the year ended December 31, 2020. On a constant currency basis, cost of sales decreased by $15.9 million, or 11.2%, from $142.3 million for the year ended December 31, 2019 to $126.3 million for the year ended December 31, 2020. Gross profit increased by $27.1 million, or 14.8%, from $182.5 million for the year ended December 31, 2019 to $209.6 million for the year ended December 31, 2020.

The decrease in cost of sales in the year ended December 31, 2020 compared to the year ended December 31, 2019 was primarily due to the increase in efficiency as a result certain strategic planning activities of Procaps. Strategic planning activities focused marketing and sales efforts on customers and products that have higher margins due to lower production costs, which decreased cost of sales by approximately $1.5 million in the year ended December 31, 2020 compared to the year ended December 31, 2019, Furthermore, Procaps increased its production efficiencies through process automation and improvements in batch production management. For example, Procaps started a project in its Northern Central America operations to standardize packaging for similar products that in turn reduces unit manufacturing costs and expenses. Optimized batch production management allows Procaps to manufacture its products in increased batch sizes which in turn reduces per-unit production costs, and resulted in a decrease in costs of approximately $2 million in the year ended December 31, 2020 compared to the year ended December 31, 2019.

Procaps has also invested in certain technologies in its production plants that reduces cost of production, such as technology to shorten the drying time of gummies in our Funtrition product line, which is traditionally one of the more expensive processes for gummy production, resulting in an increase in production of approximately 255 tons in the year ended December 31, 2020 compared to the year ended December 31, 2019, and a decrease in costs and expenses associated with production of approximately $1.5 million in the year ended December 31, 2020 compared to the year ended December 31, 2019.

Sales and marketing expense

Sales and marketing expense includes primarily expenses incurred for promotional activities, such as marketing expenses, sales force and logistics expenses. Sales and marketing expense decreased by $15.2 million, or 17.9%, from $84.8 million for the year ended December 31, 2019 to $69.6 million for the year ended December 31, 2020. On a constant currency basis, sales and marketing expense decreased by $20.5 million, or 24.2%, from $84.8 million for the year ended December 31, 2019 to $64.3 million for the year ended December 31, 2020.

The decrease in sales and marketing expense in the year ended December 31, 2020 compared to the year ended December 31, 2019. was primarily due to the increase in usage of the digital marketing channels, which is a new trend in the market that is more cost effective than traditional advertising and promotional activities, and a decrease in usage of traditional advertising and promotional activities, resulting in a decrease in sales and marketing expense of approximately $3.5 million in the year ended December 31, 2020 compared to the year ended December 31, 2019. In the year ended December 31, 2020, Procaps initiated a staggered process for migrating to a demand-generating digital scheme, achieving a reduction in the total investment amount needed to obtain certain market presence levels while continuing to expose the market to a wide range of product advertising. The use of digital marketing channels requires certain initial set-up costs and maintenance costs, however, Procaps’ investment in digital marketing channels has allowed Procaps to substantially reduce expenses, such as transportation and lodging, that are incurred for traditional non-digital advertising activities that would typically require in-person interaction. For example, virtual conferences organized by technical subjects and regions allow participants to participate without the need to travel, reducing costs and generating a better return on investment and marketing, and increasing attendance.

Administrative expenses

Administrative expenses include costs incurred for administrative and certain corporate departments, such as payroll, power and utilities, and certain legal and professional expenses. Administrative expenses decreased by $1.6 million, or 2.7%, from $60.3 million for the year ended December 31, 2019 to $58.6 million for the year ended December 31, 2020.

The decrease in administrative expenses in the year ended December 31, 2020 compared to the year ended December 31, 2019 was primarily due to the reduction in expenses due to less business travel and associated lodging and the reduction in office and utility expenses due to some of Procaps’ employees working from home as a result of the COVID-19 pandemic, which is anticipated to be an ongoing trend even after the pandemic. The decrease in administrative expenses was partially offset by certain administrative expenses that were incurred as a result of the COVID-19 pandemic, such as expenses incurred for safety pre-cautions during the pandemic to maintain a safe work and production environment for Procaps’ employees and expenses incurred for certain logistic arrangements to minimize Procaps employees’ exposure to COVID-19 through arranging transportation from home to work, lodgings, face masks and PPE, all of which resulted in an increase in administrative expenses of approximately $5 million in the year ended December 31, 2020 compared to the year ended December 31, 2019.

Financial expenses, net

Financial expenses, net includes certain banking expenses and bank fees, financing interest expenses and interest recognized on the financial liabilities associated with certain put options held by IFC and Hoche and the underlying financial instruments. Financial expenses, net increased by $11.5 million, or 26.8%, from $43.0 million for the year ended December 31, 2019 to $54.5 million for the year ended December 31, 2020. The increase in financial expenses, net was primarily due to the increase in interest recognized for the put options financial liabilities, which resulted in increased financial expenses, net of approximately $11.2 million from $10.8 million for the year ended December 31, 2019 to $22.0 million for the year ended December 31, 2020. Upon the consummation of the Business Combination, the put options held by IFC and Hoche will be cancelled and these associated financial expenses will no longer be incurred. Excluding the financial expenses associated with the put options, financial expenses, net increased by $0.3 million from $32.2 million for the year ended December 31, 2019 to $32.5 million for the year ended December 31, 2020.

Income tax expense

Income tax expense includes two components: (i) current tax and (ii) deferred tax. The current tax is calculated based on the tax rate of each jurisdiction. The deferred tax corresponds to the differences generated between the accounting figures and tax figures, which can result as a future income or expense.

Income tax expense increased by $4.3 million, or 60.6%, from $7.0 million for the year ended December 31, 2019 to $11.3 million for the year ended December 31, 2020. The increase in income tax expense was primarily due to the increase in tax expenses due to the increase in profit before taxes (excluding the interest recognized on the financial liabilities associated with the Hoche and IFC put options) from a loss of $5.3 million for the year ended December 31, 2019 to an income before taxes of $15.0 million for the year ended December 31, 2020. The increase was offset by the increase in tax benefits of $1.2 million due to certain R&D activities of Procaps, and the increase in deductions from Colombia’s Industry and Commerce Tax (Impuesto de Industria, Comercio, Avisos y Tableros) of $0.6 million.

Results by Segments After Inter-Segment Elimination Excluding Corporate

Results for the year ended December 31, 2020	Reportable segments
	Nextgel	Procaps Colombia	CAN	CASAND	Diabetics
	(in thousands of U.S. dollars)
Revenue	105,979	114,895	45,613	38,556	22,789
Gross profit	59,930	66,477	31,532	27,803	10,625
Contribution Margin	49,242	45,405	17,447	10,286	6,249

Constant currency basis
Revenue	120,250	129,331	45,996	39,028	25,653
Gross profit	67,691	75,792	32,226	28,462	11,961
Contribution Margin	55,670	52,073	17,708	10,901	7,035
Results for the year ended December 31, 2019	Reportable segments
	Nextgel	Procaps Colombia	CAN	CASAND	Diabetics
	(in thousands of U.S. dollars)
Revenue	97,289	120,113	49,679	40,061	22,228
Gross profit	54,173	70,435	33,725	28,939	10,655
Contribution Margin	43,041	41,373	18,471	11,062	5,790
Comparison of results for the year ended December 31, 2020 compared to the year ended December 31, 2019	Reportable segments
	Nextgel	Procaps Colombia	CAN	CASAND	Diabetics
	(in thousands of U.S. dollars)
Revenue	8,690	(5,218)	(4,066)	(1,505)	561
Gross profit	5,757	(3,958)	(2,193)	(1,136)	(30)
Contribution Margin	6,201	4,032	(1,024)	(776)	459

Constant currency basis
Revenue	22,961	9,218	(3,683)	(1,033)	3,425
Gross profit	13,518	5,357	(1,499)	(477)	1,306
Contribution Margin	12,629	10,700	(763)	(161)	1,245

Nextgel

Revenue of the Nextgel segment increased by $8.7 million, or 8.9%, from $97.3 million for the year ended December 31, 2019 to $106.0 million for the year ended December 31, 2020, primarily as a result of an increase in revenue attributable to Procaps Funtrition product line of approximately $7 million in the year ended December 31, 2020 compared to the year ended December 31, 2019. The vitamin D supplement iCDMO product was launched in Brazil, resulting in an increase in sales of approximately $3.2 million in the year ended December 31, 2020 compared to the year ended December 31, 2019. Production capacity was also expanded as a result of the increase in market opportunities. In addition, certain new analgesic products, such as Acetaminophen and Naproxen, were launched in Ecuador and Australia, resulting in an increase in revenue of approximately $3.0 million in the year ended December 31, 2020 compared to the year ended December 31, 2019.

Gross profit of the Nextgel segment increased by $5.8 million, or 10.6%, from $54.2 million for the year ended December 31, 2019 to $59.9 million for the year ended December 31, 2020, primarily as a result of the increase in revenues described above and certain investments in new technology to shorten the drying time of gummies in our Funtrition product line, which is traditionally one of the more expensive processes for gummy production, resulting in a decrease in costs and expenses associated with production of approximately $1.5 million in the year ended December 31, 2020 compared to the year ended December 31, 2019.

Contribution Margin of the Nextgel segment increased by $6.2 million, or 14.4%, from $43.0 million for the year ended December 31, 2019 to $49.2 for the year ended December 31, 2020, primarily as a result of the increase in gross profit that was discussion above and Procaps’ successful transition to increase digital marketing discussed above in “— Results of Operations” that resulted in a decrease in selling expenses of approximately $1.0 million in the year ended December 31, 2020 compared to the year ended December 31, 2019.

On a constant currency basis, revenue attributable to the Nextgel segment increased by $23.0 million, or 23.6%, from $97.3 million for the year ended December 31, 2019 to $120.3 million for the year ended December 31, 2020, gross profit attributable to the Nextgel segment increased by $13.5 million, or 24.9%, from $54.2 million for the year ended December 31, 2019 to $67.7 million for the year ended December 31, 2020, and contribution margin attributable to the Nextgel segment increased by $12.7 million, or 29.5%, from $43.0 million for the year ended December 31, 2019 to $55.7 million for the year ended December 31, 2020.

Procaps Colombia

Revenue of the Procaps Colombia segment decreased by $5.2 million, or 4.3%, from $120.1 million for the year ended December 31, 2019 to $114.9 for the year ended December 31, 2020, primarily as a result of the devaluation of the Colombian Peso when compared to the U.S. dollar that contributed a decrease in revenue of approximately $14.3 million in the year ended December 31, 2020 compared to the year ended December 31, 2019. Furthermore, the Trade Day Reduction Strategy in connection with the Farma Procaps and VitalCare product lines decreased Procaps’ revenue growth for the year ended December 31, 2020. The Trade Day Reduction Strategy reduced the distributor’s trade days for the Farma Procaps and VitalCare product lines by 25 days and 7 days, respectively.

The decrease in revenue was partially offset by (i) increased demand for certain of Procaps’ products due to its digital advertising strategy referenced above, and (ii) Procaps’ strategic initiative to focus resources on customers and products that generate higher margins and require less working capital. Products such as Levothyroxine, Azithromycin, Esomeprazole and Deferon experienced an increase in sales, resulting in an increase in sales of $3.5 million from $8.7 million for the year ended December 31, 2019 to $12.2 million for the year ended December 31, 2020. The production capacity of our Rymco manufacturing facilities was expanded as a result of the increase in demand for these products.

Gross profit of the Procaps Colombia segment decreased by $4.0 million, or 5.5%, from $70.4 million for the year ended December 31, 2019 to $66.5 for the year ended December 31, 2020, primarily as a result of the decrease in revenues as discussed above. Procaps Colombia was able to negotiate higher discounts for certain raw materials (such as Enoxaparin, Menoperen, Tapectam and glass) used in the manufacturing of certain products due to an increase in purchase quantities, resulting in a decrease in raw material costs of approximately $1.3 million in the year ended December 31, 2020 compared to the year ended December 31, 2019. Furthermore, Procaps has increased its production efficiencies through process automation and improvements in batch production management that reduce per-unit production costs.

Contribution Margin of the Procaps Colombia segment increased by $4.0 million, or 9.7%, from $41.4 million for the year ended December 31, 2019 to $45.4 for the year ended December 31, 2020, primarily as a result of Procaps successful transition to increase digital marketing discussed above in “— Results of Operations” that resulted in a decrease in selling expenses of approximately $8.0 million in the year ended December 31, 2020 compared to the year ended December 31, 2019 and as a result of increased sales due to the roll out of new products during the year ended December 31, 2020.

On a constant currency basis, revenue attributable to Procaps Colombia increased by $9.2 million, or 7.7%, from $120.1 million for the year ended December 31, 2019 to $129.3 million for the year ended December 31, 2020, gross profit attributable to Procaps Colombia increased by $4.8 million, or 6.7%, from $71.0 million for the year ended December 31, 2019 to $75.8 million for the year ended December 31, 2020, and contribution margin attributable to Procaps Colombia increased by $10.2 million, or 24.3%, from $41.9 million for the year ended December 31, 2019 to $52.1 million for the year ended December 31, 2020.

CAN

Revenue of the CAN segment decreased by $4.1 million, or 8.2%, from $49.7 million for the year ended December 31, 2019 to $45.6 million for the year ended December 31, 2020, primarily as a result the divestiture of certain product brands that were no longer strategic, which generated revenues of approximately $3.1 million for the year ended December 31, 2019, which did not occur in 2020 as Procaps did not divest itself of any product brands that year, resulting in no revenue from product brand divestitures for the year ended December 31, 2020. Furthermore, as part of the corporate strategy, CAN discontinued a portfolio of renal failure and hemodialysis treatment products during the year ended December 31, 2020, which had generated revenues of $4 million for the year ended December 31, 2019.

Excluding the divestiture of product brands in 2019 and the discontinuing of its portfolio of renal failure and hemodialysis treatment products, CAN would have had an increase in revenue of $3.0 million, primarily due to an increase in sales and distribution of VitalCare products for El Salvador, Guatemala, and Honduras due to an increase in the number of distributors in those countries, allowing Procaps to increase the number of sales points in products are sold and the sales quota in each single one of the pharmacies where our products.

Gross profit of the CAN segment decreased by $2.2 million, or 6.5%, from $33.7 million for the year ended December 31, 2019 to $31.5 million for the year ended December 31, 2020, primarily as a result of the divestiture of certain product brands in 2019 and the discontinuing of its portfolio of renal failure and hemodialysis treatment products described above. This decrease in gross profit was partially offset by Procaps increasing its media presence by changing its advertisement contracts from individual to a more regional approach, resulting in lower costs, and a restructuring of the management for CAN segment by introducing new regional management for every business unit, resulting in cost reductions of approximately $2.5 million in the year ended December 31, 2020 compared to the year ended December 31, 2019. Furthermore, Procaps increased its production efficiencies through process automation and improvement in batch production management in its El Salvador facilities by standardizing packaging for similar products, reducing unit manufacturing costs and expenses.

Contribution Margin of the CAN segment increased by $1.0 million, or 5.5%, from $18.5 million for the year ended December 31, 2019 to $17.4 million for the year ended December 31, 2020, primarily as a result of Procaps successful transition to increase digital marketing discussed above in “— Results of Operations” that resulted in a decrease in selling expenses of approximately $1.2 million in the year ended December 31, 2020 compared to the year ended December 31, 2019.

On a constant currency basis, revenue attributable to the CAN segment decreased by $3.7 million, or 7.5%, from $49.7 million for the year ended December 31, 2019 to $46.0 million for the year ended December 31, 2020, gross profit attributable to the CAN segment decreased by $1.5 million, or 4.4%, from $33.7 million for the year ended December 31, 2019 to $32.2 million for the year ended December 31, 2020, and contribution margin attributable to the CAN segment decreased by $0.8 million, or 4.3%, from $18.5 million for the year ended December 31, 2019 to $17.7 million for the year ended December 31, 2020.

CASAND

Revenue of the CASAND segment decreased by $1.5 million, or 3.8%, from $40.1 million for the year ended December 31, 2019 to $38.6 million for the year ended December 31, 2020, primarily due to the adoption of the Trade Day Reduction Strategy as discussed above, which resulted in distributors’ trade days decreasing by 33 days for the year ended December 31, 2020. The decrease in revenue was partially offset by (i) the launch of certain new products, such as Gestavid DHA, Ezolimum and Clenox that resulted in an increase in revenue of $3.4 million in the year ended December 31, 2020 compared to the year ended December 31, 2019, and (ii) the implementation of a new policy to lower product discounts, which resulted in additional revenues of $1.0 million in the year ended December 31, 2020 compared to the year ended December 31, 2019.

Gross profit of the CASAND segment decreased by $1.1 million, or 3.9%, from $28.9 million for the year ended December 31, 2019 to $27.8 million for the year ended December 31, 2020, primarily as a result of the reduction in revenue as discussed above.

Contribution Margin of the CASAND segment decreased by $0.8 million, or 7.0%, from $11.1 million for the year ended December 31, 2019 to $10.3 million for the year ended December 31, 2020, primarily as a result of Procaps successful transition to increase digital marketing discussed above in “— Results of Operations” that resulted in a decrease in selling expenses of approximately $2.0 million in the year ended December 31, 2020 compared to the year ended December 31, 2019.

On a constant currency basis, revenue attributable to the CASAND segment decreased by $1.1 million, or 2.7%, from $40.1 million for the year ended December 31, 2019 to $39.0 million for the year ended December 31, 2020, gross profit attributable to the CASAND segment decreased by $0.4 million, or 1.5%, from $28.9 million for the year ended December 31, 2019 to $28.5 million for the year ended December 31, 2020, and contribution margin attributable to the CASAND segment decreased by $0.2 million, or 1.8%, from $11.1 million for the year ended December 31, 2019 to $10.9 million for the year ended December 31, 2020.

Diabetrics

Revenue of the Diabetrics segment increased by $0.6 million, or 2.7%, from $22.2 million for the year ended December 31, 2019 to $22.8 million for the year ended December 31, 2020, primarily as a result of the increase in demand for certain products and integral solutions for diabetes due to the increase in the number of patients diagnosed with diabetes. In Colombia, generally between 35% and 40% of patients with diabetes are diagnosed every year by the Colombia healthcare system, which usually results in an increase in the number of diabetes patients every year. Furthermore, Procaps launched several new products including Preventia complex, an insulin needle, which resulted in an increase in sales revenue of approximately $0.9 million in the year ended December 31, 2020 compared to the year ended December 31, 2019. The increase in revenue was partially offset by a decrease in revenue of $3.0 million in the year ended December 31, 2020 compared to the year ended December 31, 2019 due to the devaluation of the Colombian Peso when compared to the U.S. dollar.

Gross profit of the Diabetrics segment decreased by $0.3 million, or 0.3%, from $10.7 million for the year ended December 31, 2019 to $10.6 million for the year ended December 31, 2020, primarily as a result of the increase in revenue as discussed above.

Contribution Margin of the Diabetrics segment increased by $0.5 million, or 7.9%, from $5.8 million for the year ended December 31, 2019 to $6.2 million for the year ended December 31, 2020, primarily as a result of Procaps successful transition to increase digital marketing discussed above in “— Results of Operations” that resulted in a decrease in selling expenses of approximately $1.5 million in the year ended December 31, 2020 compared to the year ended December 31, 2019.

On a constant currency basis, revenue attributable to the Diabetrics segment increased by $3.5 million, or 15.6%, from $22.2 million for the year ended December 31, 2019 to $25.7 million for the year ended December 31, 2020, gross profit attributable to the Diabetrics segment increased by $1.3 million, or 11.8%, from $10.7 million for the year ended December 31, 2019 to $12.0 million for the year ended December 31, 2020, and contribution margin attributable to the Diabetrics segment increased by $1.2 million, or 21.3%, from $5.8 million for the year ended December 31, 2019 to $7.0 million for the year ended December 31, 2020.

Non-IFRS Financial Measures

Our management uses certain non-IFRS financial information to assess our operating performance across periods and for business planning purposes. We believe the presentation of these non-IFRS financial measures is useful to investors as it provides additional information to facilitate comparisons of historical operating results, identify trends in our underlying operating results and provide additional insight and transparency on how we evaluate our business.

We use non-IFRS financial measures to budget, make operating and strategic decisions, and evaluate our performance. Below is a description of the non-IFRS financial measures we have used in this prospectus, including any adjustments to the IFRS financial measures derived therefrom. We believe the non-IFRS measures should always be considered along with the related IFRS financial measures. We have provided the reconciliations between the IFRS and non-IFRS financial measures below, and we also discuss our underlying IFRS results throughout the Procaps’ Management’s Discussion and Analysis of Financial Condition and Results of Operations in this prospectus.

The primary non-IFRS financial measures utilized by our management is described below and reflects how we evaluate our current and prior-year operating results. As new events or circumstances arise, our management may alter the definitions of such measures to better reflect our financial performance or adopt new measures in the future. In the event any of these definitions change, or if new non-IFRS financial measures are adopted by our management, we will provide the updated definitions and present the related non-IFRS historical results on a comparable basis.

Use of Constant Currency

As exchange rates are an important factor in understanding period-to-period comparisons, we believe the presentation of certain financial metrics and results on a constant currency basis in addition to the IFRS reported results helps improve investors’ ability to understand our operating results and evaluate our performance in comparison to prior periods. Constant currency information is non-IFRS financial information that compares results between periods as if exchange rates had remained constant period-over-period. We use results on a constant currency basis as one measure to evaluate our performance. Procaps currently presents revenue, cost of sales, gross profit, sales and marketing expenses, administrative expenses, Contribution Margin and Adjusted EBITDA on a constant currency basis. We calculate constant currency by calculating current-interim period and year-end period results (six months ended June 30, 2021 and year ended December 31, 2020) using prior-period (six months ended June 30, 2020 and year ended December 31, 2019) foreign currency exchange rates. The functional foreign currencies for the primary regional markets where we operate, such as the Colombian Peso and the Brazilian Real, were adjusted on a constant currency basis at the exchange rates of COP $3,690.82 per U.S. $1.00 and R$5.0389 per U.S. $1.00, respectively, for the six months ended June 30, 2021, and COP $3,281.09 per U.S. $1.00 and R$3.9443 per U.S. $1.00, respectively, for the year ended December 31, 2020. We generally refer to such amounts calculated on a constant currency basis as excluding the impact of foreign exchange. These results should be considered in addition to, not as a substitute for, results reported in accordance with IFRS. Results on a constant currency basis, as we present them, may not be comparable to similarly titled measures used by other companies and are not measures of performance presented in accordance with IFRS.

EBITDA, Adjusted EBITDA, and Adjusted EBITDA Margin

We define EBITDA as profit (loss) for the year before interest expense, net, income tax expense and depreciation and amortization. We define Adjusted EBITDA as EBITDA further adjusted to exclude certain isolated costs incurred as a result of the COVID-19 pandemic, certain costs related to business transformation initiatives, certain foreign currency translation adjustments, certain other finance costs adjustments and adjustments in connection with Colombia’s value-added tax (“VAT”) reform. Adjusted EBITDA is one of the key performance indicators we use in evaluating our operating performance and in making financial, operating, and planning decisions. We believe EBITDA and Adjusted EBITDA are useful to investors in evaluating our operating performance compared to other companies in the pharmaceutical industry, as similar measures are commonly used by companies in this industry. We also report Adjusted EBITDA as a percentage of revenue as an additional measure so investors may evaluate our Adjusted EBITDA margins on revenue.

The following table provides a reconciliation from profit (loss) for the year to EBITDA and Adjusted EBITDA, and Adjusted EBITDA margins for the six months ended June 30, 2021 and June 30, 2020:

	For the six months ended June 30		Increase/(Decrease)
	2021	2020	$ Change	% Change
	(in thousands of U.S. dollars except percentages)
Loss for the year	(17,646)	(18,923)	1,277	(6.7)%
Interest expense, net	28,591	25,527	3,064	12.0%
Income tax expense	2,776	1,452	1,324	91.2%
Depreciation and amortization	8,902	7,958	944	11.9%
EBITDA	22,623	16,014	6,609	41.3%
COVID-19 impact adjustments(1)	1,881	1,469	412	28.0%
Business transformation initiatives(2)	—	774	(774)	(100.0)%
Foreign currency translation adjustments(3)	1,750	3,369	(1,620)	(48.1)%
Other finance costs adjustments(4)	146	998	(852)	(85.4)%
Transaction expenses(5)	6,174	—	6,174	100%
Adjusted EBITDA(6)	32,573	22,625	9,948	44.0%
Constant Currency Adjustments	1,818		1,818	100%
Adjusted EBITDA on Constant Currency Basis	34,391	22,625	11,766	52.0%

____________

(1)     COVID-19 impact adjustments primarily include: (i) for the six months ended June 30, 2021, $0.8 million ($0.1 million for the six months ended June 30, 2020) expenses incurred for safety pre-cautions during the pandemic, such as employee COVID-19 testing, vaccination, office and production infrastructure adaptation to practice social distancing, to maintain a safe work and production environment for the employees, (ii) for the six months ended June 30, 2021, $0.3 million ($0.4 million for the six months ended June 30, 2020) operating and production expenses incurred in connection with hiring of additional employees and costs paid to third party agencies for such hiring, contractors and production sub-contractors in order to mitigate any decrease in production and operating capabilities of Procaps as a result of employees absenteeism or attrition as a result of the COVID-19 pandemic, (iii) for the six months ended June 30, 2021, $0.6 million expense incurred for certain logistic arrangements to minimize Procaps employees’ exposure to COVID-19 through arranging transportation from home to work, lodgings, face masks and PPE, (iv) for the six months ended June 30, 2020, $0.6 million additional costs incurred to acquire certain raw materials that are essential to production due to the lockdowns of suppliers’ factories and ports of entry worldwide, and additional logistic costs due to delays, (v) for the six months ended June 30, 2020, $0.4 million expenses of certain one-off financial discounts that Procaps provided to its customers, such as medicine distributors, during the COVID-19 pandemic due to financial and liquidity difficulties and customers’ inability to settle invoices as a result of the effects of the COVID-19 pandemic and governmental restrictions such as lockdowns, and (vi) for the six months ended June 30, 2021, $0.2 million of other miscellaneous expenses that resulted from the COVID-19 pandemic.

(2)      Business transformation initiatives consists costs and expenses in connection with severance payments made to separate employees from Procaps for certain business transformation initiatives implemented during the six months ended June 30, 2020.

(3)      Foreign currency translation adjustments represent the reversal of exchange losses recorded by Procaps due to foreign currency translation of monetary balances of certain of its subsidiaries from U.S. dollars into the functional currency of those subsidiaries as of June 30, 2021 and 2020.

(4)      Other finance costs adjustments represent non-operating expenses incurred by Procaps, primarily including additional interests incurred by Procaps due to the withholding tax obligations of certain financial institutions outside of Colombia.

(5)      Primarily includes capital markets advisory fees, incremental audit cost and consulting, accounting and legal expenses incurred in connection with the Business Combination.

(6)     IFRS 9 — Financial Instruments requires us to apply a forward-looking model to estimate credit losses of our accounts receivable. The application of the forward-looking credit losses model, together with the write-off of certain accounts receivable balances, resulted in selling expenses in the amount of $0.8 million which had a negative impact on Adjusted EBITDA for the six months ended June 30, 2021, and (ii) a reversal in selling expenses of $0.2 million for the six months ended June 30, 2020, which had a positive impact on Adjusted EBITDA. Additionally, Adjusted EBITDA was negatively impacted by inventory provisions and the write down of inventories included in cost of sales in the amount of $2.0 million and $1.7 million for the six months ended June 30, 2021 and June 30, 2020, respectively.

The following table provides a reconciliation from profit (loss) for the year to EBITDA and Adjusted EBITDA, and Adjusted EBITDA margins for the years ended December 31, 2020 and December 31, 2019:

	For the year ended December 31		Increase/(Decrease)
	2020	2019	$ Change	% Change
	(in thousands of U.S. dollars except percentages)
Loss for the year	(10,447)	(17,013)	6,566	(38.6)%
Interest expense, net	54,489	42,983	11,506	26.8%
Income tax expense	11,296	7,035	4,261	60.6%
Depreciation and amortization	16,477	16,466	11	0.1%
EBITDA	71,815	49,471	22,344	45.2%
COVID-19 impact adjustments(1)	5,180	—	5,180	100%
Business transformation initiatives(2)	1,723	676	1,047	154.9%
Foreign currency translation adjustments(3)	3,905	1,827	2,078	113.7%
Other finance costs adjustments(4)	1,996	1,883	113	6.0%
Colombia VAT tax reform(5)	—	5,279	(5,279)	(100.0)%
Adjusted EBITDA(6)	84,619	59,136	25,483	43.1%
Constant Currency Adjustments	8,836	—	8,836	100%
Adjusted EBITDA on Constant Currency Basis	93,455	59,136	34,319	58.0%

Adjusted EBITDA margin	25.5%	18.2%		7.3%
Adjusted EBITDA margin (on Constant Currency Basis)	25.7%

____________

(1)      COVID-19 impact adjustments primarily include: (i) $0.5 million expenses incurred for safety pre-cautions during the pandemic, such as office and production infrastructure adaptation to practice social distancing, to maintain a safe work and production environment for the employees, (ii) $1.2 million operating and production expenses incurred in connection with hiring of additional employees and costs paid to third party agencies for such hiring, contractors and production sub-contractors in order to mitigate any decrease in production and operating capabilities of Procaps as a result of employees absenteeism or attrition as a result of the COVID-19 pandemic, (iii) $0.9 million expense incurred for certain logistic arrangements to minimize Procaps employees’ exposure to COVID-19 through arranging transportation from home to work, lodgings, face masks and PPE, (iv) $1.4 million additional costs incurred to acquire certain raw materials that are essential to production due to the lockdowns of suppliers’ factories and ports of entry worldwide, and additional logistic costs due to delays, (v) $0.9 million expenses of certain one-off financial discounts that Procaps provided to its customers, such as medicine distributors, during the COVID-19 pandemic due to financial and liquidity difficulties and customers’ inability to settle invoices as a result of the effects of the COVID-19 pandemic and governmental restrictions such as lockdowns, and (vi) $0.2 million of other miscellaneous expenses resulted from COVID-19 pandemic.

(2)      Business transformation initiatives consists costs and expenses in connection with severance payments made to separate employees from Procaps for certain business transformation initiatives implemented during the years ended December 31, 2020 and 2019.

(3)      Foreign currency translation adjustments represent the reversal of exchange losses recorded by Procaps due to foreign currency translation of monetary balances of certain of its subsidiaries’ from U.S. dollars into the functional currency of those subsidiaries as of December 31, 2020 and 2019.

(4)      Other finance costs adjustments represent non-operating expenses incurred by Procaps, primarily including additional interests incurred by Procaps due to the withholding tax obligations of certain financial institutions outside of Colombia.

(5)      The Colombian government implemented a tax reform in 2019 to exempt VAT from the purchase and sale of drugs within Colombia starting in 2020. The impact from the Colombian tax reform consists of the VAT tax expense due to drug sales incurred by Procaps in 2019 and that will not occur going forward.

(6)     IFRS 9 — Financial Instruments requires us to apply a forward-looking model to estimate credit losses of our accounts receivable. The application of the forward-looking credit losses model due to the adoption of IFRS 9, together with the write-off of certain accounts receivable balances, resulted in (i) a reversal of selling expenses in the amount of $0.7 million for the year ended December 31, 2020, which had a positive impact on Adjusted EBITDA, and (ii) selling expenses of $2.6 million for the year ended December 31, 2019, which had a negative impact on Adjusted EBITDA. Additionally, Adjusted EBITDA was negatively impacted by inventory provisions and the write down of inventories included in cost of sales in the amount of $5.8 million and $3.1 million for the years ended December 31, 2020 and 2019, respectively.

Contribution Margin

We define Contribution Margin as gross profit less selling expenses. Contribution Margin is one of the key performance indicators we use in evaluating our profitability. We believe Contribution Margin is useful to investors in the evaluating our operating performance compared to other companies in the pharmaceutical industry, as similar measures are commonly used by companies in this industry.

The following table provides a reconciliation from gross profit to Contribution Margin for the six months ended June 30, 2021 and June 30, 2020.

	For the six months ended June 30		Increase/(Decrease)
	2021	2020	$ Change	% Change
	(in thousands of U.S. dollars except percentages)
Gross Profit	97,802	75,399	22,403	29.7%
Selling Expenses	(38,350)	(34,118)	(4,232)	12.4%
Contribution Margin	59,452	41,281	18,171	44.0%
Constant Currency Adjustments	1,566	—	1,566	100.0%
Contribution Margin (on Constant Currency Basis)	61,018	41,281	19,737	47.8%

The following table provides a reconciliation from gross profit to Contribution Margin for the years ended December 31, 2020 and December 31, 2019.

	For the year ended December 31		Increase/(Decrease)
	2020	2019	$ Change	% Change
	(in thousands of U.S. dollars except percentages)
Gross Profit	191,314	182,498	8,816	4.8%
Selling Expenses	(69,629)	(84,810)	15,181	(17.9)%
Contribution Margin	121,685	97,688	23,997	24.6%
Constant Currency Adjustments	12,900	—	12,900	100%
Contribution Margin (on Constant Currency Basis)	134,585	97,688	36,897	37.8%

Liquidity and Capital Resources

Our principal source of liquidity has been cash flow generated from operations, supplemented by credit arrangements with third parties. The principal uses of cash are to fund operating and capital expenditures, business or asset acquisitions, interest payments on debt, any mandatory or discretionary principal payment on our debt and investments in R&D.

As of June 30, 2021, Procaps’ cash and cash equivalents amounted to $8.0 million. On a pro forma basis, considering the redemption by certain shareholders of Union exercising their redemption rights with respect to their SPAC Ordinary Shares in connection with the consummation of the Business Combination and that the Business Combination was consummated on September 29, 2021, resulting in gross cash proceeds of $160.0 million, (comprised of $100.0 million gross proceeds from the PIPE Investment and $60.0 million cash in trust), which was offset by the cash payment for the redemption of 4.5 million Redeemable B Shares for a total purchase price of $45.0 million and the payment of certain transaction expenses of $33.6 million, Procaps’ cash and cash equivalents would be approximately $91.6 million higher at the Closing of the Business Combination. We expect our capital expenditures to substantially increase in the near future as we seek to execute our strategic objectives, including the possibility of expanding our businesses into new markets and making strategic investments and acquisitions.

We believe that our existing cash and cash equivalents, cash inflows from operations, current lines of credit and the net proceeds to us from the Business Combination will be adequate to meet our anticipated cash needs for the next twelve months and that the net proceeds from the Business Combination will provide us with additional financial flexibility to execute our strategic objectives. We routinely monitor current and expected operational requirements and financial market conditions to evaluate other available financing sources including term and revolving bank credit. In determining our future capital requirements, we regularly consider, among other factors, known trends and uncertainties, such as the current COVID-19 pandemic, and other contingencies.

Our ability to generate cash is subject to our performance, general economic conditions, industry trends and other factors. To the extent that the funds received from the Business Combination, combined with existing cash and cash equivalents are insufficient to fund our future activities and requirements, we may need to raise additional funds through public or private equity or debt financing. Although certain of our lenders have made commitments to make funds available to us in a timely fashion under our revolving credit agreements and overdraft facilities, if economic conditions worsen, including due to the COVID-19 pandemic, or new information becomes publicly available impacting the institutions’ credit rating or capital ratios, these lenders may be unable or unwilling to lend money pursuant to our existing credit facilities. Should our outlook on liquidity requirements change substantially from current projections, we may seek additional sources of liquidity in the future. If we issue equity securities in order to raise additional funds, substantial dilution to existing shareholders may occur. If we raise cash through the issuance of indebtedness, we may be subject to additional contractual restrictions on our business. We cannot assure the investor that we would be able to raise additional funds on favorable terms or at all.

Cash Flow for the six months ended June 30, 2021 and 2020

The following table summarizes our consolidated statements of cash flows from operations for the six months ended June 30, 2021 and 2020:

	For the six months ended June 30		Increase/(Decrease)
	2021	2020	$ Change
	(in thousands of U.S. dollars)
Net Cash provided by operating activities	(1,499)	27,440	(28,939)
Net Cash used in investing activities	(9,583)	(6,467)	(3,116)
Net Cash provided by (used in) financing activities	26,636	(6,162)	32,798
Net increase/decrease in cash	15,554	14,811	743

Cash Flows provided by Operating Activities

For the six months ended June 30, 2021, net cash provided by operating activities was $(1.5) million compared to $27.4 million for the six months ended June 30, 2020, a decrease of $28.9 million. The decrease was primarily the result of a reduction in the collectability of trade receivables between the periods, an increase in the inventory held as of June 30, 2021 due to increased production to meet demand and an increase in accounts payable due to negotiated payment terms, partially offset by a decrease in other liabilities due to payment of aged payables.

Cash Flows used in Investing Activities

For the six months ended June 30, 2021, net cash used in investing activities was $9.6 million compared to $6.5 million during the six months ended June 30, 2020. Net cash used in investing activities for the six months ended June 30, 2021 consisted primarily of $5.4 million in cash used in the acquisition of property, plant and equipment for certain strategic capacity expansion., which increased when compared to the six months ended June 30, 2020. Furthermore, Procaps invested $4.2 million in R&D during the six months ended June 30, 2021.

Cash Flows provided by (used in) Financing Activities

For the six months ended June 30, 2021, net cash used in financing activities increased by $32.8 million from $6.2 million for the six months ended June 30, 2020 to $26.6 million for the six months ended June 30, 2021, primarily due to a net increase from increased borrowings.

Cash Flow for the years ended December 31, 2020 and 2019

The following table summarizes our consolidated statements of cash flows from operations for the years ended December 31, 2020 and 2019:

	For the year ended December 31		$ Change
	2020	2019
	(in thousands of U.S. dollars)
Net Cash provided by operating activities	52,815	49,976	2,840
Net Cash used in investing activities	(17,286)	(12,112)	(5,174)
Net Cash provided by (used in) financing activities	(22,209)	(28,596)	6,387
Net increase/decrease in cash	13,320	9,268	4,053

Cash Flows provided by Operating Activities

For the year ended December 31, 2020, net cash provided by operating activities was $52.8 million compared to $50.0 million for the year ended December 31, 2019, a decrease of $2.8 million. The decrease was primarily the result of a $8.3 million decrease in cash generated from operating activities, which was partially offset by lower interest rates and decreased cash expenditures. Procaps also improved its trade receivables collections and payables performance by moving to a more efficient inventory and other current assets management system, resulting in a $10.1 million increase in cash provided by operating activities during the year ended December 31, 2020 compared to the year ended December 31, 2019.

Cash Flows used in Investing Activities

For the year ended December 31, 2020, net cash used in investing activities was $17.3 million compared to $12.1 million during the year ended December 31, 2019. Net cash used in investing activities for the year ended December 31, 2020 consisted primarily of $8.2 million in investment in regulatory and sustainability activities and strategic investments related to capacity expansion. Procaps invested $9.5 million in R&D during the year ended December 31, 2020, however, net cash used for capital expenditures in connection with property, plant and equipment during the year ended December 31, 2020 decreased compared to the year ended December 31, 2019.

Cash Flows provided by (used in) Financing Activities

For the year ended December 31, 2020, net cash provided by financing activities was $(22.2) million primarily related to more accessible working capital lines of credit and preferential terms of the Syndicated Loan (as defined below) for the year ended December 31, 2020, compared to net cash used in financing activities of $0.2 million during the year ended December 31, 2019.

Financial Resources

Procaps’ capital structure consists of net debt (loans offset by cash and bank balances) and consolidated equity (comprised of issued and paid-in capital, reserves, retained earnings and non-controlling interests). Procaps is not subject to any externally imposed capital requirement.

Procaps’ primary indebtedness consists of the outstanding balance of Syndicated Loan (as defined below). The Syndicated Loan includes certain covenants that obligate the borrower and co-debtors thereunder to comply with a series of financial ratios, consisting of a debt to EBITDA ratio, short-term leverage ratio and EBITDA interest coverage ratio as described below under “— Debt Financing — Syndicated Loans — Covenants”. These financial ratios serve as local management parameters.

Procaps analyzes and reviews its capital structure on a quarterly basis. As part of this review, it considers the cost of capital and the risks associated with each class of capital.

As of June 30, 2021, we had total borrowings of $477.2 million.

As of December 31, 2020, and 2019, we had total borrowings of $442.4 million and $410.6 million, respectively. We had negative equity as of December 31, 2019, primarily due to accumulated losses of prior years.

Debt Financing and Borrowings

The table below summarizes our outstanding interest-bearing liabilities for the six months ended June 30, 2021 and 2020:

For the Six Months Ended June 30, 2021
(in thousands of U.S. dollars)
Syndicated term loan	71,526
Other term loan	109,196
Lease liabilities	30,812
Factoring obligations	10,349
Put option agreement	254,698
Bank overdrafts	599
Total Interest bearing liabilities	477,180

The table below summarizes our outstanding interest-bearing liabilities for the years ended December 31, 2020 and 2019.

	For the Year Ended December 31,
	2020	2019
	(in thousands of U.S. dollars)
Syndicated term loan	81,906	88,781
Other term loan	75,405	66,707
Lease liabilities	36,799	29,794
Factoring obligations	8,074	10,410
Put option agreement	239,273	211,880
Bank overdrafts	902	3,047
Total Interest bearing liabilities	442,359	410,619

Syndicated Loan

On November 20, 2018, the following subsidiaries of Procaps: (i) Procaps S.A., a subsidiary of Procaps, as borrower; (ii) the following subsidiaries of Procaps, as co-debtors: Laboratorios López S.A. de C.V., C.I. Procaps S.A., Biokemical S.A. de C.V., Pharmarketing Salvador S.A. de C.V., Corporación Distribuidora Internacional S.A. de C.V., CDI Nicaragua S.A., CDI Guatemala S.A., Pharmarketing S.A. (Guatemala), Pharmarketing S.A. (Panama), Pharmarketing Dominicana SRL, Pharmarketing Costa Rica S.A., Diabetrics S.A.S and Crynssen Pharma S.A.S., all of which are subsidiaries of Procaps; and (iii) the following subsidiaries of Procaps, as guarantors: Inversiones Crynseen S.A.S., Inversiones Ganeden S.A.S., Inversiones Henia S.A.S., Inversiones Jades S.A.S., Industrias Kadima S.A.S. and Pharmayect S.A; entered into that certain Loan Agreement (Contrato de Crédito) with the following financial institutions: Bancolombia S.A., Bancolombia S.A. (Panama), Banco Davivienda S.A., Banco de Sabadell S.A. Miami Beach and Banco de Crédito del Perú, as lenders, and Fiduciaria Bancolombia S.A., as administrative agent, which was subsequently amended by Amendment No. 1 to the Loan Agreement (Otrosí No. 1 al Contrato de Crédito) dated December 12, 2018, and Amendment No. 2 to the Loan Agreement (Otrosí No. 2 al Contrato de Crédito) dated June 15, 2020 (collectively, the “Syndicated Loan”).

The Syndicated Loan is comprised of two tranches; tranche A, which is denominated in Colombian Pesos and tranche B, which is denominated in U.S. dollars. Pursuant to the terms of the Syndicated Loan, the borrower can borrow up to (i) COP $131,848,000,000 plus the equivalent of U.S. $21,100,000 in Colombian Pesos, calculated as of the disbursement date, under tranche A and (ii) U.S. $35,000,0000 in U.S. dollars under tranche B. The Syndicated Loan will mature on the seventh anniversary of the initial disbursement to the borrower and shall accrue interest at a rate of

IBR (as defined below) plus a spread of 5.30% on the amounts owed under the Colombian Peso denominated tranche A and LIBOR (as defined below) plus a spread of 4.80% on the amounts owed under the U.S. dollar denominated tranche B. The proceeds of the Syndicated Loan are to be used for the pre-payment or refinancing of certain debt obligations of the borrower enumerated in the Syndicate Loan agreement.

As of June 30, 2021, the total amount outstanding under the Syndicated Loan was U.S. $71.5 million, divided as follows: (i) U.S. $42.8 million (or COP $164,356.5 million) outstanding under tranche A, and (ii) U.S. $28.7 million outstanding under tranche B.

Covenants

The Credit Agreement contains covenants that, among other things, restrict, subject to certain exceptions, the borrower and co-debtors’ ability to change its line of business; incur additional indebtedness resulting in a Debt/EBITDA Ratio (as defined below) above 3.0; enter into derivative transactions (except for those in connection with the purchase of raw materials or for the purpose of mitigating interest or exchange rate risks); sell or transfer title to operating assets; pay dividends and distributions; engage in mergers and consolidations; amend material agreements governing; create liens on assets; guarantee, indemnify or assume the liabilities of third parties; enter into any financial or operating lease obligation with an option to purchase in an aggregate amount of over COP $85,000,0000,0000 (approximately U.S. $24,763,292); change its fiscal year reporting; engage in certain transactions with affiliates; enter into any joint venture or similar agreements. For purposes of the Syndicated Loan, EBITDA is calculated as income from sales and services, less (i) sales and production costs, less (ii) operating expenses, less (iii) administrative expenses, plus (iv) depreciation, plus (ii) amortizations, plus (iii) provisions, and less (iv) portfolio write-offs.

The Syndicated Loan also contains change-of-control provisions and certain customary affirmative covenants and events of default. The Syndicated Loan also requires compliance with the following ratios: (i) a pro forma consolidated debt of the borrower and the co-debtors to pro forma consolidated EBITDA for the last twelve months of the borrower and co-debtors ratio (“Debt/EBITDA Ratio”) of 3.5 or less, measured every June 30 and December 30; (ii) a short-term leverage ratio (calculated as the pro forma consolidated short-term debt of the borrower and the co-debtors divided by pro forma consolidated EBITDA for the last twelve months of the borrower and co-debtors) of less than 1.0, calculated at the end of each semester; and (iii) an EBITDA interest coverage ratio (calculated as the pro forma consolidated EBITDA for the last twelve months of the borrower and co-debtors divided by the pro forma consolidated interest expenses of the borrower and the co-debtors) of greater than or equal to 3.0, calculated at the end of each semester.

Please note that neither Procaps, nor certain of its subsidiaries are parties to the Syndicated Loan and as a result, they are not subject to the covenants or restrictions set forth therein.

Senior Notes

On November 12, 2021, the Company closed the private placement offering of the Senior Notes issued by Procaps, S.A., a subsidiary of the Company, due November 12, 2031, pursuant to a note purchase agreement entered into on November 5, 2021 with The Prudential Insurance Company of America, Prudential Annuities Life Assurance Corporation, Healthspring Life & Health Insurance Company, Inc. and Cigna Health and Life Insurance Company Inc. The Senior Notes are the senior unsecured obligations of Procaps, S.A. and unconditionally guaranteed by the Company and the following subsidiaries of the Company: Crynssen Pharma Group Limited, C.I. Procaps, S.A., Diabetrics Healthcare S.A.S., Pharmayect S.A., Procaps, S.A. de C.V., Biokemical, S.A. de C.V., Colbras Indústria e Comércio Ltda., and Sofgen Pharmaceuticals LLC.

The Senior Notes contain change-of-control provisions and certain customary affirmative and negative covenants and events of default. In addition, the Senior Notes require Procaps, S.A., the Company and the other obligors thereunder to comply with the following financial ratios: (i) a consolidated total debt of Procaps, S.A., the Company and the other obligors thereunder to consolidated EBITDA for the last twelve months of 3.50:1.00 or less, measured at certain dates of determination and (ii) an EBITDA interest coverage ratio (calculated as the consolidated EBITDA for the last twelve months of Procaps, S.A., the Company and the other obligors thereunder divided by the consolidated interest expenses of Procaps, S.A., the Company and the other obligors thereunder) in excess of, or equal to, 3.00:1.00, calculated at certain dates of determination. For more information, see “Summary — Recent Developments — Senior Notes Offering.”

Other Term Loans

The table below summarizes the terms of our other term loans for the six months ended June 30, 2021 .

Currency	Interest Rate Range	Maturity Year	Outstanding balance for the six months ended June 30, 2021
			(in thousands of U.S. dollars)
COP	IBR+ 2.25% – 7.5% (Variable)	2021 – 2026	$37,130
COP	(DTF + 7.63% – 11,27%), Libor + 6.69%	2021 – 2025	$22,102
COP	1% – 24% (Fixed)	2021	$1,433
SOL	5.97% – 9.30%	2021 – 2024	$6,256
Reales	9.60% – 19.20% (Fixed)	2021 – 2025	$6,537
USD	Libor + 2.97% / 9.0% – 15% (fixed)	2021 – 2028	$35,738

The table below summarizes the terms of our other term loans for the years ended December 31, 2020 and 2019.

Currency	Range of Interest	Maturity Year	Outstanding Balance for the year ended December 31
			2020	2019
			(in thousands of U.S. dollars)
COP	IBR+ 2% – 5.5% (Variable)	2021 – 2022	$12,205	$9,939
COP	DTF + 7.63% – Libor + 6.69%/DTF + 11.27% – 17%	2020 – 2022	$6,161	$6,904
COP	24% (Fixed)	2021	$1,296	$12
SOL	6.00% – 10.85%	2020 – 2024	$7,499	$4,392
Reales	12.0% – 24.0% (Fixed)	2021 – 2025	$7,436	$1,633
USD	Libor + 4%/8.0% – 9.25% (fixed)	2020 – 2026	$40,808	$43,827

Lease Liabilities

We had $30.8 million of lease liabilities as of June 30, 2021.

We had $36.8 million and $29.8 million of lease liabilities as of December 31, 2020 and 2019, respectively.

Factoring Obligations

We have accounts receivable factoring arrangements with non-related third-party financial institutions (the “Factors”). Pursuant to the terms of the arrangements, we sell to the Factors certain of our accounts receivable balances on a non-recourse basis for credit approved accounts. An administrative fee per invoice is charged on the gross amount of accounts receivables assigned to the Factors, and interest is calculated based on a variable rate ranging from 7% to 21%. The total amount factored on a non-recourse basis and excluded from accounts receivable was $10.3 million, $8.1 million and $10.4 million at June 30, 2021, December 31, 2020 and December 31, 2019, respectively.

Put Options Agreements

IFC was granted a put option by Procaps and the Minski Family pursuant to that certain put option agreement entered into in 2017 (the “IFC Put Option Agreement”), whereby Procaps and the Minski Family agreed to purchase up to 432,271 Procaps Ordinary Shares held by IFC upon IFC’s delivery of a put notice for a price sufficient to provide IFC with an internal rate of return of 12% on IFC’s investment in Procaps, beginning on the 8th anniversary of IFC’s subscription of Procaps Ordinary Shares and ending on the earlier of the eleventh anniversary of such date or the consummation of a qualified initial public offering by Procaps.

Hoche was granted a put option by Procaps and the Minski Family pursuant to that certain put option agreement dated December 23, 2019 (the “Hoche Put Option Agreement”), whereby Procaps and the Minski Family agreed to purchase up to all of Hoche’s Procaps Ordinary Shares upon Hoche’s delivery of a put notice for a price sufficient to provide Hoche with an internal rate of return of 12% on Hoche’s investment in Procaps, beginning on the 8th anniversary of September 1, 2017, and ending on the earlier of the eleventh anniversary of such date or the consummation of a qualified initial public offering by Procaps.

Procaps classified and measured the obligation to buy back Procaps Ordinary Shares from IFC and Hoche at amortized cost and recognized finance expense using the effective interest rate method, including transaction costs. Both the IFC Put Option Agreement and the Hoche Put Option Agreement were terminated and cancelled upon the Closing of the Business Combination.

Bank Overdraft

We have overdraft facilities available that we use to support our cash management operations. We had $0.6 million of overdrafts and credit card liabilities outstanding as of June 30, 2021.

We had $0.9 million and $3.0 million of overdrafts and credit card liabilities outstanding as of December 31, 2020 and December 31, 2019.

Contractual Obligations and Commitments

A summary of our enforceable and legally binding obligations as of June 30, 2021 are set forth in the following table. Some of the amounts included in this table are based on management’s estimates and assumptions about these obligations, including the duration, the possibility of renewal, anticipated actions by third parties and other factors. Because these estimates and assumptions are necessarily subjective, the enforceable and legally binding obligations actually paid in future periods may vary from the amounts reflected in the table.

	As of June 30, 2021
(U.S. dollars in thousands)	2021	2022 – 2023	2024 – 2025	After 2025	Total
Long-term debt obligations(1)	58,828	80,382	27,310	25,150	191,670
Interest on long-term obligations(2)	4,980	12,739	2,930	2,951	23,600
Finance lease obligations(3)	4,161	8,697	2,712	9,201	24,771
Total	67,969	101,818	32,952	37,302	240,041

____________

(1)      Represents gross maturities of our long-term debt obligations, excluding finance lease obligations as of June 30, 2021.

(2)      Represents estimated interest payments relating to our long-term obligations, including our finance lease obligations. Estimated future interest payments on our variable-rate debt obligations were calculated using the interest rates in effect as of June 30, 2021.

(3)      Represents maturities of our finance lease obligations included within long-term debt as of June 30, 2021.

Deferred tax liabilities were $2.4 million as of June 30, 2021, and $18.9 million as of December 31, 2020. This amount is not included in the contractual obligations table above because we believe this presentation would not be meaningful. Deferred tax liabilities are calculated based on temporary differences between the tax basis of assets and liabilities and their book basis, which will result in taxable amounts in future years when the book basis is settled. The results of these calculations do not have a direct connection with the amount of cash taxes to be paid in any future periods. As a result, scheduling deferred tax liabilities as payments due by period could be misleading because this scheduling would not relate to liquidity needs.

Our management believes that Procaps’ financial resources and expected future cash flows from operating activities shall be sufficient to satisfy its contractual obligations and commitments.

Off-Balance Sheet Arrangements

There is no commitments or obligations, including contingent obligations, arising from off-balance sheet arrangements with unconsolidated entities or persons that have a material current effect, or that are reasonably likely to have a material future effect, on our financial condition, changes in financial condition, net sales or expenses, results of operations, liquidity, capital expenditures, or capital resources.

Internal Control over Financial Reporting

Our management is responsible for establishing and maintaining adequate internal control over financial reporting. Internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with IFRS. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of annual or interim financial statements will not be prevented or detected on a timely basis. In connection with the audit of our audited consolidated financial statements for the years ended December 31, 2020 and 2019, we identified material weaknesses in our internal controls related to (i) our manual consolidation process lacking the appropriate internal controls to prevent or detect material misstatements in a timely manner and to ensure that financial data recorded was complete and accurate, (ii) our information technology controls not being sufficiently designed and implemented to address certain information technology risks, (iii) the sufficiency of technical accounting resources with an appropriate level of technical experience required for timely and accurate financial reporting in accordance with IFRS, (iv) lack of system controls and effective process to ensure that all manual journal entries are properly reviewed and approved prior to posting to the general ledger, and (v) our controls and monitoring activities not being effective to ascertain whether the components of our internal control are present and functioning.

Our remediation activities are ongoing, and we will continue our initiatives to hire and train competent personnel, effectively implement our internal controls over financial reporting and further document our policies, procedures, and internal controls. We will also test the ongoing operating effectiveness of the new and existing controls in future periods; however, the material weaknesses cannot be considered completely remediated until the applicable controls have operated for a sufficient period and management has concluded, through testing, that these controls are operating effectively.

While we believe the steps taken to date and those planned for implementation will improve the effectiveness of our internal control over financial reporting, we have not completed all remediation efforts. Therefore, as we continue to monitor the effectiveness of our internal control over financial reporting in the areas affected by the material weaknesses described above and will continue to perform additional procedures prescribed by management. For more information on the risks related to material weaknesses in our internal controls, see “Risk Factors — Risks Related to Procaps — Risks Related to Procaps’ Business and Financial Condition — We have identified a material weakness in our internal control over financial reporting. If we are unable to develop and maintain an effective system of internal control over financial reporting, we may not be able to accurately report our financial results in a timely manner, which may adversely affect investor confidence in us and materially and adversely affect our business and results of operations.”

Quantitative and Qualitative Disclosure of Market Risk

We are exposed to cash flow and earnings fluctuations as a result of certain market risks. These market risks primarily relate to changes in interest rates and foreign exchange rate changes.

Interest Rate Risk

Procaps is exposed to risks in interest rates because it borrows money at both fixed and variable interest rates. Procaps manages this risk by constantly monitoring the macroeconomic variables that determine the variation of the interest rates and to the extent possible, incurring an appropriate combination between fixed rate and the variable rate loan financing. At the end of each reporting period a sensitivity analysis is performed for interest rates determined for financial obligations at the Colombian Depósitos Termino Fijo (Fixed Term Deposit Rate, or “DTF”), the Colombian Indicador Bancario de Referencia (Indicative Benchmark Interest Rate, or “IBR”) and the London Inter-bank Offered Rate (“LIBOR”) at the end of the reporting period, raising awareness of an increase or a decrease of 100 points, which represents management’s assessment of the possible reasonable change in interest rates. For the six months ended June 30, 2021 and for the year ended December 31, 2020, the impact of these potential interest rate variations was deemed to be immaterial to our financial results.

Inflation Risk

Inflation for the three most recent years has not had a material impact on Procaps’ net sales or net profit.

Foreign Currency Exchange Risk

Due to the nature of our global operations, we are exposed to cash flow and earnings fluctuations resulting from foreign exchange-rate variation. These exposures are transactional and translational in nature. Since we manufacture and sell our products throughout the world, our foreign-currency risk is diversified. Principal drivers of this diversified foreign-exchange exposure include the Colombia Peso, Brazilian Real, and the Peruvian Soles. Approximately 38% of our revenue is U.S. dollar denominated. Our transactional exposure arises from the purchase and sale of goods and services in currencies other than the functional currency of our operational units. The financial statements of our operations outside of the United States are measured using the local currency as the functional currency. Adjustments to translate the assets and liabilities of these foreign operations in Colombian Pesos, Brazilian Reais and the Peruvian Soles are accumulated as a component of other comprehensive income/(loss) utilizing period-end exchange rates. Foreign-currency transaction gains and losses calculated by utilizing weighted average exchange rates for the period are included in the statements of operations in other (income)/expense, net.

BOARD OF DIRECTORS AND EXECUTIVE MANAGEMENT

Board of Directors

The names and ages of the Company’s current directors are listed in the table below.

Name	Age	Committees
Ruben Minski (Chairman)(1)	69	Mergers and Acquisitions
Jose Minski(2)	63	—
Alejandro Weinstein(3)	63	Mergers and Acquisitions (Chair)
Luis Fernando Castro(4)	54	Compensation (Chair), Nominating (Chair) and Audit
Daniel W. Fink(5)	44	Audit
Kyle P Bransfield(6)	37	Mergers and Acquisitions
David Yanovich(7)	51	Compensation, Nominating and Audit (Chair)

____________

(1)      The business address of Mr. Ruben Minski is Calle 80 No. 78B-201, Barranquilla, Atlántico, Colombia.

(2)      The business address of Mr. Jose Minski is 21500 Biscayne Boulevard, Suite 600, Aventura, Florida 33180.

(3)      The business address of Mr. Weinstein is Calle 80 No. 78B-201, Barranquilla, Atlántico, Colombia.

(4)      The business address of Mr. Castro is Calle 80 No. 78B-201, Barranquilla, Atlántico, Colombia.

(5)      The business address Mr. Fink is 1425 Brickell Ave., #57B, Miami, FL 33131

(6)      The business address of Mr. Bransfield is 1425 Brickell Ave., #57B, Miami, FL 33131

(7)      The business address of Mr. Yanovich is Calle 80 No. 78B-201, Barranquilla, Atlántico, Colombia.

Ruben Minski.    Mr. Minski serves as the Chief Executive Officer of the Company. Mr. Minski has been the founder and Chief Executive Officer of Procaps since 1976. Mr. Minski received a Chemical Engineering degree from Northeastern University in Boston, Massachusetts. He also participated in the Owners/President Management program at the Harvard Business School, and the CEOs’ II: The Next Step in Strategic Management and the CEOs’ Management Programs at Northwestern University’s Kellogg School of Management. Currently, he is a member of the board of directors the Company, Procaps, Union, Gelco S.A.S., Descafeinadora Colombiana S.A. — Descafecol and Endeavor Colombia. Ruben Minski is the brother of Jose Minski, a director of the Company.

Jose Minski.    Mr. Minski holds a BS in Management Engineering from Worcester Polytechnic Institute and a Certificate in Mergers and Acquisitions from Northwestern University’s Kellogg School of Management. He has more than 35 years of experience working in the health, wellness and consumer goods sectors. He is a co-founder of WM Partners LP, a middle-market private equity firm focused on the health and wellness industry. He currently serves on the board of directors of the Company and also serves on the boards of directors of Gelco S.A.S. and Descafeinadora Colombiana S.A. — Descafecol. He previously served as Chief Executive Officer of Nutranext LLC. Jose Minski is the brother of Ruben Minski, Procaps’ Chief Executive Officer and Chairman.

Alejandro Weinstein.    Mr. Weinstein holds a Business Administration degree from the Universidad Catolica de Chile and participated in the Owner/President Management Program at Harvard Business School. He is a Certified Public Auditor and accountant and has more than 30 years of experience in the healthcare and wellness industries, both operating and investing. He is a co-founder of WM Partners LP, a middle-market private equity firm focused on the health and wellness industry. He is also an investor and General Partner of Olive Tree Venture (OTV), an Israel based venture capital fund, as well as investor and Principal of Vanterra Capital. Mr. Weinstein also serves on the board of the Company and several private companies, and is currently a nominee to serve as a director for L Catterton Latin America Acquisition Corp, a blank check company incorporated as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities. Previously, Mr. Weinstein served as Chief Executive Officer of CFR Pharmaceuticals S.A. (“CFR”) for 10 years. As Chief Executive Officer of CFR, he transformed CFR from a local Chilean pharmaceutical company into a global pharmaceutical player. Mr. Weinstein has been involved in several exit transactions and has extensive M&A transaction experience.

Luis Fernando Castro.    Mr. Castro holds a BS in Mathematics from Fordham University, a BS in Industrial Engineering from Columbia University and an MBA from the Universidad de los Andes Bogota in Colombia. He has 28 years of experience in the financial, construction, infrastructure and agroindustry sectors. He previously served as Chief Executive Officer of Banco Colombiano de Comercio Exterior S.A., Colombia’s development bank and has been an entrepreneur. Currently, he is fund manager of a private equity fund in the agribusiness sector and serves as a director on the boards of the Company, Tecnoglass INC. (TGLS), Castro Tcherassi SA (infrastructure and construction), and Accenorte S.A.S. and Devimed S.A, both road concessions.

Daniel W. Fink. Mr. Fink serves as Chief Operating Officer and a director of Union Acquisition Corp. III (“Union III”) and Union Growth Corp. (“UGC”) since April 2021. He also served as a director of Union I from December 2017 until it completed its merger with Bioceres in March 2019 and as Chief Operating Officer and director of Union from December 2018 until the Closing of the Business Combination. Mr. Fink has been a Partner at PTW Capital, an investment firm, since March 2017, and the Managing Principal at Blue Moose of Boulder, an emerging natural foods company, since October 2015. Mr. Fink has spent the majority of his career in investment banking and private equity, including working at Morgan Stanley from 1999 to 2001, J.W. Childs Associates, L.P. from 2001 to 2007, Stone Tower Equity Partners from 2007 to 2008 and Centerview Capital from 2009 to 2013. From April 2013 to March 2015, Mr. Fink was at Bacardi Limited where he served as Vice President of Finance/Business Planning. Over the course of his career, Mr. Fink has helped to build or revitalize some highly recognized brands in the consumer industry. Mr. Fink received a BA in Economics from Yale University and an MBA from Harvard Business School.

Kyle P. Bransfield. Mr. Bransfield currently serves as the President, the Chief Executive Officer and a director of Union Finance Corp. since its inception in 2021 and as the Chief Executive Officer and a director of Union III since June 2020 and of UGC since April 2021. He has also served as director of Union I since November 2017 and as its Chief Executive Officer from December 2017 until it completed its merger with Bioceres in March 2019, and served as Chief Executive Officer and a director of Union since its inception until the Closing of the Business Combination. Mr. Bransfield currently serves on the board of Procaps, Bioceres Crop Solutions (NYSE American: BIOX), and sits on the audit, compensation, and nominating and governance committees. Mr. Bransfield is Founder and CEO of Union Acquisition Group a private and public markets investment firm. Prior to Union Acquisition Group, Mr. Bransfield was a Partner at Exos Technology Financial Partners where he established a SPAC Asset Management business through the formation of Exos SPAC Opportunities I and the Morgan Creek-Exos SPAC+ Fund. Prior to Exos, Mr. Bransfield was a Partner of Atlantic-Pacific Capital and led the firm’s global direct private placement and structured investment activities beginning in 2015. Mr. Bransfield has over 13 years of experience in direct equity and debt private markets principal investing, capital raising, and investment banking. Prior to joining Atlantic-Pacific, Mr. Bransfield was an investment banker in Sagent Advisors’ Private Financing Solutions Group (“Sagent”) from 2014 to 2015. Prior to Sagent, Mr. Bransfield spent five years from 2009 to 2014 as a Principal and General Partner at CS Capital Partners, a Philadelphia-based multi-family office focused on alternative investments. In his role there, he co-managed a portfolio

David Yanovich.    Mr. Yanovich holds a master’s degree in Economics from the London School of Economics and a BS in Industrial Engineering from Universidad de Los Andes in Colombia. He has more than 25 years of experience in investment banking and project structuring, particularly in the mining and energy industries. He currently serves as President at Cerrito Capital S.A.S, an advisory, consulting and investment banking firm focused in the Colombian market. He previously served as General Manager at Colgener S.A. and as Director of Investment Banking at Corfivalle. He currently serves as a director on the boards of Oleoducto Central S.A, Celsia S.A., Proterra S.A., Crynssen Pharmaceuticals LLC, LarrainVial Colombia S.A. and Suramericana S.A. He also volunteers his time and is involved as a director of the Best Buddies Foundation in Colombia.

Independence of our Board of Directors

Four of our seven directors are independent directors and the Board of Directors has an independent audit committee, nominating committee and compensation committee. Daniel W. Fink, Kyle P Bransfield, Luis Fernando Castro and David Yanovich are “independent directors,” as defined in Nasdaq listing standards and applicable SEC rules.

Board Committees

Audit Committee

Our audit committee will be responsible for, among other things:

•        appointing, compensating, retaining, evaluating, terminating and overseeing our independent registered public accounting firm;

•        discussing with our independent registered public accounting firm their independence from management;

•        reviewing, with our independent registered public accounting firm, the scope and results of their audit;

•        approving all audit and permissible non-audit services to be performed by our independent registered public accounting firm;

•        overseeing the financial reporting process and discussing with management and our independent registered public accounting firm the annual financial statements that we file with the SEC;

•        overseeing our financial and accounting controls and compliance with legal and regulatory requirements;

•        reviewing our policies on risk assessment and risk management;

•        reviewing related person transactions; and

•        establishing procedures for the confidential anonymous submission of concerns regarding questionable accounting, internal controls or auditing matters.

The Company’s audit committee consists of David Yanovich, as Chairman and Daniel Fink and Luis Fernando Castro, as members. Each qualifies as an independent director according to the rules and regulations of the SEC and Nasdaq with respect to audit committee membership. In addition, all of the audit committee members meet the requirements for financial literacy under applicable SEC and Nasdaq rules and at least one of the members qualifies as an “audit committee financial expert,” as such term is defined in Item 407(d) of Regulation S-K. The written charter for the audit committee, is available on the Company’s website. The reference to the Company’s website address in this prospectus does not include or incorporate by reference the information on the Company’s website into this prospectus.

Compensation Committee

Our compensation committee is responsible for, among other things:

•        reviewing and approving the factors to be considered in determining the compensation (either alone or, if directed by the Board of Directors, in conjunction with a majority of the independent members of the Board of Directors) the compensation of our Chief Executive Officer, Global Chief Financial Officer and President, and evaluate the performance of the Company’s executive officers in light of these factors, subject to ratification by the Board of Directors of the Company;

•        evaluating, recommending, reviewing and approving, subject to ratification by the Board of Directors, the executive officer’s compensation arrangements (both salary and bonus), plans, policies and programs maintained by Procaps;

•        evaluating, recommending and reviewing any equity incentive awards issued to any executive officers and directors that may be made under any Company equity-based compensation plan adopted by the Board of Directors; and

•        meet with the Chief Executive Officer and other executive officers annually to discuss any incentive compensation programs to be in effect for the executive officers for such fiscal year and the basis for evaluating the performance of the executive officers.

The Company’s compensation committee consists of Luis Fernando Castro, as Chairman and David Yanovich, as a member, and each qualifies as an independent director according to the rules and regulations of the SEC and Nasdaq with respect to compensation committee membership, including the heightened independence standards for members of a compensation committee. The written charter for the compensation committee, is available on the Company’s website. The reference to the Company’s website address in this prospectus does not include or incorporate by reference the information on the Company’s website into this prospectus.

Nominating Committee

Our nominating committee is responsible for, among other things:

•        evaluating the qualifications of potential directors proposed for appointment pursuant to the Nomination Agreement;

•        identifying individuals qualified to become members of our Board of Directors, consistent with criteria approved by our Board of Directors; and

•        periodically reviewing our Board of Directors’ leadership structure and recommending any proposed changes to our Board of Directors.

The Company’s nominating committee consists of Luis Fernando Castro, as Chairman and David Yanovich, as a member, and each qualifies as an independent director according to the rules and regulations of the SEC and Nasdaq with respect to nominating committee membership. The written charter for the nominating committee, is available on the Company’s website. The reference to the Company’s website address in this prospectus does not include or incorporate by reference the information on the Company’s website into this prospectus.

Mergers and Acquisitions Committee

Our mergers and acquisitions committee is responsible for, among other things:

•        reviewing and assessing, and assisting the Company’s management and the Board of Directors in reviewing and assessing, potential acquisitions, strategic investments and divestitures;

•        providing guidance to the Company’s management and the Board of Directors with respect to the Company’s acquisition, investment and divestiture strategies;

•        assisting the Company’s management and the Board of Directors with identifying acquisition, investment and divestiture opportunities; and

•        overseeing the due diligence process with respect to proposed acquisitions, investments and divestitures by the Company.

The Company’s mergers and acquisitions committee consists of Alejandro Weinstein, as Chairman and Ruben Minski and Kyle P. Bransfield, as members. The written charter for the mergers and acquisition committee, is available on the Company’s website. The reference to the Company’s website address in this prospectus does not include or incorporate by reference the information on the Company’s website into this prospectus.

Risk Oversight

The Board of Directors is responsible for overseeing our risk management process. Our Board of Directors focuses on our general risk management strategy, the most significant risks facing us, and oversees the implementation of risk mitigation strategies by management. Our audit committee is also responsible for discussing our policies with respect to risk assessment and risk management. Our Board of Directors believes its administration of its risk oversight function has not negatively affected our Board of Directors’ leadership structure.

Code of Ethics

Our Board of Directors adopted a Code of Ethics applicable to our directors, executive officers and team members that complies with the rules and regulations of Nasdaq and the SEC. The Code of Ethics is available on the Company’s website. In addition, the Company has posted on the Corporate Governance section of its website all disclosures that are required by law or Nasdaq listing standards concerning any amendments to, or waivers from, any provision of the Code of Ethics. The reference to the Company’s website address in this prospectus does not include or incorporate by reference the information on the Company’s website into this prospectus.

Compensation of Directors

Each director of the Company will receive compensation in the amount of $56,000 per annum except for (i) any director who is an officer or employee of the Company, and (ii) Mr. Weinstein who will receive compensation in the amount of $150,000 per annum which amount includes all services which Mr. Weinstein provides to the Company.

Executive Officers

The names, ages, and current positions of the Company’s current executive officers are listed in the table below. For biographical information concerning Mr. Minski, see “— Board of Directors” above. The business address for our executive officers Calle 80 No. 78B-201, Barranquilla, Atlántico, Colombia.

Name	Age	Title
Ruben Minski	69	Chief Executive Officer
Patricio Vargas Muñoz	48	Global Chief Financial Officer
Dr. Camilo Camacho	47	President
Carlos Piocuda Russo	37	Vice-President of Corporate Finance
Grethel Moreno Romero	57	Vice-President of Audit and Internal Controls
Marcela Carvajalino Pagano	54	Vice-President of Corporate and Legal Affairs
Mauricio Castañeda Caballero	44	Vice-President of Human Resources
Luis Alberto Palacios Aragon	57	Vice-President of International Marketing and R&D

Patricio Vargas Muñoz.    Mr. Vargas serves as the Global Chief Financial Officer of the Company. Mr. Vargas has 24 years of public company experience in finance and business development with senior executive roles held in multinational corporations. Mr. Vargas previously served as Finance Vice President & Treasurer at Empresas CMPC S.A. (CMPC.CL), a pulp and paper company with more than $5 billion in revenue that produces and markets solid wood products, pulp, paper, tissue, personal care and packaging products in Latin America. Prior to that, Mr. Vargas served as Chief Financial Officer of CMPC Biopackaging S.A. from September 2018 to December 2020 and Chief Executive Officer of Agrofoods Central Valley Chile S.A., an international food processor, from November 2015 to October 2017. Prior to that, Mr. Vargas was the Chief Financial Officer of CFR from August 2010 until January 2015. Mr. Vargas holds an Engineering degree, with specialization in Electrical and Industrial Engineering, from Universidad Católica de Chile, as well as an MBA from Universidad Adolfo Ibáñez. Additionally, Mr. Vargas completed the Advanced Management Program at Harvard Business School.

Dr. Camilo Camacho.    Dr. Camacho serves as President of the Company. Dr. Camacho has served as Procaps’ President since April 2021. Prior to joining Procaps, Dr. Camacho served as General Manager at Abbott Laboratories’ Established Pharmaceutical Division (EPD) of the Colombia region from 2014 to 2018 and of the North Latin America region from 2018 to 2021. There he led the integration of Abbott Laboratories in Colombia after its acquisition of CFR Pharmaceuticals, and after Laboratorio Franco Colombiano Lafrancol S.A.S. (“Lafrancol”) was acquired by CFR Pharmaceuticals in Colombia. Previously he worked for CFR Recalcine Colombia as a General Manager, Lafrancol as Vice President and Novartis de Colombia as Product Manager. He received his Medical Degree from the Escuela Colombiana de Medicina, Colombia, a Specialist in Pharmacology from the Universidad Nacional de Colombia, and an MBA from the INALDE Business School Colombia.

Carlos Piocuda Russo.    Mr. Piocuda serves as the Vice-President of Corporate Finance of the Company. Mr. Piocuda has been a member of Procaps’ senior management team since 2019. Mr. Piocuda has also served as a financial manager at Procaps since 2015. Mr. Piocuda received an MBA from Universidad del Norte in Colombia. Mr. Piocuda has over 12 years of combined experience having held financial and administrative positions in the oil and gas and pharmaceutical industries. He is currently Head of Optimization of Corporate Value of Procaps, managing strategic projects including portfolio optimization, digital transformation and profitability initiatives.

Grethel Moreno Romero.    Ms. Moreno serves as Vice-President of Audit and Internal Controls of the Company. Ms. Moreno holds a BS in Systems Engineering from Universidad del Norte in Colombia as well as an MBA where she specialized in Finance and Senior Management studies. Her experience of more than 30 years in management positions in the financial and internal audit areas in the oil and gas and pharmaceutical industries has allowed her to lead project structuring processes, mergers and acquisitions operations, equity sale transactions, syndicated loans with local and international banks, strategic planning, among other responsibilities. Ms. Moreno has served as Vice-President of Audit and Internal Controls of Procaps since September 2018, and has led the establishment of corporate guidelines aimed at strengthening Procaps’ control system processes.

Marcela Carvajalino Pagano.    Ms. Carvajalino serves as the Vice-President of Corporate and Legal Affairs of the Company. Ms. Carvajalino has served as Vice-President of Corporate and Legal Affairs of Procaps since 2013. Ms. Carvajalino is an attorney with a law degree from Universidad del Norte in Colombia where she specialized in Negotiation and Conflict Management, and Senior Management of Corporate Reputation. Ms. Carvajalino has over 28 years of experience, where she has worked in the industrial and health sectors, and led processes of organizational transformation, strategic planning and reputational development with an emphasis on legal, corporate and human resources issues, and defining corporate policies and processes. Ms. Carvajalino has also served as an executive member of several boards of directors of private organizations and associations.

Mauricio Castañeda Caballero.    Mr. Castañeda serves as Vice-President of Human Resources of the Company. Mr. Castañeda has served as Vice-President of Human Resources of Procaps since August of 2014. Mr. Castañeda holds a degree in Business Administrator from Universidad de la Sabana in Colombia. He also holds complimentary studies in specialization of Strategic Marketing from Colegio de Estudios Superiores de Administración in Colombia and an MBA from INALDE Business School in Colombia. He has over 20 years of experience in the mass retail, insurance, and health sectors, where he has led organizational planning and transformation processes, strategic planning of human resources with emphasis on the design of succession plans, labor legislation and complementary reforms, and variable compensation systems, among other projects.

Luis Alberto Palacios Aragon.    Mr. Palacios serves as Vice-President of International Marketing and R&D of the Company. Mr. Palacios has served as Vice-President of International Marketing and R&D of Procaps since 2019. Mr. Palacios graduated from the Universidad del Pacifico in Peru with a Business Management degree. He later received an MBA in Marketing and Business Management from the American University of Paraguay and leadership training at Northwestern University’s Kellogg School of Management. He has 35 years of varied and extensive experience in the Latin America pharmaceutical sector, performing different commercial functions managing clients, especially health professionals from different Latin American countries. He has served Procaps for the past six years as the head of Procaps’ Farma Procaps business for Colombian operations, leading commercial management and international marketing practice, promoting the development of science and innovation.

Management Structure

The table below shows our management structure.

Board of Directors
CEO
Ruben Minski
Global CFO
Patricio Vargas
Corporate Finance
Carlos Piocuda
Audit and Internal Control
Grethel Moreno
Marketing and R&D
Luis Palacios
President
Camilo Camacho
Human Resources
Mauricio Castañeda
Corporate and Legal Affairs
Marcela Carvajalino
VP – Procaps Colombia
Henry Olmos
VP – Nextgel
Luis G. Velasquez
VP – CAN
Rodrigo Piernagorda
VP – CASAND
Eduardo Herrera
VP – Diabetrics
Jorge Sierra

In addition to our executive officers and our senior management team, each of our operating segments (Nextgel, Procaps Colombia, CAN, CASAND and Diabetrics) is managed by a Vice-President that reports directly to the President.

Procaps Executive Officer and Senior Management Team Compensation

For the year ended December 31, 2020 and 2019, Procaps’ executive officers and senior management team received an aggregate compensation of approximately $2.0 million and $1.9 million, respectively. The aggregate compensation paid directly or indirectly to Procaps’ executive officers and senior management team consists of: (i) wages paid by our subsidiary, Procaps Group S.A.; (ii) consulting fees paid to certain of Procaps’ executive officers and senior management team members by Horslig GMBH or Pharminter GMBH, indirect subsidiaries of Procaps; and (iii) employee benefits.

Our executive officers and senior management team are employed by our subsidiary Procaps Group S.A. and participate in such company’s benefit plan and government pension plan on the same basis as its other employees located in Colombia.

The company has a strategic variable bonus system that grants compensation for achievement of both financial and tactical objectives, these bonuses represent approximately 30% of total compensation. The plan is and is adjusted on a semi-annual and annual basis.

DESCRIPTION OF SECURITIES

Ordinary Shares

Share Capital

The Company is authorized to issue 687,175,817 Ordinary Shares under its authorized share capital.

As of November 24, 2021, there were 112,824,183 Ordinary Shares outstanding and issued, 4,000,000 Redeemable A Shares issued and held in treasury by the Company and 4,500,000 Redeemable B Shares issued and held in treasury by the Company. There were also 23,375,000 Warrants outstanding, each entitling the holder to purchase one Ordinary Share at an exercise price of $11.50 per share.

Share Issuances

Pursuant to Luxembourg law, the issuance of Ordinary Shares and Redeemable B Shares requires in principle approval by the extraordinary general meeting of shareholders subject to necessary quorum and majority requirements. The extraordinary general meeting of shareholders of Company held prior to the Closing of the Business Combination approved an authorized capital and authorized the Board of Directors to (i) realize for any reason whatsoever. including any issue in one or several successive tranches of (a) any subscription and/or conversion rights, including warrants (which may be issued separately or attached to Ordinary Shares, bonds, options, notes or similar instruments), convertible bonds, notes or similar instruments as well as (b) new Ordinary Shares and Redeemable B Shares, with or without share premium, against payment in cash or in kind, by conversion of claims on the Company, by way of conversion of available reserves or in any other manner; (ii) determine the place and date of the issue or the successive issues, the issue price, the terms and conditions of the subscription of and paying up on the new Ordinary Shares or Redeemable B Shares; and (iii) remove or limit the preferential subscription right of the shareholders in case of issue against payment in cash of Ordinary Shares, Redeemable B Shares, warrants (which may be separate or attached to Ordinary Shares, bonds, notes or similar instruments), convertible bonds, notes or similar instruments, up to the maximum amount of such authorized capital for a maximum period of five years from the date of incorporation or any subsequent resolutions to create, renew or increase the authorized capital. The extraordinary general meeting of shareholders of the Company may renew or increase such authorized capital and such authorization to the Board of Directors to issue Ordinary Shares and Redeemable B Shares, each time for a period not exceeding five (5) years.

In addition, upon adopting the articles of association of the Company in connection with the Closing of the Business Combination, the Company’s shareholders authorized the Board of Directors to allocate existing shares of the Company without consideration or to issue new shares (“Bonus Shares”) paid-up out of distributable reserves (i) to employees of the Company or to certain classes of such employees; (ii) to employees of companies or economic interest groupings in which the Company holds directly or indirectly at least ten percent (10%) of the share capital or of the voting rights; (iii) to employees of companies or economic interest groupings which hold directly or indirectly at least ten percent (10%) of the share capital or of the voting rights of the Company; (iv) to employees of companies or economic interest groupings in which at least fifty percent (50%) of the share capital or of the voting rights are held, directly or indirectly, by a company holding itself, directly or indirectly, at least fifty percent (50%) of the share capital of the Company; or (v) to members of the corporate bodies of the Company or any of the other companies or economic interest groupings referred to under items (ii) to (iv) above, for a maximum period of five years from the date of incorporation or any subsequent resolutions to create, renew or increase the authorized capital (such period restriction is only applicable in case of an allotment of newly issued shares). The preferential subscription right of existing shareholders is, through their authorization to the Board of Directors, automatically waived in case of issuance of Bonus Shares.

Currently, no further Redeemable B Shares may be issued by the Board of Directors under the authorized capital as the maximum amount of Redeemable B Shares authorized by the extraordinary general meeting of shareholders of the Company held prior to the Closing of the Business Combination has been issued.

The Company recognizes only one (1) holder per ordinary share. In case an ordinary share is owned by several persons, they shall appoint a single representative who shall represent them in respect of the Company. The Company has the right to suspend the exercise of all rights attached to that ordinary shares, except for relevant information rights, until such representative has been appointed.

Upon the consummation of the Business Combination, a delegate of the Board of Directors, who was granted powers pursuant to resolutions of the Board of Directors, resolved on the issuance of Ordinary Shares out of the authorized capital to Union shareholders. When delegating such powers to the delegate, the Board of Directors resolved on the applicable procedures and timelines to which such issuance will be subjected. In the event a proposal of the Board of Directors to issue new Ordinary Shares exceeds the limits of the Company’s authorized share capital, the Board of Directors must then convene the shareholders to an extraordinary general meeting to be held in front of a Luxembourg notary for the purpose of increasing the issued share capital. Such meeting will be subject to the quorum and majority requirements required for amending the articles of association, it being understood that the articles of association may be amended by a majority of at least two thirds (2/3) of the votes validly cast at such general meeting at which a quorum of more than half (1/2) of the Company’s share capital is present or represented. If no quorum is reached in a meeting, a second meeting may be convened in accordance with the provisions of Luxembourg law and the articles of association of the Company, which may deliberate regardless of the quorum and at which resolutions are adopted at a majority of at least two thirds (2/3) of the votes validly cast. Abstentions and nil votes shall not be taken into account. If the capital call proposed by the Board of Directors consists of an increase in the shareholders’ commitments, the Board of Directors must convene the shareholders to an extraordinary general meeting to be held in front of a Luxembourg notary for such purpose. Such meeting will be subject to the unanimous consent of the shareholders.

Preferential Subscription Rights

Under Luxembourg law and in accordance with the articles of association of the Company, existing shareholders benefit from a preferential subscription right on the issuance of new Company shares for cash consideration. However, upon adopting the amended and restated articles of association of the Company pursuant to the terms of the Business Combination, the Company’s shareholders authorized the Board of Directors, within the limits of the Company’s authorized share capital and within a period of five years, to remove or limit any preemptive subscription rights of shareholders in case of issue against payment in cash of Ordinary Shares, Redeemable B Shares, warrants (which may be separate or attached to Ordinary Shares, bonds, notes or similar instruments), convertible bonds, notes or similar instruments and the Company can limit or suppress, subject to the quorum and majority for the amendment of the articles of association. Such shares may be issued above, at, or below market value, and, following a certain procedure, even below the accounting par value, if applicable per share. New Company shares also may be issued by way of incorporation of available reserves, including share premium.

Share Repurchases

The Company cannot subscribe for its own Ordinary Shares. The Company may, however, repurchase issued Ordinary Shares or have another person acting in his, her or its own name, but on behalf of the Company, repurchase issued Ordinary Shares, subject to the following conditions:

(1)    prior authorization by a simple majority vote at an ordinary general meeting of shareholders, which authorization sets forth:

(a)     the terms and conditions of the proposed repurchase and in particular the maximum number of Ordinary Shares to be repurchased;

(b)    the duration of the period for which the authorization is given, which may not exceed five year; and

(c)     in the case of repurchase for consideration, the minimum and maximum consideration per share;

(2)    redemptions, including shares previously acquired by the Company and held by it in its portfolio and shares acquired by a person acting in his, her or its own name, but on behalf of the Company, may not result in the net assets as shown in the annual accounts falling below the amount of the subscribed capital, increased by the reserves which Luxembourg law or the articles of association do not permit to distribute;

(3)    only fully paid-up Ordinary Shares may be repurchased; and

(4)    the offer to repurchase must be made on the same terms to all shareholders in the same situation except for repurchases which have been unanimously decided by a general meeting at which all shareholders were present or represented; similarly, listed companies may purchase their own Ordinary Shares on the stock exchange without an offer to acquire having to be made to its shareholders.

When the acquisition of the Company’s own Ordinary Shares is necessary to avoid serious and imminent harm to the Company, the prior authorization by a simple majority vote at an ordinary general meeting of shareholders described in paragraph (1) above shall not apply. In such a case, the Board of Directors must inform the shareholders at the following general meeting of the reasons for, and purpose of, the redemption, the number and nominal value, or failing that, such acquired Ordinary Share’s accounting par value, the fraction of the subscribed capital such acquired Ordinary Shares represent, as well as the countervalue of such Ordinary Shares.

The prior authorization by a simple majority vote at an ordinary general meeting of shareholders described in paragraph (1) above shall also not apply in the case of Ordinary Shares acquired either by the Company itself or by a person acting in his, her or its own name, but on behalf of the Company, for distribution to the employees of the Company or to the employees of an affiliate of Company due to a control relationship (i.e., its subsidiaries or controlling shareholder) or in any of the circumstances listed in article 430-16 of the 1915 Law. The distribution of such Ordinary Shares must be made within 12 months of the acquisition of those shares.

The authorization will be valid for a period ending on the earlier of five years from the date of such shareholder authorization and the date of its renewal by a subsequent general meeting of shareholders. Pursuant to such authorization, the Board of Directors is authorized to redeem all Ordinary Shares under the conditions set forth in article 430-15 of the 1915 Law. Such purchases and sales may be carried out for any authorized purpose or any purpose that is authorized by the laws and regulations in force. The purchase price per Ordinary Share to be determined by the Board of Directors or its delegate shall represent not more than the fair market value of such Ordinary Shares.

Voting rights

Each Ordinary Share, Redeemable A Share and Redeemable B Share entitles the holder thereof to one vote. Neither Luxembourg law nor the Company’s articles of association contain any restrictions as to the voting of Ordinary Shares, Redeemable A Shares and Redeemable B Shares by non-Luxembourg residents. The voting rights of the Redeemable A Shares and Redeemable B Shares are currently suspended as they are held in treasury by the Company.

Meetings

Ordinary General Meeting

In accordance with the 1915 Law and the Company’s articles of association, there is no quorum requirement at an ordinary general meeting and resolutions are adopted by a simple majority of validly cast votes of the shareholders present or represented for a given duly convened ordinary general meeting. Abstentions and nil votes are not taken into account.

Extraordinary General Meeting

Extraordinary resolutions are required for any of the following matters, among others: (i) an increase or decrease of the authorized or issued capital (except if made by the Board of Directors under the authorized capital), (ii) a limitation or exclusion of preemptive rights (except if made by the Board of Directors under the authorized capital), (iii) approval of a statutory merger or de-merger (scission), (iv) the Company’s dissolution and liquidation, (v) any and all amendments to the Company’s articles of association and (vi) change of nationality. Pursuant to the 1915 Law and the Company’s articles of association, for any resolutions to be considered at an extraordinary general meeting of shareholders, the quorum shall be at least half (1/2) of the Company’s issued share capital at a first duly convened meeting, unless otherwise mandatorily required by law. If the said quorum is not reached, a second meeting may be convened, for which the 1915 Law and the Company’s articles of association do not prescribe a quorum. Any extraordinary resolution shall be adopted at a quorate general meeting, except otherwise provided by law, by at least a two-thirds (2/3) majority of the votes validly cast at such meeting by shareholders. Abstentions and nil votes are not taken into account.

Annual Shareholders Meetings

The annual general meeting of shareholders must be held in the Grand Duchy of Luxembourg at the registered office of the Company within 6 months of the end of the preceding financial year.

Warrants

Pursuant to the Warrant Amendment, Union assigned to the Company all of Union’s right, title and interest in the Warrant Agreement and the Company assumed, and agreed to pay, perform, satisfy and discharge in full, as the same become due, all of Union’s liabilities and obligations under the Warrant Agreement arising from and after the Merger Effective Time.

Each Warrant is exercisable for one Ordinary Share and only whole warrants are exercisable. The exercise price of the Warrants is $11.50 per share, subject to adjustment as described in the Warrant Agreement. A Warrant may be exercised only during the period commencing on the date of the consummation of the transactions contemplated by the Business Combination Agreement, and terminating at 5:00 p.m., New York City time on the earlier to occur of: (x) the date that is five (5) years after the date the Business Combination was completed, (y) the redemption date as provided in Section 6.2 of the Warrant Agreement, or (z) the liquidation of the Company. Redemptions of warrants for cash pursuant to the Warrant Agreement, once the Public Warrants become exercisable, may be redeemed (i) in whole and not in part, (ii) at a price of $0.01 per warrant, (iii) upon not less than 30 days’ prior written notice of redemption to each warrant holder, and (iv) if, and only if, the reported last sale price of the Ordinary Shares equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending three business days before sending the notice of redemption to each warrant holder. If the Public Warrants are called for redemption for cash, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the Warrant Agreement.

The Private Placement Warrants are identical to the Public Warrants, except that the Private Placement Warrants and the shares issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be exercisable on a cashless basis and be non-redeemable (except as mentioned above) so long as they are held by the initial purchasers or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable and exercisable by such holders on the same basis as the Public Warrants.

Dividends

From the annual net profits of the Company, at least 5% shall each year be allocated to the Legal Reserve. That allocation to the Legal Reserve will cease to be mandatory as soon and as long as the aggregate amount of the Legal Reserve amounts to 10% of the amount of the share capital of the Company. The general meeting of shareholders shall resolve how the remainder of the annual net profits, after allocation to the Legal Reserve, will be disposed of by allocating the whole or part of the remainder to a reserve or to a provision, by carrying it forward to the next following financial year or by distributing it, together with carried forward profits, distributable reserves or share premium to the shareholders in proportion to the number of ordinary shares they hold in the Company.

The Board of Directors may resolve that the Company pays out an interim dividend to the shareholders, subject to the conditions of article 461-3 of the 1915 Law and the Company’s articles of association. The Board of Directors shall set the amount and the date of payment of the interim dividend.

Any share premium, assimilated premium or other distributable reserve may be freely distributed to the shareholders subject to the provisions of the 1915 Law and the Company’s articles of association. The dividend entitlement lapses upon the expiration of a five-year prescription period from the date of the dividend distribution. The unclaimed dividends return to the Company’s accounts.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Policies and Procedures for Related Person Transactions

The Board of Directors has adopted a written related person transaction policy that sets forth certain policies and procedures for the review and approval or ratification of related person transactions, which comprise any transaction, arrangement or relationship in which the Company or any of its subsidiaries was, is or will be a participant, the amount of which involved exceeds $120,000, and in which any related person had, has or will have a direct or indirect material interest. A “related person” for purposes of such policy means: (i) any person who is, or at any time during the applicable period was, one of the Company’s executive officers or one of the Company’s directors; (ii) any person who is known by the Company to be the beneficial owner of more than 5% of the Ordinary Shares; (iii) any immediate family member of any of the foregoing persons (which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law) of a director, executive officer or a beneficial owner of more than 5% of the Company’s voting stock, and any person (other than a tenant or employee) sharing the household of such director, executive officer or beneficial owner of more than 5% of the Ordinary Shares; and (iv) any firm, corporation or other entity in which any of the foregoing persons is a partner or principal or in a similar position or in which such person has a 10% or greater beneficial ownership interest.

The table below sets forth the entities Procaps has engaged in related party transactions with and their relationship to Procaps.

Related Party	Relationship to Procaps
Fundación Procaps	A Colombian non-profit entity owned 100% by members of the Minski Family.
Industrias Intercaps de Venezuela	A Venezuelan compañía anónima owned 100% by members of the Minski Family and Hoche.
Originates Inc.	A Florida corporation owned 100% by members of the Minski Family.
Gelco S.A.S.	A Colombian sociedad anónima simple that is 25% owned by members of the Minski Family.
Productora de Gelatina S.A.S.	A Colombian sociedad anónima simple that is 25% owned by members of the Minski Family.
Laboratorios Vivax Pharmaceutical S.A.	A Venezuelan compañía anónima owned 100% by members of the Minski Family.
C.I. Naturmega S.A.	A Colombian sociedad anónima owned 100% by members of the Minski Family.
Simviel S.A.S.	A Colombian sociedad anónima simple owned 100% by a member of the Minski Family.
Productora de Gelatina Do Brazil Ltda.	A Brazilian limitada company that is 25% owned by members of the Minski Family.
Pharma Perspectives S.A.	A Costa Rican sociedad anónima owned 100% by members of the Minski Family and Hoche.
Carlton Mega Inversiones S.A.	A Costa Rican sociedad anónima owned 100% by members of the Minski Family and Hoche.
Sognatore Trust	A trust for the benefit of certain members of the Minski Family.
Deseja Trust	A trust for the benefit of certain members of the Minski Family.
Simphony Trust	A trust for the benefit of certain members of the Minski Family.
Tripod Pharma Hld	A Delaware company that was owned 100% by the Minski Family, until its cancellation in December 2020.
Citrus International Inc.	A Panamanian corporation formerly known as known as Batley Enterprises owned 100% by a member of the Minski Family.

Purchase and Sale of Goods and Services and Commercial Operations

Purchase of Goods and Services

Procaps has purchased goods and services in the ordinary course of business in arm’s length transactions under market terms from several related parties. During the six months ended June 30, 2021 and 2020, and the years ended December 31, 2020 and 2019, Procaps purchased goods and services from the following companies: (i) C.I. Naturmega S.A.; (ii) Gelco S.A.S.; (iii) Productora de Gelatina S.A.S.; and (iv) Originates Inc. Such goods and services consisted primarily of the sale of refined fish oil, gelatin and other raw materials. For the six months ended June 30, 2021 and 2020, and the years ended December 31, 2020 and 2019, Procaps has purchased a total of $5.1 million, $4.8 million, $11.7 million and $11.0 million in goods and services from these companies, respectively.

Sale of Goods

Procaps has sold goods in the ordinary course of business in arm’s length transactions under market terms to several related parties. During the six months ended June 30, 2021 and 2020, and the years ended December 31, 2020 and 2019, Procaps sold goods to the following companies: (i) Laboratorios Vivax Pharmaceutical S.A.; (ii) Originates Inc.; and (iii) C.I. Naturmega S.A. Such goods consisted primarily of raw materials. For the six months ended June 30, 2021 and 2020, and the years ended December 31, 2020 and 2019, Procaps has sold a total of approximately $1.5 million, $1.3 million, $3.8 million and $3.2 million in goods to these companies, respectively.

Sale of Services

Procaps has sold services in the ordinary course of business in arm’s length transactions under market terms to several related parties. During the six months ended June 30, 2021 2020, and the years ended December 31, 2020 and 2019, Procaps sold services to the following companies: (i) Gelco S.A.S. and (ii) Productora de Gelatina S.A.S. Such services consisted primarily of technical advisory services. For the six months ended June 30, 2021 and 2020, and the years ended December 31, 2020 and 2019, Procaps has sold a total of approximately $122,000, $75,000, $84,000 and $222,000 in services to these companies, respectively.

Commercial Operations

Procaps has conducted commercial operations in the ordinary course of business in arm’s length transactions under market terms with several related parties.

During the six months ended June 30, 2021 and 2020, and the years ended December 31, 2020 and 2019, Procaps conducted commercial operations with the following companies, generating accounts receivables payable by: (i) C.I. Naturmega S.A.; (ii) Simviel S.A.S.; (iii) Industrias Intercaps de Venezuela; (iv) Originates Inc.; (v) Gelco S.A.S.; (vi) Productora de Gelatina S.A.S.; (vii) Pharma Perspectives S.A.; and (viii) Carlton Mega Inversiones S.A. Such commercial operations consisted primarily of back-office services, leases, technical advisory and sale of finished products and raw materials. For the six months ended June 30, 2021 and 2020, and the years ended December 31, 2020 and 2019, Procaps generated a total of approximately $12.9 million, $12.8 million, $13.4 million and $13.5 million in accounts receivables payable by these companies, respectively.

During the six months ended June 30, 2021 and 2020, and the years ended December 31, 2020 and 2019, Procaps conducted commercial operations with the following companies, generating accounts payable to: (i) C.I. Naturmega S.A.; (ii) Simviel S.A.S.; (iii) Fundación Procaps; (iv) Originates Inc.; (v) Gelco S.A.S.; and (vi) Productora de Gelatina S.A.S. Such commercial operations consisted primarily of purchase of raw materials, technical advisory and leases. For the six months ended June 30, 2021 and 2020, and the years ended December 31, 2020 and 2019, Procaps generated a total of approximately $3.5 million, $3.1 million, $4.8 million and $4.1 million in accounts payable to these companies, respectively.

Related Party Donations, Advances, Long-Term Receivables, Loans and Guarantees

Donations

Procaps has made donations to Fundación Procaps in the total amount of approximately $0.5 million, $0.8 million, $0.3 million and $0.3 million for the six months ended June 30, 2021 and 2020, and the years ended December 31, 2020 and 2019, respectively.

Advances

Procaps periodically advances payments for services to be performed by certain related parties, including Simviel S.A.S. As of June 30, 2021, the total amount outstanding advanced by Procaps to Simviel S.A.S. for services to be performed was approximately $387,000.

Long-Term Receivables

Procaps sold pharmaceutical products to Industrias Intercaps de Venezuela and Laboratorios Vivax Pharmaceutical S.A. from 2010 through 2015 which have not been paid. Long-term receivables in connection with such past sales outstanding as of June 30, 2021, owed by Industrias Intercaps de Venezuela and Laboratorios Vivax Pharmaceutical S.A. total approximately $18.1 million and $5.3 million, respectively. All such amounts have been provisioned for by Procaps.

Loans

On January 13, 2013, Sognatore made a loan to Procaps on commercially reasonable, arm’s length terms, in the total amount of $13.7 million. As of June 30, 2021, the outstanding principal and interest balance of this loans owed by Procaps to Sognatore was approximately $5.0 million.

On April 17, 2018, Sognatore made an additional loan to Procaps on commercially reasonable, arm’s length terms, in the total amount of $1.4 million. All amounts owed under this loan has been paid and as of June 30, 2021, the outstanding balance on such loan is zero.

On April 19, 2018, Deseja made a loan to Procaps on commercially reasonable, arm’s length terms, in the total amount of $1.3 million. All amounts owed under this loan has been paid and as of June 30, 2021, the outstanding balance on such loan is zero.

On April 19, 2018, Simphony made a loan to Procaps on commercially reasonable, arm’s length terms, in the total amount of $1.3 million. All amounts owed under this loan has been paid and as of June 30, 2021, the outstanding balance on such loan is zero.

On May 30, 2018, Tripod Pharma Hld made a loan to Procaps on commercially reasonable, arm’s length terms, in the total amount of $9.5 million. On September 26, 2018, Tripod Pharma Hld made an additional loan to Procaps on commercially reasonable, arm’s length terms, in the total amount of $4.0 million. On January 1, 2020, Tripod Pharma Hld, acting as a nominee for Sognatore, Deseja and Simphony under these loans, assigned one-third (1/3) of the payment obligations under such loans to each of Sognatore, Deseja and Simphony. As of June 30, 2021, the outstanding principal and interest balance under these loans are approximately $2.4 million for Sognatore, $2.0 million for Deseja and $2.0 million for Simphony, for a total outstanding balance of approximately $6.4 million.

On May 31, 2018, Citrus International Inc. (formerly Batley Enterprises) made a loan to Procaps on commercially reasonable, arm’s length terms, in the total amount of $1.0 million. On June 27, 2018, and September 25, 2018, Citrus International Inc. made additional loans to Procaps on commercially reasonable, arm’s length terms, in the total amount of $3.5 million and $1.0 million, respectively. As of June 30, 2021, the outstanding principal and interest balance on such loans is approximately $2.4 million.

Guarantees

Procaps, S.A., a subsidiary of Procaps, is a guarantor under a loan by Banco Colpatria Multibanca Colpatria S.A., as lender, to C.I. Naturmega S.A., as borrower, the outstanding balance of which as of June 30, 2021 was COP $8,598 million (approximately U.S. $2.3 million).

Other Relationships

Sofgen Pharmaceuticals LLC, one of Procaps’ indirect subsidiaries, and Originates Inc. share payroll services from ADP and, prior to the Closing of the Business Combination, had a linked employee 401(k) plan sponsored by Originates Inc. in which Sofgen Pharmaceuticals LLC participated as a participating employer, due to both entities being under common ownership. Prior to the Closing of the Business Combination, Softgen Pharmaceuticals LLC put in place its own 401(k) plan.

MAJOR SHAREHOLDERS

The following table shows the beneficial ownership of Ordinary Shares at Closing by:

•        each person known to by us to be the beneficial owner of more than 5% of the Ordinary Shares;

•        each of our directors and executive officers; and

•        all of our directors and executive officers as a group.

Except as otherwise noted herein, the number and percentage of Ordinary Shares beneficially owned is determined in accordance with Rule 13d-3 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any Ordinary Shares as to which the holder has sole or shared voting power or investment power and also any Ordinary Shares which the holder has the right to acquire within 60 days of the Closing through the exercise of any option, warrant or any other right.

We have based percentage ownership on 112,824,183 Ordinary Shares outstanding as of November 24, 2021.

Unless otherwise indicated, we believe that all persons named in the table below have sole voting and investment power with respect to the Ordinary Shares beneficially owned by them.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Approximate Percentage of Outstanding Shares
Ruben Minski(1)	31,338,454	(11)	27.7%
Jose Minski(2)	17,960,146	(12)	15.9%
Alexandre Weinstein(3)	15,877,516	(13)	14.0%
Kyle P. Bransfield(4)	2,097,500	(14)	1.9%
Daniel W. Fink(5)	75,000		*
All directors and executive officers as a group (five individuals)	67,348,616		59.7%
Five Percent Holders:
Sognatore Trust(6)	31,338,454		27.8%
Simphony Trust(7)	17,960,146		15.9%
Deseja Trust(8)	17,960,146	(15)	15.9%
Hoche Partners Pharma Holding S.A.(9)	15,877,516		14.1%
International Finance Corporation(10)	9,492,427		8.4%

____________

Notes: —

*        Less than 1%.

(1)      The business address of Mr. Ruben Minski is Calle 80 No. 78B-201, Barranquilla, Atlántico, Colombia.

(2)      The business address of Mr. Jose Minski is 21500 Biscayne Boulevard, Suite 600, Aventura, Florida 33180.

(3)      The business address of Mr. Weinstein is Calle 80 No. 78B-201, Barranquilla, Atlántico, Colombia.

(4)      The business address of Mr. Bransfield is 1425 Brickell Ave., #57B, Miami, Florida 33131.

(5)      The business address of Mr. Fink is 1425 Brickell Ave., #57B, Miami, Florida 33131.

(6)      The business address of the Sognatore Trust is Oficina 503A-02, Edificio Quantum (500) Ruta 8 km. 17.500 Zonamérica, Montevideo, Uruguay.

(7)      The business address of the Simphony Trust is 29 Bancroft Mills Road, Wilmington, Delaware 19806.

(8)      The business address of the Deseja Trust is 29 Bancroft Mills Road, Wilmington, Delaware 19806.

(9)      The business address of Hoche Partners Pharma Holding S.A. is 3A, Val Ste Croix, L-1371 Luxembourg, Grand Duchy of Luxembourg.

(10)    The business address of the International Finance Corporation is 2121 Pennsylvania Avenue, NW, Washington DC, 20433.

(11)    Represents shares held by the Sognatore Trust, which holds shares for Bricol International Corp., a company wholly owned by Mr. Ruben Minski, as beneficiary. Includes 4,875,868 Ordinary Shares held in escrow subject to release pursuant to the terms of the Transaction Support Agreement and related escrow agreement.

(12)    Represents shares held by the Simphony Trust, which holds shares for Mr. Jose Minski as beneficiary. Includes 2,794,372 Ordinary Shares held in escrow subject to release pursuant to the terms of the Transaction Support Agreement and related escrow agreement.

(13)    Represents shares held by Hoche Partners Pharma Holding S.A., an entity controlled by Mr. Weinstein.

(14)    Includes shares held by Union Acquisition Associates II, LLC, an entity controlled by Mr. Bransfield, and PENSCO Trust Company, which holds shares for Mr. Bransfield as beneficiary. Includes 625,000 Ordinary Shares held in escrow subject to release pursuant to the terms of the Transaction Support Agreement and related escrow agreement.

(15)    Includes 2,794,372 Ordinary Shares held in escrow subject to release pursuant to the terms of the Transaction Support Agreement and related escrow agreement.

SELLING SECURITYHOLDERS

This prospectus relates to the resale by the Selling Securityholders from time to time of up to 110,303,689 of our Ordinary Shares which includes (a) 4,300,000 Ordinary Shares held by the Sponsors, certain affiliates of the Sponsors, and the officers, directors and certain advisors of Union prior to the Business Combination, that were issued in exchange for SPAC Ordinary Shares on the Closing of the Business Combination, (b) 10,000,000 Ordinary Shares beneficially held by the PIPE Investors which were issued upon the Closing of the Business Combination in a private placement, (c) 92,628,689 Ordinary Shares issued to holders of Procaps Ordinary Shares in the Business Combination in exchange for their Procaps Ordinary Shares, and (d) 3,3745,5000 Ordinary Shares that may be received upon exercise of the Private Placement Warrants. The Selling Securityholders may from time to time offer and sell any or all of the Ordinary Shares set forth below pursuant to this prospectus and any accompanying prospectus supplement. When we refer to the “Selling Securityholders” in this prospectus, we mean the persons listed in the table below, and the pledgees, donees, transferees, assignees, successors, designees and others who later come to hold any of the Selling Securityholders’ interest in the Ordinary Shares other than through a public sale.

The following table sets forth, as of the date of this prospectus, the names of the Selling Securityholders the aggregate number of Ordinary Shares beneficially owned, and the aggregate number of Ordinary Shares that the Selling Securityholders may offer pursuant to this prospectus. We have based percentage ownership on 112,824,183 Ordinary Shares outstanding as of November 24, 2021.

We have determined beneficial ownership in accordance with the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Unless otherwise indicated below, to our knowledge, the persons and entities named in the tables have sole voting and sole investment power with respect to all securities that they beneficially own, subject to community property laws where applicable.

We cannot advise you as to whether the Selling Securityholders will in fact sell any or all of such Ordinary Shares. As such, we are unable to declare the number of Ordinary Shares that the Selling Securityholders will retain after any such sale. In addition, the Selling Securityholders may sell, transfer or otherwise dispose of, at any time and from time to time, the Ordinary Shares in transactions exempt from the registration requirements of the Securities Act after the date of this prospectus.

Selling Securityholder information for each additional Selling Securityholder, if any, will be set forth by prospectus supplement to the extent required prior to the time of any offer or sale of such Selling Securityholder’s shares pursuant to this prospectus. Any prospectus supplement may add, update, substitute, or change the information contained in this prospectus, including the identity of each Selling Securityholder and the number of Ordinary Shares registered on its behalf. A Selling Securityholder may sell or otherwise transfer all, some or none of such shares in this offering. See “Plan of Distribution.”

	Securities Beneficially Owned prior to this Offering		Maximum Number of Securities to be Sold in this Offering	Securities Beneficially Owned after this Offering
Name of Selling Securityholder	Ordinary Shares	Percentage(1)	Ordinary Shares	Ordinary Shares	Percentage(1)
FONDO DE INVERSION BANCHILE LATAM EQUITY(2)	254,993	*	190,000	64,993	*
Compania de Seguros de Vida Consorcio Nacional de Seguros S.A.(3)	1,900,000	1.68%	1,900,000	—	—
Corales, LLC(4)	100,000	*	100,000	—	—
Credicorp Capital Asset Management S.A. Administradora General de Fondos(5)	617,500	*	617,500	—	—
Daniel W. Fink(6)	75,000	*	75,000	—	—
Deseja Trust(7)	17,960,146	15.92%	17,960,146	—	—
Federico Trucco	10,000	*	10,000	—	—
Flying Fish Ventures L.P.(8)	2,660,000	2.36%	2,660,000	—	—
Gerald W. Haddock(9)	25,000	*	25,000	—	—

	Securities Beneficially Owned prior to this Offering		Maximum Number of Securities to be Sold in this Offering	Securities Beneficially Owned after this Offering
Name of Selling Securityholder	Ordinary Shares	Percentage(1)	Ordinary Shares	Ordinary Shares	Percentage(1)
Glory (Best Investment Corporation)(10)	120,191	*	120,191	—	—
Hoche Partners Pharma Holding S.A.(11)	15,877,516	14.07%	15,877,516	—	—
International Finance Corporation(12)	9,492,427	8.41%	9,492,427	—	—
Joseph J. Schena(13)	25,000	*	25,000	—	—
KIA FUND 612 – COMPASS(14)	1,020,878		712,500	308,378	*
Laurence Bodner	10,000	*	10,000	—	—
Mediterraneo Fondo De Inversion Privado(15)	945,000	*	945,000	—	—
Mercer QIF Fund(10)	51,869	*	51,869	—	—
Moneda Latin American Equities (Delaware) LP(10)	29,447	*	29,447	—	—
Moneda Luxembourg Sicav-Latin America Small Cap Fund(16)	98,493	*	98,493	—	—
PENSCO Trust Company(17)	150,000	*	150,000	—	—
Santana S.A.(18)	1,140,000	1.01%	1,140,000	—	—
Simphony Trust(19)	17,960,146	15.92%	17,960,146	—	—
Sognatore Trust(20)	31,338,454	27.78%	31,338,454	—	—
Tarkan Gurkan(21)	10,000	*	10,000	—	—
Union Acquisition Associates, II, LLC(22)	3,472,500	3.08%	3,472,500	—	—
Union Group International Holdings Ltd.(23)	3,572,500	3.17%	3,572,500	—	—
Ignacio Anfossi	2,000	*	2,000	—	—
Hugo Rubio	2,000	*	2,000	—	—
Alex Benjamin Fleiderman Nussbaum	2,000	*	2,000	—	—
Berta Andrea Breitling Calderon	2,000	*	2,000	—	—
Yenny Nussbaum Weisglass	2,000	*	2,000	—	—
Inversiones y Asesorías Orlando Mágico Limitada	40,000	*	40,000	—	—
Inv Pino Blanco Spa	7,500	*	7,500	—	—
Sandra Eskiavetty	2,000	*	2,000	—	—
Rodrigo Escala Amigo	2,000	*	2,000	—	—
Leoncio Toro Figueroa	2,500	*	2,500	—	—
Cristián Arnolds Reyes	95,000	*	95,000	—	—
Tomás Hurtado Rourke	47,500	*	47,500	—	—
Inversiones La Hermandad S.A.(24)	473,000	*	473,000	—	—
CHL Total Return FIP(25)	146,000	*	146,000	—	—
CHL Abs Return FIP(25)	194,000	*	194,000	—	—
Ases e Inv Cascabel Ltda(27)	50,000	*	50,000	—	—
Asesorias E Inversiones Machamoya SpA(29)	30,000	*	30,000	—	—
Inversiones Pocochay Ltda.(28)	26,500	*	26,500	—	—
Raúl Elías Hanna	5,000	*	5,000	—	—
Inversiones Alabama Limitada	300,000	*	300,000	—	—
Eduardo Muchnik Arama	4,000	*	4,000	—	—

____________

*        Less than one percent of outstanding Ordinary Shares.

(1)      Percentages are based on 112,824,183 Ordinary Shares outstanding or subscribed for as of the Closing.

(2)      Banchile Administradora General de Fondos S.A. (“Banchile Administradora”), the managing entity of FONDO DE INVERSION BANCHILE LATAM EQUITY (“Banchile LATAM Equity”), may be deemed to be the beneficial owner of the Ordinary Shares. Branchile Administradora has voting and investment power over the Ordinary Shares. The address for Banchile LATAM Equity is Enrique Foster Sur 20 Piso, 10, Las Condes, Chile.

(3)      Consorcio Financiero, the managing entity of Compania de Seguros de Vida Consorcio Nacional de Seguros S.A. (“Consorcio”), may be deemed to be the beneficial owner of the Ordinary Shares. The address for Consorcio is El Bosque Central 180, Santiago, Chile.

(4)      Corales, LLC holds the Ordinary Shares on behalf of the Escampadero Trust. Manuel Jose Balbontin Fernandez has voting and investment power over the Ordinary Shares. The address for Corales, LLC is 160 Greentree Drive, Suite 101, Dover, DE 19904-7620.

(5)      Mr. Dionisio Romero Paoletti , on his and his family’s behalf, is the beneficial owner of Credicorp Capital Asset Management S.A. Administradora General de Fondos (“Credicorp”). The address for Credicorp is 3721 Apoquindo Avenue, 9th Floor, Las Condes, Santiago, Chile.

(6)      Mr. Fink currently serves as a Director of the Company.

(7)      Represents Ordinary Shares held by the Deseja Trust, a trust organized under the laws of the State of Delaware, which holds Ordinary Shares for Mr. Meyer Minski as beneficiary. The trustee of the Deseja Trust is the Commonwealth Trust Company. Includes 2,794,372 Ordinary Shares held in escrow subject to release pursuant to the terms of the Transaction Support Agreement and related escrow agreement. The address for the Deseja Trust is 29 Bancroft Mills Road, Wilmington, DE 19806.

(8)      Magnolia Management GP, LLC (“Magnolia”), the managing partner of Flying Fish Ventures L.P. (“Flying Fish”), may be deemed to be the beneficial owner of the Ordinary Shares. Eduardo Fernandez Leon, Eduardo Fernandez Mac Auliffe, Tomas Fernandez Mac Auliffe, Leonidas Vial Echeverria, Patricio Parodi Gil and Juan Jose Mac Auliffe Granello have voting and investment power over the shares held by Flying Fish. The address for Flying Fish is 1501 Mc Gill Avenue, 26th Floor, Montreal, QC H3A 3N9 - Canada.

(9)      Mr. Haddock served as a director of SPAC.

(10)    Moneda USA Inc. (“Moneda”), the managing entity of Glory (Best Investment Corporation) (“Glory”), Mercer QIF Fund (“Mercer”) and Moneda Latin American Equities (Delaware) LP (“Moneda LatAm”), may be deemed to be the beneficial owner of the Ordinary Shares. Pablo Javier Echeverria Benitez, Fernando Jose Tisne Maritano and Juan Luis Rivera Palma, have voting and investment power over the shares held by Glory, Mercer and Moneda LatAm. The address for Moneda is Piso 8. Las Condes., Isidora, Goyenechea 3621, Santiago, Las Condes, Region Metropolitana.

(11)    Hoche Partners Pharma Holding S.A. (“Hoche”) is owned by Smotrich sarl, SPF (“Smotrich”), which is owned beneficially by the Yozma Trust. Alejandro Weinstein is the beneficiary of the Yozma Trust. As such, each of Smotrich, the Yozma Trust and Alejandro Weinstein may be deemed to be the beneficial owner of the Ordinary Shares. The address for Hoche is 3A, Val Ste Croix, L-1371 Luxembourg, Grand Duchy of Luxembourg.

(12)    Carsten Mueller, as director of the equity department, Tania Kaddeche, as senior manager MAS LAC department and Raphael Eskinazi, as manager MAS LAC department, have voting and investment power over the shares held by International Finance Corporation (“IFC”). The address for IFC is 2121 Pennsylvania Avenue, N.W., Washington, D.C. 20433.

(13)    Mr. Schena served as a director of SPAC.

(14)    Compass Group LLC (“Compass”), manages the KIA FUND 612 — COMPASS (“Kia Fund 612”) account. Compass has voting and investment power over the shares held by Kia Fund 612 and may be deemed to be the beneficial owner of the Ordinary Shares. The address for Compass is 135 East 57th Street. 30th Floor, New York, NY 10022.

(15)    Administradora Bancorp SA (“AB”), the managing entity of Mediterraneo Fondo De Inversion Privado (“MFIP”) and wholly-owned subsidiary of Odisea holding based in Chile, may be deemed to be the beneficial owner of the Ordinary Shares. Magdalena Maria Pinera, Maria Cecilia Pinera, Juan Sebastian Pinera and Cristobal Pinera, are the ultimate beneficial owners of AB, but have no direct voting power over the shares. The address for MFIP is Av Apoquindo 3000, Piso 17, Las Condes Chile.

(16)    MONEDA LUXEMBOURG SICAV, the managing entity of MONEDA LUXEMBOURG SICAV-LATIN AMERICA SMALL CAP FUND (“Moneda Lux”), may be deemed to be the beneficial owner of the Ordinary Shares. The address for Moneda Lux is Piso 8. Las Condes., Isidora, Goyenechea 3621, Santiago, Las Condes, Region Metropolitana.

(17)    PENSCO Trust Company (“PENSCO”) is a trust which holds Ordinary Shares for Kyle P. Bransfield, a member of the Board of Directors of the Company, as beneficiary. The address for PENSCO is 1425 Brickell Avenue, Miami, FL 33131.

(18)    The address for Santana S.A. is El Bosque Norte 0177, Piso 16, Las Condes — Santiago, Chile.

(19)    Represents shares held by the Simphony Trust, a trust organized under the laws of the State of Delaware, which holds shares for Mr. Jose Minski, a member of the Board of Directors, as beneficiary. The trustee of the Simphony Trust is the Commonwealth Trust Company. Includes 2,794,372 Ordinary Shares held in escrow subject to release pursuant to the terms of the Transaction Support Agreement and related escrow agreement. The address for the Simphony Trust is 29 Bancroft Mills Road, Wilmington, DE 19806.

(20)    Represents shares held by the Sognatore Trust, a trust organized under the laws of New Zeeland, which holds shares for Bricol International Corp., a company wholly owned by Mr. Ruben Minski, our Chief Executive Officer and Chairman of the Board of Directors, as beneficiary. The trustee of the Sognatore Trust is Caoton Company, S.A. Includes 4,875,868 Ordinary

Shares held in escrow subject to release pursuant to the terms of the Transaction Support Agreement and related escrow agreement. The address for the Sognatore Trust is Oficina 503A-02, Edificio Quantum (500) Ruta 8 km. 17.500 Zonamérica, Montevideo, Uruguay.

(21)    Mr. Gurkan served as an advisor to the SPAC.

(22)    Union Acquisition Associates II, LLC (“UAA II”) is a limited liability company controlled by Kyle P. Bransfield, a member of the Board of Directors of the Company and the beneficial owners of the Ordinary Shares held by UAA II. Includes (i) 625,000 Ordinary Shares held in escrow subject to release pursuant to the terms of the Transaction Support Agreement and the related escrow agreement and (ii) 1,525,000 Ordinary Shares that may be received upon exercise of the Warrants held by UAA II, of which 1,437,500 are held in escrow subject to release pursuant to the terms of the Transaction Support Agreement and the related escrow agreement. The address for UAA II is 1425 Brickell Avenue, Miami, FL 33131.

(23)    Union Group International Holdings Limited (“Union International”) is an entity controlled by Mr. Juan Sartori, who served as Non-Executive Chairman of the Board of Directors of the SPAC. Includes 625,000 Ordinary Shares held in escrow subject to release pursuant to the terms of the Transaction Support Agreement and the related escrow agreement. Includes 1,525,000 Ordinary Shares that may be received upon exercise of the Warrants held by Union International, of which 1,437,500 are held in escrow subject to release pursuant to the terms of the Transaction Support Agreement and the related escrow agreement. The address for Union International is Craigmuir Chambers, Road Town, Tortola, British Virgin Islands.

(24)    Alejandra Valenzuela Reymond, Catalina Valenzuela Reymond, Bernardita Valenzuela Reymond, Eugenio Valenzuela Reymond and Josefina Valenzuela Reymond may be deemed to be the beneficial owners of the Ordinary Shares held by Inversiones La Hermandad S.A. (“ILH”). Raimundo Valenzuela Lang has voting and investment power over the Ordinary Shares held by ILH. The address for ILH is 7u Costanera Sur 2730, 13th Floor, Las Condes, Santiago, Chile.

(25)    Tomas Hurtado, Canio Corbo and Nicolas Larrain have voting and investment power over the Ordinary Shares held by CHL Total Return FIP and CHL Abs Return FIP. The address for each of CHL Total Return FIP and CHL Abs Return FIP is 7u Costanera Sur 2730, 13th Floor, Las Condes, Santiago, Chile.

(26)    Tomas Hurtado Cruzat may be deemed to be the beneficial owner of, and has voting and investment power over, the Ordinary Shares held by Ases e Inv Cascabel Ltda. The address of Ases e Inv Cascabel Ltda is 7u Costanera Sur 2730, 13th Floor, Las Condes, Santiago, Chile.

(27)    Rodrigo Perez Mackenna may be deemed to be the beneficial owner of, and has voting and investment power over, the Ordinary Shares held by Asesorias E Inversiones Machamoya SpA. The address of Asesorias E Inversiones Machamoya SpA is 7u Costanera Sur 2730, 13th Floor, Las Condes, Santiago, Chile.

(28)    Juan Guillermo Aguero Vergara may be deemed to be the beneficial owner of, and has voting and investment power over, the Ordinary Shares held by Inversiones Pocochay Ltda. The address of Ase Inversiones Pocochay Ltda. is 7u Costanera Sur 2730, 13th Floor, Las Condes, Santiago, Chile.

MATERIAL LUXEMBOURG INCOME TAX CONSIDERATIONS

The following is a general description of certain Luxembourg tax considerations relating to the Company and the holders of Ordinary Shares and Warrants. It does not purport to be a complete analysis of all tax considerations in relation to the Ordinary Shares and Warrants. Prospective purchasers should consult their own tax advisers as to which countries’ tax laws could be relevant to acquiring, holding and disposing of the securities and the consequences of such actions under the tax laws of those countries. This overview is based upon the law as in effect on the date of this prospectus and is subject to any change in law that may take effect after such date, even with retroactive effect.

The comments below are intended as a basic overview of certain tax consequences in relation to the Company and the purchase, ownership and disposition of Ordinary Shares and Warrants under Luxembourg law. Persons who are in any doubt as to their tax position should consult a professional tax adviser.

Please be aware that the residence concept used under the respective headings below applies for Luxembourg income tax assessment purposes only. Any reference in the present section to a tax, duty, levy impost or other charge or withholding of a similar nature refers to Luxembourg tax law and/or concepts only. Also, please note that a reference to Luxembourg income tax generally encompasses corporate income tax (impôt sur le revenu des collectivités), municipal business tax (impôt commercial communal), a solidarity surcharge (contribution au fonds pour l’emploi) as well as personal income tax (impôt sur le revenu des personnes physiques). Corporate taxpayers may further be subject to net worth tax (impôt sur la fortune), as well as other duties, levies and taxes. Corporate income tax, municipal business tax and the solidarity surcharge invariably apply to most corporate taxpayers resident in Luxembourg for tax purposes. Individual taxpayers are generally subject to personal income tax and solidarity surcharge. Under certain circumstances, where individual taxpayers act in the course of the management of a professional or business undertaking, municipal business tax may apply as well.

Taxation of the Company

The Company is subject to Luxembourg tax on its worldwide profits at the current combined ordinary rate of 24.94% for Luxembourg City, including the 17% corporate income tax, a 6.75% municipal business tax (rate in the municipality of Luxembourg City in 2021) and a solidarity surcharge (together the “Income Tax”).

In principle, dividends and capital gains realized by the Company are fully subject to Income Tax in Luxembourg.

However, provided the conditions of the Luxembourg participation exemption regime are met, dividends or capital gains realized by the Company upon the disposal of shares are not taxable in Luxembourg.

Luxembourg net wealth tax (“NWT”) will be due annually by the Company at the rate of 0.5% on its total net asset value below or equal to € 500 million. The tranche above € 500 million will be taxed at a rate of 0.05%. Net worth is referred to as the unitary value (valeur unitaire), as determined at January 1 of each year. The unitary value is in principle calculated as the difference between (i) assets estimated at their fair market value (valeur estimée de réalisation), and (ii) liabilities vis-à-vis third parties.

Shareholdings qualifying for the Luxembourg participation exemption regime are excluded from the NWT basis provided that, the Company holds a direct shareholding in a qualifying subsidiary representing at least 10% of the qualifying subsidiary’s share capital or having an acquisition cost (including both share capital and share premium) of at least € 1.2 million; there is no minimum holding period requirement.

Companies for which the sum of fixed financial assets (i.e., financial assets notably including shares and loans, transferable securities and cash) exceeds 90% of their total balance sheet and € 350,000 are liable to a minimum annual NWT of € 4,815. Other companies are liable to a minimum progressive tax (in an amount up to € 32,100), depending on the total assets on their balance sheet.

Withholding taxation

Any dividend distributed by the Company to its shareholders will in principle be subject to a 15% withholding tax unless an exemption or a reduced treaty rate applies.

Luxembourg taxation of the holders

Luxembourg tax residence of the holders

Holders will not be deemed to be resident, domiciled or carrying on business in Luxembourg solely by reason of holding, execution, performance, delivery, exchange and/or enforcement of the Ordinary Shares or Warrants.

Taxation of Luxembourg non-residents

Holders who are non-residents of Luxembourg and who do not have a permanent establishment, a permanent representative, or a fixed place of business in Luxembourg with which the holding of the Ordinary Shares or Warrants is connected, are not liable to any Luxembourg income tax, whether they receive payments upon redemption or repurchase of the Ordinary Shares or Warrants, or realize capital gains on the sale of any Ordinary Shares or Warrants, unless they sell a participation of more than 10% in the Company within 6 months of its acquisition, or in case of a disposal of Ordinary Shares or Warrants after 6 months or more, such holder had been a Grand Duchy of Luxembourg resident taxpayer for more than 15 years and has become a non-Luxembourg taxpayer less than 5 years before the disposal of Ordinary Shares or Warrants occurs

Taxation of Luxembourg residents

Holders who are Luxembourg resident individuals will generally be subject to income tax on income derived from the Ordinary Shares and Warrants. Capital gains realized upon the disposal, sale or redemption of the Ordinary Shares and Warrants by individual resident holders acting in the course of the management of their private wealth are in principle not subject to income tax (except if the gain has been realized within 6 months of the acquisition of the Ordinary Shares or Warrants), to the extent they do not hold a participation of more than 10% in the Company.

Holders who are Luxembourg resident companies (société de capitaux) or foreign entities which have a permanent establishment or a permanent representative in Luxembourg with which the holding of the Ordinary Shares or Warrants is connected, must include in their taxable income any income (including dividend) and the difference between the sale or redemption price and the lower of the cost or book value of the Ordinary Shares and Warrants sold or redeemed unless the conditions of the participation exemption regime are satisfied. Under Luxembourg tax law it is debatable to what extent the Warrants are eligible for the participation exemption regime although certain case law supports such argumentation in certain circumstances.

If the conditions of the participation exemption regime are not met, 50% of the dividends distributed by the Company to the Luxembourg resident company, or to the foreign holders of Ordinary Shares having a permanent establishment or a permanent representative in Luxembourg with which the holding of the Ordinary Shares is connected, should nevertheless be exempt from income tax.

A holder who is a Luxembourg resident company benefiting from a special tax regime, such as (i) a specialized investment fund governed by the amended law of February 13, 2007, (ii) a family wealth management company governed by the amended law of May 11, 2007, (iii) an undertaking for collective investment governed by the amended law of December 17, 2010 or (iv) a reserved alternative investment fund treated as a specialized investment fund for Luxembourg tax purposes governed by the amended law of July 23, 2016 is exempt from income tax in Luxembourg and profits derived from the Ordinary Shares and Warrants are thus not subject to Luxembourg income tax.

Net Wealth Tax

A Luxembourg resident as well as a non-resident who has a permanent establishment or a permanent representative in Luxembourg to which the Ordinary Shares or Warrants are attributable, are subject to Luxembourg NWT on such Ordinary Shares or Warrants, except if the holder is (i) a resident or non-resident individual taxpayer, (ii) a securitization company governed by the amended law of March 22, 2004 on securitization, (iii) a company governed by the amended law of June 15, 2004 on venture capital vehicles, (iv) a professional pension institution governed by the amended law dated July 13, 2005, (v) a specialized investment fund governed by the amended law of February 13, 2007, (vi) a family wealth management company governed by the law of May 11, 2007, (vii) an undertaking for collective investment governed by the amended law of December 17, 2010 or (viii) a reserved alternative investment fund governed by the amended law of July 23, 2016.

However, (i) a securitization company governed by the amended law of March 22, 2004 on securitization, (ii) a company governed by the amended law of June 15, 2004 on venture capital vehicles, (iii) a professional pension institution governed by the amended law dated July 13, 2005 and (iv) an opaque reserved alternative investment fund treated as a venture capital vehicle governed by the amended law of July 23, 2016 remain subject to minimum NWT.

The minimum NWT tax is levied on companies having their statutory seat or central administration in Luxembourg. For entities for which the sum of fixed financial assets, receivables against related companies, transferable securities and cash at bank exceeds 90% of their total gross assets and € 350,000, the minimum NWT is currently set at € 4,815. For all other companies having their statutory seat or central administration in Luxembourg which do not fall within the scope of the € 4,815 minimum NWT, the minimum NWT ranges from € 535 to € 32,100, depending on the company’s total gross assets.

Other Taxes

No stamp, value, issue, registration, transfer or similar taxes or duties will be payable in Luxembourg by shareholders in connection with the issue of the Ordinary Shares and Warrants, nor will any of these taxes be payable as a consequence of a subsequent transfer, exchange or redemption of the Ordinary Shares or Warrants, unless the documents relating to the Ordinary Shares or Warrants are (i) voluntarily registered in Luxembourg or (ii) appended to a document that requires obligatory registration in Luxembourg.

There is no Luxembourg value added tax payable in respect of payments in consideration for the issuance of the Ordinary Shares or Warrants or in respect of the payment under the Ordinary Shares or Warrants or the transfer of the Ordinary Shares or Warrants. Luxembourg value added tax may, however, be payable in respect of fees charged for certain services rendered to the Company if, for Luxembourg value added tax purposes, such services are rendered or are deemed to be rendered in Luxembourg and an exemption from Luxembourg value added tax does not apply with respect to such services.

No Luxembourg inheritance tax is levied on the transfer of the Ordinary Shares or Warrants upon the death of a holder in cases where the deceased was not a resident of Luxembourg for inheritance tax purposes. Where a holder is a resident of Luxembourg for tax purposes at the time of his death, the Ordinary Shares and Warrants are included in such holder’s taxable estate for inheritance tax assessment purposes. No Luxembourg gift tax will be levied on the transfer of Ordinary Shares or Warrants by way of gift unless the gift is registered in Luxembourg.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of material U.S. federal income tax considerations to U.S. holders and non-U.S. holders (each as defined below) relating to the acquisition, ownership and disposition of the Ordinary Shares and Warrants as of the date hereof. The discussion below only applies to the Ordinary Share and Warrants held as capital assets for U.S. federal income tax purposes and does not describe all of the tax consequences that may be relevant to holders in light of their particular circumstances, including alternative minimum tax and Medicare contribution tax consequences, or holders who are subject to special rules, such as:

•        financial institutions or financial services entities;

•        insurance companies;

•        government agencies or instrumentalities thereof;

•        regulated investment companies and real estate investment trusts;

•        expatriates or former residents of the United States;

•        persons that acquired the Ordinary Shares or Warrants pursuant to an exercise of employee share options, in connection with employee share incentive plans or otherwise as compensation;

•        dealers or traders subject to a mark-to-market method of tax accounting with respect to the Ordinary Shares or Warrants;

•        persons holding the Ordinary Shares or Warrants as part of a “straddle,” constructive sale, hedging, integrated transactions or similar transactions;

•        U.S. holders whose functional currency is not the U.S. dollar;

•        partnerships or other pass-through entities for U.S. federal income tax purposes or investors in such entities;

•        holders that are controlled foreign corporations or passive foreign investment companies;

•        a person required to accelerate the recognition of any item of gross income with respect to the Ordinary Shares or Warrants as a result of such income being recognized on an applicable financial statement;

•        a person actually or constructively owning 10% or more of the Ordinary Shares (by vote or value); or

•        tax-exempt entities.

This discussion does not consider the tax treatment of entities that are partnerships or other pass-through entities for U.S. federal income tax purposes or persons who hold the Ordinary Shares or Warrants through such entities. If a partnership or other pass-through entity for U.S. federal income tax purposes is the beneficial owner of Ordinary Shares or Warrants, the U.S. federal income tax treatment of partners of the partnership will generally depend on the status of the partners and the activities of the partner and the partnership.

This discussion is based on the Code, and administrative pronouncements, judicial decisions and final, temporary and proposed U.S. Treasury regulations all as of the date hereof, changes to any of which subsequent to the date of this prospectus may affect the tax consequences described in this prospectus. This discussion does not take into account potential suggested or proposed changes in such tax laws which may impact the discussion below and does not address any aspect of state, local or non-U.S. taxation, or any U.S. federal taxes other than income taxes. Each of the foregoing is subject to change, potentially with retroactive effect. Holders are urged to consult their tax advisors with respect to the application of U.S. federal tax laws to their particular situation, as well as any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction.

THIS DISCUSSION IS ONLY A SUMMARY OF THE MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF THE ORDINARY SHARES AND WARRANTS. EACH HOLDER OF ORDINARY SHARES OR WARRANTS IS URGED TO CONSULT ITS

OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH INVESTOR, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL, AND NON-U.S. TAX LAWS, AS WELL AS U.S. FEDERAL TAX LAWS AND ANY APPLICABLE TAX TREATIES.

U.S. Holders

The section applies to you if you are a U.S. holder. For purposes of this discussion, a U.S. holder means a beneficial owner of Ordinary Shares or Warrants that is, for U.S. federal income tax purposes:

•        an individual who is a citizen or resident of the United States;

•        a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•        an estate whose income is subject to U.S. federal income tax regardless of its source; or

•        a trust if (1) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust; or (2) the trust has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

Distributions on Ordinary Shares

Subject to the discussion below under “— Passive Foreign Investment Company Rules,” the gross amount of any distribution on Ordinary Shares that is made out of the Company’s current or accumulated earnings and profits (as determined for U.S. federal income tax purposes) generally will be taxable to a U.S. holder as ordinary dividend income on the date such distribution is actually or constructively received. Any such dividends generally will not be eligible for the dividends received deduction allowed to corporations in respect of dividends received from other U.S. corporations. To the extent that the amount of the distribution exceeds the Company’s current and accumulated earnings and profits (as determined under U.S. federal income tax principles), such excess amount will be treated first as a non-taxable return of capital to the extent of the U.S. holder’s tax basis in its Ordinary Shares, and thereafter as capital gain recognized on a sale or exchange.

Dividends paid by the Company generally will be taxable to a non-corporate U.S. holder at the reduced rate normally applicable to long-term capital gains, provided that the Company is considered a “qualified foreign corporation” and certain other requirements are met. A qualified foreign corporation includes a foreign corporation that is eligible for the benefits of the income tax treaty between Luxembourg and the United States (the “Treaty”). A foreign corporation is also treated as a “qualified foreign corporation” with respect to dividends paid by that corporation on shares that are readily tradable on an established securities market in the United States. U.S. Treasury Department guidance indicates that the Ordinary Shares, which are intended to be listed on the NASDAQ, will be readily tradable on an established securities market in the United States. There can be no assurance, however, that Ordinary Shares will be considered readily tradable on an established securities market in later years or that that the Company will be eligible for the benefits of the Treaty. A U.S. holder will not be able to claim the reduced rate on dividends received from the Company if the Company is treated as a PFIC in the taxable year in which the dividends are received or in the preceding taxable year. See “— Passive Foreign Investment Company Rules” below

Subject to certain conditions and limitations, withholding taxes, if any, on dividends paid by the Company may be treated as foreign taxes eligible for credit against a U.S. holder’s U.S. federal income tax liability under the U.S. foreign tax credit rules. For purposes of calculating the U.S. foreign tax credit, dividends paid on Ordinary Shares will generally be treated as income from sources outside the United States and will generally constitute passive category income. The rules governing the U.S. foreign tax credit are complex. U.S. holders should consult their tax advisors regarding the availability of the U.S. foreign tax credit under particular circumstances.

Sale, Exchange, Redemption or Other Taxable Disposition of Ordinary Shares and Warrants

Subject to the discussion below under “— Passive Foreign Investment Company Rules,” a U.S. holder generally will recognize gain or loss on any sale, exchange, redemption or other taxable disposition of Ordinary Shares or Warrants in an amount equal to the difference between (i) the amount realized on the disposition and (ii) such U.S. holder’s adjusted tax basis in such shares and/or warrants. Any gain or loss recognized by a U.S. holder on a taxable disposition of Ordinary Shares or Warrants generally will be capital gain or loss and will be long-term capital gain or loss if the holder’s holding period in such shares and/or warrants exceeds one year at the time of the disposition. Preferential tax rates may apply to long-term capital gains of non-corporate U.S. holders (including individuals). The deductibility of capital losses is subject to limitations. Any gain or loss recognized by a U.S. holder on the sale or exchange of Ordinary Shares or Warrants generally will be treated as U.S. source gain or loss. Therefore, a U.S. holder may have insufficient foreign source income to utilize foreign tax credits attributable to any Luxembourg withholding tax imposed on a sale, exchange, redemption or other taxable disposition. U.S. holders should consult their tax advisors as to the availability of and limitations on any foreign tax credit attributable to Luxembourg withholding tax.

Exercise or Lapse of a Warrant

Except as discussed below with respect to the cashless exercise of a Warrant, a U.S. holder generally will not recognize gain or loss upon the acquisition of a the Ordinary Share on the exercise of a Warrant for cash. A U.S. holder’s tax basis in a Ordinary Shares received upon exercise of the Warrant generally should be an amount equal to the sum of the U.S. holder’s tax basis in the SPAC Warrant exchanged therefor and the exercise price. The U.S. holder’s holding period for a Ordinary Share received upon exercise of the Warrant will begin on the date following the date of exercise (or possibly the date of exercise) of the Warrant and will not include the period during which the U.S. holder held the Warrant. If a Warrant is allowed to lapse unexercised, a U.S. holder generally will recognize a capital loss equal to such holder’s tax basis in the Warrant.

The tax consequences of a cashless exercise of a Warrant are not clear under current tax law. A cashless exercise may be tax-deferred, either because the exercise is not a gain realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either tax-deferred situation, a U.S. holder’s basis in the Ordinary Shares received would equal the holder’s basis in the Warrants exercised therefore. If the cashless exercise were treated as not being a gain realization event, a U.S. holder’s holding period in the Ordinary Shares would be treated as commencing on the date following the date of exercise (or possibly the date of exercise) of the Warrants. If the cashless exercise were treated as a recapitalization, the holding period of the Ordinary Shares would include the holding period of the Warrants exercised therefore.

It is also possible that a cashless exercise of a Warrant could be treated in part as a taxable exchange in which gain or loss would be recognized. In such event, a U.S. holder would recognize gain or loss with respect to the portion of the exercised Warrants treated as surrendered to pay the exercise price of the Warrants (the “surrendered warrants”). The U.S. holder would recognize capital gain or loss with respect to the surrendered warrants in an amount generally equal to the difference between (i) the fair market value of the Ordinary Shares that would have been received with respect to the surrendered warrants in a regular exercise of the Warrants and (ii) the sum of the U.S. holder’s tax basis in the surrendered warrants and the aggregate cash exercise price of such warrants (if they had been exercised in a regular exercise). In this case, a U.S. holder’s tax basis in the Ordinary Shares received would equal the U.S. holder’s tax basis in the Warrants exercised plus (or minus) the gain (or loss) recognized with respect to the surrendered warrants. A U.S. holder’s holding period for the Ordinary Shares would commence on the date following the date of exercise (or possibly the date of exercise) of the Warrants.

Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise of warrants, there can be no assurance which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. holders should consult their tax advisors regarding the tax consequences of a cashless exercise of Warrants.

Possible Constructive Distributions

The terms of each Warrant provide for an adjustment to the number of Ordinary Shares for which the Warrant may be exercised or to the exercise price of the Warrant in certain events, as discussed in the section of this registration statement captioned “Description of the Company’s Securities.” An adjustment which has the effect of preventing dilution generally is not taxable. A U.S. holder of a Warrant would, however, be treated as receiving a constructive distribution from the Company if, for example, the adjustment increases the holder’s proportionate interest in the Company’s assets or earnings and profits (e.g., through an increase in the number of Ordinary Shares that would be obtained upon exercise of such warrant) as a result of a distribution of cash to the holders of the Ordinary Shares which is taxable to the U.S. holders of such shares as described under “— Distributions on Ordinary Shares” above.

Such constructive distribution would be subject to tax as described under that section in the same manner as if the U.S. holder of such warrant received a cash distribution from the Company equal to the fair market value of such increased interest.

Passive Foreign Investment Company Rules

A non-U.S. corporation, such as the Company, will be PFIC for U.S. federal income tax purposes in any taxable year in which, after applying relevant look-through rules with respect to the income and assets of its subsidiaries, either (i) 75% or more of the corporation’s gross income is passive income, or (ii) 50% or more of the value of the corporation’s assets in any taxable year (generally based on the quarterly average of the value of its assets during such year) is attributable to assets, including cash, that produce passive income or are held for the production of passive income. Passive income generally includes dividends, interest, certain royalties and rents, annuities, net gains from the sale or exchange of property producing such income and net foreign currency gains.

Based on the expected composition of the Company’s gross assets (including unbooked goodwill as valued based on the projected market value of the Company’s equity) and income and the manner in which the Company expects to operate its business in future years, the Company does not expect to be classified as a PFIC for U.S. federal income tax purposes for the Company’s current taxable year or in the foreseeable future. Whether the Company is a PFIC is a factual determination made annually, and the Company’s status could change depending, among other things, upon changes in the composition and relative value of its gross receipts and assets, which may be determined by reference to the price of Ordinary Shares (which could fluctuate significantly). Based on its current operations, the Company’s unbooked goodwill (which it has valued based on the projected market value of its equity) may be attributable to the Company’s activities that generate active income and may be treated as an active asset. Because the Company has valued its goodwill based on the projected market value of its equity, a decrease in the price of Ordinary Shares may also result in the Company becoming a PFIC.

If the Company were a PFIC in any year during which a U.S. holder owns Ordinary Shares, subject to the discussion below regarding the mark-to-market or QEF elections, a U.S. holder generally will be subject to special rules (regardless of whether the Company continues to be a PFIC) with respect to (i) any “excess distribution” (generally, any distributions received by a U.S. holder on its Ordinary Shares in a taxable year that are greater than 125% of the average annual distributions received by the U.S. holder in the three preceding taxable years or, if shorter, the U.S. holder’s holding period for the Ordinary Shares) and (ii) any gain realized on the sale or other disposition of Ordinary Shares. Under these rules (a) the excess distribution or gain will be allocated ratably over the U.S. holder’s holding period, (b) the amount allocated to the current taxable year and any taxable year prior to the first taxable year in which the Company is a PFIC will be taxed as ordinary income, and (c) the amount allocated to each of the other taxable years will be subject to tax at the highest rate of tax in effect for the applicable class of taxpayer for that year and an interest charge for the deemed deferral benefit will be imposed with respect to the resulting tax attributable to each such other taxable year. The application of the PFIC rules to U.S. holders of Warrants is unclear. Proposed Treasury Regulations issued under the PFIC rules generally treat an “option” (which would include a Warrant) to acquire the stock of a PFIC as stock of the PFIC. Therefore, it is possible that the proposed Treasury Regulations if finalized in their current form would apply to cause gain recognized on the disposition of Warrants to be subject to the excess distribution regime discussed above.

A U.S. holder may be able to avoid some of the adverse impacts of the PFIC rules described above by electing to mark the Ordinary Shares to market annually. The election is available only if the Ordinary Shares are considered “marketable stock,” which generally includes stock that is regularly traded in more than de minimis quantities on a qualifying exchange. If a U.S. holder makes the mark-to-market election, any gain from marking the Ordinary Shares to market or from disposing of them would be ordinary income. Any loss from marking the Ordinary Shares to market would be recognized only to the extent of unreversed gains previously included in income. Loss from marking the Ordinary Shares to market would be ordinary, but loss on disposing of them would be capital loss except to the extent of mark-to-market gains previously included in income. It is expected that Ordinary Shares, which are expected to be listed on Nasdaq, will qualify as marketable shares for the PFIC rules purposes. No assurance can be given that the Ordinary Shares will be traded in sufficient frequency and quantity to be considered “marketable stock.” A valid mark-to-market election cannot be revoked without the consent of the IRS unless the Ordinary Shares cease to be marketable stock. In addition, U.S. holders of Warrants will not be able to make a mark-to-market election with respect to their warrants.

A U.S. holder would not be able to avoid the tax consequences described above by electing to treat the Company as a QEF because the Company does not intend to provide U.S. holders with the information that would be necessary to make a QEF election with respect to the Ordinary Shares. In any event, U.S. holders of Warrants will not be able to make a QEF election with respect to their warrants.

A U.S. holder that owns (or is deemed to own) shares in a PFIC during any taxable year of the U.S. holder generally is required to file an IRS Form 8621 (whether or not a QEF or mark-to-market election is or has been made) with such U.S. holder’s U.S. federal income tax return and provide such other information as may be required by the U.S. Treasury Department. Failure to file IRS Form 8621 for each applicable taxable year may result in substantial penalties and result in the U.S. holder’s taxable years being open to audit by the IRS until such Forms are properly filed.

U.S. holders should consult their own tax advisors concerning the Company’s possible PFIC status and the consequences to them, including potential reporting requirements, if the Company were classified as a PFIC for any taxable year.

Non-U.S. Holders

The section applies to you if you are a non-U.S. holder. For purposes of this discussion, a non-U.S. holder means a beneficial owner (other than a partnership or an entity or arrangement so characterized for U.S. federal income tax purposes) of Ordinary Shares or Warrants that is not a U.S. holder, including:

•        a nonresident alien individual, other than certain former citizens and residents of the United States;

•        a foreign corporation; or

•        a foreign estate or trust;

but generally does not include an individual who is present in the United States for 183 days or more in the taxable year of disposition. A holder that is such an individual should consult its tax advisor regarding the U.S. federal income tax consequences of the sale or other disposition of Ordinary Shares or Warrants.

Ownership of the Ordinary Shares and Warrants

A non-U.S. holder of Ordinary Shares will not be subject to U.S. federal income tax or, subject to the discussion below under “— Information Reporting and Backup Withholding,” U.S. federal withholding on any dividends received on Ordinary Shares or any gain recognized on a sale or other disposition of Ordinary Shares (including, any distribution to the extent it exceeds the adjusted basis in the Non-U.S. holder’s Ordinary Shares) or sale or other disposition of Warrants unless the dividend or gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States, and if required by an applicable tax treaty, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States. In addition, special rules may apply to a non-U.S. holder that is an individual present in the United States for 183 days or more during the taxable year of the sale or disposition, and certain other requirements are met. Such holders should consult their own tax advisors regarding the U.S. federal income tax consequences of the sale or disposition of Ordinary Shares.

Dividends and gains that are effectively connected with a non-U.S. holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base in the United States) generally will be subject to U.S. federal income tax at the same U.S. federal income tax rates applicable to a U.S. holder and, in the case of a non-U.S. holder that is a corporation for U.S. federal income tax purposes, also may be subject to an additional branch profits tax.

The U.S. federal income tax treatment of a non-U.S. holder’s exercise of a Warrant, or the lapse of a Warrant held by a non-U.S. holder that are effectively connected with a non-U.S. holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base in the United States) generally will correspond to the U.S. federal income tax treatment of the exercise or lapse of a warrant by a U.S. holder, as described under “— U.S. Holders — Exercise or Lapse of a Warrant,” above, although to the extent a cashless exercise results in a taxable exchange, the consequences to a non-U.S. holder would be similar to those described in this section in the preceding paragraphs above.

Information Reporting and Backup Withholding

Information reporting requirements may apply to dividends received by U.S. holders of Ordinary Shares, and the proceeds received on the disposition of Ordinary Shares effected within the United States (and, in certain cases, outside the United States), in each case other than U.S. holders that are exempt recipients (such as corporations). Backup withholding may apply to such amounts if the U.S. holder fails to provide an accurate taxpayer identification number (generally on an IRS Form W-9 provided to the paying agent of the U.S. holder’s broker) or is otherwise subject to backup withholding.

Any redemptions treated as dividend payments with respect to the Ordinary Shares and proceeds from the sale, exchange, redemption or other disposition of Ordinary Shares may be subject to information reporting to the IRS and possible U.S. backup withholding. Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against the U.S. holder’s U.S. federal income tax liability, and a U.S. holder may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for a refund with the IRS and furnishing any required information. U.S. holders should consult their tax advisors regarding these rules and any other reporting obligations that may apply to the ownership or disposition of Ordinary Shares or Warrants, including reporting obligations related to the holding of certain foreign financial assets and reporting obligations related to transactions described in Section 351(a) of the Code.

Information returns may be filed with the IRS in connection with, and Non-U.S. holders may be subject to backup withholding on amounts received in respect of their Ordinary Shares, unless the Non-U.S. holder furnishes to the applicable withholding agent the required certification as to its non-U.S. status, such as by providing a valid IRS Form W-8BEN, IRS Form W-8BEN-E or IRS Form W-8ECI, as applicable, or the Non-U.S. holder otherwise establishes an exemption. Dividends paid with respect to Ordinary Shares and proceeds from the sale of other disposition of Ordinary Shares received in the United States by a Non-U.S. holder through certain U.S.-related financial intermediaries may be subject to information reporting and backup withholding unless such Non-U.S. holder provides proof of an applicable exemption or complies with certain certification procedures described above, and otherwise complies with the applicable requirements of the backup withholding rules.

PLAN OF DISTRIBUTION

We are registering the resale by the Selling Securityholders from time to time of up to 110,303,689 of our Ordinary Shares, which includes (a) 4,300,000 Ordinary Shares held by the Sponsors, certain affiliates of the Sponsors, and the officers, directors and certain advisors of Union prior to the Business Combination, that were issued in exchange for SPAC Ordinary Shares on the Closing of the Business Combination, (b) 10,000,000 Ordinary Shares beneficially held by the PIPE Investors which were issued upon the Closing of the Business Combination in a private placement, (c) 92,628,689 Ordinary Shares issued to holders of Procaps Ordinary Shares in the Business Combination in exchange for their Procaps Ordinary Shares, and (d) 3,3745,5000 Ordinary Shares that may be received upon exercise of the Private Placement Warrants.

We will receive up to an aggregate of $268,812,500 if all of the Warrants are exercised to the extent such Warrants are exercised for cash. All of the Ordinary Shares offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective amounts. We will not receive any of the proceeds from these sales.

Primary Offering

Pursuant to the terms of the Warrants, the Ordinary Shares will be distributed to those holders who surrender the Warrants and provide payment of the exercise price to us. Upon receipt of proper notice by any of the holders of the Warrants issued that such holder desires to exercise a Warrant, we will, within the time allotted by the agreement governing the Warrants, issue instructions to our transfer agent to issue to the holder Ordinary Shares, free of a restrictive legend.

Resale by Selling Securityholders

The Selling Securityholders will pay any underwriting discounts and commissions and expenses incurred by the Selling Securityholders for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Securityholders in disposing of the securities. We will bear all other costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including, without limitation, all registration and filing fees, Nasdaq listing fees and fees and expenses of our counsel and our independent registered public accountants.

The securities beneficially owned by the Selling Securityholders covered by this prospectus may be offered and sold from time to time by the Selling Securityholders. The term “Selling Securityholders” includes donees, pledgees, transferees or other successors in interest selling securities received after the date of this prospectus from a Selling Securityholder as a gift, pledge, partnership distribution or other transfer. The Selling Securityholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. Each Selling Securityholder reserves the right to accept and, together with its respective agents, to reject, any proposed purchase of securities to be made directly or through agents. The Selling Securityholders and any of their permitted transferees may sell their securities offered by this prospectus on any stock exchange, market or trading facility on which the securities are traded or in private transactions. If underwriters are used in the sale, such underwriters will acquire the shares for their own account. These sales may be at a fixed price or varying prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to prevailing market prices or at negotiated prices. The securities may be offered to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. The obligations of the underwriters to purchase the securities will be subject to certain conditions. The underwriters will be obligated to purchase all the securities offered if any of the securities are purchased.

Subject to the limitations set forth in any applicable registration rights agreement, the Selling Securityholders may use any one or more of the following methods when selling the securities offered by this prospectus:

•        purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

•        ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•        block trades in which the broker-dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•        an over-the-counter distribution in accordance with the rules of the Nasdaq;

•        through trading plans entered into by a Selling Securityholder pursuant to Rule 10b5-1 under the Exchange Act that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

•        through one or more underwritten offerings on a firm commitment or best efforts basis;

•        settlement of short sales entered into after the date of this prospectus;

•        agreements with broker-dealers to sell a specified number of the securities at a stipulated price per share;

•        in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

•        directly to purchasers, including through a specific bidding, auction or other process or in privately negotiated transactions;

•        through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•        through a combination of any of the above methods of sale; or

•        any other method permitted pursuant to applicable law.

In addition, a Selling Securityholder that is an entity may elect to make a pro rata in-kind distribution of securities to its members, partners or stockholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus with a plan of distribution. Such members, partners or stockholders would thereby receive freely tradeable securities pursuant to the distribution through a registration statement. To the extent a distributee is an affiliate of ours (or to the extent otherwise required by law), we may file a prospectus supplement in order to permit the distributees to use the prospectus to resell the securities acquired in the distribution.

There can be no assurance that the Selling Securityholders will sell all or any of the securities offered by this prospectus. In addition, the Selling Securityholders may also sell securities under Rule 144 under the Securities Act, if available, or in other transactions exempt from registration, rather than under this prospectus. The Selling Securityholders have the sole and absolute discretion not to accept any purchase offer or make any sale of securities if they deem the purchase price to be unsatisfactory at any particular time.

The Selling Securityholders also may transfer the securities in other circumstances, in which case the transferees, pledgees or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus. Upon being notified by a Selling Securityholder that a donee, pledgee, transferee, other successor-in-interest intends to sell our securities, we will, to the extent required, promptly file a supplement to this prospectus to name specifically such person as a selling securityholder.

With respect to a particular offering of the securities held by the Selling Securityholders, to the extent required, an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is part, will be prepared and will set forth the following information:

•        the specific securities to be offered and sold;

•        the names of the selling securityholders;

•        the respective purchase prices and public offering prices, the proceeds to be received from the sale, if any, and other material terms of the offering;

•        settlement of short sales entered into after the date of this prospectus;

•        the names of any participating agents, broker-dealers or underwriters; and

•        any applicable commissions, discounts, concessions and other items constituting compensation from the selling securityholders.

In connection with distributions of the securities or otherwise, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the securities in the course of hedging the positions they assume with Selling Securityholders. The Selling Securityholders may also sell the securities short and redeliver the securities to close out such short positions. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The Selling Securityholders may also pledge securities to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged securities pursuant to this prospectus (as supplemented or amended to reflect such transaction).

In order to facilitate the offering of the securities, any underwriters or agents, as the case may be, involved in the offering of such securities may engage in transactions that stabilize, maintain or otherwise affect the price of our securities. Specifically, the underwriters or agents, as the case may be, may overallot in connection with the offering, creating a short position in our securities for their own account. In addition, to cover overallotments or to stabilize the price of our securities, the underwriters or agents, as the case may be, may bid for, and purchase, such securities in the open market. Finally, in any offering of securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allotted to an underwriter or a broker-dealer for distributing such securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. The underwriters or agents, as the case may be, are not required to engage in these activities, and may end any of these activities at any time.

The Selling Securityholders may solicit offers to purchase the securities directly from, and it may sell such securities directly to, institutional investors or others. In this case, no underwriters or agents would be involved. The terms of any of those sales, including the terms of any bidding or auction process, if utilized, will be described in the applicable prospectus supplement.

It is possible that one or more underwriters may make a market in our securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for our securities. Our Ordinary Shares and Warrants are currently listed on the Nasdaq under the symbols “PROC” and “PROCW,” respectively.

The Selling Securityholders may authorize underwriters, broker-dealers or agents to solicit offers by certain purchasers to purchase the securities at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we or the Selling Securityholders pay for solicitation of these contracts.

A Selling Securityholder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by any Selling Securityholder or borrowed from any Selling Securityholder or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from any Selling Securityholder in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, any Selling Securityholder may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

In effecting sales, broker-dealers or agents engaged by the Selling Securityholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the Selling Securityholders in amounts to be negotiated immediately prior to the sale.

In compliance with the guidelines of the Financial Industry Regulatory Authority (“FINRA”), the aggregate maximum discount, commission, fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of the gross proceeds of any offering pursuant to this prospectus and any applicable prospectus supplement.

If at the time of any offering made under this prospectus a member of FINRA participating in the offering has a “conflict of interest” as defined in FINRA Rule 5121 (“Rule 5121”), that offering will be conducted in accordance with the relevant provisions of Rule 5121.

To our knowledge, there are currently no plans, arrangements or understandings between the Selling Securityholders and any broker-dealer or agent regarding the sale of the securities by the Selling Securityholders. Upon our notification by a Selling Securityholder that any material arrangement has been entered into with an underwriter or broker-dealer for the sale of securities through a block trade, special offering, exchange distribution, secondary distribution or a purchase by an underwriter or broker-dealer, we will file, if required by applicable law or regulation, a supplement to this prospectus pursuant to Rule 424(b) under the Securities Act disclosing certain material information relating to such underwriter or broker-dealer and such offering.

Underwriters, broker-dealers or agents may facilitate the marketing of an offering online directly or through one of their affiliates. In those cases, prospective investors may view offering terms and a prospectus online and, depending upon the particular underwriter, broker-dealer or agent, place orders online or through their financial advisors.

In offering the securities covered by this prospectus, the Selling Securityholders and any underwriters, broker-dealers or agents who execute sales for the Selling Securityholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any discounts, commissions, concessions or profit they earn on any resale of those securities may be underwriting discounts and commissions under the Securities Act.

The underwriters, broker-dealers and agents may engage in transactions with us or the Selling Securityholders, or perform services for us or the Selling Securityholders, in the ordinary course of business.

In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

The Selling Securityholders and any other persons participating in the sale or distribution of the securities will be subject to applicable provisions of the Securities Act and the Exchange Act, and the rules and regulations thereunder, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the securities by, the Selling Securityholders or any other person, which limitations may affect the marketability of the shares of the securities.

We will make copies of this prospectus available to the Selling Securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Securityholders may indemnify any agent, broker-dealer or underwriter that participates in transactions involving the sale of the securities against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the Selling Securityholders against certain liabilities, including certain liabilities under the Securities Act, the Exchange Act or other federal or state law. Agents, broker-dealers and underwriters may be entitled to indemnification by us and the Selling Securityholders against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents, broker-dealers or underwriters may be required to make in respect thereof.

We have agreed with certain Selling Securityholders pursuant to the Subscription Agreements to use commercially reasonable efforts to keep the registration statement of which this prospectus constitutes a part effective until such time as (i) the securities covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement, (ii) the earliest of (a) two years, (b) such time that such Selling Securityholder has disposed of such securities pursuant to Rule 144 or (c) if Rule 144(i) is no longer applicable to us or Rule 144(i)(2) is amended to remove the reporting requirement preceding a disposition of securities, such time that such holder is able to dispose of all of its, his or her registrable securities pursuant to Rule 144 without any volume limitations thereunder, (iii) when such securities have ceased to be outstanding or (iv) when such securities have been sold in a private transaction in which the transferor’s registration rights are not assigned to the transferees of such securities.

EXPENSES RELATED TO THE OFFERING

Set forth below is an itemization of the total expenses that are expected to be incurred by us in connection with the offer and sale of Ordinary Shares by the selling securityholders. With the exception of the SEC registration fee, all amounts are estimates.

U.S. Dollar
SEC Registration Fee	$100,309
Legal Fees and Expenses	125,000
Accounting Fees and Expenses	1,330,000
Printing Expenses	7,500
Transfer Agent Expenses	10,000
Miscellaneous Expenses	5,000
Total	$1,577,809

SERVICE OF PROCESS AND ENFORCEMENT OF CIVIL LIABILITIES UNDER U.S. SECURITIES LAWS

The Company is incorporated in Luxembourg and conducts a majority of its operations through its subsidiary, Crynssen Pharma Group Limited, outside the United States. The majority of the Company’s assets are located outside the United States. A majority of the Company’s officers reside outside the United States and a substantial portion of the assets of those persons are located outside of the United States. As a result, it could be difficult or impossible for you to bring an action against the Company or against these individuals outside of the United States in the event that you believe that your rights have been infringed under the applicable securities laws or otherwise. Even if you are successful in bringing an action of this kind, the laws outside of the United States could render you unable to enforce a judgment against the Company’s assets or the assets of the Company’s officers.

LEGAL MATTERS

The validity of the Ordinary Shares has been passed upon by Arendt & Medernach SA, Luxembourg counsel to the Company.

EXPERTS

The consolidated financial statements of Crynssen Pharma Group Limited as of December 31, 2020 and 2019, and for the years then ended included elsewhere in this prospectus, have been audited by Deloitte & Touche Ltda., an independent registered public accounting firm, as stated in their report (which report contains an explanatory paragraph regarding the ability of Procaps to continue as a going concern). Such financial statements are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The financial statements of Union Acquisition Corp. II as of September 30, 2020 and for the year then ended, appearing in this prospectus have been audited by WithumSmith+Brown, PC independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein and are included in reliance on such report given the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the periodic reporting and other information requirements of the Exchange Act as applicable to a “foreign private issuer,” and we will file annual reports and other information from time to time with the SEC in accordance with such requirements. Our SEC filings will be available to the public on the internet at a website maintained by the SEC located at www.sec.gov.

We also maintain an Internet website at www.procapsgroup.com. We will make available, free of charge, the following documents as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC: our Annual Reports on Form 20-F; our reports on Form 6-K; amendments to these documents; and other information as may be required by the SEC. The information contained on, or that may be accessed through, our website is not part of, and is not incorporated into, this prospectus.

UNION ACQUISITION CORP. II
CONDENSED BALANCE SHEETS
(restated — See Note 2)

	June 30, 2021	September 30, 2020
	(Unaudited)
ASSETS
Current Assets
Cash	$2,126	$955,800
Prepaid expenses	41,100	96,472
Total Current Assets	43,226	1,052,272

Investments held in Trust Account	137,245,382	201,323,339
TOTAL ASSETS	$137,288,608	$202,375,611

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current liabilities
Accrued expenses	$121,146	144,541
Advances from related parties	813,190	—
Total Current Liabilities	934,336	144,541

Warrant liabilities	30,075,000	25,500,000
Total Liabilities	31,009,336	25,644,541

Commitments and Contingencies
Ordinary shares subject to possible redemption, 13,553,164 and 20,000,000 shares at redemption value as of June 30, 2021 and September 30, 2020, respectively	135,101,919	200,000,000

Shareholders’ Deficit
Preference shares, $0.0001 par value, 1,000,000 shares authorized; no shares issued and outstanding	—	—
Ordinary shares, $0.0001 par value, 150,000,000 shares authorized; 5,000,000 and 5,000,000 shares issued and outstanding (excluding 13,553,164 and 20,000,000 shares subject to possible redemption) as of June 30, 2021 and September 30, 2020, respectively	500	500
Additional paid-in capital	—	—
Accumulated deficit	(28,823,147)	(23,269,430)
Total Shareholders’ Deficit	(28,822,647)	(23,268,930)
TOTAL LIABILITIES AND SHAREHOLDERS’ DEFICIT	$137,288,608	$202,375,611

The accompanying notes are an integral part of these unaudited condensed interim financial statements.

UNION ACQUISITION CORP. II
CONDENSED STATEMENTS OF OPERATIONS
(Unaudited)
(restated — See Note 2)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2021	2020	2021	2020
General and administrative expenses	$387,582	$173,079	$1,023,152	$630,456
Loss from operations	(387,582)	(173,079)	(1,023,152)	(630,456)

Other (expense) income:
Change in fair value of warrant liabilities	(5,100,000)	(3,625,000)	(4,575,000)	(3,737,500)
Interest earned on marketable securities held in Trust Account	6,676	95,656	44,435	1,317,097
Total, other expense, net	(5,093,324)	(3,529,344)	(4,530,565)	(2,420,403)

Net loss	$(5,480,906)	$(3,702,423)	$(5,553,717)	$(3,050,859)

Weighted average shares outstanding, ordinary shares	19,842,531	25,000,000	23,293,485	23,461,538
Basic and diluted net loss per ordinary share	$(0.28)	$(0.15)	$(0.24)	$(0.13)

The accompanying notes are an integral part of these unaudited condensed interim financial statements.

UNION ACQUISITION CORP. II
CONDENSED STATEMENTS OF CHANGES IN SHAREHOLDERS’ (DEFICIT) EQUITY
(Unaudited)
(restated — See Note 2)

THREE AND NINE MONTHS ENDED JUNE 30, 2021

	Ordinary Shares		Additional Paid in Capital	Accumulated Deficit	Total Shareholders’ Deficit
	Shares	Amount
Balance – October 1, 2020	5,000,000	$500	$—	$(23,269,430)	$(23,268,930)
Net loss	—	—	—	(6,076,872)	(6,076,872)
Balance – December 31, 2020	5,000,000	$500	$—	$(29,346,302)	$(29,345,802)
Net income	—	—	—	6,004,061	6,004,061
Balance – March 31, 2021	5,000,000	$500	$—	$(23,342,241)	$(23,341,741)
Net loss	—	—	—	(5,480,906)	(5,480,906)
Balance – June 30, 2021	5,000,000	$500	$—	$(28,823,147)	$(28,822,647)

THREE AND NINE MONTHS ENDED JUNE 30, 2020

	Ordinary Shares		Additional Paid in Capital	(Accumulated Deficit)/ Retained Earnings	Total Shareholders’ Equity
	Shares	Amount
Balance – October 1, 2019	5,031,250	$503	$24,497	$(15,175)	$9,825
Forfeiture of Founder Shares	(31,250)	(3)	3	—	—
Accretion for ordinary shares to redemption amount	—	—	(24,500)	(10,704,722)	(10,729,222)
Net loss	—	—	—	(1,780,964)	(1,780,964)
Balance – December 31, 2019	5,000,000	$500	$—	$(12,500,861)	$(12,500,361)
Net income	—	—	—	2,432,528	2,432,528
Balance – March 31, 2020	5,000,000	$500	$—	$(10,068,333)	$(10,067,833)
Net loss	—	—	—	(3,702,423)	(3,702,423)
Balance – June 30, 2020	5,000,000	$500	$—	$(13,770,756)	$(13,770,256)

The accompanying notes are an integral part of these unaudited condensed interim financial statements.

UNION ACQUISITION CORP. II
CONDENSED STATEMENTS OF CASH FLOWS
(Unaudited)
(restated — See Note 2)

	Nine Months Ended June 30,
	2021	2020
Cash Flows from Operating Activities:
Net loss	$(5,553,717)	$(3,050,859)
Adjustments to reconcile net loss to net cash used in operating activities:
Interest earned on marketable securities held in Trust Account	(44,435)	(1,317,097)
Change in fair value of warrant liabilities	4,575,000	3,737,500
Fees charged on Trust Account	37,500	32,083
Changes in operating assets and liabilities:
Prepaid expenses	55,373	(179,022)
Accrued expenses	(23,395)	111,193
Net cash used in operating activities	(953,674)	(666,202)

Cash Flows from Investing Activities:
Investment of cash in Trust Account	—	(200,000,000)
Cash withdrawn from Trust Account to redeeming shareholders	64,898,081	—
Investment of cash into Trust Account by Sponsor	(813,190)	—
Net cash provided by (used in) investing activities	64,084,891	(200,000,000)

Cash Flows from Financing Activities:
Proceeds from sale of Units, net of underwriting discounts paid	—	196,000,000
Proceeds from sale of Private Placement Warrants	—	6,250,000
Repayment of promissory note – related party	—	(175,000)
Redemption of common stock	(64,898,081)	(372,228)
Advances from related party	813,190
Net cash (used in) provided by financing activities	(64,084,891)	201,702,772

Net Change in Cash	(953,674)	1,036,570
Cash – Beginning	955,800	27,831
Cash – Ending	$2,126	$1,064,401

The accompanying notes are an integral part of these unaudited condensed interim financial statements.

UNION ACQUISITION CORP. II
NOTES TO CONDENSED INTERIM FINANCIAL STATEMENTS
(Unaudited)

NOTE 1 — ORGANIZATION AND PLAN OF BUSINESS OPERATIONS

Union Acquisition Corp. II (the “Company”) is a blank check company incorporated as a Cayman Islands exempted company on December 6, 2018. The Company was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities that the Company has not yet identified (a “Business Combination”).

The Company’s efforts to identify a prospective target business will not be limited to a particular industry or geographic region, although the Company intends to focus its search for a target business located in Latin America. The Company is an emerging growth company and, as such, the Company is subject to all of the risks associated with emerging growth companies.

At June 30, 2021, the Company had not yet commenced any operations. All activity through June 30, 2021 relates to the Company’s formation, the initial public offering (the “Initial Public Offering”), which is described below, and, after the Initial Public Offering, identifying a target company for a Business Combination and activities in connection with the proposed acquisition of Procaps Group, S.A., a public limited liability company governed by the laws of the Grand Duchy of Luxembourg (“Procaps”) (see Note 5). The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company generates non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering.

The registration statement for the Company’s Initial Public Offering was declared effective on October 17, 2019. On October 22, 2019, the Company consummated the Initial Public Offering of 20,000,000 units (the “Units” and, with respect to the ordinary shares included in the Units being offered, the “Public Shares”), which includes the partial exercise by the underwriters of their over-allotment option in the amount of 2,500,000 Units, at $10.00 per Unit, generating gross proceeds of $200,000,000 which is described in Note 3.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 6,250,000 warrants (the “Private Placement Warrants”) at a price of $1.00 per warrant in a private placement to two of the Company’s shareholders, generating gross proceeds of $6,250,000, which is described in Note 4.

Transaction costs amounted to $4,529,222, consisting of $4,000,000 of underwriting fees and $529,222 of other offering costs.

Following the closing of the Initial Public Offering on October 22, 2019, an amount of $200,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Warrants was placed in a trust account (the “Trust Account”) and invested in U.S. government treasury bills with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940, as amended, or the Investment Company Act, which invest only in direct U.S. government treasury obligations, until the earlier of (i) the consummation of the Business Combination or (ii) the distribution of the Trust Account, as described below.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. The Company’s initial Business Combination must be with one or more target businesses that together have a fair market value equal to at least 80% of the balance in the Trust Account (excluding taxes payable on the income earned on the funds held in trust) at the time of the signing of an agreement to enter into a Business Combination. The Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act. There is no assurance that the Company will be able to successfully effect a Business Combination.

The Company will provide the holders of the public shares (the “Public Shareholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination, either (i) in connection with a shareholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision

UNION ACQUISITION CORP. II
NOTES TO CONDENSED INTERIM FINANCIAL STATEMENTS
(Unaudited)

NOTE 1 — ORGANIZATION AND PLAN OF BUSINESS OPERATIONS (cont.)

as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Shareholders will be entitled to redeem their Public Shares for a pro rata portion of the aggregate amount then on deposit in the Trust Account. There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants.

The Company will proceed with a Business Combination only if it has net tangible assets of at least $5,000,001 upon consummation of the Business Combination and, in the case of a shareholder vote, a majority of the outstanding ordinary shares voted are voted in favor of the Business Combination. Notwithstanding the foregoing, if the Company seeks shareholder approval of the Business Combination and the Company does not conduct redemptions pursuant to the tender offer rules, a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the Public Shares. In connection with any initial Business Combination, the holders of the Company’s ordinary shares issued prior to the Initial Public Offering (the “Initial Shareholders”) and officers and directors and their affiliates have agreed (i) to vote any ordinary shares owned by them in favor of a Business Combination if a vote is held to approve the Business Combination, (ii) not to redeem any of their ordinary shares in connection therewith or any amendment to the Company’s charter documents prior to the consummation of a Business Combination and (iii) not to sell any of their ordinary shares to the Company in a tender offer.

The Company initially had until April 22, 2021 to complete a Business Combination (the “Combination Period”). If the Company has not completed a Business Combination within the Combination Period (and shareholders have not amended the Company’s amended and restated memorandum and articles of association to extend such date), the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (which interest shall be net of taxes payable, and less up to $100,000 of interest to pay liquidation expenses) divided by the number of then outstanding Public Shares, which redemption will completely extinguish the rights of the Public Shareholders as shareholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining shareholders and its Board of Directors, dissolve and liquidate, subject in each case to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. The proceeds deposited in the Trust Account could, however, become subject to claims of creditors. Therefore, the actual per-share redemption amount could be reduced.

On April 16, 2021, the Company held a special meeting pursuant to which the Company’s shareholders approved extending the Combination Period from April 22, 2021 to October 22, 2021 (the “Extension Date”). In connection with the approval of the extension, shareholders elected to redeem an aggregate of 6,446,836 ordinary shares. As a result, an aggregate of $64,898,081 (or approximately $10.07 per share) was released from the Company’s Trust Account to pay such shareholders.

On April 16, 2021, the Company also agreed to deposit a maximum total of $0.12 into the trust account for each of the Shares that are not redeemed in connection with the Extraordinary General Meeting (the “Contribution”). The terms of the Contribution are that each month of the Extension a deposit in an amount equal to $0.02 will be made into the trust account until completion of the business combination. The first payment into the trust account occurred on April 22, 2021 and will recur for each month that is needed by the Company to complete an initial business combination during the Extension. The Company paid $271,063 on April 22, 2021, May 22, 2021 and June 22, 2021 for a total of 813,190.

In the event of a liquidation, the Public Shareholders will be entitled to receive a full pro rata interest in the Trust Account (less up to $100,000 of interest to pay liquidation expenses and which interest shall be net of taxes payable). There will be no redemption rights or liquidating distributions with respect to the Public Warrants (as defined in Note 3), the Founder Shares (as defined in Note 4) or the Private Placement Warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.

UNION ACQUISITION CORP. II
NOTES TO CONDENSED INTERIM FINANCIAL STATEMENTS
(Unaudited)

NOTE 1 — ORGANIZATION AND PLAN OF BUSINESS OPERATIONS (cont.)

In order to protect the amounts held in the Trust Account, Union Group International Holdings Limited (“Union Group”), one of the Company’s initial shareholders and an affiliate of a director of the Company, has agreed to be liable to the Company if and to the extent any claims by a vendor for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account. This liability will not apply with respect to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the Trust Account or to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, Union Group will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that Union Group will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

NOTE 2 — RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS

The Company concluded it should restate its previously issued financial statements to classify all ordinary shares subject to possible redemption in temporary equity. In accordance with ASC 480, paragraph 10-S99, redemption provisions not solely within the control of the Company require ordinary shares subject to redemption to be classified outside of permanent equity. The Company had previously classified a portion of its ordinary shares in permanent equity, or total shareholders’ equity. Although the Company did not specify a maximum redemption threshold, its charter currently provides that the Company will not redeem its Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001. Previously, the Company did not consider redeemable shares classified as temporary equity as part of net tangible assets. Effective with these financial statements, the Company revised this interpretation to include temporary equity in net tangible assets. As a result, the Company restated its previously filed financial statements to present all redeemable ordinary shares as temporary equity and to recognize accretion from the initial book value to redemption value at the time of its Initial Public Offering and in accordance with ASC 480 (Note 3). As a result, management has noted a reclassification adjustment related to temporary equity and permanent equity. This resulted in an adjustment to the initial carrying value of the ordinary shares subject to possible redemption with the offset recorded to additional paid-in capital (to the extent available), accumulated deficit and ordinary shares .

Also, in connection with the change in presentation for the ordinary shares subject to possible redemption, the Company also restated its earnings per share calculation to allocate income and losses to all ordinary shares, regardless of redeemable or non-redeemable. This presentation contemplates a Business Combination as the most likely outcome, in which case, all classes of ordinary shares share pro rata in the income and losses of the Company.

In accordance with SEC Staff Accounting Bulletin No. 99, “Materiality,” and SEC Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements,” the Company evaluated the corrections and has determined that the related impact was material to the previously filed financial statements that contained the error, reported in the Company’s Form 8-K filed with the SEC on March 16, 2021 (the “Post-IPO Balance Sheet”), Form 10-Qs for the quarterly periods ended March 31, 2021, and June 30, 2021 (the “Affected Quarterly Periods”). Therefore, the Company, in consultation with its Audit Committee, concluded that the Post-IPO Balance Sheet and Affected Quarterly Periods should be restated to present all Class A ordinary shares subject to possible redemption as temporary equity and to recognize accretion from the initial book value to redemption value at the time of its Initial Public Offering. As such, the Company is reporting these restatements to those periods in this quarterly report.

There were no adjustments made to the March 31, 2021 and June 30, 2021 balance sheet items as the Company reclass all redeemable shares to temporary equity in the respective 10-Q filings as the company has a PIPE agreement in place (Note 6).

UNION ACQUISITION CORP. II
NOTES TO CONDENSED INTERIM FINANCIAL STATEMENTS
(Unaudited)

NOTE 2 — RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS (cont.)

The impact of the restatement on the balance sheet as of December 31, 2020 is presented below:

Balance Sheet as of December 31, 2020 (unaudited)
Ordinary shares subject to possible redemption	$165,654,190	$34,345,810	$200,000,000
Ordinary shares	$843	$(343)	$500
Additional paid-in capital	$23,640,745	$(23,640,745)	$—
Accumulated deficit	$(18,641,580)	$(10,704,722)	$(29,346,302)
Total Shareholders’ Equity (Deficit)	$5,000,008	$(34,345,810)	$(29,345,802)

The impact of the restatement to the previously reported as restated statement of cash flows for the period ended December 31, 2020, March 31, 2021, and June 30, 2021 is presented below:

Statement of Cash Flows for the three months ended December 31, 2020 (unaudited)
Change in value of ordinary shares subject to possible redemption	$(6,076,870)	$6,076,870	$—
Statement of Cash Flows for the six months ended March 31, 2021 (unaudited)
Change in value of ordinary shares subject to possible redemption	$28,268,940	$(28,268,940)	$—

Statement of Cash Flows for the nine months ended June 30, 2021 (unaudited)
Change in value of ordinary shares subject to possible redemption	$(48,629,141)	$48,629,141	$—

The impact to the reported amounts of weighted average shares outstanding and basic and diluted earnings per ordinary share are presented below for the periods ended December 31, 2020, March 31, 2021, and June 30, 2021:

Statement of Operations for the three months ended December 31, 2020 (unaudited)
Basic and diluted weighted average shares outstanding, ordinary shares subject to possible redemption	20,000,000	(20,000,000)	—
Basic and diluted net income per share, ordinary shares subject to possible redemption	$—	$—	$—
Basic and diluted weighted average shares outstanding, Non-redeemable ordinary shares	5,000,000	(5,000,000)	—
Basic and diluted net loss (income) per share, Non-redeemable ordinary shares	$(1.22)	$1.22	$—
Weighted average shares outstanding, ordinary shares	—	25,000,000	25,000,000
Basic and diluted net loss per share, ordinary shares	$—	$(0.24)	$(0.24)

Statement of Operations for the three months ended March 31, 2021 (unaudited)
Basic and diluted weighted average shares outstanding, ordinary shares subject to possible redemption	20,000,000	(20,000,000)	—
Basic and diluted net income per share, ordinary shares subject to possible redemption	$—	$—	$—
Basic and diluted weighted average shares outstanding, Non-redeemable ordinary shares	5,000,000	(5,000,000)	—
Basic and diluted net loss (income) per share, Non-redeemable ordinary shares	$(1.20)	$1.20	$—
Weighted average shares outstanding, ordinary shares	—	25,000,000	25,000,000
Basic and diluted net income per share, ordinary shares	$—	$0.24	$0.24

UNION ACQUISITION CORP. II
NOTES TO CONDENSED INTERIM FINANCIAL STATEMENTS
(Unaudited)

NOTE 2 — RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS (cont.)

Statement of Operations for the six months ended March 31, 2021 (unaudited)
Basic and diluted weighted average shares outstanding, ordinary shares subject to possible redemption	20,000,000	(20,000,000)	—
Basic and diluted net income per share, ordinary shares subject to possible redemption	$—	$—	$—
Basic and diluted weighted average shares outstanding, Non-redeemable ordinary shares	5,000,000	(5,000,000)	—
Basic and diluted net loss (income) per share, Non-redeemable ordinary shares	$(0.02)	$0.02	$—
Weighted average shares outstanding, ordinary shares	—	25,000,000	25,000,000
Basic and diluted net loss per share, ordinary shares	$—	$—	$(0.00)

Statement of Operations for the three months ended June 30, 2021 (unaudited)
Basic and diluted weighted average shares outstanding, ordinary shares subject to possible redemption	14,842,531	(14,842,531)	—
Basic and diluted net income per share, ordinary shares subject to possible redemption	$—	$—	$—
Basic and diluted weighted average shares outstanding, Non-redeemable ordinary shares	5,000,000	(5,000,000)	—
Basic and diluted net loss (income) per share, Non-redeemable ordinary shares	$(1.10)	$1.10	$—
Weighted average shares outstanding, ordinary shares	—	19,842,531	19,842,531
Basic and diluted net loss per share, ordinary shares	$—	$(0.28)	$(0.28)

Statement of Operations for the Nine months ended June 30, 2021 (unaudited)
Basic and diluted weighted average shares outstanding, ordinary shares subject to possible redemption	18,293,485	(18,293,485)	—
Basic and diluted net income per share, ordinary shares subject to possible redemption	$—	$—	$—
Basic and diluted weighted average shares outstanding, Non-redeemable ordinary shares	5,000,000	(5,000,000)	—
Basic and diluted net loss (income) per share, Non-redeemable ordinary shares	$(1.12)	$1.12	$—
Weighted average shares outstanding, ordinary shares	—	23,293,485	23,293,485
Basic and diluted net loss per share, ordinary shares	$—	$(0.24)	$(0.24)

NOTE 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited condensed interim financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and in accordance with the instructions to Form 10-Q and Article 8 of Regulation S-X of the Securities and Exchange Commission (the “SEC”). Certain information or footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the

UNION ACQUISITION CORP. II
NOTES TO CONDENSED INTERIM FINANCIAL STATEMENTS
(Unaudited)

NOTE 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited condensed interim financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.

The accompanying unaudited condensed interim financial statements should be read in conjunction with the Company’s Annual Report on Form 10-K/A for the year ended September 30, 2020 as filed with the SEC on June 11, 2021, which contains the audited financial statements and notes thereto. The financial information as of September 30, 2020 is derived from the audited financial statements presented in the Company’s Annual Report on Form 10-K/A for the years ended September 30, 2020 and 2019. The interim results for the three and nine months ended June 30, 2021 are not necessarily indicative of the results to be expected for the year ending September 30, 2021 or for any future interim periods.

Liquidity and Going Concern

As of June 30, 2021, the Company had $2,126 in its operating bank accounts, $137,245,382 in securities held in the Trust Account to be used for a Business Combination or to repurchase or redeem its common stock in connection therewith and working capital deficit of $891,110. As of June 30, 2021, approximately $1,412,357 of the amount on deposit in the Trust Account represented interest income, which is available to pay the Company’s tax obligations.

If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, suspending the pursuit of a Business Combination. The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all.

As a result of the above, in connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standard Board’s Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that the liquidity condition and date for mandatory liquidation and dissolution raise substantial doubt about the Company’s ability to continue as a going concern through October 22, 2021 (approved extension date), the scheduled liquidation date of the Company if it does not complete a Business Combination prior to such date. These financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

As of September 29, 2021, substantial doubt about our ability to continue as a going concern was alleviated due to the closing of the business combination.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can

UNION ACQUISITION CORP. II
NOTES TO CONDENSED INTERIM FINANCIAL STATEMENTS
(Unaudited)

NOTE 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of the unaudited condensed interim financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the unaudited condensed interim financial statements and the reported amounts of revenues and expenses during the reporting periods.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. One of the more significant accounting estimates included in these condensed financial statements is the determination of the fair value of the warrant liability. Such estimates may be subject to change as more current information becomes available and accordingly the actual results could differ significantly from those estimates.

Warrant Liabilities

The Company accounts for the Warrants in accordance with the guidance contained in ASC 815-40 under which the Warrants do not meet the criteria for equity treatment and must be recorded as liabilities. Accordingly, the Company classifies the Warrants as liabilities at their fair value and adjust the Warrants to fair value at each reporting period. This liability is subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in our statement of operations. The Public Warrants for periods where no observable traded price was available are valued using a Monte Carlo simulation model. For periods subsequent to the detachment of the Public Warrants from the Units, the Public Warrant quoted market price was used as the fair value as of each relevant date. The fair value of Private Warrants was determined using a Black-Scholes option pricing model.

Ordinary Shares Subject to Possible Redemption (See Note 2)

The Company accounts for its ordinary shares subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Ordinary shares subject to mandatory redemption is classified as a liability instrument and is measured at redemption value. Conditionally redeemable ordinary shares (including ordinary shares that features redemption rights that is either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. The Company’s ordinary shares features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, at June 30, 2021 and September 30, 2020, respectively, there are 13,533,164 and 20,000,000 ordinary shares subject to possible redemption presented as temporary equity, outside of the shareholders’ equity section of the Company’s unaudited condensed balance sheets.

The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable ordinary shares to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable ordinary shares are affected by charges against additional paid in capital and accumulated deficit.

UNION ACQUISITION CORP. II
NOTES TO CONDENSED INTERIM FINANCIAL STATEMENTS
(Unaudited)

NOTE 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

At June 30, 2021, the ordinary shares reflected in the balance sheet are reconciled in the following table:

Gross proceeds	$200,000,000
Less:
Proceeds allocated to Public Warrants	(6,200,000)
Ordinary shares issuance costs	(4,529,222)
Plus:
Accretion of carrying value to redemption value	10,729,222

Ordinary shares subject to possible redemption at IPO	200,000,000
Redemptions of ordinary shares subject to possible redemptions	(64,898,081)
Ordinary shares subject to possible redemption at June 30, 2021	$135,101,919

Offering Costs

Offering costs consisted of legal, accounting and other expenses incurred through the Initial Public Offering that were directly related to the Initial Public Offering. Offering costs were allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis, compared to total proceeds received. Offering costs associated with warrant liabilities were expensed as incurred in the condensed statements of operations. Offering costs associated with the Class A ordinary shares issued were charged to shareholders’ equity upon the completion of the Initial Public Offering.

Income Taxes

ASC Topic 740, “Income Taxes”, prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company’s management determined that the Cayman Islands is the Company’s only major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. As of June 30, 2021 and September 30, 2020, there were no unrecognized tax benefits and no amounts accrued for interest and penalties. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

The Company’s tax provision is zero because the Company is incorporated in the Cayman Islands with no connection to any other taxable jurisdiction. The Company is considered to be an exempted Cayman Islands company and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. As such, the Company has no deferred tax assets.

Net Income (Loss) Per Ordinary Share

The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share”. The Company has one class of ordinary shares. Net income (loss) per ordinary share is computed by dividing net income (loss) by the weighted average number of ordinary shares outstanding for the period.

The calculation of diluted income (loss) per ordinary share does not consider the effect of the warrants issued in connection with the (i) Initial Public Offering, (ii) the exercise of the over-allotment option and the (iii) private placement since the exercise of the warrants is contingent upon the occurrence of future events. The warrants are exercisable to purchase 26,250,000 ordinary shares in the aggregate. Accretion associated with the redeemable ordinary shares is excluded from earnings per share as the redemption value approximates fair value. As of June 30, 2021 and 2020, the Company did not have any other dilutive securities or other contracts that could, potentially, be exercised or converted into ordinary shares and then share in the earnings of the Company. As a result, diluted net loss per ordinary share is the same as basic net loss per ordinary share for the periods presented.

UNION ACQUISITION CORP. II
NOTES TO CONDENSED INTERIM FINANCIAL STATEMENTS
(Unaudited)

NOTE 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Depository Insurance Corporation limit of $250,000. At June 30, 2021 and September 30, 2020, the Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximate the carrying amounts represented in the accompanying unaudited condensed interim financial statements, primarily due to their short-term nature, except for the warrant liabilities (see Note 7).

Recent Accounting Standards

In August 2020, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40) (“ASU 2020-06”) to simplify accounting for certain financial instruments. ASU 2020-06 eliminates the current models that require separation of beneficial conversion and cash conversion features from convertible instruments and simplifies the derivative scope exception guidance pertaining to equity classification of contracts in an entity’s own equity. The new standard also introduces additional disclosures for convertible debt and freestanding instruments that are indexed to and settled in an entity’s own equity. ASU 2020-06 amends the diluted earnings per share guidance, including the requirement to use the if-converted method for all convertible instruments. ASU 2020-06 is for fiscal years beginning after December 15, 2021 and should be applied on a full or modified retrospective basis. Early adoption is permitted, but no earlier than fiscal years beginning after December 15, 2020, including interim periods within those fiscal years. The Company is currently assessing the impact, if any, that ASU 2020-06 would have on its financial position, results of operations or cash flows.

Management does not believe that any other recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s unaudited condensed interim financial statements.

NOTE 4 — INITIAL PUBLIC OFFERING

Pursuant to the Initial Public Offering, the Company sold 20,000,000 Units, at a purchase price of $10.00 per Unit, which includes the partial exercise by the underwriters of their over-allotment option in the amount of 2,500,000 Units at $10.00 per Unit. Each Unit consists of one ordinary share and one redeemable warrant (“Public Warrant”). Each Public Warrant entitles the holder to purchase one ordinary share at a price of $11.50 per share (see Note 7).

NOTE 5 — RELATED PARTY TRANSACTIONS

Founder Shares

In December 2018, the Company issued an aggregate of 4,312,500 ordinary shares (“Founder Shares”) for an aggregate purchase price of $25,000. In August 2019, the Company effected a share capitalization pursuant to which the Company issued an additional 718,750 ordinary shares. As a result, there were 5,031,250 shares outstanding, of which an aggregate of up to 656,250 shares were subject to forfeiture by the Initial Shareholders to the extent that the underwriters’ over-allotment was not exercised in full or in part, so that the Initial Shareholders would own 20% of the Company’s issued and outstanding shares after the Initial Public Offering. As a result of the underwriters’ election to partially exercise their over-allotment option, 31,250 Founder Shares were forfeited and 625,000 Founder Shares are no longer subject to forfeiture, resulting in 5,000,000 ordinary shares outstanding.

UNION ACQUISITION CORP. II
NOTES TO CONDENSED INTERIM FINANCIAL STATEMENTS
(Unaudited)

NOTE 5 — RELATED PARTY TRANSACTIONS (cont.)

The Initial Shareholders have agreed, subject to limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earlier of (i) one year after the date of the consummation of a Business Combination and (ii) the date on which the closing price of the Company’s ordinary shares equals or exceeds $12.50 price per share (as adjusted for share splits, share dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing 150 days after a Business Combination, or earlier if, subsequent to a Business Combination, the Company consummates a subsequent liquidation, merger, share exchange or other similar transaction which results in all of the Company’s shareholders having the right to exchange their ordinary shares for cash, securities or other property.

Private Placement

Simultaneously with the closing of the Initial Public Offering, certain of the Initial Shareholders purchased an aggregate of 6,250,000 Private Placement Warrants at a price of $1.00 Per Private Placement Warrant for an aggregate purchase price of $6,250,000. Each Private Placement Warrant is exercisable to purchase one ordinary share at an exercise price of $11.50. The proceeds from the Private Placement Warrants were added to the proceeds from the Initial Public Offering to be held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds of the sale of the Private Placement Warrants will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless. There will be no redemption rights or liquidating distributions from the Trust Account with respect to the Private Placement Warrants.

The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants (i) will not be redeemable by the Company and (ii) may be exercised for cash or on a cashless basis, so long as they are held by the initial purchasers or any of their permitted transferees. If the Private Placement Warrants are held by holders other than the initial purchasers or any of their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by the holders on the same basis as the Public Warrants. In addition, the Private Placement Warrants may not be transferable, assignable or salable until 30 days after the consummation of a Business Combination, subject to certain limited exceptions.

Support Services

The Company entered into an agreement, commencing on October 17, 2019 through the earlier of the consummation of a Business Combination or the Company’s liquidation, to pay an affiliate of one of the Company’s directors a monthly fee of $10,000 for office space, utilities and administrative support. For the three and nine months ended June 30, 2021 and 2020, the Company incurred $30,000, $30,000, $85,000 and $90,000 in fees for these services, respectively. At June 30, 2021 and September 30, 2020, $60,000 and $115,000 of such fee is included in accrued expenses in the accompanying unaudited condensed interim balance sheets.

The Company also pays its Chief Operating Officer a $10,000 per month consulting fee, commencing on October 17, 2019 through the earlier of the consummation of a Business Combination or the Company’s liquidation. For the three and nine months ended June 30, 2021 and 2020, the Company incurred and paid $30,000 and $90,000, respectively, in fees for these services.

Advances from Related Party

As of June 30, 2021, the Sponsor paid $813,190 on behalf of the Company in connection with the Contribution as described in Note 1. The advances are non-interest bearing and are currently due on demand.

UNION ACQUISITION CORP. II
NOTES TO CONDENSED INTERIM FINANCIAL STATEMENTS
(Unaudited)

NOTE 5 — RELATED PARTY TRANSACTIONS (cont.)

Related Party Loans

In order to finance transaction costs in connection with a Business Combination, the Initial Shareholders, the Company’s officers, directors or their affiliates may, but are not obligated to, loan the Company funds, from time to time or at any time, as may be required (“Working Capital Loans”). Each Working Capital Loan would be evidenced by a promissory note. The Working Capital Loans would either be paid upon consummation of a Business Combination, without interest, or, at the holder’s discretion, up to $1,500,000 of the Working Capital Loans may be converted into warrants at a price of $1.00 per warrant. The warrants would be identical to the Private Placement Warrants. In the event that a Business Combination does not close, the Company may use a portion of the working capital held outside the Trust Account to repay such loaned amounts, but no proceeds from the Trust Account would be used for such repayment. There are no borrowings under the working capital loans to date. As of June 30, 2021 and September 30, 2020, no Working Capital Loans were outstanding.

NOTE 6 — COMMITMENTS AND CONTINGENCIES

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, and/or results of its operations, the specific impact is not readily determinable as of the date of these unaudited condensed interim financial statements. The unaudited condensed interim financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Registration Rights

Pursuant to a registration rights agreement entered into on October 17, 2019, the holders of the Founder Shares, the Private Placement Warrants (and their underlying securities) and the warrants that may be issued upon conversion of the Working Capital Loans (and their underlying securities) are entitled to registration rights. The holders of a majority of these securities will be entitled to make up to two demands that the Company register such securities. The holders of the majority of the Founder Shares can elect to exercise these registration rights at any time commencing three months prior to the date on which these ordinary shares are to be released from escrow. The holders of a majority of the Private Placement Warrants and warrants issued in payment of Working Capital Loans made to the Company (or underlying securities) can elect to exercise these registration rights at any time after the Company consummates a Business Combination. In addition, the holders will have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company granted the underwriters a 45-day option to purchase up to 2,625,000 additional Units to cover over-allotments at the Initial Public Offering price, less the underwriting discounts and commissions. In connection with the closing of the Initial Public Offering on October 22, 2019, the underwriters elected to partially exercise their over-allotment option to purchase 2,500,000 Units at a purchase price of $10.00 per Unit.

Business Combination Marketing Agreement

The Company engaged the representative of the underwriters in the Initial Public Offering as an advisor in connection with a Business Combination to assist the Company in holding meetings with its shareholders to discuss the potential Business Combination and the target business’ attributes, introduce the Company to potential investors that are interested in purchasing the Company’s securities in connection with a Business Combination, assist the Company in obtaining shareholder approval for the Business Combination and assist the Company with its press releases and public filings in connection with the Business Combination. The Company will pay this entity an aggregate cash fee for such services upon the consummation of a Business Combination in an amount equal to $4,200,000 (exclusive of any applicable finders’ fees which might become payable).

UNION ACQUISITION CORP. II
NOTES TO CONDENSED INTERIM FINANCIAL STATEMENTS
(Unaudited)

NOTE 6 — COMMITMENTS AND CONTINGENCIES (cont.)

Procaps Business Combination Agreement

On March 31, 2021, the Company (the “Registrant” or “SPAC”), Crynssen Pharma Group Limited, a private limited liability company registered and incorporated under the laws of Malta (the “Company”), Procaps (“Holdco”) and OZLEM Limited, an exempted company incorporated under the laws of the Cayman Islands (“Merger Sub”) entered into a Business Combination Agreement (the “Business Combination Agreement”).

Pursuant to the Business Combination Agreement, (i) Merger Sub will merge with and into SPAC, with SPAC surviving such merger and becoming a direct wholly-owned subsidiary of Holdco (the “Merger”) and, in the context of the Merger, (a) all ordinary shares of SPAC, par value $0.0001 per share (“SPAC Ordinary Shares”) outstanding will be exchanged with Holdco for the right to receive ordinary shares of Holdco, nominal value $0.01 per share (“Holdco Ordinary Shares”) pursuant to a share capital increase of Holdco, (b) the SPAC Warrants will become warrants of Holdco (“Holdco Warrants”) exercisable for Holdco Ordinary Shares, on substantially the same terms as the SPAC Warrants and (c) Holdco shall enter into an Assignment, Assumption and Amendment Agreement with SPAC and Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent, to amend and assume SPAC’s obligations under the existing Warrant Agreement, dated October 17, 2019, to give effect to the conversion of SPAC Warrants to Holdco Warrants; (ii) immediately following consummation of the Merger and pursuant to those certain individual Contribution and Exchange Agreements, each dated as of March 31, 2021, and entered into by and among Holdco, the Company and each of the shareholders of the Company (the “Company Shareholders”) (collectively, the “Exchange Agreements”), each of the Company Shareholders, effective on the Closing Date immediately following the Merger (the “Exchange Effective Time”) will contribute its respective ordinary shares of the Company, nominal value $1.00 per share (“Company Ordinary Shares”) to Holdco in exchange for Holdco Ordinary Shares, and, in the case of the International Finance Corporation (“IFC”), for Holdco Ordinary Shares and redeemable B shares of Holdco (the “Holdco Redeemable B Shares”), to be subscribed for by each such Company Shareholder (such contributions and exchanges of Company Ordinary Shares for Holdco Ordinary Shares and, with respect to IFC, Holdco Ordinary Shares and Holdco Redeemable B Shares, collectively, the “Exchange”) and Holdco will, simultaneously with the Exchange, redeem all redeemable A shares of Holdco (the “Holdco Redeemable A Shares” and together with the Holdco Ordinary Shares and Holdco Redeemable B Shares, the “Holdco Shares”) held by the Company as a result of its incorporation; (iii) as a result of the Exchange, the Company will become a direct wholly-owned subsidiary of Holdco and the Company Shareholders will become holders of issued and outstanding Holdco Shares; and (iv) immediately following the Exchange, Holdco will redeem 6,000,000 Holdco Redeemable B Shares for a total purchase price of $60,000,000 in accordance with that certain Share Redemption Agreement entered into by and between Holdco and IFC on March 31, 2021. Capitalized terms used but not defined herein shall have the respective meanings set forth in the Business Combination Agreement.

The Company has entered into separate subscription agreements (collectively, the “Subscription Agreements”), dated March 31, 2021, with certain investors, pursuant to which SPAC has agreed to issue and sell, in private placements to close contemporaneously with, but immediately prior to, the Merger, an aggregate of 10,000,000 SPAC Ordinary Shares, for a purchase price of $10.00 per SPAC Ordinary Share and an aggregate purchase price of $100,000,000 (the “PIPE Investment”), which will automatically be converted into Holdco Ordinary Shares at the Merger Effective Time. The Subscription Agreements give the investors customary registration and indemnification rights.

Nomura Agreement

On April 12, 2021, the Company announced that it has entered into an agreement (the “Support Agreement”) with Nomura Securities International, Inc. (“Nomura”) to support the special resolution (“Extension Amendment Proposal”) to amend the Company’s amended and restated memorandum and articles of association to extend the date by which the Company must consummate a business combination from April 22, 2021 to October 22, 2021 (the “Extension”). Pursuant to the Support Agreement, Nomura agrees (i) to use reasonable efforts to acquire up to 1,900,000 Shares (the “Maximum Number of Shares”) prior to April 16, 2021 and (ii) that it will not make an Election with respect to any Shares it purchases under the terms of the Support Agreement and will use reasonable efforts to withdraw any outstanding Election previously made with respect to such Shares. Pursuant to the Support Agreement, the Company agrees to pay Nomura an amount in cash equal to (i) the Maximum Number of Shares multiplied by

UNION ACQUISITION CORP. II
NOTES TO CONDENSED INTERIM FINANCIAL STATEMENTS
(Unaudited)

NOTE 6 — COMMITMENTS AND CONTINGENCIES (cont.)

(ii) $10.07 multiplied by (iii) 0.01, subject to certain adjustments. Nomura acquired 1,200,000 shares in connection with this agreement and the Company paid $156,360 to Nomura which is recorded in the statement of operations for the three and nine months ended June 30, 2021.

NOTE 7 — SHAREHOLDERS’ EQUITY

Preference Shares

The Company is authorized to issue 1,000,000 preference shares with a par value of $0.0001 per share with such designation, rights and preferences as may be determined from time to time by the Company’s Board of Directors. At June 30, 2021 and September 30, 2020, there were no preference shares issued or outstanding.

Ordinary Shares

The Company is authorized to issue 150,000,000 ordinary shares, with a par value of $0.0001 per share. Holders of the ordinary shares are entitled to one vote for each ordinary share. At June 30, 2021 and September 30, 2020, there were 5,000,000 and 5,000,000 ordinary shares issued and outstanding, and there are 13,553,164 and 20,000,000 ordinary shares subject to possible redemption, respectively.

NOTE 8 — WARRANT LIABILITIES

The Public Warrants will become exercisable on the later of (a) the completion of a Business Combination or (b) 12 months from the closing of the Initial Public Offering. Each Public Warrant entitles the holder to purchase one ordinary share at a price of $11.50 per share. In addition, if (x) the Company issues additional ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of an initial Business Combination at an issue price or effective issue price of less than $9.20 per share (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Company’s Initial Shareholders or their affiliates, without taking into account any founders’ shares held by the Initial Shareholders or their affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination on the date of the consummation of the initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the ordinary shares during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price described below will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.

No Public Warrants will be exercisable for cash unless the Company has an effective and current registration statement covering the ordinary shares issuable upon exercise of the Public Warrants and a current prospectus relating to such ordinary shares. Notwithstanding the foregoing, if a registration statement covering the ordinary shares issuable upon exercise of the Public Warrants is not effective within a specified period following the consummation of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act, provided that such exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their warrants on a cashless basis. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

The Company may redeem the Public Warrants:

•        in whole and not in part;

•        at a price of $0.01 per warrant;

UNION ACQUISITION CORP. II
NOTES TO CONDENSED INTERIM FINANCIAL STATEMENTS
(Unaudited)

NOTE 8 — WARRANT LIABILITIES (cont.)

•        at any time after the warrants become exercisable;

•        upon not less than 30 days’ prior written notice of redemption;

•        if, and only if, the reported last sale price of the Company’s ordinary shares equals or exceeds $18.00 per share (subject to adjustment) for any 20 trading days within a 30-trading day period ending on the third business day prior to the notice of redemption to the warrant holders; and

•        if, and only if, there is a current registration statement in effect with respect to the ordinary shares underlying such warrants and a current prospectus relating to those shares is available throughout the 30-day redemption period.

If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement.

The exercise price and number of ordinary shares issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuance of ordinary shares at a price below its exercise price. The Company has agreed to use its best efforts to have declared effective a prospectus relating to the ordinary shares issuable upon exercise of the warrants and keep such prospectus current until the expiration of the warrants. However, if the Company does not maintain a current prospectus relating to the ordinary shares issuable upon exercise of the warrants, holders will be unable to exercise their warrants for cash and the Company will not be required to net cash settle or cash settle the warrant exercise. There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

NOTE 9 — FAIR VALUE MEASUREMENTS

The Company follows the guidance in ASC 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually. The Company classifies its U.S. Treasury and equivalent securities as held-to-maturity in accordance with ASC 320 “Investments — Debt and Equity Securities.” Held-to-maturity securities are those securities which the Company has the ability and intent to hold until maturity. Held-to-maturity treasury securities are recorded at amortized cost on the accompanying balance sheets and adjusted for the amortization or accretion of premiums or discounts.

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:     Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities;

Level 2:     Quoted prices in markets that are not active or financial instruments for which significant inputs to models are observable (including but not limited to quoted prices for similar securities, interest rates, foreign exchange rates, volatility, and credit risk, either directly or indirectly;

Level 3:     Prices or valuations that require significant unobservable input (including Management’s assumptions in determining fair value measurement).

UNION ACQUISITION CORP. II
NOTES TO CONDENSED INTERIM FINANCIAL STATEMENTS
(Unaudited)

NOTE 9 — FAIR VALUE MEASUREMENTS (cont.)

At June 30, 2021, assets held in the Trust Account were comprised of $271,213 in cash, $99,994,737 in U.S. Treasury Bills and $36,979,432 in money market funds, which are invested in U.S. Treasury securities.

At September 30, 2020, assets held in the Trust Account were comprised of $46,650 in cash and $201,276,689 in U.S. Treasury Bills.

The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis at June 30, 2021 and September 30, 2020 and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description	Level	June 30, 2021	September 30, 2020
Assets:
Investments held in the Trust Account	1	$137,245,382	$201,276,435
Liabilities:
Warrant liabilities – Public Warrants	1	$18,200,000	$15,000,000
Warrant liabilities – Private Placement Warrants	3	$11,875,000	$10,500,000

The gross holding losses and fair value of held-to-maturity securities at June 30, 2021 are presented below.

	Held-To-Maturity	Level	Amortized Cost	Gross Holding Loss	Fair Value
June 30, 2021	U.S. Treasury Securities (Matures on 11/04/2021)	1	$99,994,737	$(12,737)	$99,982,000
			$99,994,737	$(12,737)	$99,982,000

The gross holding losses and fair value of held-to-maturity securities at September 30, 2020 are presented below.

	Held-To-Maturity	Level	Amortized Cost	Gross Holding Loss	Fair Value
September 30, 2020	U.S. Treasury Securities (Matures on 10/22/2020)	1	$26,298,490	$195	$26,298,685
September 30, 2020	U.S. Treasury Securities (Matures on 10/29/2020)	1	$24,998,590	$(340)	$24,998,250
September 30, 2020	U.S. Treasury Securities (Matures on 11/5/2020)	1	$49,994,033	$1,967	$49,996,000
September 30, 2020	U.S. Treasury Securities (Matures on 11/27/2020)	1	$49,993,862	$(1,362)	$49,992,500
September 30, 2020	U.S. Treasury Securities (Matures on 12/10/2020)	1	$49,991,714	$(714)	$49,991,000
			$201,276,689	$(254)	$201,276,435

The Warrants were accounted for as liabilities in accordance with ASC 815-40 and are presented within warrant liabilities in the accompanying condensed balance sheets. The warrant liabilities are measured at fair value at inception and on a recurring basis, with changes in fair value presented within loss on warrant liabilities in the condensed statements of operations.

The Private Placement Warrants were valued using a Black Scholes Option Pricing Model, which is considered to be a Level 3 fair value measurement. The Public Warrants were initially valued using a Monte Carlo simulation. The subsequent measurements of the Public Warrants after the detachment of the Public Warrants from the Units was classified as Level 1 due to the use of an observable market quote in an active market. The primary unobservable input utilized in determining the fair value of the ordinary shares. The expected volatility was initially derived from observable public warrant pricing on comparable ‘blank check’ companies without an identified target.

UNION ACQUISITION CORP. II
NOTES TO CONDENSED INTERIM FINANCIAL STATEMENTS
(Unaudited)

NOTE 9 — FAIR VALUE MEASUREMENTS (cont.)

Inherent in a Black Scholes Option Pricing Model are assumptions related to the Unit price, expected volatility, risk-free interest rate, term to expiration, and dividend yield. The Unit price is based on the publicly traded price of the Units as of the measurement date. The Company estimated the volatility for the Public and Private Placement Warrants based on the implied volatility from the traded prices of warrants issued by other special purpose acquisition companies. The risk-free interest rate is based on interpolated U.S. Treasury rates, commensurate with a similar term to the Public and Private Placement Warrants. The term to expiration was calculated as the contractual term of the Public and Private Placement Warrants, assuming one year to a Business Combination from the IPO date. Finally, the Company does not anticipate paying a dividend. Any changes in these assumptions can change the valuation significantly.

The following table presents the quantitative information regarding Level 3 fair value measurement inputs at their measurement dates:

	As of June 30, 2021	As of September 30, 2020
Share Price	$10.09	$9.93
Term (in years)	5.3	5.5
Volatility	24.2%	23.5%
Risk-free rate	0.92%	0.33%
Dividend yield	0.0%	0.0%

The change in the fair value of the derivative warrant liabilities, measured using Level 3 inputs, for the three and nine months ended June 30, 2021 is summarized as follows:

Private Placement
Fair value as of October 1, 2020	$10,500,000
Change in fair value of derivative warrant liabilities	1,875,000
Fair value as of December 31, 2020	12,375,000
Change in fair value of derivative warrant liabilities	(1,000,000)
Fair value as of March 31, 2021	11,375,000
Change in fair value	500,000
Fair value as of June 30, 2021	$11,875,000

Transfers to/from Levels 1, 2, and 3 are recognized at the end of the reporting period. There were no transfers between levels for the three and nine months ended June 30, 2021 and 2020.

NOTE 10 — SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the unaudited condensed interim financial statements were issued. Based upon this review, the Company did not identify any subsequent events that would have required adjustment or disclosure in the unaudited condensed interim financial statements.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and the Board of Directors of
Union Acquisition Corp. II

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Union Acquisition Corp. II (the “Company”) as of September 30, 2020 and 2019, the related statements of operations, changes in shareholders’ equity and cash flows, for the year ended September 30, 2020 and for the period from December 6, 2018 (inception) through September 30, 2019, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of September 30, 2020 and 2019, and the results of its operations and its cash flows for the year ended September 30, 2020 and for the period from December 6, 2018 (inception) through September 30, 2019, in conformity with accounting principles generally accepted in the United States of America.

Restatement of Financial Statements

As discussed in Note 2 to the financial statements, the 2020 financial statements have been restated to correct certain misstatements.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ WithumSmith+Brown, PC

We have served as the Company’s auditor since 2019.

New York, New York

June 11, 2021, except for the effects of the restatement disclosed in Note 2, as to which the date is November 24, 2021

UNION ACQUISITION CORP. II

BALANCE SHEETS

(AS RESTATED — SEE NOTE 2)

	September 30, 2020	September 30, 2019
ASSETS
Current Assets
Cash	$955,800	$27,831
Prepaid expenses	96,472	—
Total Current Assets	1,052,272	27,831

Deferred offering costs	—	213,307
Cash and marketable securities held in Trust Account	201,323,339	—
TOTAL ASSETS	$202,375,611	$241,138

LIABILITIES AND SHAREHOLDERS’ (DEFICIT) EQUITY
Current liabilities
Accrued expenses	$144,541	$—
Accrued offering costs	—	56,313
Promissory note – related party	—	175,000
Total Current Liabilities	144,541	231,313

Warrant liabilities	25,500,000	—
TOTAL LIABILITIES	25,644,541	231,313

Commitments and Contingencies

Ordinary shares subject to possible redemption, $0.0001 par value, 20,000,000 and 0 shares at redemption value at $10.00 per share at September 30, 2020 and 2019, respectively	200,000,000	—

Shareholders’ (Deficit) Equity
Preference shares, $0.0001 par value, 1,000,000 shares authorized; no shares issued and outstanding	—	—
Ordinary shares, $0.0001 par value, 150,000,000 shares authorized; 5,000,000 and 5,031,250(1) shares issued and outstanding (excluding 20,000,000 and -0- shares subject to possible redemption) at September 30, 2020 and 2019, respectively	500	503
Additional paid-in capital		24,497
Accumulated deficit	(23,269,430)	(15,175)
Total Shareholders’ (Deficit) Equity	(23,268,930)	9,825
TOTAL LIABILITIES AND SHAREHOLDERS’ (DEFICIT) EQUITY	$202,375,611	$241,138

____________

(1)      Share count at September 30, 2019 included 656,250 shares subject to forfeiture. As a result of the underwriters’ election to partially exercise their over-allotment option, 31,250 shares were forfeited and 625,000 shares are no longer subject to forfeiture (see Note 4).

The accompanying notes are an integral part of the financial statements.

UNION ACQUISITION CORP. II

STATEMENTS OF OPERATIONS

(AS RESTATED — SEE NOTE 2)

	Year Ended September 30, 2020	For the period from December 6, 2018 (inception) through September 30, 2019
Formation and operating costs	$867,455	$15,175
Loss from operations	(867,455)	(15,175)

Other income (expense):
Change in fair value of warrant liabilities	(13,050,000)	—
Interest earned on marketable securities held in Trust Account	1,367,922	—
Other expense, net	(11,682,078)	—

Net loss	$(12,549,533)	$(15,175)

Weighted average shares outstanding of ordinary shares	23,849,315	—
Basic and diluted net loss per ordinary share	$(0.53)	$0.00

____________

(1)      Share count at September 30, 2019 excluded 656,250 shares subject to forfeiture. As a result of the underwriters’ election to partially exercise their over-allotment option, 31,250 shares were forfeited and 625,000 shares are no longer subject to forfeiture (see Note 4).

The accompanying notes are an integral part of the financial statements.

UNION ACQUISITION CORP. II

STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY (DEFICIT)

(AS RESTATED — SEE NOTE 2)

YEAR ENDED SEPTEMBER 30, 2020

	Ordinary Shares		Additional Paid in Capital	Accumulated Deficit	Total Shareholders’ Equity (Deficit)
	Shares	Amount
Balance – October 1, 2019	5,031,250	$503	$24,497	$(15,175)	$9,825

Forfeiture of Founders Shares	(31,250)	(3)	3	—	—

Accretion for ordinary shares to redemption amount	—	—	(24,500)	(10,704,722)	(10,729,222)

Net loss	—	—	—	(12,549,533)	(12,549,533)
Balance – September 30, 2020	5,000,000	$500	$—	$(23,269,430)	$(23,268,930)

FOR THE PERIOD FROM DECEMBER 6, 2018 (INCEPTION) THROUGH SEPTEMBER 30, 2019

	Ordinary Shares		Additional Paid in Capital	Accumulated Deficit	Total Shareholders’ Equity
	Shares	Amount
Balance – December 6, 2018 (inception)	—	$—	$—	$—	$—

Ordinary shares issued to Initial shareholder(1)	5,031,250	503	24,497	—	25,000

Net loss	—	—	—	(15,175)	(15,175)
Balance – September 30, 2019	5,031,250	$503	$24,497	$(15,175)	$9,825

____________

(1)      Included up to 656,250 shares subject to forfeiture if the over-allotment option was not exercised in full or in part by the underwriters (see Note 4). On October 22, 2019, as a result of the underwriters’ election to partially exercise their over-allotment option, 31,250 shares were forfeited.

The accompanying notes are an integral part of the financial statements.

UNION ACQUISITION CORP. II

STATEMENTS OF CASH FLOWS

(AS RESTATED)

	Year Ended September 30, 2020	For the Period From December 6, 2018 (Inception) Through September 30, 2019
Cash Flows from Operating Activities:
Net loss	$(12,549,533)	$(15,175)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Change in fair value of warrant liabilities	13,050,000	—
Interest earned on marketable securities held in Trust Account	(1,367,922)	—
Fees charged on Trust Account	44,583	—
Changes in operating assets and liabilities:
Prepaid expenses	(96,472)	—
Accrued expenses	144,541	—
Net cash used in operating activities	(774,803)	(15,175)

Cash Flows from Investing Activities:
Investment of cash in Trust Account	(200,000,000)	—
Net cash used in investing activities	(200,000,000)	—

Cash Flows from Financing Activities:
Proceeds from issuance of ordinary shares	—	25,000
Proceeds from sale of Units, net of underwriting discounts paid	196,000,000	—
Proceeds from sale of Private Placement Warrants	6,250,000	—
Proceeds from promissory note – related party	—	175,000
Repayment of promissory note – related party	(175,000)	—
Payments of offering costs	(372,228)	(156,994)
Net cash provided by financing activities	201,702,772	43,006

Net Change in Cash	927,969	27,831
Cash – Beginning	27,831	—
Cash – Ending	$955,800	$27,831

Non-Cash Investing and Financing Activities:
Initial classification of ordinary shares subject to possible redemption	$200,000,000	—
Offering costs included in accrued offering costs	$—	$56,313

The accompanying notes are an integral part of the financial statements.

UNION ACQUISITION CORP. II
NOTES TO FINANCIAL STATEMENTS

NOTE 1 — ORGANIZATION AND PLAN OF BUSINESS OPERATIONS

Union Acquisition Corp. II (the “Company”) is a blank check company incorporated as a Cayman Islands exempted company on December 6, 2018. The Company was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities that the Company has not yet identified (a “Business Combination”).

The Company’s efforts to identify a prospective target business will not be limited to a particular industry or geographic region, although the Company intends to focus its search for a target business located in Latin America. The Company is an emerging growth company and, as such, the Company is subject to all of the risks associated with emerging growth companies.

At September 30, 2020, the Company had not yet commenced any operations. All activity through September 30, 2020 relates to the Company’s formation, the initial public offering (the “Initial Public Offering”), which is described below, and, after the Initial Public Offering, identifying a target company for a Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company generates non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering. The Company has selected September 30 as its fiscal year end.

The registration statement for the Company’s Initial Public Offering was declared effective on October 17, 2019. On October 22, 2019, the Company consummated the Initial Public Offering of 20,000,000 units (the “Units” and, with respect to the ordinary shares included in the Units being offered, the “Public Shares”), which includes the partial exercise by the underwriters of their over-allotment option in the amount of 2,500,000 Units, at $10.00 per Unit, generating gross proceeds of $200,000,000 which is described in Note 4.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 6,250,000 warrants (the “Private Placement Warrants”) at a price of $1.00 per warrant in a private placement to two of the Company’s shareholders, generating gross proceeds of $6,250,000, which is described in Note 5.

Transaction costs amounted to $4,529,222, consisting of $4,000,000 of underwriting fees and $529,222 of other offering costs. In addition, as of September 30, 2020, cash of $955,800 was held outside of the Trust Account (as defined below) and is available for working capital purposes.

Following the closing of the Initial Public Offering on October 22, 2019, an amount of $200,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Warrants was placed in a trust account (the “Trust Account”) and invested in U.S. government treasury bills with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940, as amended, or the Investment Company Act, which invest only in direct U.S. government treasury obligations, until the earlier of (i) the consummation of the Business Combination or (ii) the distribution of the Trust Account, as described below.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. The Company’s initial Business Combination must be with one or more target businesses that together have a fair market value equal to at least 80% of the balance in the Trust Account (excluding taxes payable on the income earned on the funds held in trust) at the time of the signing of an agreement to enter into a Business Combination. The Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act. There is no assurance that the Company will be able to successfully effect a Business Combination.

UNION ACQUISITION CORP. II
NOTES TO FINANCIAL STATEMENTS

NOTE 1 — ORGANIZATION AND PLAN OF BUSINESS OPERATIONS (cont.)

The Company will provide the holders of the public shares (the “Public Shareholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination, either (i) in connection with a shareholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Shareholders will be entitled to redeem their Public Shares for a pro rata portion of the aggregate amount then on deposit in the Trust Account. There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants.

The Company will proceed with a Business Combination only if it has net tangible assets of at least $5,000,001 upon consummation of the Business Combination and, in the case of a shareholder vote, a majority of the outstanding ordinary shares voted are voted in favor of the Business Combination. Notwithstanding the foregoing, if the Company seeks shareholder approval of the Business Combination and the Company does not conduct redemptions pursuant to the tender offer rules, a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the Public Shares. In connection with any initial Business Combination, the holders of the Company’s ordinary shares issued prior to the Initial Public Offering (the “Initial Shareholders”) and officers and directors and their affiliates have agreed (i) to vote any ordinary shares owned by them in favor of a Business Combination if a vote is held to approve the Business Combination, (ii) not to redeem any of their ordinary shares in connection therewith or any amendment to the Company’s charter documents prior to the consummation of a Business Combination and (iii) not to sell any of their ordinary shares to the Company in a tender offer.

The Company initially had until April 22, 2021 to complete a Business Combination (the “Combination Period”). If the Company has not completed a Business Combination within the Combination Period (and shareholders have not amended the Company’s amended and restated memorandum and articles of association to extend such date), the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (which interest shall be net of taxes payable, and less up to $100,000 of interest to pay liquidation expenses) divided by the number of then outstanding Public Shares, which redemption will completely extinguish the rights of the Public Shareholders as shareholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining shareholders and its Board of Directors, dissolve and liquidate, subject in each case to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. The proceeds deposited in the Trust Account could, however, become subject to claims of creditors. Therefore, the actual per-share redemption amount could be reduced.

On April 16, 2021, the Company held a special meeting pursuant to which the Company’s shareholders approved extending the Combination Period from April 22, 2021 to October 22, 2021 (the “Extension Date”). In connection with the approval of the extension, shareholders elected to redeem an aggregate of 6,446,836 ordinary shares. As a result, an aggregate of $64,898,081 (or approximately $10.07 per share) was released from the Company’s Trust Account to pay such shareholders.

In the event of a liquidation, the Public Shareholders will be entitled to receive a full pro rata interest in the Trust Account (less up to $100,000 of interest to pay liquidation expenses and which interest shall be net of taxes payable). There will be no redemption rights or liquidating distributions with respect to the Public Warrants (as defined in Note 4), the Founder Shares (as defined in Note 5) or the Private Placement Warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.

UNION ACQUISITION CORP. II
NOTES TO FINANCIAL STATEMENTS

NOTE 1 — ORGANIZATION AND PLAN OF BUSINESS OPERATIONS (cont.)

In order to protect the amounts held in the Trust Account, Union Group International Holdings Limited (“Union Group”), one of the Company’s initial shareholders and an affiliate of a director of the Company, has agreed to be liable to the Company if and to the extent any claims by a vendor for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account. This liability will not apply with respect to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the Trust Account or to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, Union Group will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that Union Group will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

NOTE 2 — RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS

The Company concluded it should restate its previously issued financial statements by amending Amendment No. 1 to its Annual Report on Form 10-K/A, filed with the SEC on June 11, 2021, to classify all ordinary shares subject to possible redemption in temporary equity. In accordance with ASC 480, paragraph 10-S99, redemption provisions not solely within the control of the Company require ordinary shares subject to redemption to be classified outside of permanent equity. The Company had previously classified a portion of its ordinary shares in permanent equity, or total stockholders’ equity. Although the Company did not specify a maximum redemption threshold, its charter currently provides that the Company will not redeem its Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001. Previously, the Company did not consider redeemable shares classified as temporary equity as part of net tangible assets. Effective with these financial statements, the Company revised this interpretation to include temporary equity in net tangible assets. As a result, the Company restated its previously filed financial statements to present all redeemable ordinary shares as temporary equity and to recognize accretion from the initial book value to redemption value at the time of its Initial Public Offering and in accordance with ASC 480 (Note 3). The Company’s previously filed financial statements that contained the error were initially reported in the Company’s Form 8-K filed with the SEC on October 28, 2019 (the “Post-IPO Balance Sheet”) and the Company’s Annual Report on 10-K for the annual period ended September 30, 2020, which were previously restated in the Company’s Amendment No. 1 to its Form 10-K as filed with the SEC on June 11, 2021, as well as the Form 10-Qs for the quarterly periods ended December 31, 2020, March 31, 2021 and June 30, 2021 (the “Affected Periods”). These financial statements restate the Company’s previously issued audited and unaudited financial statements covering the periods through September 30, 2020.

Also, in connection with the change in presentation for the ordinary shares subject to possible redemption, the Company also restated its earnings per share calculation to allocate income and losses to all ordinary shares. This presentation contemplates a Business Combination as the most likely outcome, in which case, all ordinary shares share pro rata in the income and losses of the Company, regardless of redeemable or non-redeemable.

In accordance with SEC Staff Accounting Bulletin No. 99, “Materiality,” and SEC Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements,” the Company evaluated the corrections and has determined that the related impact was material to the previously filed financial statements that contained the error, reported in the Company’s Form 8-K filed with the SEC on March 16, 2021 (the “Post-IPO Balance Sheet”), Form 10-Qs for the quarterly periods ended March 31, 2021, and June 30, 2021 (the “Affected Quarterly Periods”). Therefore, the Company, in consultation with its Audit Committee, concluded that the Post-IPO Balance Sheet and Affected Quarterly Periods should be restated to present all Class A ordinary shares subject to possible redemption as temporary equity and to recognize accretion from the initial book value to redemption value at the time of its Initial Public Offering. As such, the Company is reporting these restatements to those periods in this quarterly report.

UNION ACQUISITION CORP. II
NOTES TO FINANCIAL STATEMENTS

NOTE 2 — RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS (cont.)

The change in the carrying value of the redeemable shares of ordinary shares in the IPO Balance Sheet resulted in a decrease of approximately $6 million in additional paid-in capital and an increase of approximately $11 million to accumulated deficit, as well as a reclassification of 1,649,400 shares of Class A ordinary shares from permanent equity to temporary equity as presented below.

	As Reported in Restated in 10-K/A Amendment	Adjustments	As Restated
Balance sheet as of October 22, 2019 (audited)
Ordinary shares subject to possible redemption	$183,530,600	$16,469,400	$200,000,000
Ordinary shares	$665	$(165)	$500
Additional paid-in capital	$5,764,513	$(5,764,513)	$—
Accumulated deficit	$(765,175)	$(10,704,222)	$(11,469,897)
Total Stockholders’ Equity (Deficit)	$5,000,003	$(16,469,400)	$(11,469,397)

The impact of the restatement on the balance sheet as of December 31, 2019, March 31, 2020, June 30, 2020, and September 30, 2020, are presented below:

	As Reported in Previously Restated in 10-K/A Amendment	Adjustment	As Restated
Balance Sheet as of December 31, 2019 (unaudited)
Ordinary shares subject to possible redemption	$182,499,630	$17,500,370	$200,000,000
Ordinary shares	$675	$(175)	$500
Additional paid-in capital	$6,795,473	$(6,795,473)	$—
Retained earnings	$(1,796,139)	$(10,704,222)	$(12,500,861)
Total Stockholders’ Equity (Deficit)	$5,000,009	$(17,500,370)	$(12,500,361)

Balance Sheet as of March 31, 2020 (unaudited)
Ordinary shares subject to possible redemption	$184,932,160	$15,067,840	$200,000,000
Ordinary shares	$651	$151	$500
Additional paid-in capital	$4,362,967	$(4,362,967)	$—
Retained earnings	$636,389	$(10,704,222)	$(10,068,333)
Total Stockholders’ Equity (Deficit)	$5,000,007	$(15,067,840)	$(10,067,833)

Balance Sheet as of June 30, 2020 (unaudited)
Ordinary shares subject to possible redemption	$181,229,740	$18,770,260	$200,000,000
Ordinary shares	$688	$(188)	$500
Additional paid-in capital	$8,065,350	$(8,065,350)	$—
Retained earnings	$(3,066,034)	$(10,704,222)	$(13,770,756)
Total Stockholders’ Equity (Deficit)	$5,000,004	$(18,770,260)	$(13,770,256)

Balance Sheet as of September 30, 2020 (audited)
Ordinary shares subject to possible redemption	$171,731,060	$28,268,940	$200,000,000
Ordinary shares	$783	$(283)	$500
Additional paid-in capital	$17,563,935	$(17,563,935)	$—
Retained earnings	$(12,564,708)	$(10,704,222)	$(23,269,430)
Total Stockholders’ Equity (Deficit)	$5,000,010	$(28,268,940)	$(23,268,930)

UNION ACQUISITION CORP. II
NOTES TO FINANCIAL STATEMENTS

NOTE 2 — RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS (cont.)

The impact of the restatement to the previously reported as restated statement of cash flows for the period ended December 31, 2019, March 31, 2020, June 30, 2020, and September 30, 2020, are presented below:

	As Reported in Previously Restated in 10-K/A Amendment	Adjustment	As Restated
Statement of Cash Flows for the Period ended December 31, 2019 (unaudited)
Initial classification of ordinary shares subject to possible redemption	$183,530,600	$14,469,400	$200,000,000
Change in value of ordinary shares subject to possible redemption	$(1,030,970)	$1,030,970	$—

Statement of Cash Flows for the six months ended March 31, 2020 (unaudited)
Initial classification of ordinary shares subject to possible redemption	$183,530,600	$14,469,400	$200,000,000
Change in value of ordinary shares subject to possible redemption	$1,401,560	$(1,401,560)	$—

Statement of Cash Flows for the nine months ended June 30, 2020 (unaudited)
Initial classification of ordinary shares subject to possible redemption	$183,530,600	$14,469,400	$200,000,000
Change in value of ordinary shares subject to possible redemption	$(2,300,860)	$2,300,860	$—

Statement of Cash Flows for the nine months ended September 30, 2020 (audited)
Initial classification of ordinary shares subject to possible redemption	$183,530,600	$14,469,400	$200,000,000
Change in value of ordinary shares subject to possible redemption	$(11,799,540)	$11,799,540	$—

UNION ACQUISITION CORP. II
NOTES TO FINANCIAL STATEMENTS

NOTE 2 — RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS (cont.)

The impact to the reported amounts of weighted average shares outstanding and basic and diluted earnings per common share are presented below for the periods ended December 31, 2019, March 31, 2020, June 30, 2020, and September 30, 2020:

	As Reported in Previously Restated in 10-K/A Amendment	Adjustment	As Restated
Statement of Operations for the period ended December 31, 2019 (unaudited)
Basic and diluted weighted average shares outstanding, ordinary shares subject to possible redemption	20,000,000	(20,000,000)	—
Basic and diluted net income per share, ordinary shares subject to possible redemption	$0.03	$(0.03)	$—
Basic and diluted weighted average shares outstanding, Non-redeemable ordinary shares	5,000,000	(5,000,000)	—
Basic and diluted net loss (income) per share, Non-redeemable ordinary shares	$(0.47)	$0.47	$—
Weighted average shares outstanding ordinary shares	—	20,384,615	20,384,615
Basic and diluted net loss per share, ordinary shares	$—	$(0.09)	$(0.09)

Statement of Operations for the three months ended March 31, 2020 (unaudited)
Basic and diluted weighted average shares outstanding, ordinary shares subject to possible redemption	20,000,000	(20,000,000)	—
Basic and diluted net income per share, ordinary shares subject to possible redemption	$0.03	$(0.03)	$—
Basic and diluted weighted average shares outstanding, Non-redeemable ordinary shares	5,000,000	(5,000,000)	—
Basic and diluted net loss (income) per share, Non-redeemable ordinary shares	$0.36	$(0.36)	$—
Weighted average shares outstanding ordinary shares	—	25,000,000	25,000,000
Basic and diluted net income per share, ordinary shares	$—	$0.10	$0.10

Statement of Operations for the six months ended March 31, 2020 (unaudited)
Basic and diluted weighted average shares outstanding, ordinary shares subject to possible redemption	20,000,000	(20,000,000)	—
Basic and diluted net income per share, ordinary shares subject to possible redemption	$0.06	$(0.06)	$—
Basic and diluted weighted average shares outstanding, Non-redeemable ordinary shares	5,000,000	(5,000,000)	—
Basic and diluted net loss (income) per share, Non-redeemable ordinary shares	$(0.11)	$0.11	$—
Weighted average shares outstanding ordinary shares	—	22,692,308	22,692,308
Basic and diluted net income per share, ordinary shares	$—	$0.03	$0.03

UNION ACQUISITION CORP. II
NOTES TO FINANCIAL STATEMENTS

NOTE 2 — RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS (cont.)

	As Reported in Previously Restated in 10-K/A Amendment	Adjustment	As Restated
Statement of Operations for the three months ended June 30, 2020 (unaudited)
Basic and diluted weighted average shares outstanding, ordinary shares subject to possible redemption	20,000,000	(20,000,000)	—
Basic and diluted net income per share, ordinary shares subject to possible redemption	$—	$—	$—
Basic and diluted weighted average shares outstanding, Non-redeemable ordinary shares	5,000,000	(5,000,000)	—
Basic and diluted net loss (income) per share, Non-redeemable ordinary shares	$(0.76)	$0.76	$—
Weighted average shares outstanding ordinary shares	—	25,000,000	25,000,000
Basic and diluted net loss per share, ordinary shares	$—	$(0.15)	$(0.15)
Statement of Operations for the nine months ended June 30, 2020 (unaudited)
Basic and diluted weighted average shares outstanding, ordinary shares subject to possible redemption	20,000,000	(20,000,000)	—
Basic and diluted net income per share, ordinary shares subject to possible redemption	$0.07	$(0.07)	$—
Basic and diluted weighted average shares outstanding, Non-redeemable ordinary shares	5,000,000	(5,000,000)	—
Basic and diluted net loss (income) per share, Non-redeemable ordinary shares	$(0.87)	$0.87	$—
Weighted average shares outstanding ordinary shares	—	23,461,538	23,461,538
Basic and diluted net loss per share, ordinary shares	$—	$(0.13)	$(0.13)

Statement of Operations for the period ended September 30, 2020 (audited)
Basic and diluted weighted average shares outstanding, ordinary shares subject to possible redemption	20,000,000	(20,000,000)	—
Basic and diluted net income per share, ordinary shares subject to possible redemption	$0.07	$—	$—
Basic and diluted weighted average shares outstanding, Non-redeemable ordinary shares	5,000,000	(5,000,000)	—
Basic and diluted net loss (income) per share, Non-redeemable ordinary shares	$(2.78)	$2.78	$—
Weighted average shares outstanding ordinary shares	—	23,849,315	23,849,315
Basic and diluted net loss per share, ordinary shares	$—	$(0.53)	$(0.53)

NOTE 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements are presented in U.S. dollars and have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the accounting and disclosure rules and regulations of the Securities and Exchange Commission (the “SEC”).

UNION ACQUISITION CORP. II
NOTES TO FINANCIAL STATEMENTS

NOTE 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Going Concern

In connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standard Board’s Accounting Standards Codification (“ASC”) 205-40, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that the mandatory liquidation and subsequent dissolution, should the Company be unable to complete a business combination, raises substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after October 22, 2021. As of September 29, 2021, substantial doubt about our ability to continue as a going concern was alleviated due to the closing of the business combination.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of the financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. One of the more significant accounting estimates included in these condensed financial statements is the determination of the fair value of the warrant liabilities. Such estimates may be subject to change as more current information becomes available and accordingly the actual results could differ significantly from those estimates.

Ordinary Shares Subject to Possible Redemption

The Company accounts for its ordinary shares subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Ordinary shares subject to mandatory redemption is classified as a liability instrument and is measured at redemption value. Conditionally redeemable ordinary shares (including

UNION ACQUISITION CORP. II
NOTES TO FINANCIAL STATEMENTS

NOTE 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

ordinary shares that features redemption rights that is either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. The Company’s ordinary shares features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, at September 30, 2020 and 2019, respectively, there are 20,000,000 and 0 ordinary shares subject to possible redemption presented as temporary equity, outside of the shareholders’ equity section of the Company’s balance sheets.

The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable ordinary shares to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable ordinary shares are affected by charges against additional paid-in capital and accumulated deficit.

At September 30, 2020, the ordinary shares reflected in the balance sheet are reconciled in the following table:

Gross proceeds	$200,000,000
Less:
Proceeds allocated to Public Warrants	(6,200,000)
Ordinary shares issuance costs	(4,529,222)
Plus:
Accretion of carrying value to redemption value	10,729,222
Ordinary shares subject to possible redemption	$200,000,000

Offering Costs

Offering costs consist of underwriting, legal, accounting and other expenses incurred through the Initial Public Offering that are directly related to the Initial Public Offering. Offering costs amounting to $4,529,222 were initially charged to temporary equity and then accreted to redemption value upon the completion of the Initial Public Offering.

Warrant Liabilities

The Company accounts for the Warrants in accordance with the guidance contained in ASC 815-40 under which the Warrants do not meet the criteria for equity treatment and must be recorded as liabilities. Accordingly, the Company classifies the Warrants as liabilities at their fair value and adjust the Warrants to fair value at each reporting period. This liability is subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in our statement of operations. The Public Warrants for periods where no observable traded price was available are valued using a Monte Carlo simulation model. For periods subsequent to the detachment of the Public Warrants from the Units, the Public Warrant quoted market price was used as the fair value as of each relevant date. The fair value of Private Warrants was determined using a Black-Scholes option pricing model.

Income Taxes

ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company’s management determined that the Cayman Islands is the Company’s only major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. As of September 30, 2020 and 2019, there were no unrecognized tax benefits and no amounts accrued for interest and penalties. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

UNION ACQUISITION CORP. II
NOTES TO FINANCIAL STATEMENTS

NOTE 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The Company’s tax provision is zero because the Company is incorporated in the Cayman Islands with no connection to any other taxable jurisdiction. The Company is considered to be an exempted Cayman Islands company and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. As such, the Company has no deferred tax assets.

Net Income (Loss) Per Ordinary Share

The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share”. The Company has one class of ordinary shares. Net income (loss) per ordinary share is computed by dividing net income (loss) by the weighted average number of ordinary shares outstanding for the period.

The calculation of diluted income (loss) per ordinary share does not consider the effect of the warrants issued in connection with the (i) Initial Public Offering, (ii) the exercise of the over-allotment option and the (iii) private placement since the exercise of the warrants is contingent upon the occurrence of future events. The warrants are exercisable to purchase 26,250,000 ordinary shares in the aggregate. Accretion associated with the redeemable ordinary shares is excluded from earnings per share as the redemption value approximates fair value. As of September 30, 2020 and 2019, the Company did not have any other dilutive securities or other contracts that could, potentially, be exercised or converted into ordinary shares and then share in the earnings of the Company. As a result, diluted net loss per ordinary share is the same as basic net loss per ordinary share for the periods presented.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Depository Insurance Corporation limit of $250,000. At September 30, 2020 and 2019, the Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the accompanying financial statements, primarily due to their short-term nature.

Recent Accounting Standards

Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.

NOTE 4 — INITIAL PUBLIC OFFERING

Pursuant to the Initial Public Offering, the Company sold 20,000,000 Units, at a purchase price of $10.00 per Unit, which includes the partial exercise by the underwriters of their over-allotment option in the amount of 2,500,000 Units at $10.00 per Unit. Each Unit consists of one ordinary share and one redeemable warrant (“Public Warrant”). Each Public Warrant entitles the holder to purchase one ordinary share at a price of $11.50 per share (see Note 6).

NOTE 5 — RELATED PARTY TRANSACTIONS

Founder Shares

In December 2018, the Company issued an aggregate of 4,312,500 ordinary shares (“Founder Shares”) for an aggregate purchase price of $25,000. In August 2019, the Company effected a share capitalization pursuant to which the Company issued an additional 718,750 ordinary shares. All share and per-share amounts have been retroactively restated to reflect the share capitalization. As a result, there were 5,031,250 shares outstanding, of which an aggregate of up to 656,250 shares were subject to forfeiture by the Initial Shareholders to the extent that the underwriters’ over-allotment

UNION ACQUISITION CORP. II
NOTES TO FINANCIAL STATEMENTS

NOTE 5 — RELATED PARTY TRANSACTIONS (cont.)

was not exercised in full or in part, so that the Initial Shareholders would own 20% of the Company’s issued and outstanding shares after the Initial Public Offering. As a result of the underwriters’ election to partially exercise their over-allotment option, 31,250 Founder Shares were forfeited and 625,000 Founder Shares are no longer subject to forfeiture. Thus, at October 22, 2019, there were 5,000,000 ordinary shares to the Initial Shareholders outstanding.

The Initial Shareholders have agreed, subject to limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earlier of (i) one year after the date of the consummation of a Business Combination and (ii) the date on which the closing price of the Company’s ordinary shares equals or exceeds $12.50 price per share (as adjusted for share splits, share dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing 150 days after a Business Combination, or earlier if, subsequent to a Business Combination, the Company consummates a subsequent liquidation, merger, share exchange or other similar transaction which results in all of the Company’s shareholders having the right to exchange their ordinary shares for cash, securities or other property.

Private Placement

Simultaneously with the closing of the Initial Public Offering, certain of the Initial Shareholders purchased an aggregate of 6,250,000 Private Placement Warrants at a price of $1.00 Per Private Placement Warrant for an aggregate purchase price of $6,250,000. Each Private Placement Warrant is exercisable to purchase one ordinary share at an exercise price of $11.50. The proceeds from the Private Placement Warrants were added to the proceeds from the Initial Public Offering to be held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds of the sale of the Private Placement Warrants will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless. There will be no redemption rights or liquidating distributions from the Trust Account with respect to the Private Placement Warrants.

The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants (i) will not be redeemable by the Company and (ii) may be exercised for cash or on a cashless basis, so long as they are held by the initial purchasers or any of their permitted transferees. If the Private Placement Warrants are held by holders other than the initial purchasers or any of their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by the holders on the same basis as the Public Warrants. In addition, the Private Placement Warrants may not be transferable, assignable or salable until 30 days after the consummation of a Business Combination, subject to certain limited exceptions.

Promissory Note — Related Party

The Company issued an unsecured promissory note to Union Group on December 19, 2018, pursuant to which the Company may borrow up to aggregate principal amount of $200,000 (the “Promissory Note”). The Promissory Note was non-interest bearing and payable on the earlier of (i) December 31, 2019, (ii) the consummation of the Initial Public Offering or (iii) the date on which the Company determined not to proceed with the Initial Public Offering. The outstanding balance as of September 30, 2019 of $175,000 under the Promissory Note was repaid on December 5, 2019.

Support Services

The Company entered into an agreement, commencing on October 17, 2019 through the earlier of the consummation of a Business Combination or the Company’s liquidation, to pay an affiliate of one of the Company’s directors a monthly fee of $10,000 for office space, utilities and administrative support. For the year ended September 30, 2020, the Company incurred $115,000 in fees for these services, of which $115,000 is included in accrued expenses in the accompanying balance sheet as of September 30, 2020.

The Company also pays its Chief Operating Officer a $10,000 per month consulting fee, commencing on October 17, 2019 through the earlier of the consummation of a Business Combination or the Company’s liquidation. For the year ended September 30, 2020, the Company incurred and paid $120,000 in fees for these services. No fees were paid as of September 30, 2019.

UNION ACQUISITION CORP. II
NOTES TO FINANCIAL STATEMENTS

NOTE 5 — RELATED PARTY TRANSACTIONS (cont.)

Related Party Loans

In order to finance transaction costs in connection with a Business Combination, the Initial Shareholders, the Company’s officers, directors or their affiliates may, but are not obligated to, loan the Company funds, from time to time or at any time, as may be required (“Working Capital Loans”). Each Working Capital Loan would be evidenced by a promissory note. The Working Capital Loans would either be paid upon consummation of a Business Combination, without interest, or, at the holder’s discretion, up to $1,500,000 of the Working Capital Loans may be converted into warrants at a price of $1.00 per warrant. The warrants would be identical to the Private Placement Warrants. In the event that a Business Combination does not close, the Company may use a portion of the working capital held outside the Trust Account to repay such loaned amounts, but no proceeds from the Trust Account would be used for such repayment. There are no borrowings under the working capital loans to date. As of September 30, 2020 and 2019, no Working Capital Loans were outstanding.

NOTE 6 — COMMITMENTS AND CONTINGENCIES

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Registration Rights

Pursuant to a registration rights agreement entered into on October 17, 2019, the holders of the Founder Shares, the Private Placement Warrants (and their underlying securities) and the warrants that may be issued upon conversion of the Working Capital Loans (and their underlying securities) are entitled to registration rights. The holders of a majority of these securities will be entitled to make up to two demands that the Company register such securities. The holders of the majority of the Founder Shares can elect to exercise these registration rights at any time commencing three months prior to the date on which these ordinary shares are to be released from escrow. The holders of a majority of the Private Placement Warrants and warrants issued in payment of Working Capital Loans made to the Company (or underlying securities) can elect to exercise these registration rights at any time after the Company consummates a Business Combination. In addition, the holders will have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company granted the underwriters a 45-day option to purchase up to 2,625,000 additional Units to cover over-allotments at the Initial Public Offering price, less the underwriting discounts and commissions. In connection with the closing of the Initial Public Offering on October 22, 2019, the underwriters elected to partially exercise their over-allotment option to purchase 2,500,000 Units at a purchase price of $10.00 per Unit.

Business Combination Marketing Agreement

The Company intends to engage the representative of the underwriters in the Initial Public Offering as an advisor in connection with a Business Combination to assist the Company in holding meetings with its shareholders to discuss the potential Business Combination and the target business’ attributes, introduce the Company to potential investors that are interested in purchasing the Company’s securities in connection with a Business Combination, assist the Company in obtaining shareholder approval for the Business Combination and assist the Company with its press releases and public filings in connection with the Business Combination. The Company will pay this entity an aggregate cash fee for such services upon the consummation of a Business Combination in an amount equal to $4,200,000 (exclusive of any applicable finders’ fees which might become payable).

UNION ACQUISITION CORP. II
NOTES TO FINANCIAL STATEMENTS

NOTE 7 — SHAREHOLDERS’ EQUITY

Preference Shares

The Company is authorized to issue 1,000,000 preference shares with a par value of $0.0001 per share with such designation, rights and preferences as may be determined from time to time by the Company’s Board of Directors. At September 30, 2020 and 2019, there were no preference shares issued or outstanding.

Ordinary Shares

The Company is authorized to issue 150,000,000 ordinary shares, with a par value of $0.0001 per share. Holders of the ordinary shares are entitled to one vote for each ordinary share. At September 30, 2020 and 2019, there were 5,000,000 and 5,031,250 ordinary shares issued and outstanding, excluding 20,000,000 and -0- ordinary shares subject to possible redemption, respectively.

NOTE 8 — WARRANTS

The Public Warrants will become exercisable on the later of (a) the completion of a Business Combination or (b) 12 months from the closing of the Initial Public Offering. Each Public Warrant entitles the holder to purchase one ordinary share at a price of $11.50 per share. In addition, if (x) the Company issues additional ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of an initial Business Combination at an issue price or effective issue price of less than $9.20 per share (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Company’s Initial Shareholders or their affiliates, without taking into account any founders’ shares held by the Initial Shareholders or their affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination on the date of the consummation of the initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the ordinary shares during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price described below will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.

No Public Warrants will be exercisable for cash unless the Company has an effective and current registration statement covering the ordinary shares issuable upon exercise of the Public Warrants and a current prospectus relating to such ordinary shares. Notwithstanding the foregoing, if a registration statement covering the ordinary shares issuable upon exercise of the Public Warrants is not effective within a specified period following the consummation of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act, provided that such exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their warrants on a cashless basis. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

The Company may redeem the Public Warrants:

•        in whole and not in part;

•        at a price of $0.01 per warrant;

•        at any time after the warrants become exercisable;

•        upon not less than 30 days’ prior written notice of redemption;

UNION ACQUISITION CORP. II
NOTES TO FINANCIAL STATEMENTS

NOTE 8 — WARRANTS (cont.)

•        if, and only if, the reported last sale price of the Company’s ordinary shares equals or exceeds $18.00 per share (subject to adjustment) for any 20 trading days within a 30-trading day period ending on the third business day prior to the notice of redemption to the warrant holders; and

•        if, and only if, there is a current registration statement in effect with respect to the ordinary shares underlying such warrants and a current prospectus relating to those shares is available throughout the 30-day redemption period.

If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement.

The exercise price and number of ordinary shares issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuance of ordinary shares at a price below its exercise price. The Company has agreed to use its best efforts to have declared effective a prospectus relating to the ordinary shares issuable upon exercise of the warrants and keep such prospectus current until the expiration of the warrants. However, if the Company does not maintain a current prospectus relating to the ordinary shares issuable upon exercise of the warrants, holders will be unable to exercise their warrants for cash and the Company will not be required to net cash settle or cash settle the warrant exercise. There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

NOTE 9 — FAIR VALUE MEASUREMENTS

The Company classifies its U. S. Treasury and equivalent securities as held-to-maturity in accordance with ASC 320 “Investments - Debt and Equity Securities.” Held-to-maturity securities are those securities which the Company has the ability and intent to hold until maturity. Held-to-maturity treasury securities are recorded at amortized cost on the accompanying balance sheets and adjusted for the amortization or accretion of premiums or discounts.

At September 30, 2020, assets held in the Trust Account were comprised of $46,650 in cash and $201,276,689 in U.S. Treasury Bills.

The gross holding losses and fair value of held-to-maturity securities at September 30, 2020 are presented below.

	Held-To-Maturity	Level	Amortized Cost	Gross Holding Loss	Fair Value
September 30, 2020	U.S. Treasury Securities (Matures on 10/22/2020)	1	$26,298,490	$195	$26,298,685
September 30, 2020	U.S. Treasury Securities (Matures on 10/29/2020)	1	$24,998,590	$(340)	$24,998,250
September 30, 2020	U.S. Treasury Securities (Matures on 11/5/2020)	1	$49,994,033	$1,967	$49,996,000
September 30, 2020	U.S. Treasury Securities (Matures on 11/27/2020)	1	$49,993,862	$(1,362)	$49,992,500
September 30, 2020	U.S. Treasury Securities (Matures on 12/10/2020)	1	$49,991,714	$(714)	$49,991,000
			$201,276,689	$(254)	$201,276,435

UNION ACQUISITION CORP. II
NOTES TO FINANCIAL STATEMENTS

NOTE 9 — FAIR VALUE MEASUREMENTS (cont.)

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:      Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:      Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:      Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

The following table also presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis at September 30, 2020 and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

	Level	September 30, 2020
Assets:
U.S. Treasury Securities	1	$201,276,435

Liabilities
Warrant Liabilities – Public Warrants	1	$15,000,000
Warrant Liabilities – Private Placement Warrants	3	$10,500,000

The Warrants were accounted for as liabilities in accordance with ASC 815-40 and are presented within warrant liabilities in the accompanying balance sheet. The warrant liabilities are measured at fair value at inception and on a recurring basis, with changes in fair value presented within loss on warrant liabilities in the statement of operations.

The Private Placement Warrants were valued using a Black Scholes Model, which is considered to be a Level 3 fair value measurement. The Public Warrants were valued using a Monte Carlo simulation. The primary unobservable input utilized in determining the fair value of the Warrants is the expected volatility of the ordinary shares. The expected volatility was initially derived from observable public warrant pricing on comparable ‘blank-check’ companies without an identified target. The subsequent measurements of the Public Warrants after the detachment of the Public Warrants from the Units was classified as Level 1 due to the use of an observable market quote in an active market. For periods subsequent to the detachment of the Public Warrants from the Units, the close price of the Public Warrant price was used as the fair value as of each relevant date.

UNION ACQUISITION CORP. II
NOTES TO FINANCIAL STATEMENTS

NOTE 9 — FAIR VALUE MEASUREMENTS (cont.)

The following table presents the quantitative information regarding Level 3 fair value measurements:

	At October 22, 2019 (Initial Measurement)	As of September 30, 2020
Unit price	$10.08	$	N/A
Share Price	N/A		$9.93
Term (in years)	5.5		5.5
Volatility	15.6%		23.5%
Risk-free rate	1.61%		0.33%
Dividend yield	0.0%		0.0%

The following table presents the changes in the fair value of Level 3 warrant liabilities:

	Private Placement	Public	Warrant Liabilities
Fair value as of October 1, 2019	$—	$—	$—
Initial measurement on October 22, 2019	7,000,000	6,200,000	13,200,000
Transfers to Level 1	—	(6,200,000)	(6,200,000)
Change in fair value	3,500,000	—	3,500,000
Fair value as of September 30, 2020	$10,500,000	$—	$10,500,000

Transfers to/from Levels 1, 2 and 3 are recognized at the end of the reporting period in which a change in valuation technique or methodology occurs. The estimated fair value of the Public Warrants transferred from a Level 3 measurement to a Level 1 fair value measurement during the year ended September 30, 2020 was $6,200,000.

NOTE 10 — SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Based upon this review, other than as described in Note 2 and below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

Procaps Business Combination Agreement

On March 31, 2021, the Company (the “Registrant” or “SPAC”), Crynssen Pharma Group Limited, a private limited liability company registered and incorporated under the laws of Malta (the “Company”), Procaps (“Holdco”) and OZLEM Limited, an exempted company incorporated under the laws of the Cayman Islands (“Merger Sub”) entered into a Business Combination Agreement (the “Business Combination Agreement”).

Pursuant to the Business Combination Agreement, (i) Merger Sub will merge with and into SPAC, with SPAC surviving such merger and becoming a direct wholly-owned subsidiary of Holdco (the “Merger”) and, in the context of the Merger, (a) all ordinary shares of SPAC, par value $0.0001 per share (“SPAC Ordinary Shares”) outstanding will be exchanged with Holdco for the right to receive ordinary shares of Holdco, nominal value $0.01 per share (“Holdco Ordinary Shares”) pursuant to a share capital increase of Holdco, (b) the SPAC Warrants will become warrants of Holdco (“Holdco Warrants”) exercisable for Holdco Ordinary Shares, on substantially the same terms as the SPAC Warrants and (c) Holdco shall enter into an Assignment, Assumption and Amendment Agreement with SPAC and Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent, to amend and assume SPAC’s obligations under the existing Warrant Agreement, dated October 17, 2019, to give effect to the conversion of SPAC Warrants to Holdco Warrants; (ii) immediately following consummation of the Merger and pursuant to those certain individual Contribution and Exchange Agreements, each dated as of March 31, 2021, and

UNION ACQUISITION CORP. II
NOTES TO FINANCIAL STATEMENTS

NOTE 10 — SUBSEQUENT EVENTS (cont.)

entered into by and among Holdco, the Company and each of the shareholders of the Company (the “Company Shareholders”) (collectively, the “Exchange Agreements”), each of the Company Shareholders, effective on the Closing Date immediately following the Merger (the “Exchange Effective Time”) will contribute its respective ordinary shares of the Company, nominal value $1.00 per share (“Company Ordinary Shares”) to Holdco in exchange for Holdco Ordinary Shares, and, in the case of the International Finance Corporation (“IFC”), for Holdco Ordinary Shares and redeemable B shares of Holdco (the “Holdco Redeemable B Shares”), to be subscribed for by each such Company Shareholder (such contributions and exchanges of Company Ordinary Shares for Holdco Ordinary Shares and, with respect to IFC, Holdco Ordinary Shares and Holdco Redeemable B Shares, collectively, the “Exchange”) and Holdco will, simultaneously with the Exchange, redeem all redeemable A shares of Holdco (the “Holdco Redeemable A Shares” and together with the Holdco Ordinary Shares and Holdco Redeemable B Shares, the “Holdco Shares”) held by the Company as a result of its incorporation; (iii) as a result of the Exchange, the Company will become a direct wholly-owned subsidiary of Holdco and the Company Shareholders will become holders of issued and outstanding Holdco Shares; and (iv) immediately following the Exchange, Holdco will redeem 6,000,000 Holdco Redeemable B Shares for a total purchase price of $60,000,000 in accordance with that certain Share Redemption Agreement entered into by and between Holdco and IFC on March 31, 2021. Capitalized terms used but not defined herein shall have the respective meanings set forth in the Business Combination Agreement.

The Company has entered into separate subscription agreements (collectively, the “Subscription Agreements”), dated March 31, 2021, with certain investors, pursuant to which SPAC has agreed to issue and sell, in private placements to close contemporaneously with, but immediately prior to, the Merger, an aggregate of 10,000,000 SPAC Ordinary Shares, for a purchase price of $10.00 per SPAC Ordinary Share and an aggregate purchase price of $100,000,000 (the “PIPE Investment”), which will automatically be converted into Holdco Ordinary Shares at the Merger Effective Time. The Subscription Agreements give the investors customary registration and indemnification rights.

Crynssen Pharma Group Limited and subsidiaries (The Group)
Unaudited Condensed Consolidated Interim Financial Statements for the six months ended June 30, 2021 and 2020

Crynssen Pharma Group Limited and subsidiaries (The Group)
Unaudited Condensed Consolidated Interim Statement of Profit or Loss and Other Comprehensive Income
For the six months ended June 30, 2021 and 2020
(In thousands of United States Dollars, unless otherwise stated)

		For the six months ended June 30
	Notes	2021	2020
Revenue	5	$176,377	$134,007
Cost of sales		(78,575)	(58,608)
Gross profit		97,802	75,399

Sales and marketing expenses		(38,350)	(34,118)
Administrative expenses		(43,659)	(29,487)
Finance expenses		(28,591)	(25,527)
Other expenses		(2,072)	(3,738)
Loss before tax		(14,870)	(17,471)

Income tax expense	7	(2,776)	(1,452)
Loss for the period		$(17,646)	$(18,923)

Loss for the period attributable to:
Owners of the Company		(17,968)	(19,651)
Non-controlling interests		322	728

The accompanying notes are an integral part of these unaudited condensed consolidated interim financial statements.

Crynssen Pharma Group Limited and subsidiaries (The Group)
Unaudited Condensed Consolidated Interim Statement of Profit or Loss and Other Comprehensive Income
For the six months ended June 30, 2021 and 2020
(In thousands of United States Dollars, unless otherwise stated)

	For the six months ended June 30
	2021	2020
Loss for the period	$(17,646)	$(18,923)

Other comprehensive income/(loss)
Items that will not be reclassified to profit or loss:
Income tax relating to items that will not be reclassified subsequently to profit or loss	(29)	252
Net of Tax	55	(469)
Items that will be reclassified subsequently to profit or loss:
Exchange differences on translation of foreign operations	(4,516)	(5,204)
Other comprehensive loss for the period, net of tax	(4,461)	(5,673)
Total comprehensive loss for the period	$(22,107)	$(24,596)

Total other comprehensive loss for the period attributable to:
Owners of the Company	(22,429)	(25,324)
Non-controlling interests	322	728

Loss per share:
Basic, loss for the period attributable to ordinary equity holders of the Company(1)	(6.08)	(6.52)

____________

(1)      The Group reports net earnings per share in accordance with IAS 33 — Earnings Per Share. Basic loss per share is calculated by dividing the loss attributable to ordinary equity holders of the Group by the weighted average number of ordinary shares outstanding during the period. No dilutive effect has been identified for both 2021 and 2020. The weighted average number of ordinary shares used as the denominator in calculating basic earnings per share is 2.904.145 as of June 2021 and June 2020.

The accompanying notes are an integral part of these unaudited condensed consolidated interim financial statements.

Crynssen Pharma Group Limited and subsidiaries (The Group)
Unaudited Condensed Consolidated Interim Statement of Financial Position
as of June 30, 2021 and December 31, 2020
(In thousands of United States Dollars, unless otherwise stated)

	Notes	As of June 30, 2021	As of December 31, 2020
Assets
Non-current assets
Property, plant and equipment, net	9	67,488	70,335
Right-of-use assets		38,318	43,195
Goodwill		6,867	6,863
Intangible assets	8	25,183	27,583
Investments in joint ventures		2,849	2,460
Other financial assets		631	761
Deferred tax assets		6,745	21,769
Other assets		2,687	1,870
Total non-current assets		$150,768	$174,836
Cash		7,695	4,229
Trade and other receivables, net	11	104,736	96,493
Inventories, net		68,383	64,284
Amounts owed by related parties		2,383	2,562
Current tax assets		16,809	16,774
Other current assets		1,259	360
Total current assets		$201,265	$184,702
Total assets		$352,033	$359,538

Liabilities and Stockholders’ Equity (Deficit)
Equity (Deficit)
Share capital		2,001	2,001
Share premium		54,412	54,412
Reserves		39,889	39,897
Accumulated deficit		(344,982)	(327,344)
Accumulated other comprehensive loss		(28,882)	(24,421)
Equity (deficit) attributable to owners of the company		$(277,562)	$(255,455)
Non-controlling interest		1,099	777
Total equity (deficit)		$(276,463)	$(254,678)

Borrowings	12	381,918	339,738
Amounts owed to related parties		11,542	12,163
Deferred tax liabilities		2,440	18,890
Other liabilities		2,912	3,797
Total non-current liabilities		$398,812	$374,588
Borrowings	12	95,262	102,621
Trade and other payables, net		113,117	106,275
Amounts owed to related parties		6,104	8,459
Current tax liabilities		8,772	9,393
Provisions	13	1,663	1,829
Other liabilities		4,766	11,051
Total current liabilities		$229,684	$239,628
Total liabilities and stockholders’ equity (deficit)		$352,033	$359,538

The accompanying notes are an integral part of these unaudited condensed consolidated interim financial statements.

Crynssen Pharma Group Limited and subsidiaries (The Group)
Unaudited Condensed Consolidated Interim Statement of Changes in Equity
for the six months ended June 30, 2021 and 2020
(In thousands of United States Dollars, unless otherwise stated)

	Attributable to equity holders of the Group
	Issued Capital	Share premium	Reserves(1)	Accumulated deficit	Other Comprehensive Loss	Total	Non-controlling interest	Total equity (deficit)
Balance as of December 31, 2019	$2,001	$54,412	$28,681	$(305,634)	$(23,753)	$(244,293)	$346	$(243,947)
Loss for the period	—	—	—	(19,651)	—	(19,651)	728	(18,923)
Transfer reserves	—	—	11,177	(11,177)	—	—	—	—
Other comprehensive loss	—	—	—	—	(5,673)	(5,673)	—	(5,673)
Non-controlling interest	—	—	—	728	—	728	—	728
Balance as of June 30, 2020	$2,001	$54,412	$39,858	$(335,734)	$(29,426)	$(268,889)	$1,074	$(267,815)

Balance as of December 31, 2020	2,001	54,412	39,897	(327,344)	(24,421)	(255,455)	777	(254,678)
Loss for the period	—	—	—	(17,968)	—	(17,968)	322	(17,646)
Transfer reserves	—	—	(8)	8	—	—	—	—
Other comprehensive loss	—	—	—	—	(4,461)	(4,461)	—	(4,461)
Non-controlling interest	—	—	—	322	—	322	—	322
Balance as of June 30, 2021	$2,001	$54,412	$39,889	$(344,982)	$(28,882)	$(277,562)	$1,099	$(276,463)

____________

(1)      Includes the appropriate values from net income to comply with legal provisions related to asset protection according to applicable jurisdictions with cumulative earnings.

The accompanying notes are an integral part of these unaudited condensed consolidated interim financial statements.

Crynssen Pharma Group Limited and subsidiaries (The Group)
Unaudited Condensed Consolidated Interim Statement of Cash Flows
For the six months ended June 30, 2021 and 2020
(In thousands of United States Dollars, unless otherwise stated)

		For the six months ended June 30
	Notes	2021	2020
Operating activities
Loss for the period		$(17,646)	$(18,923)
Adjustments to reconcile net loss with net cash from operating activities:
Depreciation of property, plant and equipment	9	2,864	2,706
Depreciation of right-of-use		2,214	2,050
Amortization of intangibles	8	3,824	3,202
Income tax expense	7	2,776	1,452
Finance expenses		28,591	25,527
Share of result of joint ventures		(419)	(403)
Net loss on sale of property, plant and equipment		699	—
Inventory provision	10	2,038	2,460
Provision for bad debt		16	341
Provisions	13	187	761
Cash flow from operating activities before changes in working capital		25,144	19,172

(Increase)/decrease in operating assets and liabilities:
Trade and other receivables		(8,259)	19,402
Amounts owed by related parties		144	(1,689)
Inventories		(5,771)	9,453
Current tax assets		(35)	(5,246)
Other current assets		(862)	(809)
Trade and other payables		3,275	(15,584)
Amounts owed to related parties		(1,183)	(504)
Current tax liabilities		(2,562)	4,272
Other liabilities		(8,294)	3,933
Provisions	13	(146)	(821)
Other financial assets		166	622
Other assets		(855)	(1,862)
Cash generated from operations		762	30,339

Income tax paid		(2,261)	(2,899)

Cash flow from (used in) operating activities		$(1,499)	$27,440

Investing activities
Acquisition of property, plant and equipment	9	(5,439)	(2,678)
Proceeds from sale of property, plant and equipment		26	1
Acquisition of intangibles	8	(4,170)	(3,790)

Cash flow used in investing activities		$(9,583)	$(6,467)

Crynssen Pharma Group Limited and subsidiaries (The Group)
Unaudited Condensed Consolidated Interim Statement of Cash Flows — (Continued)
For the six months ended June 30, 2021 and 2020
(In thousands of United States Dollars, unless otherwise stated)

		For the six months ended June 30
	Notes	2021	2020
Financing activities
Proceeds from borrowings		94,744	55,538
Payments on borrowings		(56,640)	(47,734)
Payments to related parties		(2,077)	(3,861)
Interest paid on borrowings		(5,989)	(6,204)
Payment of lease liabilities		(3,402)	(3,901)

Cash flow generated from (used in) financing activities		$26,636	$(6,162)

Net increase in cash		15,554	14,811
Cash less bank overdrafts at beginning of the period		4,229	2,042
Effect of exchange rate fluctuations		(12,088)	(10,231)
Cash less bank overdrafts at end of the period		$7,695	$6,622

Non-cash financing and investing activities(1)		$944	$6,253

____________

(1)      Non-cash financing and investing activities include acquisition of right-of-use assets

The accompanying notes are an integral part of these unaudited consolidated condensed interim financial statements.

Crynssen Pharma Group Limited and subsidiaries (The Group)
Notes to Unaudited Condensed Consolidated Interim Financial Statements
For the six months ended June 30, 2021 and 2020
(In thousands of United States Dollars, unless otherwise stated)

Note 1. General Company Information

Crynssen Pharma Group Limited is a private limited liability company registered in Malta under company registration number C59671, and its registered address is C1 Midland Micro Enterprise Park, Burmarrad Road, Naxxar NXR 6345. The Company’s shareholders are: Caoton Company S.A. as trustees of Sognatore Trust, Commonwealth Trust Company as trustees of Deseja Trust, Commonwealth Trust Company as trustees of Simphony Trust, Hoche Partners Pharma Holding S.A. and International Finance Corporation.

The Company and its subsidiaries (“the Group”) primarily engages in developing, producing and marketing pharmaceutical solutions. Further information about the Group’s business activities, reportable segments of the Group is included in Note 5. Revenue, and Note 6. Segment reporting.

The Group’s principal subsidiaries as of June 30, 2021 and December 31, 2020 are set out below. Unless otherwise stated, they have share capital consisting solely of ordinary shares that are held directly by the Group, and the proportion of ownership interests held equals the voting rights held by the Group. The country of incorporation or registration is also their principal place of business.

Name of entity	Place of business/country of incorporation	Ownership interests held by:				Principal activities
		The Group		Non-controlling interests
		2021	2020	2021	2020
Procaps S.A.	Colombia	100%	100%	0%	0%
C.I. Procaps S.A.	Colombia	100%	100%	0%	0%
Laboratorios Lopez S.A. de C.V.	El Salvador	100%	100%	0%	0%	Manufacturing and distribution of prescription and over-the-counter pharmaceutical products.
Softcaps – Colbras	Brazil	100%	100%	0%	0%
Diabetrics Healthcare S.A.S.	Colombia	100%	100%	0%	0%	Diabetes solutions and chronic disease management tool.

There are no significant restrictions on the ability of the Group to access or use assets and settle liabilities.

Emerging Growth Company Status

Upon execution of the public equity offering, the Company is an emerging growth company, as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). The Company will remain an emerging growth company until the earliest of:

•        the last day of the first fiscal year (a) following the fifth anniversary of a public equity offering, (b) in which its annual gross revenue totals at least $1.07 billion or (c) when the Company is deemed to be a large accelerated filer, which means the market value of the Company’s ordinary shares held by non-affiliates exceeds $700.0 million as of the prior June 30th and

•        the date on which the Company has issued more than $1.0 billion in non-convertible debt securities during the prior three-year period.

These unaudited condensed consolidated interim financial statements as at and for the six months ended June 30, 2021 and 2020 comprise the Group and its interest in joint ventures, investments and operations.

The unaudited condensed consolidated interim financial statements are presented in USD (the Group’s presentation currency) and all amounts are rounded to the nearest thousands of USD, unless otherwise stated.

Crynssen Pharma Group Limited and subsidiaries (The Group)
Notes to Unaudited Condensed Consolidated Interim Financial Statements
For the six months ended June 30, 2021 and 2020
(In thousands of United States Dollars, unless otherwise stated)

Note 2. Basis of preparation and accounting

These unaudited condensed consolidated interim financial statements have been prepared in accordance with IAS 34 Interim Financial Reporting, and should be read in conjunction with the Group’s last annual consolidated financial statements as at and for the year ended December 31, 2020 (“last annual financial statements”). They do not include all of the information required for a complete set of financial statements prepared in accordance with IFRS Standards. However, selected explanatory notes are included to explain events and transactions that are significant to an understanding of the changes in the Group’s financial position and performance since the last annual financial statements.

These unaudited condensed consolidated interim financial statements were authorized for issue by the Group’s Management on November 16, 2021.

Note 2.1. Going concern

Management has identified certain conditions and events as of June 30, 2021 that considered in the aggregate, could rise a substantial doubt about the Group’s ability to continue as a going concern including an accumulated deficit of $344,982 million (2020: $ 327,344 million). The Group also had a working capital (defined as total current assets less total current liabilities) deficit of $ 28,419 (2020: $ 54,926). In addition, for the six months ended June 30, 2021, the Group incurred a loss of $ (17,646) (2020: $ (18,923)). However, the accompanying unaudited condensed interim consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities that might be necessary if the Group is unable to continue as a going concern. The Group presumes that it will, for the foreseeable future, be able to realize its assets and discharge its liabilities in the normal course of business.

Based on the following matters considered by management, the Group has determined the appropriateness of the going concern basis of preparation of the accompanying unaudited condensed consolidated interim financial statements:

Capital Risk Management

For the six months ended June 30, 2021, the Group incurred a loss of $ (17,646) (2020: $ (18,923)) and used $(1,499) (2020: generated $ 27,440) of cash in operating activities, after changes in working capital.

The Group maintains current short and long-term financing lines, which, together with the expected internal generation of funds through operations, will allow it to finance its growth and its need for working capital. For the years 2020 and 2021, the Group has been generating cash inflows from operating activities and projects that operating cash flow will continue to increase during 2021 and 2022. The continued generation of operating cash flows is associated with the Group’s projection of revenue growth and cost control. In addition, the Group has obtained new incremental lines of credit with several banks which is to be used primarily to fund working capital and capital expenditures.

Management has evaluated its capital position and its ability to continue normal course of business for the foreseeable future and is able to successfully emerge as a result of sufficient projected cash flows and net profits for the next twelve months, and based on projections, the Group’s capital will increase.

Financing

The Group had $7,695 of cash as of June 30, 2021. The Group, by managing yearly renewals of its credit limits, has once again used the limits made available each year when servicing its debt, and in turn, leveraged on its financial results to obtain new incremental lines of credit. As of June 30, 2021, the Group is currently negotiating a collaborative agreement with strategic partners in which the Group will access capital through a public equity offering in order to

Crynssen Pharma Group Limited and subsidiaries (The Group)
Notes to Unaudited Condensed Consolidated Interim Financial Statements
For the six months ended June 30, 2021 and 2020
(In thousands of United States Dollars, unless otherwise stated)

Note 2. Basis of preparation and accounting (cont.)

provide the capital needed to keep the Company liquid and able to fulfill its short-term obligations. Furthermore, on November 5, 2021, subsequent to the reporting date, the Company was able to secure new senior debt in total of $115 million with Prudential/Sigma.

Further to the business combination, additional cash became available to the Company to further service its current debt obligations and expand its business operations. In total, $60 million is available to the Company to expand business operations while $30 million was received as reimbursement of transaction related expenses.

Together with cash flows from operating activities, available debt financing arrangements and financial support from potential shareholders as a result of the Group entering the capital market in 2021, the Group will be able to meet anticipated cash needs for working capital, capital expenditures and general and administrative expenses for at least the next twelve months.

COVID-19 impact

The ongoing impact of the COVID-19 coronavirus pandemic continues to pressure economic conditions and retain economic uncertainty. However, with the significant growth of consumer spending on COVID-19-related products, such as antibiotics, pain relievers and personal protective equipment (“PPE”), the operational generation of funds for the Group is considered favorable in 2021 and 2022. During the first half of 2021, the Group’s results of operations reflect continued recovery from COVID-19 with sales coming back to pre-pandemic level. Management will continue to monitor operations during 2020 and 2021 but does not expect any further adverse effect from COVID-19 on the Group’s existing operating and cash flow forecast as the economy and demand of the Company’s products in its main geographies has stabilized if not to be improved. Refer to Note 6. Segment reporting for further details on the Group’s geographical locations and its financial results for 2021.

Given this outlook, management has concluded that it is appropriate to prepare these unaudited condensed consolidated interim financial statements on the going concern basis.

Note 3. Summary of significant accounting policies

Note 3.1. Change in accounting policy

Except as described below, the accounting policies applied in these unaudited condensed consolidated interim financial statements are the same as those applied in the Group’s consolidated financial statements as at and for the year ended December 31, 2020. The policy for recognizing and measuring income taxes in the interim periods is consistent with that applied in the previous interim period and is described in Note 7.

Note 3.2. Newly effective accounting policies

Specific policies applicable from January 2021 for Interest Rate Benchmark Reform — Phase 2 (Amendment to IFRS 9, IAS 39, IFRS 7, IFRS 4 and IFRS 16)

The Group has initially adopted Interest Rate Benchmark Reform Phase 2 - Amendments to IFRS 9, IAS 39, IFRS 7, IFRS 4 and IFRS 16 (the Phase 2 amendments) from January 1, 2021.

The Group has applied the Phase 2 amendments retrospectively. However, in accordance with the exceptions permitted in Phase 2 amendments, the Group has elected not to restate the prior period to reflect the application of these amendments, including not providing additional disclosures for 2020. There is no impact on opening equity balances as a result of retrospective application and the impact has considered not relevant to the Group.

Crynssen Pharma Group Limited and subsidiaries (The Group)
Notes to Unaudited Condensed Consolidated Interim Financial Statements
For the six months ended June 30, 2021 and 2020
(In thousands of United States Dollars, unless otherwise stated)

Note 3. Summary of significant accounting policies (cont.)

Under the detailed rules of IFRS 9 Financial Instruments, modifying a financial contract can require recognition of a significant gain or loss in the income statement. However, the amendments introduce a practical expedient if a change results directly from IBOR reform and occurs on an ‘economically equivalent’ basis. In these cases, changes will be accounted for by updating the effective interest rate.

A similar practical expedient will apply under IFRS 16 Leases for lessees when accounting for lease modifications required by IBOR reform.

The amendments also allow a series of exemptions from the regular, strict rules around hedge accounting.

To allow users of financial statements to understand the effect of the reform on a company’s financial instruments and risk management strategy, a company will need to provide additional information about:

•        the nature and extent of risks to which the company is exposed arising from financial instruments subject to IBOR reform and how it manages those risks; and

•        the company’s progress in completing its transition to alternative benchmark rates and how it is managing that transition.

The evaluation performed by management determined that there was not significant impact in relation to the Group.

Note 4. Critical accounting judgements and key sources of estimation uncertainty

In preparing these unaudited condensed consolidated interim financial statements, management has made judgements and estimates that affect the application of accounting policies and the reported amounts of assets and liabilities, income and expense. Actual results may differ from these estimates.

The significant judgements made by management in applying the Group’s accounting policies and the key sources of estimation uncertainty were the same as those described in the last annual financial statements.

Note 5. Revenue

The Group recognizes its revenues from the transfer of goods and services to the fulfillment of its performance obligations. The Group’s annual revenue include $1,110 (2020: $507) in revenue recognized from intellectual property licensing and dossier generation.

Crynssen Pharma Group Limited and subsidiaries (The Group)
Notes to Unaudited Condensed Consolidated Interim Financial Statements
For the six months ended June 30, 2021 and 2020
(In thousands of United States Dollars, unless otherwise stated)

Note 5. Revenue (cont.)

Disaggregation of revenue from contracts with customers

Revenue from contracts with customers is disaggregated by primary geographical market and major products (refer to Note 6. Segment reporting) and by timing of revenue recognition in the table below.

Six months ended June 30 2021	Reportable segments
	NextGel	Procaps Colombia	CAN	CASAN	Diabetrics	Corporate	Total
Segment revenue	105,162	69,169	22,598	31,242	21,125	—	249,296
Intra-segment revenue	(52,696)	(584)	(5,541)	(6,110)	(7,988)	—	(72,919)
Revenue from contracts with customers	52,466	68,585	17,057	25,132	13,137	—	176,377

Timing of revenue recognition
Goods transferred at a point in time	51,356	68,585	17,057	25,132	13,137	—	175,267
Services transferred over time	1,110	—	—	—	—	—	1,110
Total revenue from contracts with customers	52,466	68,585	17,057	25,132	13,137	—	176,377
	Reportable segments
Six months ended June 30 2020	NextGel	Procaps Colombia	CAN	CASAN	Diabetrics	Corporate	Total
Segment revenue	82,034	44,614	24,649	19,883	15,698	—	186,878
Intra-segment revenue	(36,165)	(949)	(5,542)	(4,577)	(5,637)	(1)	(52,871)
Revenue from contracts with customers	45,869	43,665	19,107	15,306	10,061	(1)	134,007

Timing of revenue recognition
Goods transferred at a point in time	45,368	43,665	19,107	15,300	10,061	(1)	133,500
Services transferred over time	501	—	—	6	—	—	507
Total revenue from contracts with customers	45,869	43,665	19,107	15,306	10,061	(1)	134,007

Revenue recognized from goods transferred at a point in time include revenues related to “sales of goods” and “sales of trademarks and sanitary provisions”. Revenue recognized from services transferred over time include revenues related to “license revenues” and “services provisions”. Revenues, other than sales of goods, are not material to the group.

Note 6. Segment reporting

Segment information is presented at a combination of geographical segments and business units, consistent with the information that is available and evaluated regularly by the chief operating decision maker.

The Group operates its business through five segments which are its reportable segments for financial reporting purposes: Procaps Colombia, Central America North (“CAN”), Central America South and North Andes (“CASAN”), NextGel and Diabetrics. Segment management, the respective Vice Presidents, are responsible for managing performance, underlying risks and operations. Management uses a broad set of performance indicators, including contribution margin, to measure segment performance and to make decisions around resource allocation.

Crynssen Pharma Group Limited and subsidiaries (The Group)
Notes to Unaudited Condensed Consolidated Interim Financial Statements
For the six months ended June 30, 2021 and 2020
(In thousands of United States Dollars, unless otherwise stated)

Note 6. Segment reporting (cont.)

Six months ended June 30 2021	NextGel			Procaps Colombia			CAN			CASAND
	Gross	Intra- segment eliminations	Net	Gross	Intra- segment eliminations	Net	Gross	Intra- segment eliminations	Net	Gross	Intra- segment eliminations	Net
Revenue	105,162	(52,696)	52,466	69,169	(584)	68,585	22,598	(5,541)	17,057	31,242	(6,110)	25,132
Gross profit	28,322	(5,160)	23,162	37,127	141	37,268	10,778	979	11,757	16,819	2,859	19,678
Contribution margin(1)	22,767	(3,892)	18,875	23,925	141	24,066	3,660	979	4,639	4,202	5,243	9,445
Six months ended June 30 2021	Diabetrics			Corporate			Total
	Gross	Intra- segment eliminations	Net	Gross	Intra- segment eliminations	Net	Gross	Intra- segment eliminations	Net
Revenue	21,125	(7,988)	13,137	0	—	—	249,296	(72,919)	176,377
Gross profit	5,905	32	5,937	—	—	—	98,951	(1,149)	97,802
Contribution margin(1)	3,293	(10)	3,283	(6,963)	6,107	(856)	50,884	8,568	59,452
Administrative expenses		—		(45,100)	1,441	(43,659)	(45,100)	1,441	(43,659)
Finance expenses		—		(28,627)	36	(28,591)	(28,627)	36	(28,591)
Other expenses		—		1,510	(3,581)	(2,071)	1,510	(3,581)	(2,071)
Income (loss) before tax	3,293	(10)	3,283	(79,180)	4,003	(75,177)	(21,333)	6,464	(14,869)

____________

*        Contribution margin is determined by subtracting sale and marketing expenses from gross profit.

Six months ended June 30 2020	NextGel			Procaps Colombia			CAN			CASAND
	Gross	Intra- segment eliminations	Net	Gross	Intra- segment eliminations	Net	Gross	Intra- segment eliminations	Net	Gross	Intra- segment eliminations	Net
Revenue	82,034	(36,165)	45,869	44,614	(949)	43,665	24,649	(5,542)	19,107	19,883	(4,578)	15,305
Gross profit	24,575	(4,247)	20,328	25,810	(628)	25,182	11,988	91	12,079	10,415	2,490	12,905
Contribution margin(1)	18,160	(2,998)	15,162	16,044	(629)	15,415	7,041	91	7,132	390	4,554	4,944
Six months ended June 30 2020	Diabetrics				Corporate			Total
	Gross	Intra- segment eliminations	Net	Gross	Intra- segment eliminations	Net	Gross	Intra- segment eliminations	Net
Revenue	15,698	(5,637)	10,061	—	—	—	186,878	(52,871)	134,007
Gross profit	4,932	(27)	4,905	—	—	—	77,720	(2,321)	75,399
Contribution margin(1)	2,652	(26)	2,626	(3,968)	(30)	(3,998)	40,319	962	41,281
Administrative expenses		—		(30,130)	643	(29,487)	(30,130)	643	(29,487)
Finance expenses		—		(26,201)	674	(25,527)	(26,201)	674	(25,527)
Other expenses		—		(1,892)	(1,846)	(3,738)	(1,892)	(1,846)	(3,738)
Income (loss) before tax	2,652	(26)	2,626	(62,191)	(559)	(62,750)	(17,904)	433	(17,471)

____________

(1)      Contribution margin is determined by subtracting sales and marketing expenses from gross profit.

Major customers

The Group does not have revenue from a single customer in excess of ten percent of its consolidated revenue.

Geographical information

In presenting information on the basis of geographical segments, segment revenue is based on the geographical location of the customers.

Crynssen Pharma Group Limited and subsidiaries (The Group)
Notes to Unaudited Condensed Consolidated Interim Financial Statements
For the six months ended June 30, 2021 and 2020
(In thousands of United States Dollars, unless otherwise stated)

Note 6. Segment reporting (cont.)

	2021	2020
South America	127,516	92,605
Central America	26,134	23,766
North America	18,001	16,474
Europe	4,726	1,162
Total	176,377	134,007

Seasonality of operations

The Group has been subject to normal seasonal fluctuations that generate slightly less income during the first half of the year. In general, there are no significant variations on sales to customers throughout the year.

For the 12 months ended December 31, 2020, the Group reported revenue of $331,467 million (For the 12 months ended December 31, 2019: $324,792 million) and income before tax of $849 thousand (Loss for the 12 months ended December 31, 2019: $9,978 million).

Note 7. Income tax

Income tax recognized through profit or loss

Income tax expense is recognized at an amount determined by multiplying the profit (loss) before tax for the interim reporting period by management’s best estimate of the weighted-average annual income tax rate expected for the full financial year, adjusted for the tax effect of certain items recognized in full in the interim period. As such, the effective tax rate in the condensed consolidated interim financial statements may differ from management’s estimate of the effective tax rate for the annual financial statements.

The Group’s consolidated loss before tax for the six months ended June 30, 2021 amounts to $14,870 (six months ended June 30, 2020 $17,471). The income tax expenses for the six months ended June 30, 2021 was $2,776 (six months ended June 30, 2020 $1,452). The Group’s consolidate the effective tax rate with respect to continuing operations for the six months ended June 30, 2021 was 18.67% (six months ended June 30, 2020 8.3%) The change in the consolidate effective tax rate was caused mainly by the following factors: Tax base increase according to annual profit (loss) projections, projected tax discounts for Procaps, Diabetrics and Funtrition companies and projected tax optimization of business combination expenses and transfer pricing.

The tax rate used for 2021 represents the corporate tax rate of 31% (2020: 32%) on the taxable income payable by the Group entities in Colombia, in accordance with the tax laws of said jurisdiction. Taxation for other jurisdictions is calculated at the rates prevailing in the respective jurisdiction.

Crynssen Pharma Group Limited and subsidiaries (The Group)
Notes to Unaudited Condensed Consolidated Interim Financial Statements
For the six months ended June 30, 2021 and 2020
(In thousands of United States Dollars, unless otherwise stated)

Note 8. Intangible assets

A. Reconciliation of carrying amount

Cost	Total
Balance as of January 1, 2021	48,621
Additions	4,170
Foreign currency exchange	(2,142)
Balance as of June 30, 2021	50,649

Balance as of January 1, 2020	39,142
Additions	3,790
Derecognition of assets	(549)
Foreign currency exchange	(2,626)
Balance as of June 30, 2020	39,757
Accumulated amortization and impairment loss	Total
Balance as of January 1, 2021	$21,038
Amortization expense	3,824
Foreign currency exchange	604
Balance as of June 30, 2021	$25,466

Balance as of January 1, 2020	$15,940
Amortization expense	3,202
Foreign currency exchange	(639)
Balance as of June 30, 2020	$18,503

Net Balance as of June 30, 2021	$25,183
Net Balance as of June 30, 2020	$21,254

As of June 30, 2021 and 2020 amortization expenses are recognized within the Interim Statement of Profit and Loss as marketing expenses.

Crynssen Pharma Group Limited and subsidiaries (The Group)
Notes to Unaudited Condensed Consolidated Interim Financial Statements
For the six months ended June 30, 2021 and 2020
(In thousands of United States Dollars, unless otherwise stated)

Note 9. Property, plant and equipment, net

A. Reconciliation of carrying amount

Cost or valuation	Total
Balance as of January 1, 2021	115,289
Additions	5,439
Disposals	(1,213)
Effect of exchange differences in foreign currency	(6,660)
Derecognition of assets	(278)
Balance as of June 30, 2021	112,577

Balance as of January 1, 2020	114,603
Additions	2,678
Disposals	(628)
Effect of exchange differences in foreign currency	(12,649)
Derecognition of assets	(112)
Balance as of June 30, 2020	103,892
Accumulated depreciation	Total
Balance as of January 1, 2021	$44,956
Disposals	(488)
Depreciation expense	2,864
Effect of exchange differences in foreign currency	(2,243)
Balance as of June 30, 2021	$45,089

Balance as of January 1, 2020	$39,687
Disposals	(628)
Depreciation expense	2,706
Effect of exchange differences in foreign currency	(3,914)
Derecognition of assets	(376)
Balance as of June 30, 2020	$37,475

Net Balance As of June 30, 2021	67,488
Net Balance as of June 30, 2020	66,417

For the six months ended June 30, 2021 $2,028 were recognized as cost of goods sold (2020: $1,916), as manufacturing costs and $836 (2020: $790) were recognized as administrative expense.

The Group pledged $117,091 (2020: $125,058) of freehold land and buildings for collateral for its financial obligations.

Financial Commitments

As of six months ended June 2021, the Group has commitments to invest in capital expenditures for $19,347 (2020: $4,832).

Crynssen Pharma Group Limited and subsidiaries (The Group)
Notes to Unaudited Condensed Consolidated Interim Financial Statements
For the six months ended June 30, 2021 and 2020
(In thousands of United States Dollars, unless otherwise stated)

Note 10. Inventories, net

Inventories recognized as an expense during the six months ended 30 June 2021 amounted to $76,547 (2020: $56,692). These were included in cost of goods sold. Inventories used as samples amounted to $860 (2020: $1,020) were recognized as marketing expenses.

Write-downs of inventories to net realizable value amounted to $2,038 (2020: $2,460). These were recognized as an expense during the six months ended 30 June 2021 and included in cost of sales in the statement of profit or loss.

Note 11. Trade and other receivables, net

	As of June 30 2021	As of December 31 2020
Trade receivables, net of discounts(1)	$93,870	$95,819
Impairment of trade receivables	(9,589)	(9,573)
Other receivables(2)	20,455	10,247
Trade receivables, net of discounts and impairment	$104,736	$96,493

____________

(1)      Discount provision amounts to $ 6,655 (2020: $3,878).

(2)      The increase of other receivables during the six months ended 30 June 2021 mainly comprises of new advances drawn to foreign suppliers and effect of exchange differences in foreign currency.

Refer to Note 14. Financial instruments for the Group’s disclosures on credit risk management and expected credit losses.

Note 12. Borrowings

	2021	2020
Unsecured borrowings at amortized cost
Syndicated term loan(1)	$71,526	$81,906
Other term loan(2)	109,196	75,405
Lease liabilities(3)	30,812	36,799
Factoring obligations(4)	10,349	8,074
Put option agreement(5)	254,698	239,273
Bank overdrafts(6)	599	902
Total Interest bearing liabilities	$477,180	$442,359

Current	95,262	102,621
Non-Current	$381,918	339,738

The accrual of interest for the six months ended June 30, 2021 is $23,616 (2020: $21,535).

1.      Syndicated term loan

	Currency	Range of Interest	Maturity Year	2021	2020
Syndicated term loan	COP	IBR + 5.3% (Variable)	2025	$43,846	$51,970
Syndicated term loan	USD	Libor + 4.8% (Variable)	2025	28,700	31,150
Amortized cost	COP	8.45% – 10.85%	2025	(1,020)	(1,214)

Crynssen Pharma Group Limited and subsidiaries (The Group)
Notes to Unaudited Condensed Consolidated Interim Financial Statements
For the six months ended June 30, 2021 and 2020
(In thousands of United States Dollars, unless otherwise stated)

Note 12. Borrowings (cont.)

Main covenants required by loan contract:

Financial commitments

•        Indebtedness Indicator (Indebtedness/EBITDA) as of June 30 and December 30 of each year, during the loan term, must be less than or equal to 3.5 times. If the indicator is greater than 3.0 and less than 3.5, it proceeds to the extent that this value is originated by causes other than additional debt and the justification of the increase must be presented to the agent.

•        Short-term leverage ratio < 1.0 on the last day of each semester.

•        EBITDA ratio/financial expenses = or > 3.0 on the last day of each semester.

Other commitments

•        The syndicated credit agreement establishes that each of the jointly obligated parties, unless they have the express, prior and written authorization of the Agent, will refrain from incurring any type of financial debt when the proforma indebtedness indicator, once acquired the additional financial debt, is greater than 3.0 times and maintaining any type of financial debt when the pro forma indebtedness indicator, once the national debt is acquired, is greater than 3.5 times.

•        Each of the joint obligated parties, except with express, prior and written authorization of the Agent to do otherwise, will refrain from contracting finance and/or operating lease obligations with purchase option with a joint balance payable greater than $ 85,000,000 (Eighty-Five Billion Pesos, local currency) or its equivalent in another currency. For purposes of clarity, the reclassification of obligations as financial lease obligations by application of the Accounting Standards will not consume the balance set forth herein and may not be renewed.

•        The payment of dividends is restricted to anyone other than the jointly obligated parties.

The syndicated loan agreement establishes that, in the event of breach of covenants by the debtor, the lenders shall be entitled to declare early maturity of the debts.

Management continuously monitors the observation of these obligations, being in compliance as of the date of these unaudited condensed consolidated interim financial statements.

2.      Other term loan

	Currency	Range of Interest	Maturity Year	2021	2020
Other term loan	COP	IBR + 2.25% – 7.5% (Variable)	2021 – 2026	$37,130	$12,205
	COP	(DTF + 7.63% – 11,27%), Libor + 6.69%	2021 – 2025	$22,102	$6,161
	COP	1% – 24% (Fixed)	2021	$1,433	$1,296
	SOL	5.97% – 9.30%	2021 – 2024	$6,256	$7,499
	Reales	9.60% – 19.20% (Fixed)	2021 – 2025	$6,537	$7,436
	USD	Libor + 2.97%/9.0% – 15% (fixed)	2021 – 2028	$35,738	$40,808

Crynssen Pharma Group Limited and subsidiaries (The Group)
Notes to Unaudited Condensed Consolidated Interim Financial Statements
For the six months ended June 30, 2021 and 2020
(In thousands of United States Dollars, unless otherwise stated)

Note 12. Borrowings (cont.)

3.      Lease liabilities

	Currency	Range of Interest	Maturity Year	2021	2020
Lease liabilities	COP	DTF + 6.50% – 10.11%, IBR + 7.50%	2030	$11,569	$15,945
	COP	DTF + 5.80% – 10.06%	2025	$7,154	$7,524
	COP	DTF + 11.20%, 15.79%	2022	$940	$676
	COP	8.29% – 21.48% E.A.	2027	$10,437	$11,591
	USD	15.45% E.A.	2022	$542	$740
	USD	9.66% T.A.	2022	$52	$86
	USD	9.75% N.M.	2021	$27	$103
	Reales	14.40% (Fixed)/17.42% (Fixed)	2023	$91	$134

4.      Factoring obligations

	Currency	Range of Interest	Maturity Year	2021	2020
Portfolio factoring	COP	DTF + 8% – LIBOR + 7%/22.2%	2021	9,388	8,074
	Reales	12% (Fixed)	2021	961	—

5.      Put option agreement

	Currency	Range of Interest	Maturity Year	2021	2020
IFC	USD	12%	2028	136,390	127,821
Hoche	USD	12%	2028	118,308	111,452

There have been no modification of terms of put option in 2021. The Company recorded $15,425 million as an interest expense for the six months ended June 30, 2021 and $13,655 million for the six months ended June 30, 2020.

The following comprise the covenants established for the put option:

•        Do not incur any financial debt from any shareholder of the Company or any of its Subsidiaries in excess of US$ 3,000,000, beyond the existing shareholder loans set forth in the consolidated audited financial statements of the Company; provided, however, that any Financial Debt to any such shareholder of the Company or any of its Subsidiaries below US$ 3,000,000, shall not require IFC/Hoche consent so long as such Financial Debt is on market terms or terms more favorable for the Company or any Subsidiaries;

•        Do not enter into any obligation outside of the normal course of business with a consideration in excess of 4% of the total assets of the Company as reported in the last available consolidated audit financial statements of the Company for the most recent Financial Year.

•        Do not enter into any commitments for acquisitions of other entities (whether by the acquisition of shares, assets, or otherwise) where the aggregate consideration of all such commitments in any financial year is in excess of 4% of the total assets of the Company as reported in the latest available consolidated audited financial statements of the Company for the most recent Financial Year

•        Do not incur any financial debt if the Debt-to-EBITDA Ratio of the Company would exceed 3,5x, provided, that for so long as 2 independent directors have not been appointed to the board, the financial entity´s consent shall be required prior to the Company or any Subsidiary incurring additional Financial Debt if the Debt-EBITDA Ratio would exceed 3,25x.

Crynssen Pharma Group Limited and subsidiaries (The Group)
Notes to Unaudited Condensed Consolidated Interim Financial Statements
For the six months ended June 30, 2021 and 2020
(In thousands of United States Dollars, unless otherwise stated)

Note 12. Borrowings (cont.)

Management continuously monitors the observation of these obligations, being in compliance as of the date of these financial statements.

6.      Bank overdraft

	Currency	Range of Interest	Maturity Year	2021	2020
Overdrafts and credit cards	COP	19.68% – 32% E.A. (Variable)	2021	599	902

Note 13. Provisions and contingencies

	2021	2020
Contingencies
Balance as of January 1	$1,829	$2,276
Effect of changes in foreign exchange rates	(207)	(475)
Provisions made	187	761
Provisions used	(146)	(821)
Balance as of June 30	$1,663	$1,741

The Group recognizes provisions for contingencies that are probable of requiring an outflow of resources due to adverse effects. Such contingencies are disclosed with possible adverse effects for the entity, as follows:

Probable contingencies

Softcaps legal proceedings — Provisions for legal proceedings are recognized for the estimated probable losses against the company for labor, administrative and tax litigation, which are calculated based on the best estimate of the disbursement required to cancel the obligation at the date of preparation of the consolidated financial statements. The total balance of $637 (2020: $597) is comprised of $124 (2020: $102) for labor litigation, $513 (2020: $349 ) for tax litigation, and for administrative litigation considered remote as of June 30, 2021 (2020: $146).

Transfer pricing Procaps — The Procaps and CI Procaps companies recognize provisions for the impact of transfer pricing under the risk analysis carried out by its external advisors in an amount of $324 (2020: $323).

Procaps legal proceedings — Provisions for legal proceedings are recognized to cover probable losses estimated against the company for labor and administrative litigation, which are calculated based on the best estimate of the disbursement required to cancel the obligation at the date of preparation of the financial statements. The total balance for labor litigation is of $702 (2020: $821).

Contingent liabilities

The general direction of taxes of Salvador, tries to ignore the reductions made to the sales of the taxable year, since it indicates that they are not with documents regulated by the DGII, the proposed sanction amounts to $954. However the foregoing, Auditax, the advisor who is in charge of carrying out the process, and the management, consider that it is not probable for this claim to proceed, therefore, there is no place to recognize any provision for the effect of this contingency. The Group has the documents that support such decreases, turning the topic of discussion into a question of form with the possibility of success for the company.

Crynssen Pharma Group Limited and subsidiaries (The Group)
Notes to Unaudited Condensed Consolidated Interim Financial Statements
For the six months ended June 30, 2021 and 2020
(In thousands of United States Dollars, unless otherwise stated)

Note 14. Financial instruments

15.1 Accounting classification and fair value

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When measuring fair value, the Group uses observable market data whenever possible. Fair values are categorized into different levels in a hierarchy based on the inputs used in the valuation techniques as follows:

•        Level 1: inputs are unadjusted quoted prices in active markets for identical assets or liabilities.

•        Level 2: inputs are observable either directly (e.g. as prices) or indirectly (e.g. derived from prices).

•        Level 3: fair value measurements incorporate significant inputs that are based on unobservable market data.

The following table shows the carrying amounts of financial assets and financial liabilities. The Company has no financial instruments that are measured at fair value on a recurring basis. The amortized cost basis of the financial assets and liabilities approximate their fair value (at Level 3).

	As of June 30, 2021		As of December 31, 2020
	FVTPL	Amortized cost(1)	FVTPL	Amortized cost(1)
Financial assets
Trade and other receivables, net	—	104,736	—	96,493
Amounts owed by related parties	—	2,383	—	2,562
Cash	—	7,695	—	4,229
Other financial assets	—	595	—	761
Total financial assets	—	115,409	—	104,045

Financial liabilities
Borrowings	—	477,180	—	442,359
Trade and other payables, net	—	113,117	—	106,275
Amounts owed to related parties	—	17,646	—	20,622
Total financial liabilities	—	607,943	—	569,256

____________

(1)      The fair value of the exhibit figures is similar to their amortized cost as of as of June 30, 2021 and December 31, 2020, respectively.

15.2 Credit risk

Exposure to credit risk

The carrying amount of financial assets represents the maximum credit exposure of the Group. The carrying amount is presented net of impairment losses. None of the receivable balances as of June 30, 2021 and December 31, 2020 constitutes a significant concentration of credit risk. There are no other single customers representing more than 10% of total gross trade receivables for the six months ended June 30, 2021 and 2020.

Expected credit losses

The average credit period on the sale of medicines is 60 to 120 days. In some cases, depending on market conditions and strategy, longer payment periods are granted. No interest surcharge is made on commercial accounts receivable.

Crynssen Pharma Group Limited and subsidiaries (The Group)
Notes to Unaudited Condensed Consolidated Interim Financial Statements
For the six months ended June 30, 2021 and 2020
(In thousands of United States Dollars, unless otherwise stated)

Note 14. Financial instruments (cont.)

The Group has recognized a provision for doubtful accounts. The Group evaluates the impairment of its accounts receivable for the expected credit loss model, where it determines its value based on the probability of default, the loss due to default (i.e., the extent of the loss in case of default) and the exposure. The assessment of the probability of default and the loss due to default is mainly based on historical data.

June 30, 2021	Current (not past due)	1-30 days past due	31-60 days past due	61-90 days past due	91-120 days past due	More than 120 days past due	Total
Weighted-average loss rate	0.94%	2.63%	4.64%	23.52%	65.21%	49.79%	10.22%
Gross carrying amount	64,971	8,793	2,449	669	105	16,883	93,870
Impairment loss allowance	(612)	(231)	(114)	(157)	(69)	(8,406)	(9,589)
	64,359	8,562	2,335	512	36	8,477	84,281
December 31, 2020	Current (not past due)	1-30 days past due	31-60 days past due	61-90 days past due	91-120 days past due	More than 120 days past due	Total
Weighted-average loss rate	0.53%	2.59%	2.81%	5.82%	14.78%	59.77%	9.60%
Gross carrying amount	74,639	5,216	2,958	1,754	406	14,724	99,697
Impairment loss allowance	(393)	(135)	(83)	(102)	(60)	(8,800)	(9,573)
	74,246	5,081	2,875	1,652	346	5,924	90,124

As of June 30, 2021, no impairment losses were recognized for balances in connection with related parties. However as of December 31, 2020, an allowance was constituted to open balances referred to goods sold to Industrias Intercaps de Venezuela, due to the critical political and social situation that the location country of precedence is experiencing and was considered to be maintain and no revert.

Note 15. Key management personnel

Transactions with directors and executive board management members

Total management compensation included in the unaudited condensed consolidated interim statement of profit or loss are as follows:

	For six months ended June 30, 2021	For the year ended December 31, 2020
Short-term employee benefits	$1,039	$2,617
Consulting fees	745	100
	$1,784	$2,717

Note 16. Events after the reporting period

Colombian Tax Reform

On 14 September 2021, Colombia enacted Law 2155 (the Social Investment Act), which includes the 2021 tax reform, as well as rules to increase social expenditures, reduce public expenditures and adjust the 2021 budget.

The main tax-related measures include:

•        Increase in the corporate income tax to 35% as from January 1, 2022 (currently, the corporate income tax rate is 31% for 2021 and would have decreased to 30% for 2022).

Crynssen Pharma Group Limited and subsidiaries (The Group)
Notes to Unaudited Condensed Consolidated Interim Financial Statements
For the six months ended June 30, 2021 and 2020
(In thousands of United States Dollars, unless otherwise stated)

Note 16. Events after the reporting period (cont.)

•        Continue to limit the amount of turnover tax that taxpayers may claim as a corporate income tax credit to 50% by repealing a previously enacted law change that would have allowed taxpayers to claim 100% of the turnover tax effectively paid as an income tax credit beginning in 2022.

•        Increase the carry forward period of profits subject to taxation at the corporate level exceeding the profits recorded in the company’s accounting records in the same year, from 5 to 10 years for taxpayers engaged in concession and public-private agreements.

New senior notes

On November 5, 2021, the Company obtained $115,000 on senior notes from Prudential and Sigma. The new unsecured facility is a 10 year term loan that will amortize after 5 years and bears a fixed interest rate of 4.75%. The proceeds from this new facility will be used to repay and settle all existing debt facilities, excluding Bancolombia and Davivienda. The bank debt with these two financial institutions will be amended and extended separately.

Procaps Group SA completes business combination with Union Acquisition Corp. II

Procaps Group and Union Acquisition Corp. II a publicly-traded special purpose acquisition company, have completed the previously announced business combination which was approved at an Extraordinary General Meeting of LATN’s shareholders on September 22, 2021. On the effectiveness of the business combination, September 29, 2021, the put option agreements were terminated in exchange for new equity instruments in Procaps Group SA. The termination of the put option will result in the associated liabilities to be reclassified into Company’s equity, along with a loss in income statement for the difference with the fair value of equity instruments obtained. A true-up of interest expense by $36 million has been recognized in September to reflect the re-negotiated commencement date for the annual return.

Further to the business combination, additional cash of $91,500 became available to the Company to further service its current debt obligations and expand its business operations.

Beginning on September 30, 2021, Procaps Group’s ordinary shares and warrants will trade on the Nasdaq Global Market under the ticker symbols “PROC” and “PROCW” respectively.

Crynssen Pharma Group Limited and subsidiaries (The Group)
Consolidated Financial Statements for the years ended December 31, 2020 and 2019

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the shareholders and the Board of Directors of Crynssen Pharma Group Limited

Opinion on the Financial Statements

We have audited the accompanying consolidated statements of financial position of Crynssen Pharma Group Limited and subsidiaries (the “Company”) as of December 31, 2020 and 2019 and as of January 1, 2019, the related consolidated statements of profit or loss and other comprehensive income, changes in equity, and cash flows, for the years ended December 31, 2020 and 2019, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019 and as of January 1, 2019, and the results of its operations and its cash flows for the years ended December 31, 2020 and 2019, in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2.1 to the financial statements, the Company’s current liabilities exceed its current assets and it has suffered recurring losses from operations that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2.1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe th at our audits provide a reasonable basis for our opinion.

Bogota, Colombia
June 21, 2021

We have served as the Company’s auditor since 2013.

Crynssen Pharma Group Limited and subsidiaries (The Group)
Consolidated Statement of Profit or Loss and Other Comprehensive Income
For the years ended December 31, 2020 and 2019
(In thousands of United States Dollars, unless otherwise stated)

		For the year ended December 31
	Notes	2020	2019
Revenue	8	$331,467	$324,792
Cost of sales		(140,153)	(142,294)
Gross profit		191,314	182,498

Sales and marketing expenses		(69,629)	(84,810)
Administrative expenses		(58,631)	(60,257)
Finance expenses	10	(54,489)	(42,983)
Other expenses		(7,716)	(4,426)
Income (loss) before tax		849	(9,978)

Income tax expense	11	(11,296)	(7,035)
Loss for the year		$(10,447)	$(17,013)

Loss for the year attributable to:
Owners of the Company		(10,447)	(17,008)
Non-controlling interests		—	(5)

The accompanying notes are an integral part of these consolidated financial statements.

Crynssen Pharma Group Limited and subsidiaries (The Group)
Consolidated Statement of Profit or Loss and Other Comprehensive Income
For the years ended December 31, 2020 and 2019
(In thousands of United States Dollars, unless otherwise stated)

	For the year ended December 31
	2020	2019
Loss for the year	$(10,447)	$(17,013)

Other comprehensive income/(loss)
Items that will not be reclassified to profit or loss:
Remeasurement of net defined benefit liability	(47)	122
Income tax relating to items that will not be reclassified subsequently to profit or loss	16	(43)

Items that will be reclassified subsequently to profit or loss:
Exchange differences on translation of foreign operations	(637)	584
Other comprehensive income/(loss) for the year, net of tax	(668)	663
Total comprehensive loss for the year	$(11,115)	$(16,350)

Total comprehensive loss for the year attributable to:
Owners of the Company	(11,546)	(16,299)
Non-controlling interests	431	(51)

Earnings per share:
Basic, loss for the period attributable to ordinary equity holders of the Company(1)	(3.60)	(5.86)

____________

(1)      The Group reports net earnings per share in accordance with IAS 33 — Earnings Per Share. Basic loss per share is calculated by dividing the loss attributable to ordinary equity holders of the Group by the weighted average number of ordinary shares outstanding during the period. No dilutive effect has been identified for both 2020 and 2019. The weighted average number of ordinary shares used as the denominator in calculating basic earnings per share is 2.904.145 as of December 2020 and 2019.

The accompanying notes are an integral part of these consolidated financial statements.

Crynssen Pharma Group Limited and subsidiaries (The Group)
Consolidated Statement of Financial Position
As of December 31, 2020 and 2019
(In thousands of United States Dollars, unless otherwise stated)

		As of December 31		As of January 1 2019
	Notes	2020	2019
Assets
Non-current assets
Property, plant and equipment, net	14	70,335	74,915	69,878
Right-of-use assets	15	43,195	38,296	39,379
Goodwill	12	6,863	7,020	7,031
Intangible assets	13	27,583	23,201	19,815
Investments in joint ventures	16	2,460	1,390	882
Other financial assets		761	1,131	1,888
Deferred tax assets	20	21,769	16,215	7,396
Other assets		1,870	3,111	1,749
Total non-current assets		$174,836	$165,279	$148,018
Cash		4,229	2,042	2,844
Trade and other receivables, net	18	96,493	96,466	102,777
Inventories, net	17	64,284	65,002	63,683
Amounts owed by related parties	26	2,562	2,144	1,938
Current tax assets	11	16,774	6,697	5,650
Other current assets		360	98	45
Total current assets		$184,702	$172,449	$176,937
Total assets		$359,538	$337,728	$324,955

Liabilities and Stockholders’ Equity (Deficit)
Equity (Deficit)
Share capital	23	2,001	2,001	2,493
Share premium		54,412	54,412	120,151
Reserves	23	39,897	28,681	28,322
Accumulated deficit		(327,344)	(305,634)	(254,617)
Accumulated other comprehensive loss		(24,421)	(23,753)	(24,416)
Equity (deficit) attributable to owners of the company		$(255,455)	$(244,293)	$(128,067)
Non-controlling interest		777	346	397
Total equity (deficit)		$(254,678)	$(243,947)	$(127,670)

Borrowings	19	339,738	320,462	209,140
Amounts owed to related parties	26	12,163	—	11,515
Deferred tax liabilities	20	18,890	7,659	—
Other liabilities		3,797	5,077	5,011
Total non-current liabilities		$374,588	$333,198	$225,666
Borrowings	19	102,621	90,157	88,571
Trade and other payables, net	21	106,275	114,426	102,087
Amounts owed to related parties	26	8,459	25,091	17,857
Current tax liabilities	11	9,393	7,542	7,657
Provisions	22	1,829	2,276	2,379
Other liabilities		11,051	8,985	8,408
Total current liabilities		$239,628	$248,477	$226,959
Total liabilities and stockholders’ equity (deficit)		$359,538	$337,728	$324,955

The accompanying notes are an integral part of these consolidated financial statements.

Crynssen Pharma Group Limited and subsidiaries (The Group)
Consolidated Statement of Changes in Equity
As of December 31, 2020 and 2019
(In thousands of United States Dollars, unless otherwise stated)

	Attributable to equity holders of the Group						Non- controlling interest	Total equity (deficit)
	Issued Capital	Share premium	Reserves(1)	Accumulated deficit	Other Comprehensive Income	Total
Balance as of January 1, 2019	$2,493	$120,151	$28,322	$(254,617)	$(24,416)	$(128,067)	$397	$(127,670)
Loss for the year	—	—	—	(17,008)	—	(17,008)	(5)	(17,013)
Transfer reserves	—	—	359	(359)	—	—	—	—
Other comprehensive income	—	—	—	—	709	709	(46)	663
Non-controlling interest	—	—	—	—	(46)	(46)	—	(46)
Issuance of put option with Hoche	(492)	(65,739)	—	(33,385)	—	(99,616)	—	(99,616)
Other	—	—	—	(265)	—	(265)	—	(265)
Balance as of December 31, 2019	$2,001	$54,412	$28,681	$(305,634)	$(23,753)	$(244,293)	$346	$(243,947)
Loss for the year	—	—	—	(10,447)	—	(10,447)	—	(10,447)
Transfer reserves	—	—	11,216	(11,216)	—	—	—	—
Other comprehensive income	—	—	—	—	(1,099)	(1,099)	431	(668)
Non-controlling interest	—	—	—	—	431	431	—	431
Other	—	—	—	(47)	—	(47)	—	(47)
Balance as of December 31, 2020	$2,001	$54,412	$39,897	$(327,344)	$(24,421)	$(255,455)	$777	$(254,678)

____________

(1)      Includes the appropriate values from net income to comply with legal provisions related to asset protection according to applicable jurisdictions with cumulative earnings.

The accompanying notes are an integral part of these consolidated financial statements.

Crynssen Pharma Group Limited and subsidiaries (The Group)
Consolidated Statement of Cash Flows
For the years ended December 31, 2020 and 2019
(In thousands of United States Dollars, unless otherwise stated)

		For the year ended December 31
	Notes	2020	2019
Operating activities
Loss for the year		$(10,447)	$(17,013)
Adjustments to reconcile net loss with net cash from operating activities:
Depreciation of property, plant and equipment	14	5,900	6,773
Depreciation of right-of-use	15	4,598	5,133
Amortization of intangibles	13	5,979	4,560
Income tax expense	11	11,296	7,035
Finance expenses	10	54,489	42,983
Share of result of joint ventures		(806)	(240)
Net (gain)/loss on sale of property, plant and equipment	14	134	115
Net (gain)/loss on sale or disposal of intangibles	13	161	(7,157)
Inventory provision	17	1,616	514
Provision for bad debt		(1,915)	(430)
Provision	22	761	12
Cash flow from operating activities before changes in working capital		71,766	42,285

(Increase)/decrease in operating assets and liabilities:
Trade and other receivables		1,889	6,741
Amounts owed by related parties		(613)	(249)
Inventories		(898)	(1,713)
Current tax assets		(10,077)	(1,047)
Other current assets		(9,635)	(9,826)
Trade and other payables		(8,149)	12,126
Amounts owed to related parties		1,354	247
Current tax liabilities		7,499	(2,147)
Other liabilities		12,014	10,305
Provisions	22	(821)	(38)
Other financial assets		370	757
Other assets		1,256	(1,354)
Cash generated from operations		65,955	56,076

Income tax paid		(13,140)	(6,100)

Cash flow from operating activities		$52,815	$49,976

Investing activities
Acquisition of property, plant and equipment	14	(7,699)	(11,802)
Proceeds from sale of property, plant and equipment		632	276
Acquisition of intangibles	13	(10,219)	(7,896)
Proceeds from sale of intangible assets		—	7,310

Cash flow used in investing activities		$(17,286)	$(12,112)

Crynssen Pharma Group Limited and subsidiaries (The Group)
Consolidated Statement of Cash Flows — (Continued)
For the years ended December 31, 2020 and 2019
(In thousands of United States Dollars, unless otherwise stated)

		For the year ended December 31
	Notes	2020	2019
Financing activities
Proceeds from borrowings	19	106,736	96,392
Payments on borrowings	19	(106,375)	(101,961)
Advances to related parties	26	—	(289)
Proceeds from related parties	26	195	332
Advances from related parties	26	32	—
Payments to related parties	26	(5,856)	(4,570)
Interest paid on borrowings	19	(16,941)	(18,500)

Cash flow generated used in financing activities		$(22,209)	$(28,596)

Net increase/(decrease) in cash		13,320	9,268
Cash less bank overdrafts at beginning of the year/period		2,042	2,844
Effect of exchange rate fluctuations		(11,133)	(10,070)
Cash less bank overdrafts at end of the year/period		$4,229	$2,042

Non-cash financing and investing activities(1)		$7,540	$104,951

____________

(1)      Non-cash financing and investing activities include acquisition of right-of-use assets $7,540 (2019: 5,335). As of December 31, 2019, it also include the issuance of put option agreements for $99,616.

The accompanying notes are an integral part of these consolidated financial statements.

Crynssen Pharma Group Limited and subsidiaries (The Group)
Notes to Consolidated Financial Statements
For the years ended December 31, 2020 and 2019
(In thousands of United States Dollars, unless otherwise stated)

Note 1. General Company Information

Crynssen Pharma Group Limited is a private limited liability company registered in Malta under company registration number C59671, and its registered address is C1 Midland Micro Enterprise Park, Burmarrad Road, Naxxar NXR 6345. On September 19, 2019, Unimed Pharmaceuticals Limited changed its name to Crynssen Pharma Group Limited (“the Company”). The Company’s shareholders are: Caoton Company S.A. as trustees of Sognatore Trust, Commonwealth Trust Company as trustees of Deseja Trust, Commonwealth Trust Company as trustees of Simphony Trust, Hoche Partners Pharma Holding S.A. and International Finance Corporation.

The Company and its subsidiaries (“the Group”) primarily engages in developing, producing and marketing pharmaceutical solutions. Further information about the Group’s business activities, reportable segments and related party relationships of the Group is included in Note 8. Revenue, Note 9. Segment reporting and Note 26. Related party transactions, respectively.

The Group’s principal subsidiaries as of December 31, 2020 and 2019 are set out below. Unless otherwise stated, they have share capital consisting solely of ordinary shares that are held directly by the Group, and the proportion of ownership interests held equals the voting rights held by the Group. The country of incorporation or registration is also their principal place of business.

Name of entity	Place of business/country of incorporation	Ownership interests held by:				Principal activities
		The Group		Non-controlling interests
		2020	2019	2020	2019
Procaps S.A.	Colombia	100%	100%	0%	0%
C.I. Procaps S.A.	Colombia	100%	100%	0%	0%
Laboratorios Lopez S.A. de C.V.	El Salvador	100%	100%	0%	0%	Manufacturing and distribution of prescription and over-the-counter pharmaceutical products.
Softcaps – Colbras	Brazil	100%	100%	0%	0%
Diabetrics Healthcare S.A.S.	Colombia	100%	100%	0%	0%	Diabetes solutions and chronic disease management tool.

There are no significant restrictions on the ability of the Group to access or use assets and settle liabilities.

Emerging Growth Company Status

Upon execution of the public equity offering, the Company is an emerging growth company, as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). The Company will remain an emerging growth company until the earliest of:

•        the last day of the first fiscal year (a) following the fifth anniversary of a public equity offering, (b) in which its annual gross revenue totals at least $1.07 billion or (c) when the Company is deemed to be a large accelerated filer, which means the market value of the Company’s ordinary shares held by non-affiliates exceeds $700.0 million as of the prior June 30th and

•        the date on which the Company has issued more than $1.0 billion in non-convertible debt securities during the prior three-year period.

Crynssen Pharma Group Limited and subsidiaries (The Group)
Notes to Consolidated Financial Statements
For the years ended December 31, 2020 and 2019
(In thousands of United States Dollars, unless otherwise stated)

Note 1. General Company Information (cont.)

The consolidated financial statements of the Company for the years ended December 31, 2020 and 2019 comprise the Group and its interest in joint ventures, investments and operations. The Group prepares and publishes its consolidated financial statements in United States Dollars (“USD”), and the numbers are rounded to the thousands of USD unless otherwise stated. Foreign operations are included in accordance with the policies set out in Note 2.2. Functional and reporting currency.

The consolidated financial statements were authorized for issue by the Board of Directors and the Group’s Management on June 18, 2021.

Note 2. Basis of preparation and accounting

The consolidated financial statements of the Group as of December 31, 2020 and 2019 and have been prepared on a going concern basis in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standard Board (“IASB”).

The Group adopted IFRS for the first time for the year ended December 31, 2020; as such, IFRS 1 First-Time Adoption of International Financial Reporting Standards has been applied. Refer to Note 7. First-time adoption of IFRS for the policies set out due to the first-time adoption of IFRS.

The consolidated financial statements consist of the consolidated statement of profit or loss and other comprehensive income, consolidated statement of financial position, consolidated statement of changes in equity and consolidated statement of cash flows and have been prepared under a historical cost basis, except for certain financial instruments that have been measured at fair value.

The Group opted to present a single consolidated statement of profit or loss and other comprehensive income, combining the presentation of profit or loss, including an operating profit line item, and comprehensive income in the same statement. Due to the activities of the Group, costs and expenses presented in the consolidated statement of profit or loss and other comprehensive income were classified according to their function.

The consolidated statement of financial position has been prepared on the nature of the transactions, distinguishing: (a) current assets from non-current assets, where current assets are intended as the assets that should be realized, sold or used during the normal operating cycle, or the assets owned with the aim of being sold in the short term (within 12 months); (b) current liabilities from non-current liabilities, where current liabilities are intended as the liabilities that should be paid during the normal operating cycle, or over the 12-month period subsequent to the reporting date.

The consolidated statement of cash flows has been prepared using the indirect method.

The consolidated financial statements are presented in USD (the Group’s presentation currency) and all amounts are rounded to the nearest thousands of USD, unless otherwise stated. They also present comparative information in respect to the previous period, 2019. Foreign operations are included in accordance with the policies set out in Note 2.2. Functional and reporting currency.

The accounting policies set out in Note 3. Summary of significant accounting policies have been applied in preparing the consolidated financial statements for the year ended December 31, 2020, the comparative information presented for the year ended December 31, 2019 and in the opening IFRS consolidated statement of financial position as of January 1, 2019 (the Group’s date of transition).

The Group has applied accounting judgments, estimates and significant accounting assumptions described in Note 4. Critical accounting judgements and key sources of estimation uncertainty in preparing the consolidated financial statements.

Crynssen Pharma Group Limited and subsidiaries (The Group)
Notes to Consolidated Financial Statements
For the years ended December 31, 2020 and 2019
(In thousands of United States Dollars, unless otherwise stated)

Note 2. Basis of preparation and accounting (cont.)

Note 2.1. Going concern

Management has identified certain conditions and events as of December 31, 2020 that considered in the aggregate, raise a substantial doubt about the Group’s ability to continue as a going concern including an accumulated deficit of $327,344 (2019: $305,634). The Group also had a working capital (defined as total current assets less total current liabilities) deficit of $54,926 (2019: $76,028).In addition, for the year ended December 31, 2020, the Group incurred a loss of $10,447 (2019: $17,013).

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities that might be necessary if the Group is unable to continue as a going concern. The Group presumes that it will, for the foreseeable future, be able to realize its assets and discharge its liabilities in the normal course of business.

The following matters have been considered by management in determining the appropriateness of the going concern basis of preparation of the accompanying consolidated financial statements:

Capital Risk Management

For the year ended December 31, 2020, the Group incurred a loss of $10,447 (2019: $17,013) and generated $52,815 of cash in operating activities (2019: $49,976) after changes in working capital.

The Group maintains current short and long-term financing lines, which, together with the expected internal generation of funds through operations, will allow it to finance its growth and its need for working capital. For the years 2019 and 2020, the Group has been generating cash inflows from operating activities and projects to increase the amount of operating cash flows during 2021 and 2022. The continued generation of operating cash flows is associated with the Group’s projection of revenue growth and cost control. In addition, the Group has obtained new incremental lines of credit with several banks which is to be used primarily to fund working capital and capital expenditures.

Management has evaluated its capital position and its ability to continue normal course of business for the foreseeable future and is able to successfully emerge as a result of sufficient projected cash flows and net profits for the next twelve months, and based on projections, the Group’s capital will increase.

Financing

The Group had $4,229 of cash as at December 31, 2020. The Group, by managing yearly renewals of its credit limits, has once again used the limits made available each year when servicing its debt, and in turn, leveraged on its financial results to obtain new incremental lines of credit. As of December 31, 2020, the Group is currently negotiating a collaborative agreement with strategic partners in which the Group will access capital through a public equity offering in order to provide the capital needed to keep the Company liquid and able to fulfill its short-term obligations. Refer to Note 25. Events after the reporting period for further details.

Together with cash flows from operating activities, available debt financing arrangements and financial support from potential shareholders as a result of the Group entering the capital market in 2021, the Group will be able to meet anticipated cash needs for working capital, capital expenditures and general and administrative expenses for at least the next twelve months.

COVID-19 impact

The ongoing impact of the COVID-19 coronavirus pandemic continues to pressure economic conditions and retain economic uncertainty. However, with the significant growth of consumer spending on COVID-19-related products, such as antibiotics, pain relievers and personal protective equipment (“PPE”), the operational generation of funds for the Group is considered favorable in 2020 and 2021. During the second half of 2020, the Group’s results of

Crynssen Pharma Group Limited and subsidiaries (The Group)
Notes to Consolidated Financial Statements
For the years ended December 31, 2020 and 2019
(In thousands of United States Dollars, unless otherwise stated)

Note 2. Basis of preparation and accounting (cont.)

operations reflect continued recovery from COVID-19 with sales coming back to pre-pandemic level. Management will continue to monitor operations during 2020 and 2021 but does not expect any further adverse effect from COVID-19 on the Group’s existing operating and cash flow forecast as the economy and demand of the Company’s products in its main geographies has stabilized if not to be improved. Refer to Note 9. Segment reporting for further details on the Group’s geographical locations and its financial results for 2020.

Given this outlook, management has concluded that it is appropriate to prepare these consolidated financial statements on the going concern basis.

Note 2.2. Functional and reporting currency

Items included in the financial statements of each of the group’s entities are measured using the currency of the primary economic environment in which the entity operates (‘the functional currency’). The consolidated financial statements are presented in US Dollars (USD), which is Crynssen Pharma Group Limited’s functional and presentation currency.

Note 2.3. Basis of consolidation

The subsidiaries are fully consolidated from the date on which control is transferred to the Company. Consolidation ceases from the date on which control ends.

All financial results are consolidated with similar items on a line-by-line basis. If necessary, adjustments are made to the financial statements of the consolidated companies in order to adapt their accounting policies to those used by the Group.

All transactions, balances, revenues and related expenses between the consolidated companies are eliminated.

Note 3. Summary of significant accounting policies

Note 3.1. Goodwill

Goodwill arising from the acquisition of a business is recorded at cost at the acquisition date, less accumulated impairment losses, if any.

Goodwill is stated at cost and not amortized but is tested for impairment on an annual basis and whenever there is an indicator that the cash-generating unit to which goodwill has been allocated may be impaired.

3.1.1 Goodwill impairment

Goodwill is tested for impairment annually at the cash-generating unit level, which is the level at which the assets generate largely independent cash inflows and are monitored for internal management purposes. An impairment loss is recognized whenever the carrying amount of an asset or the related cash-generating unit exceeds its recoverable amount. Impairment losses are recognized in the consolidated statements of profit or loss.

Impairment losses recognized for cash-generating units first reduce allocated goodwill and then the carrying amounts of the other assets in the unit on a pro rata basis.

Refer to Note 12. Goodwill and Note 4. Critical accounting judgements and key sources of estimation uncertainty for further information on the goodwill exposure and estimates applied, respectively.

Crynssen Pharma Group Limited and subsidiaries (The Group)
Notes to Consolidated Financial Statements
For the years ended December 31, 2020 and 2019
(In thousands of United States Dollars, unless otherwise stated)

Note 3. Summary of significant accounting policies (cont.)

Note 3.2. Transactions in foreign currency

When preparing the financial statements of the individual underlying entities of the Group, transactions in a currency other than the functional currency of the entity (“foreign currency”) are recorded using the exchange rates in effect on the transaction date. At the end of each reporting period, monetary items denominated in a foreign currency are reconverted at the exchange rates prevailing at that date. Non-monetary items calculated in terms of historical cost, in foreign currency, have not been reconverted.

For purposes of presenting the consolidated financial statements, the assets and liabilities of the Group’s foreign currency transactions are expressed in USD, using the exchange rates prevailing at the end of the respective reporting period. Revenues and expenses are translated at the average exchange rates for the respective period. The exchange differences that arise, if applicable, are recognized through other comprehensive income and are accumulated in equity (attributed to the non-controlling interests when appropriate).

Note 3.3. Leases — Right-of-use assets & lease liabilities

The Group assesses whether a contract is or contains a lease at inception of a contract. The Group recognizes a right-of-use asset and a corresponding lease liability with respect to all lease agreements in which it is the lessee, except for short-term leases (defined as leases with a lease term of 12 months or less) and leases of low value assets (defined as assets with a value less than $5,000). For these leases, the Group recognizes the lease payments as an operating expense on a straight-line basis over the term of the lease, and payments for these leases are presented in the combined statements of cash flows from operating activities.

The right-of-use assets comprise the initial measurement of the corresponding lease liability, lease payments made at or before the commencement date and any initial direct costs. They are subsequently measured at cost less accumulated depreciation and impairment losses. The right-of-use assets are depreciated starting at the commencement date over the shorter period of useful life of the underlying asset and lease term.

The lease liability is initially measured at the present value of the lease payments that are not paid at the commencement date, discounted by using the interest rate implicit in the lease. If this rate cannot be readily determined, the Group uses its incremental borrowing rate specific to the country, term and currency of the contract. In addition, the Group considers its recent indebtedness as well as publicly available data for instruments with similar characteristics when calculating the incremental borrowing rates.

Lease payments include fixed payments, less any lease incentives, variable lease payments that depend on an index or a rate known at the commencement date, and purchase options or extension option payments if the Group is reasonably certain to exercise these options. Variable lease payments that do not depend on an index or rate are not included in the measurement of the lease liability and right-of-use asset and are recognized as an expense in the combined income statements in the year/period in which the event or condition that triggers those payments occurs.

A lease liability is remeasured upon a change in the lease term, changes in an index or rate used to determine the lease payments or reassessment of exercise of a purchase option. The corresponding adjustment is made to the related right-of-use asset.

The lease liability is presented in the ‘Borrowings’ line and the right-of-use assets are presented in a single line in the consolidated balance sheet. In addition, the principal portion of the lease payments is presented within financial activities and the interest component is presented within operating activities in the consolidated statements of cash flows.

Crynssen Pharma Group Limited and subsidiaries (The Group)
Notes to Consolidated Financial Statements
For the years ended December 31, 2020 and 2019
(In thousands of United States Dollars, unless otherwise stated)

Note 3. Summary of significant accounting policies (cont.)

Note 3.4. Financial Instruments

Financial assets and liabilities are recognized when an entity of the Group becomes party to the contractual provisions of an instrument.

Financial assets and liabilities are initially measured at fair value. Transaction costs that are directly attributable to the acquisition or issue of financial assets and liabilities (other than those designated at fair value through profit or loss) are added to or deducted from the fair value of the financial assets or liabilities, when appropriate, at initial recognition. Transaction costs directly attributable to the acquisition of financial assets or liabilities designated at fair value through profit or loss are recognized immediately through profit or loss.

The Company has not designated any financial instruments at fair value through profit or loss

3.4.1 Classification of financial assets

If and when applicable the Company follows the framework and requirements outlined in IFRS 9 to classify financial assets based on whether:

•        The financial asset is held within a business model whose objective is to collect contractual cash flows or whose objective is achieved through the collection of contractual cash flows and the sale of financial assets ; and

•        The contractual terms give rise to cash flows that are only payments of principal and interest.

By default, all other financial assets are subsequently measured at fair value through profit or loss.

Trade receivables are amounts due from customers for goods sold or services performed in the ordinary course of business. They are generally due for settlement within 30 days and are therefore all classified as current. Trade receivables are recognized initially at the amount of consideration that is unconditional, unless they contain significant financing components, when they are recognized at fair value. The Group holds the trade receivables with the objective of collecting the contractual cash flows and therefore measures them subsequently at amortized cost using the effective interest method.

3.4.2 Gains and losses in foreign currency

Trade receivables denominated in a currency other than the subsidiaries’ functional currency is determined in that foreign currency and converted to the subsidiaries’ functional currency at the end of each reporting period using the then prevailing spot rate. Exchange differences are recognized through profit or loss and are classified within other expenses. Exchange differences classified within other expenses amount to $(3,905) (2019: $(1,827)).

3.4.3 Impairment of financial assets

The Group recognizes a provision for expected credit losses on trade and other receivables.

The Group applies the ‘simplified’ approach as required by IFRS 9 since generally the Group’s trade receivables do not include a significant financing component. The Group therefore recognizes the lifetime expected credit losses over the life of the trade and other receivables.

Other receivables are generally assess individually and a lifetime expected credit loss is estimated based on the receivable and debtor specific facts and circumstances.

Crynssen Pharma Group Limited and subsidiaries (The Group)
Notes to Consolidated Financial Statements
For the years ended December 31, 2020 and 2019
(In thousands of United States Dollars, unless otherwise stated)

Note 3. Summary of significant accounting policies (cont.)

3.4.4 Definition of default

The Group considers that an event of default has occurred when more than 50% of the customers trade receivable balance is more than 90 days overdue, unless there is reasonable and supportable information to demonstrate that such default is not in existence.

3.4.5 Impaired trade receivables

A financial asset has been impaired when one or more events have occurred that have a negative impact on the estimated future cash flows of the trade receivable. The evidence of credit impairment includes observable data on the following events:

•        significant financial difficulty of the customer;

•        customer enters into or is likely to enter into bankruptcy;

•        a breach of contract, such as an expired event;

•        for economic or contractual reasons one or more concessions have been granted..

3.4.6 Measurement of impairment

The expected credit losses on trade receivables are estimated using a methodology where a probability of default is estimated based on historical information, adjusted for current and forecasted economic conditions, if applicable. If applicable and significant, the Group may adjust the provision based on a probability weighing of various scenarios and factor in the time value of money. As of the reporting dates presented, the Group has not deemed this to be significant.t:

•        Probability of default (‘PD’): The PD is derived by analyzing a rolling dataset of twenty-four months in which trade receivables are tracked and analyzed as they move through the aging buckets.

•        Loss given default: The Group typically defines the loss given default to be one hundred percent.

•        Exposure at default: The trade receivable balance as of the reporting date, net of advances and credit notes.

The Group estimates the probability of default at the pool level and then applies such pool level PD to the trade receivables within that pool. The Group generally defines each pool within its main subsidiaries as:

•        Domestic

•        Export

•        Government

•        Related parties

The Group recognizes an impairment loss or gain in the aggregate for all trade receivables as a provision with corresponding amount recognized in Administrative expenses.

The Group writes-off individual trade receivables when uncollected when they become 365 days past due.

3.4.7 Derecognition of financial assets

The Group derecognizes a financial asset only when the contractual rights to the asset’s cash flows expire, or when it transfers the financial asset and substantially all the risks and rewards of ownership of the asset to another party. If the Group does not transfer or retain substantially all risks and rewards of ownership and continues to control

Crynssen Pharma Group Limited and subsidiaries (The Group)
Notes to Consolidated Financial Statements
For the years ended December 31, 2020 and 2019
(In thousands of United States Dollars, unless otherwise stated)

Note 3. Summary of significant accounting policies (cont.)

the transferred asset, the Group recognizes its interest retained in the asset and an associated liability for the amounts to be paid. If the Group retains substantially all the risks and rewards of ownership of a transferred financial asset, the Group continues to recognize the financial asset and also recognizes a loan secured by the revenue received.

Upon derecognition of a financial asset measured at amortized cost, the difference between the carrying amount of the asset and the sum of the consideration received and receivable is recognized through profit or loss.

The Group also derecognizes a financial asset when there is information which indicates that the counterparty is in serious financial difficulty and there is no realistic prospect of recovery. The derecognized financial assets may still be subject to compliance activities in accordance with the Group’s recovery procedures, taking into account legal advice when appropriate. Any recovery is recognized through profit or loss.

Note 3.5. Inventories, net

Inventories are presented at the lower of acquisition cost or net realizable value. Cost is determined by the weighted average method. The net realizable value represents the estimated sale price less all the estimated termination and selling costs. The cost of finished products and products in progress includes the costs of raw materials, direct labor, other direct costs and the respective direct production expenses (based on normal operating capacity), excluding borrowing costs. Inventories are presented net of the allowances for obsolescence and, in consolidation, net of eliminations of unrealized profit on inventories.

Note 3.6. Property, plant and equipment, net

Property, plant and equipment assets are measured at historical cost less accumulated depreciation and any impairment loss, except for those acquired in a business combination, which are then recorded at fair value; assets under construction and land are not depreciated. The cost of the property, plant and equipment is the fair value of the consideration initially provided to acquire or construct the item and prepare it for use. It also includes subsequent costs incurred for repair and maintenance, which are expensed in the consolidated statements of comprehensive income. However, these costs can be capitalized if they extend the useful life of the asset. Depreciation begins when the assets are ready for use.

Property, plant and equipment is depreciated based on the straight-line method over estimated useful lives.

An item of property, plant and equipment will be derecognized upon disposal or when future economic benefits from the continued use of the asset are no longer expected. The gain or loss arising from the derecognition is measured as the difference between the gain on sale and the carrying amount of the asset and is recognized through profit or loss.

The useful lives of property, plant and equipment are:

Buildings	20 – 40 years
Machinery and equipment	10 – 20 years
Furniture and fixtures	2 – 10 years
Other equipment	2 – 5 years

Note 3.7. Intangible assets

3.7.1 Intangible assets generated internally

Disbursements originated by research activities are recognized as an expense in the period in which they are incurred.

Crynssen Pharma Group Limited and subsidiaries (The Group)
Notes to Consolidated Financial Statements
For the years ended December 31, 2020 and 2019
(In thousands of United States Dollars, unless otherwise stated)

Note 3. Summary of significant accounting policies (cont.)

An intangible asset generated internally as a result of development activities (or the development phase of an internal project) is recognized if, and only if, the following conditions are met:

•        It is commercially and technically feasible to complete the production of the intangible asset so that it can be available for use or sale;

•        Management intends to complete the intangible asset in question in order to use or sell it or can demonstrate the way in which the intangible asset will likely generate future economic benefits;

•        Adequate technical, financial or other resources are available to complete the development and to use or sell the intangible asset; and

•        The Group is able to reliably measure the disbursement attributable to the intangible asset during its development.

The expenses incurred in developing new pharmaceutical technologies, combination of active ingredients and formulation improvements, meet the conditions of the previous paragraph, usually from the beginning of pilot batches (completion of the experimental batch stage), at which point management considers that achieving regulatory approval (sanitary registration) is a legal formality.

The amount initially recognized for an internally generated intangible asset will be the sum of the disbursements incurred once the element meets the recognition conditions. When an internally generated intangible asset cannot be recognized, development disbursements are charged through profit or loss in the period in which they are incurred.

Subsequent to initial recognition, an internally generated intangible asset will be accounted for at cost less accumulated amortization and the accumulated amount of impairment losses, on the same basis as intangible assets that are acquired separately.

3.7.2 Disposal of intangible assets

An intangible asset is written off at the time of its disposal, or when future economic benefits of its use or disposal are not expected. Gains or losses arising from the write-off of an intangible asset, measured as the difference between the net proceeds from the sale and the carrying amount of the asset, are recognized through profit or loss when the asset is written off.

3.7.3 Impairment of definite-lived tangible and intangible assets and intangibles not yet available for use, and other assets

At the end of each reporting period, the Group evaluates the carrying amounts of its definite-lived tangible and intangible assets and those intangibles not yet available for use in order to identify any indication that these assets have been impaired. In such a case, the recoverable amount of the asset is calculated in order to determine the extent of the impairment loss (if any). When it is not possible to estimate the recoverable amount of an individual asset, the Group calculates the recoverable amount of the cash generating unit to which the asset belongs. When a reasonable and consistent basis of distribution is identified, the common assets are also allocated to the individual cash generating units or distributed to the smallest group of cash generating units for which a reasonable and consistent distribution base can be identified.

The recoverable amount is the higher of the fair value less disposal costs and the value in use. When estimating the value in use, the estimated future cash flows are discounted to the present value, using a pre-tax discount rate that reflects the current market valuations with respect to the time value of money and the specific risks for the asset for which the future cash flow estimates have not been adjusted.

Crynssen Pharma Group Limited and subsidiaries (The Group)
Notes to Consolidated Financial Statements
For the years ended December 31, 2020 and 2019
(In thousands of United States Dollars, unless otherwise stated)

Note 3. Summary of significant accounting policies (cont.)

If the recoverable amount of an asset (or cash-generating unit) calculated is less than its carrying amount, the carrying amount of the asset (or cash-generating unit) is reduced to its recoverable amount. Impairment losses are recognized immediately through profit or loss. If an impairment loss is subsequently reversed, the carrying amount of the asset (or cash-generating unit) increases to the revised estimated value of its recoverable amount, so that the increased carrying amount does not exceed the carrying amount that would have been calculated if the impairment loss had not been recognized for said asset (or cash-generating unit) in previous years. The reversal of an impairment loss is automatically recognized through profit or loss.

3.7.4 Amortization of internally generated intangibles

Internally generated intangible assets such as licenses, bioequivalence studies, new platforms, tablet improvements, combinations and concentrations, and soft gel capsule improvements, among others, are of finite useful lives and their amortization period will begin only when the following two milestones are met:

•        The pre-industrial batch is completed with satisfactory results.

•        The regulatory body (Invima) approves the corresponding sanitary registration.

When these milestones are met, the capitalized developments will have met the necessary conditions to generate economic benefits in accordance with management’s expectations, so the amortization of the assets begins using the straight-line method through profit or loss during the minimum projected time of generated economic benefits.

The amortization will also cease at the earliest of either the date when the asset is classified as held for sale or the date when the asset is derecognized.

3.7.5 Useful lives of intangibles

The following useful lives are used to calculate amortization:

Trademarks and sanitary records	3 – 20 years
Licenses, customers and agreements	3 – 10 years
Product development	3 years

Note 3.8. Financial liabilities and equity instruments

3.8.1 Classification as debt or equity

Debt and equity instruments are classified as financial liabilities or equity in accordance with the substance of the contractual agreement and definitions of financial liability and equity instrument.

3.8.2 Equity instruments

An equity instrument consists of any contract that evidences a residual interest in the assets of an entity, after deducting all of its liabilities. Equity instruments issued by a Group entity are recognized for income received, net of direct issue costs.

The repurchase of equity instruments of the Group is recognized and deducted directly in equity. No gain or loss is recognized through profit or loss, arising from the purchase, sale, issue or cancellation of the equity instruments of the Group.

3.8.3 Financial liabilities

Financial liabilities are classified at their inception at fair value through profit or loss or at amortized cost, using the effective interest amortization method.

Crynssen Pharma Group Limited and subsidiaries (The Group)
Notes to Consolidated Financial Statements
For the years ended December 31, 2020 and 2019
(In thousands of United States Dollars, unless otherwise stated)

Note 3. Summary of significant accounting policies (cont.)

Note 3.9. Trade and other payables, net

Trade and other payables are recognized when the Group has a legal or a constructive obligation, as a result of a past event, and it is probable that there may be an outflow of resources embodying economic benefits to settle the obligation and the obligation can be measured reliably. These amounts represent liabilities for goods and services provided to the Group prior to the end of financial year which are unpaid. The average credit period for purchases is between 90 and 180 days, including cases in which the invoices have been assigned. Other payables correspond mainly to employment obligations and provisions.

Trade payables assigned by the supplier

The Group checks that invoices assigned by suppliers to third parties, including entities engaged in this type of transaction, that are pending payment are registered as trade payables, provided that the assignment is contractually initiated and decided by the supplier, it does not extend the period in which the Company regularly pays the supplier, the amount of the invoices is not modified, and there are no charges in this regard by third parties. These criteria have been assessed by the Company as part of the normal purchasing cycle for goods and services.

Note 3.10. Taxes

Income tax expense represents the sum of current income tax payable and deferred tax.

3.10.1 Current tax

Current tax is based on the taxable income registered during the year. The taxable income differs from the income reported in the consolidated statement of profit or loss and other comprehensive income, due to the items of income or expenses that are taxable or deductible in other years and items that are never taxable or deductible. The liabilities of the Group for current tax purposes are calculated using the tax rates enacted or substantially approved at the end of the respective reporting period.

3.10.2 Deferred tax

Deferred tax is recognized on temporary differences between the carrying amount of the assets and liabilities included in the consolidated financial statements and the corresponding tax basis used to determine the taxable income. The deferred tax liability is generally recognized for all temporary tax differences. A deferred tax asset will be recognized, as a result of all deductible temporary differences, to the extent that it is likely that each entity will have future taxable income against which to charge those deductible temporary differences. These assets and liabilities are not recognized if the temporary differences arise from the initial recognition (rather than through a business combination) of other assets and liabilities in an operation that does not affect the taxable income or the accounting income. In addition, deferred tax liabilities are not recognized if the temporary difference arises from the initial recognition of goodwill.

A deferred liability should be recognized for taxable temporary differences associated with investments in subsidiaries and joint ventures, and interests in joint ventures, except for those in which the Group is able to control the reversal of the temporary difference and when there is a possibility that it cannot be reversed in the near future. Deferred tax assets arising from the deductible temporary differences associated with such investments and participation are only recognized to the extent that it is likely that each entity will have future taxable profits against which to charge those temporary differences and when there is the possibility that these can be reversed in the near future.

The carrying amount of a deferred tax asset must be reviewed at the end of each reporting period and reduced, to the extent that it is likely that it will not have sufficient taxable income in the future to allow all or part of the asset to be recovered.

Crynssen Pharma Group Limited and subsidiaries (The Group)
Notes to Consolidated Financial Statements
For the years ended December 31, 2020 and 2019
(In thousands of United States Dollars, unless otherwise stated)

Note 3. Summary of significant accounting policies (cont.)

Deferred tax assets and liabilities should be measured using the tax rates expected to be applied in the period in which the asset is realized or the liability is settled, based on the rates (and tax laws) enacted or substantively enacted at the end of the respective reporting period.

The measurement of deferred tax liabilities and deferred tax assets will reflect the tax consequences that would arise based on each Group company’s expectations, at the end of the reporting period, to recover or settle the carrying amount of their assets and liabilities.

3.10.3 Current and deferred taxes

Current and deferred taxes should be recognized through profit or loss, except when they relate to items listed in other comprehensive income or directly in equity, in which case the current or deferred tax is also recognized though other comprehensive income or directly in the equity, respectively. In cases of business combinations, when the current tax or deferred tax arises from the initial accounting of the business combination, the tax effect is considered within the accounting of the business combination.

Note 3.11. Provisions

Provisions are recognized when (i) the Group has a present legal or constructive obligation as a result of past events, (ii) it is probable that an outflow of resources embodying economic benefits will be required to settle the obligation, and (iii) a reliable estimate of the amount of the obligation can be made. Provisions are determined by discounting the expected future cash flows at a pre-tax rate that reflects current market assessments of the time value of money and, where appropriate, the risks specific to the liability.

3.11.1 Disputes and litigation

A provision for disputes and litigation is recognized when it is more likely than not that the Group will be required to make future payments as a result of past events, such items may include but are not limited to claims, lawsuits and actions relating to employment related disputes and claims from tax authorities.

Note 3.12. Employee benefits

Note 3.12.1. Retirement and termination benefit costs

Payments to defined contribution retirement benefit plans are recognized as an expense when employees has rendered service entitling them to the contributions. Payments made to state-managed retirement benefit plans are accounted for as payments to defined contribution plans where the Group’s obligations under the plans are equivalent to those arising in a defined contribution retirement benefit plan.

For defined benefit retirement benefit plans, the cost of providing benefits is determined using the Projected Unit Credit Method, with actuarial valuations being carried out at the end of each annual reporting period. Remeasurements for actuarial gains and losses are recognized immediately in the consolidated statement of financial position with a charge or credit to other comprehensive income in the period in which they occur. Remeasurements recognized in other comprehensive income are not reclassified. Past service cost is recognized in profit or loss when the plan amendment or curtailment occurs or when the Group recognizes related restructuring costs or termination benefits, if earlier. Gains or losses on settlement of a defined benefit plan are recognized when the settlement occurs. Net interest is calculated by applying a discount rate to the net defined benefit liability.

Defined benefit costs are split into three categories:

•        service cost, which includes current service cost, past service cost and gains and losses on curtailments and settlements;

Crynssen Pharma Group Limited and subsidiaries (The Group)
Notes to Consolidated Financial Statements
For the years ended December 31, 2020 and 2019
(In thousands of United States Dollars, unless otherwise stated)

Note 3. Summary of significant accounting policies (cont.)

•        net interest expense; and

•        remeasurements.

The retirement benefit obligation recognized in the consolidated statement of financial position represents the deficit or surplus in the Group’s defined benefit plans. Any surplus resulting from this calculation is limited to the present value of any economic benefits available in the form of refunds from the plans or reductions in future contributions to the plans.

A liability for a termination benefit is recognized at the earlier of when the Group can no longer withdraw the offer of the termination benefit and when the Group recognizes any related restructuring costs.

Discretionary contributions made by employees or third parties reduce service cost upon payment of these contributions to the plan.

The Group recognized a net interest expense within finance costs as of December 31, 2020 of $60 (2019: $47) while remeasurements of the calculations are reflected in the Statement of Other Comprehensive Income. Remeasurements of the calculations represented a decrease of $169 (increase 2019: $373).

3.12.2. Short-term and other long-term employee benefits

A liability is recognized for benefits accruing to employees in the form of wages and salaries, annual leave and sick leave in the period the related service is rendered at the undiscounted amount of the benefits expected to be paid in exchange for that service.

Liabilities recognized in respect of short-term employee benefits are measured at the undiscounted amount of the benefits expected to be paid in exchange for the related service.

Liabilities recognized in respect of other long-term employee benefits are measured at the present value of the estimated future cash outflows expected to be made by the Group in respect of services provided by employees up to the reporting date.

As of December 31, 2020, the Group recognized employee benefits costs within profit or loss as cost of sales of $27,421 (2019: $23,688) and $48,913 (2019: $52,956) as administrative expenses.

Note 3.13. Revenue recognition

The Group recognizes revenues from the sale of pharmaceutical products and the provision of services primarily related to product development projects.

Revenue is measured based on the consideration specified in a contract with a customer and excludes balances collected on behalf of third parties. The Group recognizes revenue when transferring control of a product or service to a customer.

3.13.1 Sale of goods

Revenue from the sale of goods is recognized when the control of the goods is transferred (both in export and domestic operations) and the performance obligations have been fulfilled by the Group, which occurs when the product is delivered to the location specified by the customer, according to the negotiating conditions agreed upon. Revenues are reduced by discounts or rebates and other similar allowances estimated for customers.

Crynssen Pharma Group Limited and subsidiaries (The Group)
Notes to Consolidated Financial Statements
For the years ended December 31, 2020 and 2019
(In thousands of United States Dollars, unless otherwise stated)

Note 3. Summary of significant accounting policies (cont.)

3.13.2 License revenues

Revenue from the sale of intellectual property (licenses) is recognized based on the evaluation of whether an entity’s commitment to grant a license provides the customer with a right of access to intellectual property, which is transferred over time, or a right to use the intellectual property of an entity, which is transferred at a point in time.

The license is a commitment to provide a right of access to the entity’s intellectual property if all the following criteria are met:

•        the contract requires, or the customer reasonably expects, that the entity carries out activities that significantly affect the intellectual property to which the customer is entitled;

•        the rights granted by the license directly expose the customer to the positive or negative effects of the entity’s activities identified in subsection a above; and

•        those activities do not result in the transfer of a good or service to the customer as such activities take place.

If these criteria are not met, the license grants the customer a right to use the license, and the transaction is recognized when the license is granted to the customer.

3.13.3 Service provision

Revenue from service contracts are recognized based on the status of completion of the contract. If the Group transfers control of a service to satisfy the performance obligation over time, it then recognizes revenue over time, if one of the following criteria is met:

•        the customer simultaneously receives and consumes the benefits provided by the entity’s performance as the entity performs;

•        the entity’s performance creates or enhances an asset that the customer controls as it is created or enhanced; or

•        the entity’s performance does not create an asset with an alternative use for the entity and the entity has an enforceable right to payment for performance that has been completed to date.

3.13.4 Sale of trademarks and sanitary registration

Revenue from contracts for the sale of a trademark or sanitary registration are recognized at the point of the transfer of possession, use, enjoyment and other real and personal rights at the price agreed in the contract, fulfilling the following conditions:

•        The customer has the right to all the benefits of the commercial use of the trademark or sanitary registration.

•        The customer can redirect the use of the trademark or sanitary registration.

•        The customer is responsible for sales, marketing and advertising activities.

Note 3.14. Segment reporting

An operating segment is a component that engages in business activities from which it may earn revenues and incur expenses, including revenues and expenses that relate to transactions with any of the other components, and for which discrete financial information is available. The Group is engaged in the business of developing, producing

Crynssen Pharma Group Limited and subsidiaries (The Group)
Notes to Consolidated Financial Statements
For the years ended December 31, 2020 and 2019
(In thousands of United States Dollars, unless otherwise stated)

Note 3. Summary of significant accounting policies (cont.)

and marketing pharmaceutical solutions and related activities and is considered an integrated international healthcare and pharmaceutical company across the three core therapeutic areas: hospitals/clinics, pharmacies (prescription) and over-the-counter (non-prescription).

The Group’s business is organized and managed through a combination of geographical regions and business units through 39 legal entities, of which 23 are operating entities, divided in strategic divisions, which are its reportable segments. These divisions offer different products and services and are managed separately as they require different technology and marketing strategies.

The following summary describes the operations of each reportable segment:

Reportable segment	Operations
NextGel	Manufacturing and distribution of prescription and over-the-counter pharmaceutical products in USA, Brazil and Colombia
Procaps Colombia	Manufacturing and distribution of prescription and over-the-counter pharmaceutical products in Colombia
CAN	Manufacturing and distribution of prescription and over-the-counter pharmaceutical products in Northern Central America: Salvador, Guatemala, Nicaragua and Honduras
CASAN	Manufacturing and distribution of prescription and over-the-counter pharmaceutical products in Southern Central America (Panama and Costa Rica) and the North Andes District (Ecuador, Peru and Bolivia)
Diabetrics	Diabetes solutions and chronic disease management tool

The Group’s chief executive officer reviews the internal management reports of each division at least quarterly.

Note 3.15. Principles of consolidation and equity accounting

Non-controlling interests in the results and equity of subsidiaries are shown separately in the consolidated statement of profit or loss, statement of comprehensive income, statement of changes in equity and balance sheet respectively.

3.15.1. Joint ventures

Joint ventures are arrangements whereby the Group maintains joint control of the underlying net assets of the arrangement with the counterparties. The Group holds a single 50% interest in one joint venture and 50% of the voting rights and management board representation. Investments in joint ventures are accounted for using the equity method of accounting, after initially being recognized at cost.

3.15.2. Equity method

Under the equity method of accounting, the investments are initially recognized at cost and adjusted thereafter to recognize the Group’s share of the post-acquisition profits or losses of the investee in profit or loss, and the Group’s share of movements in other comprehensive income of the investee in other comprehensive income. Dividends received or receivable from joint ventures are recognized as a reduction in the carrying amount of the investment.

Where the Group’s share of losses in an equity-accounted investment equals or exceeds its interest in the entity, including any other unsecured long-term receivables, the Group does not recognize further losses, unless it has incurred obligations or made payments on behalf of the other entity.

Crynssen Pharma Group Limited and subsidiaries (The Group)
Notes to Consolidated Financial Statements
For the years ended December 31, 2020 and 2019
(In thousands of United States Dollars, unless otherwise stated)

Note 3. Summary of significant accounting policies (cont.)

Unrealized gains on transactions between the Group and its joint ventures are eliminated to the extent of the Group’s interest in these entities. Unrealized losses are also eliminated unless the transaction provides evidence of an impairment of the asset transferred.

Accounting policies of equity-accounted investees have been changed where necessary to ensure consistency with the policies adopted by the Group.

The carrying amount of equity-accounted investments is tested for impairment in accordance with the policy described in 3.7.3 Impairment of definite-lived tangible and intangible assets and intangibles not yet available for use, and other assets.

3.15.3. Changes in ownership interests

The Group treats transactions with non-controlling interests that do not result in a loss of control as transactions with equity owners of the Group. A change in ownership interest results in an adjustment between the carrying amounts of the controlling and non-controlling interests to reflect their relative interests in the subsidiary. Any difference between the amount of the adjustment to non-controlling interests and any consideration paid or received is recognized in a separate reserve within equity attributable to owners of the Group.

When the Group ceases to consolidate or equity account for an investment because of a loss of control, joint control or significant influence, any retained interest in the entity is remeasured to its fair value, with the change in carrying amount recognized in profit or loss. This fair value becomes the initial carrying amount for the purposes of subsequently accounting for the retained interest as an associate, joint venture or financial asset. In addition, any amounts previously recognized in other comprehensive income in respect of that entity are accounted for as if the Group had directly disposed of the related assets or liabilities. This may mean that amounts previously recognized in other comprehensive income are reclassified to profit or loss.

If the ownership interest in a joint venture or an associate is reduced but joint control or significant influence is retained, only a proportionate share of the amounts previously recognized in other comprehensive income are reclassified to profit or loss where appropriate.

Note 4. Critical accounting judgements and key sources of estimation uncertainty

In the application of the accounting policies, which are described in Note 3. Summary of significant accounting policies, management must make judgments, estimates and assumptions about the carrying amounts of the assets and liabilities that are not readily observable in other sources. The estimates and underlying assumptions are based on historical experience and other relevant factors. Actual results may differ from these estimates.

Estimates and underlying assumptions are reviewed regularly. Changes to accounting estimates are recognized in the period of the review, if the change only affects that period, or in future periods if the change affects both the current and subsequent periods.

Goodwill impairment

Determining whether goodwill has been impaired involves calculating the value in use of the cash generating units to which the goodwill has been assigned. The calculation of value in use requires the entity to determine the future cash flows that should arise from the cash-generating units and an appropriate discount rate to calculate the present value. When actual future cash flows are less than expected, an impairment loss may arise.

Crynssen Pharma Group Limited and subsidiaries (The Group)
Notes to Consolidated Financial Statements
For the years ended December 31, 2020 and 2019
(In thousands of United States Dollars, unless otherwise stated)

Note 4. Critical accounting judgements and key sources of estimation uncertainty (cont.)

Goodwill impairment testing relies on a number of critical judgments, estimates and assumptions. Goodwill is tested for impairment at the cash generating unit level. The Group tests at least annually whether goodwill have suffered any impairment by calculating the recoverable amount of the cash generating unit and comparing this to its carrying value.

The Group’s impairment testing methodology is in accordance with IAS 36, in which value in use approach is taken into consideration.

The value in use calculations primarily use cash flow projections. There are a number of assumptions and estimates involved for the preparation of cash flow projections. Key assumptions include the growth rate, expected market share, expected gross margin and selection of discount rates, to reflect the risks involved.

Management prepared the financial projections reflecting actual and prior year/period performance and market development expectations. Judgement is required to determine key assumptions adopted in the cash flow projections and changes to key assumptions can significantly affect these cash flow projections and therefore the results of the impairment reviews. Refer Note 12. Goodwill and Note 4. Critical accounting judgements and key sources of estimation uncertainty for further information on the goodwill exposure and estimate applied, respectively.

Useful life of property, plant and equipment and amortization of intangibles with finite useful lives

The Group reviews the estimated useful lives of property, plant and equipment and intangibles with finite useful lives at the end of each annual period.

Provisions for contingencies, litigation and lawsuits

The litigation and lawsuits to which the Companies are exposed are managed by appropriate legal personnel and are primarily related to labor, civil and administrative disputes. The Group considers that a past event has given rise to a present obligation if there is no realistic alternative to settling the present obligation, independent of future events, considering all the evidence available at the reporting date. It is understood that the probability of an event is more likely than not when the probability of occurrence is greater than 50%, in which case the provision is recorded. The possible obligations that arise from past events and whose existence will be confirmed only by the occurrence or non-occurrence of one to more uncertain future events that are not entirely under the control of the Group are not recognized in the consolidated statements of financial position, but are disclosed as contingent liabilities. The occurrence or non-occurrence of events that are deemed remote are not recorded or disclosed. The Group utilizes the professional judgment of internal and external specialists to determine the possibility of the occurrence of a present obligation. In the estimation of the provision for litigation and lawsuits, Management considers assumptions such as appraisal of the attorneys, estimated duration of the litigation or lawsuit and statistical information of litigation or lawsuits with similar characteristics, among others.

Impairment of accounts receivable

The Group evaluates the impairment of its accounts receivable by the expected credit loss model where it determines its value based on the probability of default, the loss due to default (i.e., the extent of the loss in case of default) and the exposure in the default. The assessment of the probability of default and the loss due to default is based on historical data adjusted by prospective information. Further details of other judgments are in Note 3. Summary of significant accounting policies.

Crynssen Pharma Group Limited and subsidiaries (The Group)
Notes to Consolidated Financial Statements
For the years ended December 31, 2020 and 2019
(In thousands of United States Dollars, unless otherwise stated)

Note 4. Critical accounting judgements and key sources of estimation uncertainty (cont.)

Useful lives of right-of-use assets

Right-of-use assets depreciate during the shorter of the lease term and the useful life of the underlying asset. If a lease transfers ownership of the underlying asset or the cost of the right-of-use asset reflects that the Group expects to exercise a purchase option, the asset related to the right of use depreciates during the useful life of the underlying asset. Depreciation begins at the commencement of the lease.

Recognition of deferred tax assets

Deferred tax assets are recognized for all deductible temporary differences only to the extent that it is probable that taxable profit will be available against which the deductible temporary difference can be utilized. In determining whether it is probable that taxable profit will be available to realize the Group’s deferred tax assets, the management considered the following sources of taxable income:

•        Reversal of taxable temporary differences

•        Future taxable profit excluding reversal of temporary differences

•        Tax planning opportunities

Note 5. New and amended IFRS Standards that are effective for the current year

New and amended IFRS Standards that are effective for the current year Impact of the initial application of Covid-19-Related Rent Concessions Amendment to IFRS 16

In May 2020, the IASB issued Covid-19-Related Rent Concessions (Amendment to IFRS 16) that provides practical relief to lessees in accounting for rent concessions occurring as a direct consequence of COVID-19, by introducing a practical expedient to IFRS 16. The practical expedient permits a lessee to elect not to assess whether a COVID-19-related rent concession is a lease modification. A lessee that makes this election shall account for any change in lease payments resulting from the COVID-19-related rent concession the same way it would account for the change applying IFRS 16 if the change were not a lease modification. The practical expedient applies only to rent concessions occurring as a direct consequence of COVID-19 and only if all of the following conditions are met:

a)      The change in lease payments results in revised consideration for the lease that is substantially the same as, or less than, the consideration for the lease immediately preceding the change;

b)      Any reduction in lease payments affects only payments originally due on or before 30 June 2021 (a rent concession meets this condition if it results in reduced lease payments on or before 30 June 2021 and increased lease payments that extend beyond 30 June 2021); and

c)      There is no substantive change to other terms and conditions of the lease

This changes have not arose financial effects for the Group as of December 31, 2020.

Annual Improvements to IFRS Standards 2018 – 2020 — Effective January 1, 2022

The following improvements were finalized in May 2020:

IFRS 9 Financial Instruments — clarifies which fees should be included in the 10% test for derecognition of financial liabilities.

IFRS 16 Leases — amendment of illustrative example 13 to remove the illustration of payments from the lessor relating to leasehold improvements, to remove any confusion about the treatment of lease incentives.

Crynssen Pharma Group Limited and subsidiaries (The Group)
Notes to Consolidated Financial Statements
For the years ended December 31, 2020 and 2019
(In thousands of United States Dollars, unless otherwise stated)

Note 5. New and amended IFRS Standards that are effective for the current year (cont.)

IFRS 1 First-time Adoption of International Financial Reporting Standards — allows entities that have measured their assets and liabilities at carrying amounts recorded in their parent’s books to also measure any cumulative translation differences using the amounts reported by the parent. This amendment will also apply to associates and joint ventures that have taken the same IFRS 1 exemption.

IAS 41 Agriculture — removal of the requirement for entities to exclude cash flows for taxation when measuring fair value under IAS 41. This amendment is intended to align with the requirement in the standard to discount cash flows on a post-tax basis.

Property, Plant and Equipment: Proceeds before Intended Use (Amendments to IAS 16) — Effective January 1, 2022

The amendment to IAS 16 Property, Plant and Equipment (“PP&E”) prohibits an entity from deducting from the cost of an item of PP&E any proceeds received from selling items produced while the entity is preparing the asset for its intended use. It also clarifies that an entity is ‘testing whether the asset is functioning properly’ when it assesses the technical and physical performance of the asset. The financial performance of the asset is not relevant to this assessment.

Entities must disclose separately the amounts of proceeds and costs relating to items produced that are not an output of the entity’s ordinary activities.

Classification of Liabilities as Current or Non-current (Amendments to IAS 1) — Effective January 1, 2022

The narrow-scope amendments to IAS 1 Presentation of Financial Statements clarify that liabilities are classified as either current or non-current, depending on the rights that exist at the end of the reporting period. Classification is unaffected by the expectations of the entity or events after the reporting date (e.g. the receipt of a waver or a breach of covenant).

The amendments also clarify what IAS 1 means when it refers to the ‘settlement’ of a liability. The amendments could affect the classification of liabilities, particularly for entities that previously considered management’s intentions to determine classification and for some liabilities that can be converted into equity.

The amendments must be applied retrospectively in accordance with the normal requirements in IAS 8 Accounting Policies, Changes in Accounting Estimates and Errors.

In May 2020, the IASB issued an Exposure Draft proposing to defer the effective date of the amendments to January 1, 2023.

Reference to the Conceptual Framework — Amendments to IFRS 3 — Effective January 1, 2022

Minor amendments were made to IFRS 3 Business Combinations to update the references to the Conceptual Framework for Financial Reporting and add an exception for the recognition of liabilities and contingent liabilities within the scope of IAS 37 Provisions, Contingent Liabilities and Contingent Assets and Interpretation 21 Levies. The amendments also confirm that contingent assets should not be recognized at the acquisition date.

Onerous Contracts — Cost of Fulfilling a Contract — Amendments to IAS 37 — Effective January 1, 2022

The amendment to IAS 37 clarifies that the direct costs of fulfilling a contract include both the incremental costs of fulfilling the contract and an allocation of other costs directly related to fulfilling contracts. Before recognizing a separate provision for an onerous contract, the entity recognizes any impairment loss that has occurred on assets used in fulfilling the contract.

Crynssen Pharma Group Limited and subsidiaries (The Group)
Notes to Consolidated Financial Statements
For the years ended December 31, 2020 and 2019
(In thousands of United States Dollars, unless otherwise stated)

Note 6. Recent accounting pronouncements not yet adopted

Certain new accounting standards and interpretations have been published that are not mandatory for the year ended December 31, 2020 and have not been early adopted by the Group. These standards are not expected to have a material impact on the entity in the current or future reporting periods and on foreseeable future transactions.

As of the issue date of these consolidated financial statements, the following new and revised IFRS standards have been issued, but are not yet effective:

IFRS 10 and IAS 28 — Amendments — Sales or contributions of assets between an investor and its associate or joint venture.

The IASB has made limited scope amendments to IFRS 10 Consolidated financial statements and IAS 28 Investments in associates and joint ventures.

The amendments clarify the accounting treatment for sales or contributions of assets between an investor and its associates or joint ventures. They confirm that the accounting treatment depends on whether the non-monetary assets sold or contributed to an associate or joint venture constitute a ‘business’ (as defined in IFRS 3 Business Combinations).

Where the non-monetary assets constitute a business, the investor will recognize the full gain or loss on the sale or contribution of assets. If the assets do not meet the definition of a business, the gain or loss is recognized by the investor only to the extent of the other investor’s interests in the associate or joint venture. The amendments apply prospectively.

The effective date of the amendments has not yet been set by the IASB; however, early application of the amendments is permitted.

Interest Rate Benchmark Reform — Phase 2 (Amendment to IFRS 9, IAS 39, IFRS 7, IFRS 4 and IFRS 16) — Effective January 1, 2021

Under the detailed rules of IFRS 9 Financial Instruments, modifying a financial contract can require recognition of a significant gain or loss in the income statement. However, the amendments introduce a practical expedient if a change results directly from IBOR reform and occurs on an ‘economically equivalent’ basis. In these cases, changes will be accounted for by updating the effective interest rate.

A similar practical expedient will apply under IFRS 16 Leases for lessees when accounting for lease modifications required by IBOR reform.

The amendments also allow a series of exemptions from the regular, strict rules around hedge accounting.

To allow users of financial statements to understand the effect of the reform on a company’s financial instruments and risk management strategy, a company will need to provide additional information about:

•        the nature and extent of risks to which the company is exposed arising from financial instruments subject to IBOR reform and how it manages those risks; and

•        the company’s progress in completing its transition to alternative benchmark rates and how it is managing that transition.

Note 7. First-time adoption of IFRS

The Group adopted IFRS for the first time for the year ended December 31, 2020. The Group’s consolidated statement of financial position was prepared as of January 1, 2019, the transition date. The latest annual consolidated financial statements the Group prepared and issued were in accordance with IFRS as endorsed by the European Union (“IFRS-EU”) for the year ended December 31, 2019 and to be filed with the Chamber of Commerce in Malta (“Previous GAAP”).

Crynssen Pharma Group Limited and subsidiaries (The Group)
Notes to Consolidated Financial Statements
For the years ended December 31, 2020 and 2019
(In thousands of United States Dollars, unless otherwise stated)

Note 7. First-time adoption of IFRS (cont.)

IFRS 1 allows first-time adopters certain exemptions from the retrospective application of certain requirements under IFRS. The Group has applied the following exemptions:

•        Estimates — The Group made estimates in accordance with IFRSs at the date of transition consistent with such estimates made under Previous GAAP, after adjustments for differences in accounting policies, unless there was objective evidence that those estimates were in error.

•        Business combinations — The Group elected not to apply IFRS 3 “Business Combinations” retrospectively to business combinations that occurred prior to the transition date. As a result, the amount of goodwill from such business combinations is stated at its carrying amount under Previous GAAP.

•        Foreign exchange differences on translation of foreign operations — The Group elected to deem the cumulative translation difference for all foreign operations to be zero as of the transition date.

IFRS 1 requires quantitative and qualitative disclosures of material differences between an entities consolidated financial statements per IFRS-IASB and Previous GAAP. Quantitative, tabular, disclosure is required for the statement of financial position as at January 1, 2019 as well as the, the statements of profit and loss, changes in shareholder’s equity and cash flows for the year 2019.

There are no differences between these consolidated financial statements and Previous GAAP since IFRS-IASB and IFRS-EU are aligned for the Company. Hence the Company is not required to provide further disclosure.

Note 8. Revenue

The Group recognizes its revenues from the transfer of goods and services to the fulfillment of its performance obligations. The Group’s annual revenue include $2,213 (2019: $10,159) in revenue recognized from intellectual property licensing and dossier generation.

Disaggregation of revenue from contracts with customers

Revenue from contracts with customers is disaggregated by primary geographical market and major products (refer to Note 8. Segment reporting) and by timing of revenue recognition in the table below.

Year	Reportable segments
2020	NextGel	Procaps Colombia	CAN	CASAN	Diabetrics	Corporate	Total
Segment revenue	201,294	121,532	44,808	40,094	39,221	2,431	449,380
Intra-segment revenue	(95,315)	(6,637)	805	(1,538)	(16,432)	1,204	(117,913)
Revenue from contracts with customers	105,979	114,895	45,613	38,556	22,789	3,635	331,467
Timing of revenue recognition
Goods transferred at a point in time	103,766	114,895	45,613	38,556	22,789	3,635	329,254
Services transferred over time	2,213	—	—	—	—	—	2,213
Total revenue from contracts with customers	105,979	114,895	45,613	38,556	22,789	3,635	331,467

Crynssen Pharma Group Limited and subsidiaries (The Group)
Notes to Consolidated Financial Statements
For the years ended December 31, 2020 and 2019
(In thousands of United States Dollars, unless otherwise stated)

Note 8. Revenue (cont.)

Year	Reportable segments
2019	NextGel	Procaps Colombia	CAN	CASAN	Diabetrics	Corporate	Total
Segment revenue	192,247	124,090	54,628	42,332	36,931	11,637	461,865
Intra-segment revenue	(94,958)	(3,977)	(4,949)	(2,271)	(14,703)	(16,215)	(137,073)
Revenue from contracts with customers	97,289	120,113	49,679	40,061	22,228	(4,578)	324,792
Timing of revenue recognition
Goods transferred at a point in time	94,964	112,279	49,679	40,061	22,228	(4,578)	314,633
Services transferred over time	2,325	7,834	—	—	—	—	10,159
Total revenue from contracts with customers	97,289	120,113	49,679	40,061	22,228	(4,578)	324,792

Revenue recognized from goods transferred at a point in time include revenues related to “sales of goods” and “sales of trademarks and sanitary provisions”. Revenue recognized from services transferred over time include revenues related to “license revenues” and “services provisions”. Revenues, other than sales of goods, are not material to the group.

Note 9. Segment reporting

Segment information is presented at a combination of geographical segments and business units, consistent with the information that is available and evaluated regularly by the chief operating decision maker.

The Group operates its business through five segments which are its reportable segments for financial reporting purposes: Procaps Colombia, Central America North (“CAN”), Central America South and North Andes (“CASAN”), NextGel and Diabetrics. Segment management, the respective Vice Presidents, are responsible for managing performance, underlying risks and operations. Management uses a broad set of performance indicators, including contribution margin, to measure segment performance and to make decisions around resource allocation.

Year	NextGel			Procaps Colombia			CAN			CASAND
2020	Gross	Intra- segment eliminations	Net	Gross	Intra- segment eliminations	Net	Gross	Intra- segment eliminations	Net	Gross	Intra- segment eliminations	Net
Revenue	201,294	(95,315)	105,979	121,532	(6,637)	114,895	44,808	805	45,613	40,094	(1,538)	38,556
Gross profit	64,742	(4,812)	59,930	67,297	(820)	66,477	23,279	8,253	31,532	26,736	1,067	27,803
Contribution margin(1)	52,679	(3,437)	49,242	43,926	1,479	45,405	9,197	8,250	17,447	9,001	1,285	10,286
Year	Diabetrics			Corporate			Total
2020	Gross	Intra- segment eliminations	Net	Gross	Intra-segment eliminations	Net	Gross	Intra-segment eliminations	Net
Revenue	39,221	(16,432)	22,789	2,431	1,204	3,635	449,380	(117,913)	331,467
Gross profit	10,670	(45)	10,625	(3,822)	(1,231)	(5,053)	188,902	2,412	192,163
Contribution margin(1)	6,294	(45)	6,249	(10,157)	3,213	(6,944)	110,940	10,745	122,534
Administrative expenses							58,631	—	58,631
Finance expenses							54,489	—	54,489
Other expenses							7,716	—	7,716
Income (loss) before tax							(9,896)	10,745	8491,756

____________

*    Contribution margin is determined by subtracting sale and marketing expenses from gross profit.

Crynssen Pharma Group Limited and subsidiaries (The Group)
Notes to Consolidated Financial Statements
For the years ended December 31, 2020 and 2019
(In thousands of United States Dollars, unless otherwise stated)

Note 9. Segment reporting (cont.)

Year	NextGel			Procaps Colombia			CAN			CASAND
2019	Gross	Intra- segment eliminations	Net	Gross	Intra- segment eliminations	Net	Gross	Intra- segment eliminations	Net	Gross	Intra- segment eliminations	Net
Revenue	192,247	(94,958)	97,289	124,090	(3,977)	120,113	54,628	(4,949)	49,679	42,332	(2,271)	40,061
Gross profit	68,331	(14,158)	54,173	74,342	(3,907)	70,435	27,955	5,770	33,725	22,588	6,351	28,939
Contribution margin(1)	59,590	(16,549)	43,041	46,885	(5,512)	41,373	9,625	8,846	18,471	5,474	5,588	11,062
Year	Diabetrics			Corporate			Total
2019	Gross	Intra- segment eliminations	Net	Gross	Intra- segment eliminations	Net	Gross	Intra- segment eliminations	Net
Revenue	36,931	(14,703)	22,228	11,637	(16,215)	(4,578)	461,865	(137,073)	324,792
Gross profit	10,375	280	10,655	(490)	(14,939)	(15,429)	203,101	(20,603)	182,498
Contribution margin(1)	5,426	364	5,790	(8,847)	(13,202)	(22,049)	118,153	(20,465)	97,688
Administrative expenses							60,257	—	60,257
Finance expenses							42,983	—	42,983
Other expenses							4,426	—	4,426
Income (loss) before tax							10,487	(20,465)	(9,978)

____________

(1)      Contribution margin is determined by subtracting sales and marketing expenses from gross profit.

Major customer

The Group does not have revenue from a single customer in excess of ten percent of its consolidated revenue.

Geographical information

In presenting information on the basis of geographical segments, segment revenue is based on the geographical location of the customers.

	2020	2019
South America	249,983	241,654
Central America	58,082	63,812
North America	12,576	15,202
Europe	10,826	4,124
Total	331,467	324,792

Note 10. Finance expenses

	As of December 31
	2020	2019
Banking expenses	$590	$428
Bank fees	986	855
Other financial expenses	281	157
Interest expense	52,632	41,543
Total	$54,489	$42,983

Crynssen Pharma Group Limited and subsidiaries (The Group)
Notes to Consolidated Financial Statements
For the years ended December 31, 2020 and 2019
(In thousands of United States Dollars, unless otherwise stated)

Note 10. Finance expenses (cont.)

In 2020, interest on lease liabilities amounted to $601 (2019: $771). Refer to Note 3.3. Leases — Right-of-use assets & lease liabilities for method of recognition of interest expense applied by the Group.

Interest expense includes the finance expense recognized related to the obligations to repurchase the Group’s ordinary shares from IFC and Hoche and is measured using the effective interest rate method, inclusive of eligible transaction costs. The total amount of interest expense recognized in 2020 amounts to $27,344 (2019: $13,664).

The Group did not realize any significant finance income during 2020 or 2019.

Note 11. Income tax

Income tax recognized through profit or loss

	As of December 31
	2020	2019
Current year	7,491	8,118
Current tax expense	7,491	8,118
Origination and reversal of temporary differences	3,805	(1,083)
Deferred tax expense	3,805	(1,083)
Total tax expense	11,296	7,035

Reconciliation of effective tax rate

	As of December 31
	2020	2019
Profit/ (loss) before tax	849	(9,978)
Income tax expense	297	(3,492)
Tax effect of expenses that are not deductible in determining taxable profit	13,525	8,289
Tax effect of income not taxable in determining taxable profit	(7,754)	(10,550)
Change in unrecognized deferred tax assets
Effect of different tax rates of subsidiaries operating in other jurisdictions	1,960	160
Others – Includes exchange effects for reversal rates of long-term temporary differences and income taxed at differential rates	3,200	12,343
Tax effect of utilization of tax losses not previously recognized	68	285
Tax expense for the year	11,296	7,035

The tax rate used for 2020 represents the corporate tax rate of 35% (2019: 33%) on the taxable income payable by the Group entities in Colombia, in accordance with the tax laws of said jurisdiction. Taxation for other jurisdictions is calculated at the rates prevailing in the respective jurisdiction.

Amount recognized in retained earnings (RE)

	As of December 31
	2020	2019
Deferred Tax
Accumulated Gains	(1,888)	120
Income tax recognized in retained earnings	(1,888)	120

Crynssen Pharma Group Limited and subsidiaries (The Group)
Notes to Consolidated Financial Statements
For the years ended December 31, 2020 and 2019
(In thousands of United States Dollars, unless otherwise stated)

Note 11. Income tax (cont.)

Amount recognized in other comprehensive income (OCI)

	As of December 31
	2020	2019
Items that will not be reclassified subsequently to profit or loss:
Remeasurement of net defined benefit liability	16	(43)
Income tax recognized in other comprehensive income	16	(43)

Current tax assets and current tax liabilities:

	As of December 31
	2020	2019
Current tax assets
Income Tax Advance	1,070	808
Income Tax Withholding	5,880	2,526
Tax Withholding (IVA)	707	299
Tax Withholding (ICA)	278	152
Surplus in Private Liquidation	8,839	2,912
TOTAL	16,774	6,697

Current tax liabilities
Income Tax Withholding	(4,690)	(3,348)
Tax Withholding (IVA)	(241)	(63)
Tax Withholding (ICA)	(24)	(119)
Income Tax Payable	(4,296)	(3,636)
Tax Payable (IVA)	—	(309)
Tax Payable (ICA)	(142)	(67)
TOTAL	(9,393)	(7,542)

As of December 31, 2020 and 2019, the following is the detail of the tax losses and excess presumptive income of the Company that have not been used and on which no active deferred tax has been recognized:

	As of December 31
	2020	2019
Fiscal Losses not utilized	2	635
Fiscal Credits not utilized	257	348
Total	259	983

Note 12. Goodwill

	As of 31 December
	2020	2019
Balance at beginning of the year/period	$7,020	$7,031
Effect of movements in foreign exchange	(157)	(11)
Balance at end of the year/period	$6,863	$7,020

Crynssen Pharma Group Limited and subsidiaries (The Group)
Notes to Consolidated Financial Statements
For the years ended December 31, 2020 and 2019
(In thousands of United States Dollars, unless otherwise stated)

Note 12. Goodwill (cont.)

As of December 31, 2020 and 2019, no goodwill impairment losses were recognized.

The Group completed its annual impairment test for goodwill for the years ended December 31, 2020 and 2019 and concluded that no impairment charge was warranted. The results of the impairment tests indicate the excess of the recoverable amounts over the carrying amounts for each cash generating unit. The Group cannot predict whether an event that triggers impairment will occur, when it will occur or how it will affect the value of the asset reported. The Group believes that all of its estimates are reasonable and are consistent with the Group’s internal reporting and reflect management’s best estimates.

Allocation of goodwill to cash generating units

For the purpose of impairment testing, goodwill has been allocated to the following cash-generating units:

	2020	2019
Laboratorios López	$549	$549
Biokemical S.A. de C.V.	5,241	5,241
Rymco S.A.	1,073	1,230
	$6,863	$7,020

Laboratorios López (manufacturer and distributor of pharmaceutical products) — The recoverable amount of this cash generating unit was determined based on a value-in-use calculation that utilizes cash flow projections from financial budgets approved by the company’s directors over a six-year period, and an annual discount rate of 13.3%. Cash flows that exceed this six-year period have been extrapolated using a fixed annual growth rate of 1.4%. The company use a six-year period for cash flow projection because the position expected at the end of the sixth year represents the stable long-term position. Therefore, the company extrapolates those cash flows into the future using a steady growth rate (second stage).

Cash flow projections during the budgeted period are based on a sales growth rate and fixed gross margins of 5.6% and 49.0%, respectively. The growth rate is estimated by the directors based on past performance and their expectations of market development. The estimated recoverable amount of the cash generated unit exceeded its carrying amount by $8,833 (2019: $3,755).

Biokemical S.A. de C.V. (manufacturer and distributor of pharmaceutical products) — The recoverable amount of this cash generating unit was determined based on a value-in-use calculation that utilizes cash flow projections from financial budgets approved by the company’s directors over a six-year period, and an annual discount rate of 13.3%. Cash flows that exceed this six-year period have been extrapolated using an average annual growth rate of 1.4%. The company use a six-year period for cash flow projection because the position expected at the end of the sixth year represents the stable long-term position.Therefore, the company extrapolates those cash flows into the future using a steady growth rate (second stage).

Cash flow projections during the budgeted period are based on a sales growth rate and average gross margins of 8.0% and 39.4%, respectively. The growth rate is estimated by the directors based on past performance and their expectations of market development. The estimated recoverable amount of the cash generated unit exceeded its carrying amount by $1,426 (2019: $1,125).

Rymco (manufacturer and seller of syringes, needles and infusion equipment) — The recoverable amount of this cash generating unit was determined based on a value-in-use calculation that utilizes cash flow projections from financial budgets approved by the company’s directors over a five-year period, and an annual discount rate of 13.3%. Cash flows that exceed this five-year period have been extrapolated using a fixed annual growth rate of 3.5%.

Crynssen Pharma Group Limited and subsidiaries (The Group)
Notes to Consolidated Financial Statements
For the years ended December 31, 2020 and 2019
(In thousands of United States Dollars, unless otherwise stated)

Note 12. Goodwill (cont.)

Cash flow projections during the budgeted period are based on a sales growth rate and average gross margins of 5.6% and 26.7%, respectively. The growth rate is estimated by the directors based on past performance and their expectations of market development. The estimated recoverable amount of the cash generated unit exceeded its carrying amount by $4,283 (2019: $2,901).

The key assumptions used in the value-in-use calculations for the cash generating units are the following:

•        Growth rate: the rate is consistent with the growth of the pharmaceutical and medical supplies markets in the current and potential operating areas of the cash generating units. Management considers any potential reasonable change in the key assumptions on which the recoverable amount is based would not cause the total carrying amount to exceed the total recoverable amount of the cash generating unit.

•        Expected market share: Growth of 5.6% and 8.0% for Laboratorios Lopez and Biokemical, respectively, in sales is consistent with the increase in population, the increase in life expectancy and the growth of the industry in Latin America. Management considers that the planned growth of market share for the next six years is reasonably achievable.

•        For Rymco, its commercial portfolio is dedicated to assist with the COVID-19 epidemic resulting in enhanced market share. Rymco offers three-layer hospital masks and has the capacity to produce more than 12 million units of masks per month, which has positively impacted market share. Lastly, purchase orders resulted in production at capacity during 2020.

•        Expected gross margin: The average gross margins achieved in the immediately preceding period are consistent with expectations. Gross margin increased by 34.7% in 2020 when compared to 2019.

•        For Rymco, the average gross margins achieved in the immediately preceding period vary from budgeted amounts due to the exceptional increase in sales budgeted for 2021 as a result of the COVID-19 epidemic, as fixed costs are absorbed by higher sales. Gross margin increased by 33.4% compared to 2019.

Note 13. Intangible assets

Cost	Trademarks and sanitary records	Licenses, customers and agreements	Product development	Total
Balance as of January 1, 2019	$12,064	$15,634	$4,558	$32,256
Additions	236	941	—	1,177
Additions from internal developments	467	200	6,052	6,719
Derecognition of assets	(875)	(1)	(61)	(937)
Foreign currency exchange	(53)	14	(35)	(74)
Reclassifications	(931)	931	—	—
Balance as of December 31, 2019	$10,908	$17,719	$10,514	$39,141

Additions	24	1,130	—	1,154
Additions from internal developments	421	970	7,674	9,065
Derecognition of assets	—	(162)	—	(162)
Foreign currency exchange	88	(748)	84	(576)
Reclassifications	1,735	(1,735)	—	—
Balance as of December 31, 2020	$13,176	$17,174	$18,272	$48,622

Crynssen Pharma Group Limited and subsidiaries (The Group)
Notes to Consolidated Financial Statements
For the years ended December 31, 2020 and 2019
(In thousands of United States Dollars, unless otherwise stated)

Note 13. Intangible assets (cont.)

Accumulated amortization and impairment loss	Trademarks and sanitary records	Licenses, customers and agreements	Product development	Total
Balance as of January 1, 2019	$1,616	$10,826	$—	$12,442
Amortization expense	1,450	1,688	1,422	4,560
Derecognition of assets	(784)	(1)	—	(785)
Foreign currency exchange	(136)	(143)	2	(227)
Balance as of December 31, 2019	$2,146	$12,370	$1,424	$15,940

Amortization expense	1,310	1,633	3,036	5,979
Foreign currency exchange	25	(1,235)	330	(880)
Balance as of December 31, 2020	$3,481	$12,768	$4,790	$21,039

Net Balance as of December 31, 2019	$8,762	$5,349	$9,090	$23,201
Net Balance as of December 31, 2020	$9,695	$4,406	$13,482	$27,583

As of December 31, 2020 and December 31, 2019 amortization expenses are recognized within the Statement of Profit and loss as marketing expenses.

Also, foreign currency exchange corresponds to the effect of translating the intangible asset amounts attributable to the subsidiaries of the Group whose functional currencies are different from that of the Group.

Note 14. Property, plant and equipment, net

	Land and buildings	Machinery and equipment, furniture and fixtures	Projects in progress	Other	Total
Balance as of January 1, 2019	$27,342	$58,166	$11,602	$8,130	$105,240
Additions	1,740	1,911	7,030	1,121	11,802
Disposals	(94)	(252)	(133)	(65)	(544)
Effect of exchange differences in foreign currency	(1,146)	(351)	296	(694)	(1,895)
Reclassification between categories	269	10,037	(10,351)	45	—
Balance as of December 31, 2019	$28,111	$69,511	$8,444	$8,537	$114,603
Additions	32	1,419	5,118	1,130	7,699
Disposals	(274)	(527)	—	(55)	(856)
Effect of exchange differences in foreign currency	(1,567)	(4,159)	(272)	(157)	(6,155)
Reclassification between categories	517	3,420	(3,960)	23	—
Balance as of December 31, 2020	$26,819	$69,664	$9,330	$9,478	$115,291

Crynssen Pharma Group Limited and subsidiaries (The Group)
Notes to Consolidated Financial Statements
For the years ended December 31, 2020 and 2019
(In thousands of United States Dollars, unless otherwise stated)

Note 14. Property, plant and equipment, net (cont.)

	Land and buildings	Machinery and equipment, furniture and fixtures	Projects in progress	Other	Total
Accumulated depreciation
Balance as of January 1, 2019	$6,797	$25,759	$—	$2,806	$35,362
Disposals	(34)	(74)	—	(44)	(152)
Depreciation expense	1,310	4,704	—	759	6,773
Effect of exchange differences in foreign currency	(1,417)	(711)	—	(167)	(2,295)
Reclassification between categories	667	(667)	—	—	—
Balance as of December 31, 2019	$7,323	$29,011	$—	$3,354	$39,688
Disposals	—	(82)	—	(7)	(89)
Depreciation expense	861	4,061	—	978	5,900
Effect of exchange differences in foreign currency	(113)	(366)	—	(64)	(543)
Balance as of December 31, 2020	$8,071	$32,624	$—	$4,261	$44,956
As of January 1, 2019
Net book value	20,545	32,407	11,602	5,324	69,878
As of December 31, 2019
Net book value	20,788	40,500	8,444	5,183	74,915
As of December 31, 2020
Net book value	18,748	37,040	9,330	5,217	70,335

‘Other’ includes computer equipment and other office furniture and equipment.

As of December 31, 2020 $3,661 were recognized as cost of goods sold (2019: $3,618), as manufacturing costs and $2,239 (2019: 3,155) were recognized as administrative expense.

The Group pledged $125,058 (2019: $129,222) of freehold land and buildings for collateral for its financial obligations.

Financial Commitments

As of year-end 2020, the Group has commitments to acquire capital expenditures for $4,832 (2019: $3,560).

Note 15. Leases

The Group has leases of office and warehouse buildings, land, vehicles, machinery and computer hardware. Rental contracts are for fixed terms varying between one and seven years.

Information about leases for which the Group is a lessee is presented below.

Crynssen Pharma Group Limited and subsidiaries (The Group)
Notes to Consolidated Financial Statements
For the years ended December 31, 2020 and 2019
(In thousands of United States Dollars, unless otherwise stated)

Note 15. Leases (cont.)

Right-of-use assets

Reconciliation of asset balances:

	Land and Buildings	Equipment and Machinery	Vehicles	Computers	Total
Balance as of January 1, 2019	31,692	7,328	136	223	39,379
Addition to right-of-use asset	3,523	207	—	630	4,360
Depreciation	(4,094)	(865)	(57)	(117)	(5,133)
Effect of changes in foreign exchange rates	(247)	(61)	—	(2)	(310)
Balance as of December 31, 2019	30,874	6,609	79	734	38,296
Addition to right-of-use asset	8,543	1,415	(12)	1,076	11,022
Depreciation	(3,345)	(744)	(34)	(475)	(4,598)
Effect of changes in foreign exchange rates	(1,186)	(305)	(1)	(33)	(1,525)
Balance as of December 31, 2020	34,886	6,975	32	1,302	43,195

The Group has recognized $814 (2019:$842) within administrative costs and $3,784 (2019: 3,868) within cost of goods sold, related to plant leases.

Lease Liabilities

The Group’s lease liabilities are guaranteed by the lessor’s title to the leased assets. As of December 2020 and 2019, the Group maintains the following opened balances:

	2020	2019
Non-current	26,537	25,076
Current	$10,262	$4,718
Total	$36,799	$29,794

The remaining contractual maturity and repayment periods of the Group’s leases liabilities are exhibited in Note 24. Financial instruments

Amounts recognized in the Consolidated Statement of Loss

	For the year ended 31 December
	2020	2019
Interest on lease liabilities	601	771
Expense relating to low value assets	668	593
Expense relating to short term leases	828	773

Crynssen Pharma Group Limited and subsidiaries (The Group)
Notes to Consolidated Financial Statements
For the years ended December 31, 2020 and 2019
(In thousands of United States Dollars, unless otherwise stated)

Note 15. Leases (cont.)

Amounts recognized in Consolidated Statements of Cash Flows

The total cash outflow for leases amounts to $7,572 (2019: $6,286). The principal amount of the lease liabilities and estimated interest payments contractual maturity and repayment periods are included in Note 24. Financial instruments.

Note 16. Investment in joint ventures

Name of joint venture	Principal activity	Place of incorporation and principal place of business	Proportion of ownership interest and voting rights held by the Company
			As of December 31, 2020	As of December 31, 2019
Promedical S.A.	Marketing and pharmaceuticals	Santa Cruz de la Sierra, Bolivia	50%	50%

Promedical S.A. is accounted for using the equity method in these consolidated financial statements. Pursuant to a shareholder agreement, the Company has the right to cast 50% of the votes at shareholder meetings of Promedical  S.A.

The financial year end dates of Promedical S.A. are December 31, 2019 and December 31, 2020. For the purposes of applying the equity method of accounting, the financial statements of Promedical S.A. for the years ended December 31, 2019 and December 31, 2020 have been used.

The other summary information that precedes the reconciliation to the Company’s carrying amount represents amounts included in the IFRS financial statements of the joint venture, not the entity’s share of these amounts, although they are adjusted to reflect fair value adjustments upon acquisition or accounting policy alignments.

Summarized financial information of Promedical S.A is set out below. The summarized financial information below represents amounts in the Promedical S.A’s financial statements prepared in accordance with IFRS Standards, adjusted by the Company for equity accounting purposes.

	As of December 31, 2020	As of December 31, 2019
Current assets	11,672	9,172
Non-current assets	2,551	3,159
Current liabilities	5,899	6,390
Non-current liabilities	1,890	1,594
Equity attributable to owners of the Company	6,434	4,347
Non-controlling interest	3,217	2,174
Revenue	19,428	17,862
Profit or loss from continuing operations	1,612	479
Profit/(loss) for the year	1,612	479
Total comprehensive income	1,612	479

Crynssen Pharma Group Limited and subsidiaries (The Group)
Notes to Consolidated Financial Statements
For the years ended December 31, 2020 and 2019
(In thousands of United States Dollars, unless otherwise stated)

Note 16. Investment in associates (cont.)

	As of December 31, 2020	As of December 31, 2019
Net assets of Promedical S.A.	6,434	4,347
Proportion of the Company’s ownership interest in Promedical S.A.	3,217	2,174
Other adjustments	(757)	(784)
Carrying amount of the Company’s interest in Promedical S.A.	2,460	1,390

Note 17. Inventories, net

	2020	2019
Raw materials and supplies	$30,198	$29,032
Products in process	5,960	6,334
Finished products and merchandise	27,886	24,369
Inventory in transit	5,374	8,785
	69,418	68,520
Less: Provision	(5,134)	(3,518)
Total	$64,284	$65,002

Inventories recognized as an expense during the year ended 31 December 2020 amounted to $140,153 (2019: $142,294). These were included in cost of goods sold. Inventories used as samples amounted to $4,062 (2019: $5,246) were recognized as marketing expenses.

Write-downs of inventories to net realizable value amounted to $1,616 (2019: $514). These were recognized as an expense during the year ended 31 December 2020 and included in cost of sales in the statement of profit or loss.

Note 18. Trade and other receivables, net

	For the year ended December 31
	2020	2019
Trade receivables, net of discounts(1)	$95,819	$100,719
Impairment of trade receivables	(9,573)	(11,488)
Other receivables	10,247	7,235
Trade receivables, net of discounts and impairment	$96,493	$96,466

____________

(1)      Discount provision amounts to $3,878 (2019: $3,793).

Refer to Note 24. Financial instruments for the Group’s disclosures on credit risk management and expected credit losses.

Crynssen Pharma Group Limited and subsidiaries (The Group)
Notes to Consolidated Financial Statements
For the years ended December 31, 2020 and 2019
(In thousands of United States Dollars, unless otherwise stated)

Note 19. Borrowings

	2020	2019
Unsecured borrowings at amortized cost
Syndicated term loan(1)	$81,906	$88,781
Other term loan(2)	75,405	66,707
Lease liabilities(3)	36,799	29,794
Factoring obligations(4)	8,074	10,410
Put option agreement(5)	239,273	211,880
Bank overdrafts(6)	902	3,047
Total Interest bearing liabilities	$442,359	$410,619

Current	102,621	90,157
Non- Current	$339,738	320,462

1. Syndicated term loan

	Currency	Range of Interest	Maturity Year	2020	2019
Syndicated term loan	COP	IBR+ 5.3% (Variable)	2025	$51,970	$57,492
Syndicated term loan	USD	Libor+ 4.8% (Variable)	2025	31,150	32,900
Amortized cost	COP	8.45% – 10.85%	2025	(1,214)	(1,611)

On November 20, 2018, Procaps S.A. signed a syndicated loan agreement with the following banks: Portion in Colombian pesos (COP) — Davivienda and Bancolombia; US dollar portion (USD) — Banco de Credito del Peru, Bancolombia Panama and Banco Sabadell. The total value of the syndicated loan amounts to $200,434 million COP (portion in COP) and $35 million USD (portion in USD), Fiduciaria Bancolombia acts as the agent of the loan. C.I. Procaps S.A., Laboratorios Lopez S.A. de C.V., Biokemical S.A., Pharmarketing S.A. (Panama), Pharmarketing Salvador S.A. de C.V., Pharmarketing S.A. (Guatemala S.A.), C.D.I. Salvador S.A. de C.V., C.D.I. Nicaragua S.A., C.D.I. Guatemala S.A., Pharmarketing Dominicana SRL, and Pharmarketing Costa Rica S.A., act as co-debtors, while Pharmayect S.A., Inversiones Crynseen S.A.S., Inversiones Ganeden S.A.S., Inversiones Henia S.A.S., Inversiones Jades S.A.S., and Industrias Kadima S.A.S., as guarantors.

The resources obtained must be used for advance payment and/or novation of the obligations to be refinanced. The loan has a term of 5 years for installment payments and the interest rates agreed are as follows: IBR + 5.30% for the portion in COP and Libor + 4.80% for the USD portion.

Main covenants required by loan contract:

Financial commitments

•        Indebtedness Indicator (Indebtedness/EBITDA) as of June 30 and December 30 of each year, during the loan term, must be less than or equal to 3.5 times. If the indicator is greater than 3.0 and less than 3.5, it proceeds to the extent that this value is originated by causes other than additional debt and the justification of the increase must be presented to the agent.

•        Short-term leverage ratio < 1.0 on the last day of each semester.

•        EBITDA ratio / financial expenses = or > 3.0 on the last day of each semester.

Crynssen Pharma Group Limited and subsidiaries (The Group)
Notes to Consolidated Financial Statements
For the years ended December 31, 2020 and 2019
(In thousands of United States Dollars, unless otherwise stated)

Note 19. Borrowings (cont.)

Other commitments

•        The syndicated credit agreement establishes that each of the jointly obligated parties, unless they have the express, prior and written authorization of the Agent, will refrain from incurring any type of financial debt when the proforma indebtedness indicator, once acquired the additional financial debt, is greater than 3.0 times and maintaining any type of financial debt when the pro forma indebtedness indicator, once the national debt is acquired, is greater than 3.5 times.

•        Each of the joint obligated parties, except with express, prior and written authorization of the Agent to do otherwise, will refrain from contracting finance and/or operating lease obligations with purchase option with a joint balance payable greater than $ 85,000,000 (Eighty-Five Billion Pesos, local currency) or its equivalent in another currency. For purposes of clarity, the reclassification of obligations as financial lease obligations by application of the Accounting Standards will not consume the balance set forth herein and may not be renewed.

•        The payment of dividends is restricted to anyone other than the jointly obligated parties.

The syndicated loan agreement establishes that, in the event of breach of covenants by the debtor, the lenders shall be entitled to declare early maturity of the debts.

Management continuously monitors the observation of these obligations, being in compliance as of the date of these financial statements.

2. Other term loan

	Currency	Range of Interest	Maturity Year	2020	2019
Other term loan	COP	IBR+ 2%-5.5% (Variable)	2021 – 2022	$12,205	$9,939
	COP	DTF + 7.63% – Libor + 6.69% / DTF + 11.27% – 17%	2020 – 2022	$6,161	$6,904
	COP	24% (Fixed)	2021	$1,296	$12
	SOL	6.00% – 10.85%	2020 – 2024	$7,499	$4,392
	Reales	12.0% – 24.0% (Fixed)	2021 – 2025	$7,436	$1,633
	USD	Libor + 4% / 8.0% – 9.25% (fixed)	2020 – 2026	$40,808	$43,827

3. Lease liabilities

	Currency	Range of Interest	Maturity Year	2020	2019
Lease liabilities	COP	DTF +5.18% – DTF 10.11% T.A. IBR + 7.50%	2029	$15,945	$15,164
	COP	DTF+ 5.50% + DTF 8.5%T.A. + DTF+10.42%	2025	$7,524	$6,930
	COP	DTF+8% T.A.	2020	$—	$—
	COP	DTF+17% / (DTF+13.72%)	2022	$676	$706
	COP	8.29% – 21.48% E.A.	2027	$11,591	$60
	USD	14.70% E.A.	2023	$740	$—
	USD	9.28% T.A.	2022	$86	$247
	USD	9.75% N.M.	2021	$103	$—
	USD	8.29% – 21.48% E.A.	2027	$—	$6,362
	Reales	18% (Fixed) / 22% (Fixed)	2023	$134	$325

Crynssen Pharma Group Limited and subsidiaries (The Group)
Notes to Consolidated Financial Statements
For the years ended December 31, 2020 and 2019
(In thousands of United States Dollars, unless otherwise stated)

Note 19. Borrowings (cont.)

4. Factoring obligations

	Currency	Range of Interest	Maturity Year	2020	2019
Portfolio factoring	COP	DTF+8% – LIBOR + 7% / 22% (Fixed)	2020	8,074	4,731
	Reales	12% (Fixed)	2021	—	5,679

5. Put option agreement

	Currency	Range of Interest	Maturity Year	2020	2019
IFC	USD	12%	2028	127,821	112,263
Hoche	USD	12%	2028	111,452	99,617

Put Option with International Finance Corporation (“IFC”)

On September 1, 2017, the Company and IFC entered into various agreements, including an agreement that grants the right to IFC to put back all or some of its 410,755 ordinary shares it holds in the Company, during a three year period after the eight anniversary of such agreement, in exchange for cash. The amount payable by the Company, when IFC exercises its option, is equal to an amount that generates a 12% internal rate of return over IFC’s subscription.

The Company classified and measured the obligation to buy back its ordinary shares from IFC at amortized cost and recognized finance expense using the effective interest rate method, including transaction costs.

In the event of a breach of obligations prior to the first anniversary of the agreement, IFC has the right to put back its shares as well in exchange for cash where the cash amount will be based on a 15% internal rate of return. The Company has not been in breach of such obligations during 2020 and 2019.

The obligations of the Company are guaranteed through a 37% pledge of Company ordinary shares to IFC.

Put Option with Hoche Partners Pharma Holding S.A. (“Hoche”)

Similar to IFC, the Company and Hoche entered into various agreements, including an agreement on December 23, 2019 that grants the right to Hoche to put back all or some of its 492,320 ordinary shares it holds in the Company, during a three year period after the eight anniversary after September 1, 2017, in exchange for cash. The amount payable by the Company, when Hoche exercises its option, is equal to an amount that generates a 12% internal rate of return over Hoche’s subscription.

The Company classified and measured the obligation to buy back its ordinary shares from Hoche at amortized cost and recognized finance expense using the effective interest rate method.

The following comprise the covenants established for the put option:

•        Do not incur any financial debt to any shareholder of the Company or any of its Subsidiaries in excess of US$ 3,000,000, beyond the existing shareholder loans set forth in the consolidated audited financial statements of the Company; provided, however, that any Financial Debt to any such shareholder of the Company or any of its Subsidiaries below US$ 3,000,000, shall not require IFC/Hoche consent so long as such Financial Debt is on market terms or terms more favorable for the Company or any Subsidiaries;

•        Do not enter into any obligation outside of the normal course of business with a consideration in excess of 4% of the total assets of the Company as reported in the last available consolidated audit financial statements of the Company for the most recent Financial Year.

Crynssen Pharma Group Limited and subsidiaries (The Group)
Notes to Consolidated Financial Statements
For the years ended December 31, 2020 and 2019
(In thousands of United States Dollars, unless otherwise stated)

Note 19. Borrowings (cont.)

•        Do not enter into any commitments for acquisitions of other entities (whether by the acquisition of shares, assets, or otherwise) where the aggregate consideration of all such commitments in any financial year is in excess of 4% of the total assets of the Company as reported in the latest available consolidated audited financial statements of the Company for the most recent Financial Year

•        Do not incur any financial debt if the Debt-to-Ebitda Ratio of the Company would exceed 3,5x, provided, that for so long as 2 independent directors have not been appointed to the board, the financial entity’s consent shall be required prior to the Company or any Subsidiary incurring additional Financial Debt if the Debt-Ebitda Ratio would exceed 3,25x.

Management continuously monitors the observation of these obligations, being in compliance as of the date of these financial statements.

6. Bank overdraft

	Currency	Range of Interest	Maturity Year	2020	2019
Overdrafts and credit cards	COP	19.68% – 32% E.A. (Variable)	2020	902	3,047

Reconciliation of liabilities arising from financing activities

	January 1, 2020	Financing cash flows(1)	New liabilities(2)	Other changes(3)	December 31, 2020
Syndicated term loan	88,781	(10,661)	—	3,786	81,906
Other term loan	66,707	(67,507)	71,696	4,509	75,405
Lease liabilities	29,794	(7,572)	7,540	7,037	36,799
Factoring obligations	10,410	(37,555)	35,040	179	8,074
Put option agreement	211,880	—	—	27,393	239,273
Bank overdrafts	3,047	(21)	—	(2,124)	902
Total liabilities from financing activities	410,619	(123,316)	114,276	40,780	442,359
	January 1, 2019	Financing cash flows(1)	New liabilities(2)	Other changes(3)	December 31, 2019
Syndicated term loan	94,919	(14,743)	—	8,605	88,781
Other term loan	58,908	(60,676)	58,373	10,102	66,707
Lease liabilities	30,843	(6,286)	5,335	(98)	29,794
Factoring obligations	11,832	(38,756)	38,019	(685)	10,410
Put option agreement	98,599	—	99,616	13,665	211,880
Bank overdrafts	1,236	—	—	1,811	3,047
Total liabilities from financing activities	296,337	(120,461)	201,343	33,400	410,619

____________

(1)      The cash flows from bank loans and other borrowings make up the net amount of proceeds from borrowings and repayments of borrowings and interest paid in the cash flow statement.

(2)      New liabilities include non cash activities for acquisition of right-of-use assets $7,540 (2019: 5,335). As of December 31, 2019, it also include the issuance of put option agreements for $99,616.

(3)      Other changes include interest accruals and exchange differences.

Crynssen Pharma Group Limited and subsidiaries (The Group)
Notes to Consolidated Financial Statements
For the years ended December 31, 2020 and 2019
(In thousands of United States Dollars, unless otherwise stated)

Note 20. Deferred tax

The change of deferred tax assets and liabilities by type of temporary difference are as follows:

	Balance as of January 1, 2020	Recognized in profit or loss	Recognized in OCI	Recognized in accumulated deficit	Balance as of December 31, 2020
Effect of changes in foreign exchange rates	116	19	—	—	135
Impairment of trade receivables	9,411	(5,263)	—	—	4,148
Inventories	1,141	594	—	—	1,735
Property, plant and equipment	—	—	—	—	38
Intangibles	898	—	—	—	898
Borrowings	968	2,255	—	—	3,223
Provisions	491	422	—	—	913
Others	3,190	8,956	—	(1,467)	10,679
Deferred tax asset	16,215	7,021	—	(1,467)	21,769
Effect of changes in foreign exchange rates	(63)	(128)	—	—	(191)
Impairment of trade receivables	(3,582)	(3,867)	—	—	(7,449)
Inventories	(779)	779	—	—	—
Property, plant and equipment	(2,828)	(4,027)	—	—	(6,855)
Intangibles	(23)	(1,453)	—	—	(1,476)
Borrowings	(195)	43	—	—	(152)
Provisions	(189)	13	—	—	(176)
Others	—	(2,186)	16	(421)	(2,591)
Deferred tax liability	(7,659)	(10,826)	16	(421)	(18,890)
Net deferred tax asset (liability)	8,556	(3,805)	16	(1,888)	2,879
	Balance as of January 1, 2019	Recognized in profit or loss	Recognized in OCI	Recognized in accumulated deficit	Balance as of January 31, 2019
Effect of changes in foreign exchange rates	—	(63)	—	—	(63)
Impairment of trade receivables	5,058	4,353	—	—	9,411
Inventories	74	1,067	—	—	1,141
Intangibles	1,294	(396)	—	—	898
Borrowings	579	389	—	—	968
Provisions	(30)	521	—	—	491
Others	430	2,667	—	93	3,190
Deferred tax asset	7,396	8,726	—	93	16,215
Effect of changes in foreign exchange rates	—	125	—	—	116
Impairment of trade receivables	—	(3,582)	—	—	(3,582)
Inventories	—	(779)	—	—	(779)
Property, plant and equipment	—	(2,828)	—	—	(2,828)
Intangibles	—	(23)	—	—	(23)
Borrowings	—	(195)	—	—	(195)
Provisions	—	(189)	—	—	(189)
Others	—	(16)	(43)	27	—
Deferred tax liability	—	(7,643)	(43)	27	(7,659)
Net deferred tax asset (liability)	7,396	1,083	(43)	120	8,556

Crynssen Pharma Group Limited and subsidiaries (The Group)
Notes to Consolidated Financial Statements
For the years ended December 31, 2020 and 2019
(In thousands of United States Dollars, unless otherwise stated)

Note 20. Deferred tax (cont.)

The deferred tax assets are ordinary in character and comprised of temporary differences primarily related to the impairment of accounts receivable for financial reporting purposes, differences in the financial statement carrying amount and tax basis of inventories, and leasing liabilities. As of December 31, 2020 and 2019, the deferred tax asset balance does not comprise unused tax losses or unused tax credits. Given the expected near-term reversal of the deductible temporary differences giving rise to deferred tax assets, it is probable that future taxable profit will be available as a result of reversing taxable temporary differences to realize the tax benefit of the deferred tax assets either in the year of reversal or within the twelve year carryforward period permitted by Colombian income tax law.

Investments in subsidiaries and joint ventures, which are recorded through the equity method. The Group assesses whether there is any objective evidence to determine whether the value of these investments has deteriorated in the period.

Likewise, in application of paragraph 39 of international accounting standard 12 in which the entity has control and in the foreseeable future it is not expected that the same will be carried out, no deferred tax liabilities have been recognized in those entities that comply with both conditions. Once the entities that report accumulated profits to be distributed have been analyzed, it can be indicated that in the case of López and BK laboratories, a tax is not generated to be paid because in application of the direct and indirect discounts to which they are entitled they make the tax that is generated is covered with this concept. Regarding investments in Diabetrics and Rymco medical, said distribution results in an income that does not constitute income or occasional profit (since the beneficial owner is the one who will be able to use the withholdings distributed in the first distribution). In this sense the investment in DBM would generate a tax of $311 as of December 31, 2020 (2019: $310).

Note 21. Trade and other payables, net

	As of December 31
	2020	2019
Trade payables	$96,639	$104,025

Other payables
Trade current accounts	4,430	4,277
Interest payable	2,236	1,525
Withholdings and payroll contributions	2,831	3,243
Others	139	1,356
	$9,636	$10,401
Total accounts payable	$106,275	$114,426

Note 22. Provisions and contingencies

	2020	2019
Contingencies
Balance as of January 1	$2,276	$2,379
Effect of changes in foreign exchange rates	(387)	(77)
Provisions made	761	12
Provisions used	(821)	(38)
Balance as of December 31	$1,829	$2,276

Crynssen Pharma Group Limited and subsidiaries (The Group)
Notes to Consolidated Financial Statements
For the years ended December 31, 2020 and 2019
(In thousands of United States Dollars, unless otherwise stated)

Note 22. Provisions and contingencies (cont.)

Contingencies

The Group recognizes provisions for contingencies that are probable of requiring an outflow of resources due to adverse effects. Such contingencies are disclosed with possible adverse effects for the entity, as follows:

Probable contingencies

Softcaps legal proceedings — Provisions for legal proceedings are recognized for the estimated probable losses against the company for labor, administrative and tax litigation, which are calculated based on the best estimate of the disbursement required to cancel the obligation at the date of preparation of the consolidated financial statements. The total balance of $630 (2019: $1,777) is comprised of $108 (2019: $248) for labor litigation, $154 (2019: $1,032) for administrative litigation, $368 (2019: $419) for tax litigation and has completely used balance for civil litigation (2019: $78).

Rymco Medical legal proceedings — Provisions for legal proceedings are recognized for probable losses estimated against the company for labor and administrative litigation, which are calculated based on the best estimate of the disbursement required to pay the obligation as of the date of preparation of the financial statements. As of December 31, 2019 provisioned amounts were used for compensating the open labor litigation and new provision was not recognized from then on as of December 31, 2020 for labor litigation (2019 opening balance: $38).

Transfer pricing Procaps — The Procaps and CI Procaps companies recognize provisions for the impact of transfer pricing under the risk analysis carried out by its external advisors in an amount of $354 (2019: $173).

Procaps legal proceedings — Provisions for legal proceedings are recognized to cover probable losses estimated against the company for labor and administrative litigation, which are calculated based on the best estimate of the disbursement required to cancel the obligation at the date of preparation of the financial statements. The total balance of $845 (2019: $326) is for labor litigation.

Legal proceedings of Industrias Kadima, Inversiones Jades, Inversiones Ganeden, Inversiones Crynseen and Colmed — Provisions for legal proceedings are recognized for estimated probable losses against these companies for labor and administrative litigation, which are calculated based on the best estimate of the disbursement required to pay the obligation as of the date of preparation of the financial statements. As of December 31, 2019 provisioned amounts were used for compensating the open administrative litigation and new provision was not recognized from then on as of December 31, 2020 for administrative litigation (2019 opening balance: $67).

Contingent liabilities

The general direction of taxes of Salvador, tries to ignore the reductions made to the sales of the taxable year, since it indicates that they are not with documents regulated by the DGII, the proposed sanction amounts to $954. However the foregoing, Auditax, the advisor who is in charge of carrying out the process, indicates that it is is not probable for this claim to proceed, therefore, there is no place to recognize any provision for the effect of this contingency. The Group has the documents that support such decreases, turning the topic of discussion into a question of form with the possibility of success for the company.

Crynssen Pharma Group Limited and subsidiaries (The Group)
Notes to Consolidated Financial Statements
For the years ended December 31, 2020 and 2019
(In thousands of United States Dollars, unless otherwise stated)

Note 23. Shareholder’s equity

Note 23.1. Authorized and issued shares

The authorized shareholder’s equity is represented by 2,001,071 (2019: 2,493,391) shares with a par value of one dollar each, of which 2,001,071 shares are subscribed and issued as of December 31, 2020 and 2019. Common shares grant one vote per share and one right to dividends.

Note 23.2. Reserves

	As of December 31
	2020	2019
Legal	$4,892	$4,892
Working Capital	35,005	23,789
	$39,897	$28,681
	2020	2019
Balance as of January 1	$28,681	$28,322
Increase in legal reserves(1)	—	31
Increase in working capital reserves(2)	11,216	328
Balance as of December 31	$39,897	$28,681

____________

(1)      Legal Reserve — Includes the appropriate values from net income to comply with legal provisions related to asset protection according to applicable jurisdictions with cumulative earnings.

(2)      Reserves for working capital — These are eventually used to transfer earnings from the retained earnings for appropriation purposes.

Note 24. Financial instruments

24.1 Accounting classification and fair value

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When measuring fair value, the Group uses observable market data whenever possible. Fair values are categorized into different levels in a hierarchy based on the inputs used in the valuation techniques as follows:

•        Level 1: inputs are unadjusted quoted prices in active markets for identical assets or liabilities.

•        Level 2: inputs are observable either directly (e.g. as prices) or indirectly (e.g. derived from prices).

•        Level 3: fair value measurements incorporate significant inputs that are based on unobservable market data.

The following table shows the carrying amounts of financial assets and financial liabilities. The Company has no financial instruments that are measured at fair value on a recurring basis. The amortized cost basis of the financial assets and liabilities approximate their fair value.

Crynssen Pharma Group Limited and subsidiaries (The Group)
Notes to Consolidated Financial Statements
For the years ended December 31, 2020 and 2019
(In thousands of United States Dollars, unless otherwise stated)

Note 24. Financial instruments (cont.)

	As of December 31, 2020		As of December 31, 2019
	FVTPL	Amortized cost(1)	FVTPL	Amortized cost(1)
Financial assets
Trade and other receivables, net	—	96,493	—	96,466
Amounts owed by related parties	—	2,562	—	2,144
Cash	—	4,229	—	2,042
Other financial assets	—	761	—	1,131
Total Financial assets	—	104,045	—	101,783

Financial liabilities
Borrowings	—	442,359	—	410,619
Trade and other payables, net	—	106,275	—	114,426
Amounts owed to related parties	—	20,622	—	25,091
Total financial liabilities	—	569,256	—	550,136

____________

(1)     The fair value of the exhibit figures is similar to their amortized cost as of December 31, 2020 and 2019, respectively.

24.2 Financial risk management

The Group has exposure to the following risks arising from financial instruments:

•        Credit risk

•        Liquidity risk

•        Market risk, including: currency and interest rate risk

24.2.1. Risk management framework

The Group analyzes each of these risks individually as well as on a combined basis and defines strategies to manage the economic impact on the Group’s performance in line with its financial risk management policy. The Group does not subscribe or negotiate hedging instruments.

The Group’s Financial Administrative Unit (“UAC”) supports, monitors and manages financial risks through internal reports, which are analyzed individually in each country depending on the degree and magnitude of the risks thereof. The financial UAC periodically reports to the shareholders the conclusions of such risk monitoring and proposes the plans and policies necessary to mitigate exposures.

24.2.2. Credit risk

Credit risk refers to the risk that one of the parties fails to comply with its contractual obligations, resulting in a financial loss for the Group. As a corporate policy, the Group conducts business only with strong financial institutions and credit institutions with renowned national and international prestige.

The Group only makes transactions with financial entities that have risk certifications and/or that are monitored by the relevant authorities in each country. The information provided by rating agencies is consistently monitored and, if not available, the Group uses other available financial information and its own business records to qualify its main customers and finance providers. Before accepting any new customer, the Group uses a rating system to assess the credit quality of the potential customer and defines the credit limits for each customer. Limits and ratings attributed to customers are reviewed twice a year. Trade accounts receivable that are not past due or impaired have the best credit rating according to the credit rating system used by the Group.

Crynssen Pharma Group Limited and subsidiaries (The Group)
Notes to Consolidated Financial Statements
For the years ended December 31, 2020 and 2019
(In thousands of United States Dollars, unless otherwise stated)

Note 24. Financial instruments (cont.)

Exposure to credit risk

The carrying amount of financial assets represents the maximum credit exposure of the Group. The carrying amount is presented net of impairment losses. None of the receivable balances as of December 31, 2020 or 2019 constitutes a significant concentration of credit risk. There are no other single customers representing more than 10% of total gross trade receivables for the years ended December 31, 2020 and 2019.

Expected credit losses

The average credit period on the sale of medicines is 60 to 120 days. In some cases, depending on market conditions and strategy, longer payment periods are granted. No interest surcharge is made on commercial accounts receivable.

The Group has recognized a provision for doubtful accounts. The Group evaluates the impairment of its accounts receivable for the expected credit loss model, where it determines its value based on the probability of default, the loss due to default (i.e., the extent of the loss in case of default) and the exposure. The assessment of the probability of default and the loss due to default is mainly based on historical data.

December 31, 2020	Current (not past due)	1 – 30 days past due	31 – 60 days past due	61 – 90 days past due	91 – 120 days past due	More than 120 days past due	Total
Weighted-average loss rate	0.53%	2.59%	2.81%	5.82%	14.78%	59.77%	9.60%
Gross carrying amount	74,639	5,216	2,958	1,754	406	14,724	99,697
Impairment loss allowance	(393)	(135)	(83)	(102)	(60)	(8,800)	(9,573)
	74,246	5,081	2,875	1,652	346	5,924	90,124
December 31, 2019	Current (not past due)	1 – 30 days past due	31 – 60 days past due	61 – 90 days past due	91 – 120 days past due	More than 120 days past due	Total
Weighted-average loss rate	1%	2%	2%	4%	5%	80%	10.99%
Gross carrying amount	69,478	13,584	4,989	2,224	1,176	13,061	104,512
Impairment loss allowance	(474)	(269)	(124)	(97)	(60)	(10,464)	(11,488)
	69,004	13,315	4,865	2,127	1,116	2,597	93,024

As of December 31, 2020 no impairment losses were recognized for balances in connection with related parties. However as of December 31, 2019 an allowance was constituted to open balances referred to goods sold with Industrias Intercaps de Venezuela, due to the critical political and social situation that the location country of precedence is experiencing, See Note 26. Related party transactions.

4.2.3. Market risk

Foreign currency risk

The Group carries out transactions denominated in foreign currency, mainly imports, exports and indebtedness; thereby generating exposures to exchange rate fluctuations. The Group does not usually cover exposures to the exchange rate, but rather monitors frequently the foreign exchange market as a strategy to prevent significant loss in the short- and medium-term.

Crynssen Pharma Group Limited and subsidiaries (The Group)
Notes to Consolidated Financial Statements
For the years ended December 31, 2020 and 2019
(In thousands of United States Dollars, unless otherwise stated)

Note 24. Financial instruments (cont.)

The carrying amounts of the Group’s foreign currency denominated monetary assets and monetary liabilities at the reporting date are as follows:

	Assets		Liabilities
	2020	2019	2020	2019
COP	100,077	92,849	(124,957)	(99,880)
Reales	4,808	6,700	(5,385)	(2,978)
Córdoba	—	2,719	—	(2,600)
Quetzales	90	1,558	—	(4,805)
Soles	5,294	4,819	(8,564)	(6,928)
DOP	817	—	(3,093)	—
Colones	1,234	—	(2,410)	—

The following table details sensitivity per company to a 10% increase and decrease in the U.S. dollar against the relevant foreign currencies. The sensitivity analysis includes only the outstanding monetary items denominated in foreign currency and adjusts its conversion at the end of the period for a 10% change in exchange rates.

	+10% Impact to profit or loss		-10% Impact to profit or loss
	2020	2019	2020	2019
COP	2,262	639	(2,764)	(781)
Reales	52	(338)	(64)	414
Córdoba	—	(11)	—	13
Quetzales	(8)	295	10	(361)
Soles	301	192	(368)	(234)
DOP	207	—	(253)	—
Colones	107	—	(131)	—

Interest rate risk

The Group is exposed to interest rate risks because it borrows money at both fixed and variable interest rates connected with LIBOR and IBR (According to it´s Spanish acronym of “Indicador bancario de referencia” which is the benchmark banking indicator, in Colombia). The risk is managed by the Group, by monitoring the macroeconomic variables that determine the variation of the interest rates and generating an appropriate mix between fixed rate and variable rate loans.

The following sensitivity analyzes have been determined based on exposure of financial liabilities to the highlighted variable interest rates:

	2020			2019
	Carrying amount	+1%	-1%	Carrying amount	+1%	-1%
DTF/IBR	105,039	106,089	103,989	91,443	92,357	90,529
Libor	45,301	45,754	44,848	51,244	51,756	50,732
Total	150,340	151,843	148,837	142,687	144,113	141,261

$150,340 or 32.26% as of December 31, 2020 and $142,687 or 36.61% as of December 31, 2019, of the Group’s interest-bearing financial liabilities bears interest at a variable rate. An increase of 1% in interest rates for the year ended December 31, 2020 would have decreased profit before tax by $1,503 in 2020 and decreased profit before tax by 1,426 in 2019. A decrease of 1% will have an equal and opposite effect on profit before tax. This sensitivity does not include the balances of financial obligations with a Fixed Rate

Crynssen Pharma Group Limited and subsidiaries (The Group)
Notes to Consolidated Financial Statements
For the years ended December 31, 2020 and 2019
(In thousands of United States Dollars, unless otherwise stated)

Note 24. Financial instruments (cont.)

24.2.4. Liquidity risk

The Group’s Financial UAC has ultimate responsibility for the liquidity management of each of the companies and has established an appropriate framework so that Management can make decisions on short-, medium- and long-term financing, as well as liquidity management. The company manages liquidity risk by maintaining reserves, adequate financial and loan facilities, continuously monitoring projected and actual cash flows, and reconciling the maturity profiles of financial assets and liabilities. In the same sense, financial assets to afford obligations represent cash and trade receivables intended to be collected in short term, net of the expectations of recoverability.

The following table details the most representative remaining contractual maturity and repayment periods of the Group’s financial liabilities. This reflects the undiscounted cash flows of financial liabilities, considering the date on which the company must make the final payments. The balances of other financial liabilities such as suppliers and accounts payable have no financial cost and their payment period ranges from 90 to 180 days.

	As of December 31, 2020
	Carrying amount	Contractual cash flows	Less than 1 year	1 – 2 years	2 – 3 years	3 – 5 years	More than 5 years
Non-derivative financial liabilities
Borrowings	405,560	616,716	102,056	65,966	447,035	1,103	556
Trade and other payables	106,275	106,275	106,275	—	—	—	—
Lease liabilities	36,799	39,571	11,392	12,963	6,759	3,441	5,016
Amounts owed to related parties	20,622	20,622	8,459	12,163	—	—	—
	569,256	783,184	228,182	91,092	453,794	4,544	5,572
	As of December 31, 2019
	Carrying amount	Contractual cash flows	Less than 1 year	1 – 2 years	2 – 3 years	3 – 5 years	More than 5 years
Non-derivative financial liabilities
Borrowings	380,825	627,394	92,607	34,647	58,414	441,648	78
Trade and other payables	114,426	114,426	114,426	—	—	—	—
Lease liabilities	29,794	43,488	8,031	8,250	12,068	6,144	8,995
Amounts owed to related parties	25,091	25,091	25,091	—	—	—	—
	550,136	810,399	240,155	42,897	70,482	447,792	9,073

Capital risk management

The Group manages its capital to ensure that it will be able to continue as a going concern, while maximizing returns to its shareholders through the optimization of debt and asset balances. The Group’s capital structure consists of net debt (loans offset by cash and bank balances) and Group assets (comprised of issued and paid-in capital, reserves, retained earnings and non-controlling interests).

Crynssen Pharma Group Limited and subsidiaries (The Group)
Notes to Consolidated Financial Statements
For the years ended December 31, 2020 and 2019
(In thousands of United States Dollars, unless otherwise stated)

Note 24. Financial instruments (cont.)

The Group is not subject to any externally imposed capital requirement. The main indebtedness of the Group is associated with the balance of a Syndicated Loan, and is subject to covenants that obligate it to comply with a series of financial indicators, primarily financial leverage (Debt/EBITDA), short-term leverage ratio and EBITDA on interest expense. These financial indicators serve as local management parameters.

The executive members of the UAC of the Group, who provide support for the analysis and management of capital risk to the Companies, review their capital structure on a quarterly basis. As part of this review, the committee considers the cost of capital and the risks associated with each class of capital. The Group is reviewed in an internal administrative manner, with the same covenants that apply to the Syndicated Procaps S.A. The main financial covenant is determined as the ratio of the debt to the EBITDA generated by the Group.

Indebtedness Index

The indebtedness index for the reporting period is the following:

	2020	2019
Total assets(1)	359,538	337,728
Total liabilities(2)	614,216	581,675
Liabilities to assets ratio	1.71	1.72

____________

(1)      Defined as short-term assets plus long-term assets

(2)      Defined as short-term liabilities plus long-term liabilities

Note 25. Events after the reporting period

Management has considered subsequent events through April 30, 2021, which was the date these consolidated financial statements were issued.

On March 31, 2021, the Group entered into a Business Combination Agreement by and among Crynssen Pharma Group Limited, special purpose acquisition company (“Union Acquisition Corp. II”), Procaps Group S.A. and Ozlem Limited. As a result of the transactions contemplated by the Business Combination Agreement, each of Union Acquisition Corp. II and Crynssen Pharma Group Limited will become direct wholly-owned subsidiaries of Procaps Group S.A. and each of the shareholders of Crynssen Pharma Group Limited and the shareholders of Union Acquisition Corp. II will own all the issued and outstanding shares of Procaps Group S.A. (“the Transaction”).

Transaction closing is subject to customary and other closing conditions, including regulatory approvals and approval by Union Acquisition Corp. II’s shareholders. More information on these conditions will be included in the proxy statement/preliminary prospectus that Procaps Group S.A. intends to file with the Securities and Exchange Commission.

On March 31, 2021, in contemplation with the Transaction, the Group agreed with both IFC and Hoche separately to terminate the Put Option Agreement.

During 2021 the Group entered into various new and amended credit facilities that collectively expand the Group’s access to liquidity with $40 million. The Group agreed such facilities with various lenders and the term of the facilities range between 36 and 60 months.

Crynssen Pharma Group Limited and subsidiaries (The Group)
Notes to Consolidated Financial Statements
For the years ended December 31, 2020 and 2019
(In thousands of United States Dollars, unless otherwise stated)

Note 26. Related party transactions

Balances and transactions between the Group and its subsidiaries, which are related parties, have been eliminated on consolidation and are not disclosed in this note. Transactions between the Group and its joint ventures are disclosed below.

Outstanding activities

During the year, the Group entities carried out the following transactions with associate entities:

	For the year ended December 31
	2020	2019
Sale of finished products	3,757	3,240
Revenue from services and consulting	87	222
Purchases of raw materials and other services	11,339	11,401

The following amounts were outstanding at the reporting date:

	For the year ended December 31
	2020	2019
Amounts owed by related parties	$13,374	$13,554
Loans owed by related parties	304	499
Less: provisions(1)	(11,116)	(11,909)
Amounts owed by related parties, net	2,562	2,144

____________

(1)      Provisions correspond to open balances with Industrias Intercaps de Venezuela, referred to goods sold that were provisioned during 2019, due to the critical political and social situation that Venezuela is experiencing, considered by the Group as non recoverable. There have been no movements in the provision since it´s constitution in 2019 and the balances for 2019 and 2020 respectively contain the corresponding exchange differences.

(2)      Amounts owed by related parties correspond in its entirety to current assets.

	For the year ended December 31
	2020	2019
Amounts owed to related parties	4,778	4,128
Loans owed to related parties	15,844	20,963
Amounts owed to related parties	20,622	25,091

Current	8,459	25,091
Non-current	12,163	—

Crynssen Pharma Group Limited and subsidiaries (The Group)
Notes to Consolidated Financial Statements
For the years ended December 31, 2020 and 2019
(In thousands of United States Dollars, unless otherwise stated)

Note 26. Related party transactions (cont.)

Donations to Fundacion Procaps amount to $325 (2019: $319) and are recognized as other expenses in profit and loss.

Goods and services were sold or provided parties during the year based on the price lists in force and terms that would be available to third parties.

All outstanding balances with these related parties are priced on an arm’s length basis and are to be settled in cash within two months of the reporting date. None of the balances are secured. No expense has been recognized in the current year or prior year for bad or doubtful debts in respect of amounts owed by related parties.

Loans to and from related parties

Loans to related parties	2020	2019
Balance as of January 1	$499	$542
Loans advanced	—	289
Loan repayments received	(195)	(332)
Balance as of December 31	$304	$499
Loans from related parties	2020	2019
Balance as of January 1	$20,963	$24,557
Loans advanced	32	—
Loan repayments	(5,856)	(4,570)
Interest accrued	705	976
Balance as of December 31	$15,844	$20,963

The loans to and from related parties are repayable between one year from the reporting date. The average interest rate on the loans during the year was 6% (2019 – 6%). Outstanding balances are unsecured and are repayable in cash. No loss allowance was recognized in expense in 2020 or 2019.

Transactions with directors and executive board management members

Total management compensation included in the consolidated statement of profit or loss are as follows:

	For the year ended December 31
	2020	2019
Short-term employee benefits	$2,617	$2,822
Consulting fees	100	83
	$2,717	$2,905

PART II.
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6. Indemnification of Directors and Officers.

Article 441-8 of the 1915 Law provides that the directors shall not incur any personal obligation by reason of the commitments of the company.

Article 441-9 of the 1915 Law provides that the directors, the members of the management committee and the managing executive officer shall be liable to the company in accordance with general law for the execution of the mandate given to them and for any misconduct in the management of the company’s affairs. The directors and members of the management committee shall be jointly and severally liable towards either the company or any third parties for damages resulting from this violation of the 1915 Law or the company’s articles of association. The directors and members of the management committee shall be discharged from such liability in the case of a violation to which they were not a party provided no misconduct is attributable to them and they have reported such violation, as regards members of the Board of Directors, to the first general meeting and, as regards members of the management committee, during the first meeting of the Board of Directors after they had acquired knowledge thereof.

The Company’s articles of association, which became effective immediately upon the completion of the Business Combination, provide that directors of the Company are not held personally liable for the indebtedness or other obligations of the Company. As agents of the Company, they are responsible for the performance of their duties. Subject to the exceptions and limitations listed in the Company’s articles of association and mandatory provisions of law, every person who is, or has been, a member of the Board of Directors or officer (mandataire) of the Company shall be indemnified by the Company to the fullest extent permitted by law against liability and against all expenses reasonably incurred or paid by such person in connection with any claim, action, suit or proceeding which he becomes involved as a party or otherwise by virtue of his or her being or having been a director or officer of the Company, and against amounts paid or incurred by him or her in the settlement thereof. The words “claim”, “action”, “suit” or “proceeding” shall apply to all claims, actions, suits or proceedings (civil, criminal or otherwise including appeals) actual or threatened and the words “liability” and “expenses” shall include without limitation attorneys’ fees, costs, judgments, amounts paid in settlement and other liabilities. However, no indemnification shall be provided to any director or officer of the Company (i) against any liability by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her office (ii) with respect to any matter as to which he or she shall have been finally adjudicated to have acted in bad faith and not in the interest of the Company or (iii) in the event of a settlement, unless the settlement has been approved by a court of competent jurisdiction or by the Board of Directors of the Company.

The Company’s articles of association provide that the right of indemnification provided by such articles of association shall be severable, shall not affect any other rights to which any director or officer may now or hereafter be entitled, shall continue as to a person who has ceased to be such director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person. Nothing contained in such articles of association shall affect or limit any rights to indemnification to which corporate personnel, including directors and officers, may be entitled by contract or otherwise under law. The Company shall specifically be entitled to provide contractual indemnification to and may purchase and maintain insurance for any corporate personnel, including directors and officers of the Company, as the Company may decide upon from time to time.

The Company will also maintain a general liability insurance policy, which will cover certain liabilities of directors and officers of the Company arising out of claims based on acts or omissions in their capacities as directors or officers.

Item 7. Recent Sales of Unregistered Securities

None.

Item 8. Exhibits.

(a)    Exhibits

The exhibits filed as part of this registration statement are listed in the index to exhibits immediately following the signature page to this registration statement, which index to exhibits is incorporated herein by reference.

Exhibit No.	Description
2.1#

Business Combination Agreement, dated as of March 31, 2021, by and among Union Acquisition Corp. II, Crynssen Pharma Group Limited, Procaps Group, S.A. and OZLEM Limited (incorporated by reference to Exhibit 2.1 to Union Acquisition Corp. II’s Form 8-K/A, File No. 001-39089, filed with the SEC on April 2, 2021).

2.2#

Amendment No. 1 to Business Combination Agreement, dated as of September 29, 2021, by and among Union Acquisition Corp. II, Crynssen Pharma Group Limited, Procaps Group, S.A. and OZLEM Limited (incorporated by reference to Exhibit 4.2 to Procaps Group, S.A.’s Form 20-F, File No. 001-40851, filed with the SEC on September 30, 2021).

3.1

Amended and Restated Articles of Association of Procaps Group, S.A., dated as of September 28, 2021 (incorporated by reference to Exhibit 1.1 to Procaps Group, S.A.’s Form 20-F, File No. 001-40851, filed with the SEC on September 30, 2021).

4.1

Specimen Ordinary Share Certificate of Procaps Group, S.A. (incorporated by reference to Exhibit 4.1 to Procaps Group, S.A.’s Registration Statement on Form F-4/A filed August 17, 2021 (file no. 333-257222)).

4.2

Specimen Warrant Certificate of Procaps Group, S.A. (incorporated by reference to Exhibit A of Exhibit 4.4 to Procaps Group, S.A.’s Registration Statement on Form F-4/A filed August 17, 2021 (file no. 333-257222)).

4.3

Warrant Agreement, dated October 17, 2019, by and between Union Acquisition Corp. II and Continental Stock Transfer & Trust Company, as warrant agent (incorporated by reference to Exhibit 4.1 to Union Acquisition Corp. II’s Form 8-K, File No. 001-39089, filed with the SEC on October 21, 2019).

4.5

Assignment, Assumption and Amendment Agreement with respect to the Warrant Agreement between Union Acquisition Corp. II, Procaps Group, S.A. and Continental Stock Transfer & Trust Company, dated as of September 29, 2021(incorporated by reference to Exhibit 2.5 to Procaps Group, S.A.’s Form 20-F, File No. 001-40851, filed with the SEC on September 30, 2021).

5.1*	Legal Opinion of Arendt & Medernach SA.
10.1	Form of Contribution and Exchange Agreement (incorporated by reference to Exhibit 10.1 to Union Acquisition Corp. II’s Form 8-K/A, File No. 001-39089, filed with the SEC on April 2, 2021).
10.2	Form of Subscription Agreement (incorporated by reference to Exhibit 10.2 to Union Acquisition Corp. II’s Form 8-K/A, File No. 001-39089, filed with the SEC on April 2, 2021).
10.3

Transaction Support Agreement, dated as of March 31, 2021 by and between Crynssen Pharma Group Limited, Procaps Group, S.A., Union Group International Holdings Limited, Union Acquisition Associates II, LLC, Union Acquisition Corp. II and investors in Union Acquisition Corp. II and Crynssen Pharma Group Limited (incorporated by reference to Exhibit 10.3 to Union Acquisition Corp. II’s Form 8-K/A, File No. 001-39089, filed with the SEC on April 2, 2021).

10.4

Registration Rights and Lock-Up Agreement, dated September 29, 2021, by and between Procaps Group, S.A., Union Group International Holdings Limited, Union Acquisition Associates II, LLC and the persons and entities listed on Exhibit A thereto (incorporated by reference to Exhibit 4.7 to Procaps Group, S.A.’s Form 20-F, File No. 001-40851, filed with the SEC on September 30, 2021).

10.5

Nomination Agreement, dated September 29, 2021, by and between Procaps Group, S.A., Union Group International Holdings Limited, Union Acquisition Associates II, LLC, and the persons and entities listed on Exhibit A thereto (incorporated by reference to Exhibit 4.8 to Procaps Group, S.A.’s Form 20-F, File No. 001-40851, filed with the SEC on September 30, 2021).

10.6

Share Forfeiture Agreement, dated as of September 29, 2021, by and among Union Acquisition Corp. II, Crynssen Pharma Group Limited, Procaps Group, S.A., Union Acquisition Associates II, LLC and Union Group International Holdings Limited (incorporated by reference to Exhibit 4.9 to Procaps Group, S.A.’s Form 20-F, File No. 001-40851, filed with the SEC on September 30, 2021).

Exhibit No.	Description
21.1*	List of Subsidiaries of Procaps Group, S.A.
23.1*	Consent of Deloitte & Touche Ltda.
23.2*	Consent of WithumSmith+Brown, PC
23.3*	Consent of Arendt & Medernach SA (included in Exhibit 5.1)

____________

*        Filed herewith

**      To be filed by amendment.

#        Certain schedules, annexes and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K, but will be furnished supplementally to the SEC upon request.

(b)    Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 9. Undertakings.

(a)     The undersigned hereby undertakes:

(1)    to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)     to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)     to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) that, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)   to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)    that for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)    to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4)    to file a post-effective amendment to the registration statement to include any financial statements required by “Item 8.A. of Form 20-F” at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished; provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements; and

(5)    that, for the purpose of determining liability under the Securities Act to any purchaser:

(i)     if the registrant is relying on Rule 430B:

(A)    each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)    each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; and

(ii)    if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b)     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c)     The undersigned hereby undertakes:

(1)    that for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and

(2)    for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Grand Duchy of Luxembourg on November 24, 2021.

PROCAPS GROUP, S.A.
By:	/s/ Ruben Minski
Name:	Ruben Minski
Title:	Chief Executive Officer

POWER OF ATTORNEY

Each of the undersigned individuals hereby severally constitutes and appoints Ruben Minski as the attorney-in-fact for the undersigned, in any and all capacities, with full power of substitution, to sign on such person’s behalf, individually and in each capacity stated below, any and all amendments to this registration statement, and any subsequent registration statement filed by the registrant pursuant to Rule 462(b) of the Securities Act, and to file or cause to be filed the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in connection therewith, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, and each of them, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date
/s/ Ruben Minski	Chief Executive Officer and Chairman of the	November 24, 2021
Ruben Minski	Board of Directors (principal executive officer)
/s/ Patricio Vargas Muñoz	Global Chief Financial Officer	November 24, 2021
Patricio Vargas Muñoz	(principal financial and accounting officer)
/s/ Jose Minski	Director	November 24, 2021
Jose Minski
/s/ Alejandro Weinstein	Director	November 24, 2021
Alejandro Weinstein
/s/ Luis Fernando Castro	Director	November 24, 2021
Luis Fernando Castro
/s/ Daniel W. Fink	Director	November 24, 2021
Daniel W. Fink
/s/ Kyle P Bransfield	Director	November 24, 2021
Kyle P Bransfield
/s/ David Yanovich	Director	November 24, 2021
David Yanovich

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of the Securities Act, this registration statement on Form F-1 has been signed on behalf of the registrant by the undersigned, solely in his capacity as the duly authorized representative of the registrant in the United States, on November 24, 2021.

By:	/s/ Jose Minski
Name:	Jose Minski